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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 4, 2009

Registration no. 333-133869

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTWAY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4226 (Primary Standard Industrial Classification Code Number)	20-4755936 (I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900
New Orleans, Louisiana 70130
(504) 525-9741
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter J.M. Harding
Chief Executive Officer
365 Canal Street, Suite 2900
New Orleans, Louisiana 70130
(504) 525-9741
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy:
Craig L. Godshall, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
(215) 994-4000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities and Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A common stock, par value $0.0001 per share(1)	51,214,286	$5.00	$256,071,430	$14,288.79
Class A common stock, par value $0.0001 per share(2)	1,400,000	6.25	8,750,000	488.25

	52,614,286		$264,821,430	$14,777.04(3)

(1)
Includes shares of our Class A common stock issuable upon the exercise of warrants with an exercise price of $5.00 per share. Any subsequent adjustments in the exercise price of these warrants will not result in the issuance of additional shares of our Class A common stock.

(2)
Includes shares of our Class A common stock issuable upon the exercise of warrants with an exercise price of $6.25 per share. Any subsequent adjustments in the exercise price of these warrants will not result in the issuance of additional shares of our Class A common stock.

(3)
Registration fee previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

        This post-effective amendment no. 2 to Form S-1 relates solely to the shares of our Class A common stock, par value $0.0001 per share, issuable upon exercise of warrants that we previously issued to investors in connection with our initial public offering and initially registered on a registration statement on Form S-1 (File No. 333-133869) declared effective by the Securities and Exchange Commission ("SEC") on May 23, 2007, which we refer to as the "original registration statement." We are filing this post-effective amendment no. 2 to Form S-1 in compliance with, and pursuant to Item 512 of, Regulation S-K of the Securities Act of 1933, as amended, which we refer to as the "Securities Act." The prospectus included in this post-effective amendment no. 2 to Form S-1 supersedes and replaces in its entirety the prospectus dated May 24, 2007 that we filed with the SEC on May 24, 2007 pursuant to Rule 424(b)(4) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED            , 2009

PROSPECTUS

52,614,286 Shares of Class A Common Stock

        This prospectus relates to 52,614,286 shares of our Class A common stock, par value $0.0001 per share, that are issuable upon the exercise of the following:

  •
  46,000,000 warrants underlying 23,000,000 of our units originally issued in our initial public offering pursuant to a prospectus dated May 24, 2007, which we refer to as the "IPO warrants";

  •
  5,214,286 warrants originally issued to Shermen WSC Holding LLC in a private placement in connection with our initial public offering, which we refer to as the "founder warrants"; and

  •
  1,400,000 warrants underlying 700,000 of our units originally granted to representatives of the underwriters in our initial public offering, which we refer to as the "underwriter warrants" and, together with the IPO warrants and founder warrants, as the "warrants."

        Each of the warrants entitles its holder to purchase one share of our Class A common stock. To obtain the share of our Class A common stock issuable upon exercise of each of the warrants, the warrant holder must pay, with respect to the IPO warrants or founder warrants, an exercise price of $5.00 per share in cash or, with respect to the underwriter warrants, an exercise price of $6.25 per share in cash. If all of the warrants are exercised for cash, we will receive gross proceeds of up to $264,821,430.

        The warrants expire on May 24, 2011 at 5:00 p.m., New York City time, or upon earlier redemption by us:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon a minimum of 30 days' prior written notice of redemption; and

  •
  if, and only if, the reported last sale price of our Class A common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

        Our Class A common stock, warrants and units are quoted on the Over-the-Counter Bulletin Board (OTCBB) and trade under the symbols "WTWG," "WTWGW" and "WTWGU," respectively. Our units consist of one share of Class A common stock and two warrants, each of which is exercisable for one share of Class A common stock. On June 26, 2009, the closing sale prices of our Class A common stock, our warrants and our units were $4.60 per share, $0.27 per warrant and $6.01 per unit, respectively.

        Our principal executive offices are located at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130. Our current telephone number is (504) 525-9741.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 4 of this prospectus for a discussion of information that should be considered before exercising the warrants or buying shares of our Class A common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2009.

i

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. The information that appears on our web site at http://www.westway.com/ is not part of this prospectus.

        The information contained in this prospectus is correct as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock. You should be aware that some of this information may have changed by the time this document is delivered to you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        Unless the context otherwise requires, when used in this prospectus,

  •
  "the Company," "we," "us," "our" and similar terms refer to Westway Group, Inc. and its wholly-owned subsidiaries;

  •
  "Shermen" means the Westway Group, Inc. and its wholly-owned subsidiaries for the periods before the business combination;

  •
  our "sponsor" means Shermen WSC Holding LLC;

  •
  "ED&F Man" means ED&F Man Holdings Limited on an unconsolidated basis and the "ED&F Man group" means ED&F Man and its direct and indirect subsidiaries;

  •
  "Holdings" means Westway Holdings Corporation, a member of the ED&F Man group;

  •
  "Westway" or the "Westway business" refers to the bulk liquid storage and liquid feed supplements businesses, which themselves are referred to as the "Westway bulk liquid storage" and "Westway liquid feed supplements" businesses, respectively, of ED&F Man, which we acquired on May 28, 2009; and

  •
  the "business combination" means the acquisition by Shermen of the Westway business, the consummation of which occurred on May 28, 2009, pursuant to a transaction agreement dated November 25, 2008, which, as it was amended and restated as of May 1, 2009, we refer to as the "transaction agreement."

        In connection with our acquisition of Westway, we issued shares of our capital stock to and enter into various agreements and arrangements with certain wholly-owned domestic subsidiaries of ED&F Man. For purposes of this prospectus, in describing these issuances, agreements and arrangements, we sometimes use "ED&F Man" to mean the applicable wholly-owned subsidiary of ED&F Man Holdings Limited.

ii

PROSPECTUS SUMMARY

        This summary highlights what we believe is the most important information about us and this offering. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our Class A common stock. The information in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Class A common stock, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes included in this prospectus.

Overview

        The Company was originally incorporated as Shermen WSC Acquisition Corp., a "blank check" company, under the laws of the State of Delaware on April 18, 2006. We were formed for the purpose of acquiring an operating business in the agriculture industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. From inception through May 28, 2009, we did not have any business or operations, and our activities were limited to raising capital in our initial public offering and subsequently identifying and acquiring an operating business.

        On May 28, 2009, we completed the acquisition of the Westway business by effecting mergers of two of our wholly-owned subsidiaries with Westway Terminal Company, Inc. and Westway Feed Products, Inc., and by purchasing the equity interests of certain foreign subsidiaries of ED&F Man engaged in the Westway business. The business combination was approved by our stockholders on May 26, 2009. In conjunction with the completion of the business combination, we changed our name from Shermen WSC Acquisition Corp. to Westway Group, Inc.

Business

        Through our wholly-owned subsidiaries, Westway Feed Products LLC and Westway Terminal Company LLC, we are a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. We operate an extensive global network of 54 operating facilities providing 284 million gallons of total bulk liquid storage capacity and producing 1.7 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of 24 terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America, Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users, which we refer to as "ranchers," and feed manufacturers, primarily supplying the beef and dairy livestock industries. By using formulation processes that are tailored specifically to the needs of our customers, we blend molasses and essential nutrients to form feed rations that help to maximize the genetic potential of livestock. As a result of the relationship between them, our bulk liquid storage and liquid feed supplements businesses benefit from synergies including co-location of facilities, enhanced raw material supply logistics for liquid feed supplements and increased operational efficiency resulting from cross-business knowledge exchange.

        We benefit significantly from the breadth of markets served by our businesses. Our bulk liquid storage business has maintained a long-term presence in a number of highly strategic, deep water ports from which we can offer our international customer base access to storage and the highest level of service in these critical markets. We believe that the liquid feed supplements business is the leading North American manufacturer of liquid feed supplements and the only supplier with a true national footprint.

Additional Information

        Our principal executive offices are located at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130. Our current telephone number is (504) 525-9741, and our web site is http://www.westway.com/. The information appearing on our web site is not part of this prospectus. For more information, we encourage you to review the filings available with the SEC at http://www.sec.gov/.

THE OFFERING

Issuer:	Westway Group, Inc.
Securities Offered:	52,614,286 shares of our Class A common stock, par value $0.0001 per share, that are issuable upon the exercise of the following:
	•	46,000,000 warrants underlying 23,000,000 of our units originally issued in our initial public offering pursuant to a prospectus dated May 24, 2007, which we refer to as the "IPO warrants";
	•	5,214,286 warrants originally issued to Shermen WSC Holding LLC in a private placement in connection with our initial public offering, which we refer to as the "founder warrants"; and
•

1,400,000 warrants underlying 700,000 of our units originally granted to representatives of the underwriters in our initial public offering, which we refer to as the "underwriter warrants" and, together with the IPO warrants and founder warrants, as the "warrants."

Exercisability:	Each of the warrants entitles its holder to purchase one share of our Class A common stock.
Exercise Price:	•	$5.00 per share in cash for the IPO warrants;
	•	$5.00 per share in cash for the founder warrants; and
	•	$6.25 per share in cash for the underwriter warrants.
Exercise Period:	The warrants became exercisable on May 28, 2009, and expire on May 24, 2011 at 5:00 p.m., New York City time, or earlier upon redemption.
Redemption:	We may redeem the warrants:
	•	in whole and not in part;
	•	at a price of $0.01 per warrant;
	•	upon a minimum of 30 days' prior written notice of redemption; and
•

if, and only if, the reported last sale price of our Class A common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Class A Common Stock Outstanding as of June 1, 2009, Before the Offering:	12,879,033 shares
Class A Common Stock to Be Outstanding After the Offering:	65,493,319 shares, assuming exercise of all of the warrants.

Use of Proceeds

If all of the warrants are exercised for cash, we will receive gross proceeds of up to $264,821,430. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses, capital expenditures and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

Over-the-Counter Bulletin Board (OTCBB) Trading Symbols	Our Class A common stock, warrants and units are quoted on the OTCBB) and trade under the symbols "WTWG," "WTWGW" and "WTWGU," respectively.
Risk Factors	See "Risk Factors" beginning on page 4 of this prospectus for a discussion of information that should be considered before exercising the warrants or buying shares of our Class A common stock.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following risks occur, our business, financial condition and results of operations may be adversely affected. In that event, the trading price of our securities could decline, and you could lose all or a part of your investment.

Risks Related to Our Business and Operations

Any acquisition strategy and expansion programs require access to new capital. Tightened credit markets or more expensive capital could impair our ability to grow.

        Our business strategies include acquiring additional terminal, transportation and storage facilities and the expansion of our existing liquid storage capacity. Additional funds would be required to grow our business and implement these strategies. Any equity or debt financing used to raise such additional funds, if available at all, may not be on favorable terms. An inability to access the capital markets may result in a substantial increase in leverage and have a detrimental impact on our creditworthiness. If adequate financing cannot be obtained, our business strategies may not be able to be fully implemented, and our financial condition and results of operations could be adversely affected.

Our business is highly dependent on the ED&F Man group.

        Our liquid feed supplements business relies to a significant extent on the ED&F Man group as a supplier of the raw materials used as components of our products and we intend that we will continue sourcing a substantial proportion of these raw materials from them in the future. In the event that we are unable to purchase these raw materials on favorable terms from the ED&F Man group, we may be unable to find suitable alternatives to meet our raw material needs, which could adversely affect our financial condition and results of operations.

        The ED&F Man group is also an important customer of our bulk liquid storage business, and we expect that we will derive a substantial portion of our revenue from this relationship for the foreseeable future. Events that adversely affect the business operations of the ED&F Man group could adversely affect our financial condition or results of operations. Therefore, we will be indirectly subject to the business risks of the ED&F Man group, which are not always similar to the business risks we will face. For example, a material increase in the price of petroleum, a material decline in demand for molasses, or a significant decrease in the ED&F Man group's ability to negotiate marketing contracts on favorable terms, could result in a material decline in the use of our liquid storage capacity at our bulk liquid storage facilities, which could cause our revenue and results of operations to decline. In addition, if the ED&F Man group is unable to meet its contractual commitments to us for any reason, then our revenue and cash flow could decline.

We have entered into an interim revolving credit facility with ED&F Man Treasury Management plc ("ED&F Treasury"), an affiliate of ED&F Man, as the lender. The indebtedness associated with this facility and any other indebtedness incurred to refinance such facility may restrict our operating flexibility, could adversely affect our financial health and could prevent us from fulfilling certain financial obligations.

        In connection with the business combination, we entered into an interim facility agreement on May 28, 2009 with ED&F Treasury, which we refer to as the "interim credit facility." For a discussion of the terms of the interim credit facility, see "Certain Relationships and Related Transactions—Related Transactions—Interim Facility Agreement." The borrowings under this facility and any other indebtedness incurred to refinance such facility will be used primarily to assist us in funding our capital expenditures and working capital. The indebtedness associated with these facilities could significantly affect our financial health and our ability to fulfill certain financial obligations. For example, a high level of indebtedness could:

  •
  make it more difficult to satisfy current and future debt obligations;

  •
  make it more difficult to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

  •
  require us to dedicate a substantial portion of cash flows from operating activities to the payment of principal and interest on the indebtedness, thereby reducing the funds available for operations and other purposes, including investments in research and development, capital spending and acquisitions;

  •
  place us at a competitive disadvantage to competitors who are not as leveraged; and

  •
  make us vulnerable to interest rate fluctuations, if any indebtedness that bears interest at variable rates is incurred.

We will be reliant upon the interim credit facility, which matures on May 31, 2011.

        To facilitate the business combination, we entered into the interim credit facility with ED&F Treasury. We anticipate that we will continue to borrow under the interim credit facility to fund our capital expenditures and working capital until we are able to refinance the interim credit facility. If ED&F Treasury becomes limited in its ability to fund borrowings under the interim credit facility, we may not be able to obtain replacement financing on terms that are acceptable to us or at all. Our inability to borrow funds for working capital and capital expenditures would adversely affect our financial condition and results of operations.

        Under the terms of the interim credit facility, we are required to negotiate a permanent facility agreement with ED&F Treasury, which we refer to as the "permanent credit facility," or otherwise repay all amounts of principal and interest outstanding under the interim credit facility as soon as reasonably practicable and in any case, prior to May 31, 2011. We may not be able to negotiate the permanent credit facility on terms that are acceptable to us or at all prior to the maturity date of the interim credit facility on May 31, 2011. If we are unable to enter into the permanent credit facility with ED&F Treasury, following the maturity of the interim credit facility, we may not be able to borrow funds to continue to finance our working capital and capital expenditures.

        In addition, under the transaction agreement, we will be required to refinance or otherwise repay all amounts of principal and interest outstanding under the permanent credit facility as soon as practicable after the closing of such facility without regard to whether the indicative interest rates and fees provided for in any available replacement financing are as favorable to us as those set forth in the agreement providing for the permanent credit facility agreement. If we fail to refinance or repay all such amounts within 180 days following the business combination, we will be required to pay to ED&F Treasury a closing fee of $1.5 million. We may not be able to refinance the permanent credit facility agreement on terms that are acceptable to us or at all by such date or prior to the maturity date of the permanent credit facility agreement 24 months after the closing of the permanent credit facility. If we are unable to refinance the permanent credit facility, we will have to pay the $1.5 million fee to ED&F Treasury and, following the maturity of the permanent credit facility, may not be able to borrow funds to continue to finance our working capital and capital expenditures.

Our business involves many hazards and operational risks, including adverse weather conditions, which could result in substantial liabilities and increased operating costs.

        Our operations are subject to the many hazards inherent in the storage of liquid products, including, but not limited to:

  •
  leaks or accidental releases of products or other materials into the environment, whether as a result of human error or otherwise;

  •
  extreme weather conditions, such as hurricanes, tropical storms, and rough seas, which are common along the Gulf Coast;

  •
  explosions, fires, accidents, mechanical malfunctions, faulty measurement and other operating errors; and

  •
  acts of terrorism or vandalism.

        If any of these events were to occur, substantial losses could be incurred as a result of personal injury or loss of life, severe damage to and destruction of storage tanks, processing facilities and related property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of related operations and potentially substantial unanticipated costs for the repair or replacement of property and environmental cleanup. In addition, if there are accidental releases or spills of products at the liquid storage facilities, we could be faced with material third-party costs and liabilities, including those relating to claims for damages to property and persons. Furthermore, events like hurricanes can affect large geographical areas which could cause us to suffer additional costs and delays in connection with subsequent repairs and operations, because contractors and other resources are not available or are only available at substantially increased costs following widespread catastrophes.

The obligations of several of our key customers under their liquid storage services agreements with us may be reduced or suspended in some circumstances, which could adversely affect our financial condition and results of operations.

        Our agreements with several of our significant customers, which we define as our third-party customers that account for 3% or more of the gross revenues of either the bulk liquid storage business or the liquid feed supplements business, of which there are approximately six and two, respectively, provide that, if any of a number of events, referred to as events of force majeure, occur and the event renders performance impossible with respect to a facility, usually for a specified minimum period of days, customer obligations would be temporarily suspended with respect to that facility. In that case, a significant customer's minimum revenue commitment may be reduced or the contract may be subject to termination. As a result, our revenue and results of operations could be adversely affected.

If one or more of our significant customers do not continue to engage us to provide services after the expiration of those customers' current liquid storage services agreements with us and we are unable to secure comparable alternative arrangements, our financial condition and results of operations could be adversely affected.

        Our liquid storage services agreements with our customers ordinarily provide for terms of between 12 and 36 months. After the expiration of each of these liquid storage services agreements, the customers may elect not to continue to engage us to provide services. In addition, even if a significant customer does engage us, the terms of any renegotiated agreement may be less favorable than the agreement it replaces. In either case, we may not be able to generate sufficient additional revenue from third parties to replace any shortfall in revenue or increase in costs. Additionally, substantial costs may be incurred if modifications to liquid storage facilities are required in order to attract substitute customers or provide alternative services. To the extent a significant customer does not extend or renew its liquid storage services agreement, if we extend or renew the liquid storage services agreement on less favorable terms or if substantial costs are incurred to attract substitute customers, our financial condition and results of operations could be adversely affected.

Competition from other businesses providing liquid storage that are able to supply our significant customers with liquid storage capacity at a lower price could adversely affect our financial condition and results of operations.

        We face competition from other liquid storage facilities that may be able to supply significant customers with integrated liquid storage services on a more competitive basis. We compete with multi-national, national and regional liquid storage companies, of widely varying sizes, financial resources and experience. Our ability to compete could be harmed by factors beyond our control, including, but not limited to:

  •
  price competition from liquid storage and transportation companies, some of which are substantially larger than we are and have greater financial resources and control substantially greater product storage capacity;

  •
  the perception that another company may provide better service; and

  •
  the availability of alternative supply points or supply points located closer to customers' operations.

        If we are unable to compete with services offered by other enterprises, our financial condition and results of operations could be adversely affected.

Some of our liquid storage facilities have been in service for many years, potentially resulting in increased maintenance or remediation expenditures, which could adversely affect our results of operations.

        Our liquid storage assets are generally long-lived assets. As a result, some of these assets have been in service for many years. The age and condition of these assets could result in increased maintenance or remediation expenditures. Any significant increase in these expenditures could adversely affect our financial condition, results of operations and cash flows.

The impact of environmental regulation on our liquid storage facilities could adversely affect our level of cash flow.

        Environmental regulation could result in increased operating and capital costs. Our business operations are subject to federal, state and local, and some foreign laws and regulations relating to environmental protection. For example, if an accidental leak, release or spill of chemicals or other products occurs from our liquid storage facilities, we could experience significant operational disruptions and may have to pay a significant amount to clean up the leak, release or spill or pay for government penalties, address natural resource damage, compensate for human exposure or property damage, or a combination of these measures. The resulting costs and liabilities could negatively affect our level of cash flow. The impact of U.S. Environmental Protection Agency standards or future environmental measures could increase costs significantly if environmental laws and regulations become stricter.

The availability, demand for and price of agricultural commodities and agricultural commodity products can be affected by weather, disease and other factors beyond our control.

        Weather conditions have historically caused volatility in the agricultural commodity industry and consequently in that segment of our operating results related to liquid feed supplements, by causing crop failures or significantly reduced harvests, which can adversely affect the supply and pricing of the agricultural commodities that we sell and use in our business, such as molasses, and negatively affect the creditworthiness of our customers and suppliers. The availability and price of agricultural commodities are also subject to other unpredictable factors, such as plantings, government farm programs and policies, demand from the biofuels industry, price volatility as a result of increased participation by non-commercial market participants in commodity markets and changes in global demand resulting from population growth and changes in standards of living. In addition, the supply and price of agricultural commodities can be affected by factors such as plant disease. Demand for liquid feed supplements can also be adversely affected by the outbreak of disease in livestock and poultry, as further described below under "—We are subject to animal feed industry risks." These factors could cause volatility in the agricultural commodity industry and, consequently, in our financial condition and results of operations.

We are subject to animal feed industry risks.

        We are subject to animal feed industry risks which include, but are not limited to, product spoilage or contamination, government regulation of the animal feed industry, including processing and labeling regulations, shifting customer preferences and concerns, including concerns regarding genetically modified organisms as well as other environmental concerns, and potential product liability claims. These matters could adversely affect our financial condition and results of operations.

        Our liquid feed supplements are used as ingredients in livestock and poultry feed, and as such, we will be subject to demand risks associated with the outbreak of disease in livestock and poultry, including mad-cow disease and avian influenza. The outbreak of disease could adversely affect demand for liquid feed supplements used in livestock and poultry feed. A decrease in demand for these liquid feed supplements could adversely affect our revenues and results of operation.

Our liquid feed supplements business is vulnerable to cyclicality in the agricultural commodities industry, highly dependent on agricultural commodity prices and susceptible to changes in raw material prices, which are subject to significant volatility and uncertainty.

        Our liquid feed supplements business is affected by variations in supply and processing capacity for the liquid feed supplements that it sells and the raw materials that it uses. These variations have resulted in cyclical fluctuations in the liquid feed supplements business's profitability. The price of liquid feed supplements is influenced by market demand, factors affecting crop yields, farmer planting and husbandry decisions and general economic, market and regulatory factors. The significance and relative effect of these factors on the price of liquid feed supplements is difficult to predict. Any factor that tends to negatively affect the demand for livestock and poultry, such as increased supply and cost, could decrease the price for liquid feed supplements and potentially harm our business. In addition, we could also have difficulty, from time to time, in physically sourcing the raw materials for liquid feed supplements on economical terms due to supply shortages. Such a shortage could require us to suspend operations until such raw materials are available at favorable economical terms, which could have an adverse effect on our business, financial condition and results of operations.

Government policies and regulations affecting the agricultural sector and related industries could adversely affect our financial condition and results of operations.

        Agricultural production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on agricultural commodities and commodity products, can influence industry profitability, the planting of certain crops, or grazing of certain types of livestock, versus other uses of agricultural resources, whether unprocessed or processed commodity products are traded and the volume and types of imports and exports. In addition, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions. Future government policies could adversely affect the supply of, demand for and prices of our products, could restrict our ability to do business in existing and target markets and could cause a deterioration in our financial condition and results of operations.

We will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a relatively short time frame.

        Although we believe that Westway maintained disclosure controls and procedures and internal controls over its financial reporting as required under the federal securities laws with respect to its activities, Westway was not required to establish and maintain such disclosure controls and procedures and internal controls over its financial reporting as are required following the business combination as a result of Westway effectively becoming a public company that conducts substantial operations.

        Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management's conclusion as to the effectiveness of these internal controls over financial reporting with respect to the Westway business beginning with the fiscal year ending December 31, 2010. We also must have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls. Any delays or difficulty in satisfying these requirements could adversely affect our future results of operations and our share price. We could incur significant costs to comply with these requirements.

        We could in the future discover areas of internal control over financial reporting that need improvement. Further, we and our auditors may experience greater difficulty in establishing a system of internal control over financial reporting now that we are an operating company. There can be no assurance that remedial measures will result in adequate internal control over financial reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet its reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if our auditors are unable to provide an unqualified report regarding the effectiveness of internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our share price. In addition, failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

Our business depends, in part, upon certain individuals who may not necessarily continue to be affiliated with us.

        We will be dependent, in part, on the efforts of our executive management team and the loss of services of one or more members of this team, each of whom has substantial experience in the bulk liquid storage and liquid feed supplements businesses, as applicable, could have an adverse effect on our business strategies and the growth and development of our business. If one or more members of our executive management team were no longer affiliated with us, or if we ceased to receive advisory services from them, our inability to recruit other employees of equivalent talent could have an adverse effect on our financial condition and results of operations. We do not have employment contracts with any members of our executive management team.

The unaudited pro forma condensed combined financial information is not necessarily an indication of our financial condition or results of operations.

        The unaudited pro forma condensed combined financial statements contained in this prospectus are not an indication of our financial condition or results of operations. The unaudited pro forma condensed combined financial statements have been derived from our historical financial statements and many adjustments and assumptions have been made after giving effect to the business combination. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, our actual financial condition and results of operations following the business combination may not be consistent with, or evident from, these pro forma financial statements.

We may not be able to integrate effectively and efficiently with any future operations we may develop or acquire. Any future developments or acquisitions may substantially increase the levels of our indebtedness and contingent liabilities, may impose substantial costs and delays and cause other unanticipated adverse impacts.

        Part of our business strategy includes developing or acquiring additional assets that complement our existing asset base, including developing or acquiring additional terminal, transportation and storage facilities and the expansion of our existing liquid storage capacity. We may not be able to identify suitable development or acquisition opportunities, or we may not be able to purchase or finance any development or acquisition on terms that we find acceptable. Additionally, we compete against other companies for development locations and acquisitions, and we can provide no assurance that we will be successful in the acquisition or development of any assets or businesses appropriate for our growth strategy. Our capitalization and results of operations may change significantly as a result of these activities, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisitions or development opportunities. Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. For example, the incurrence of substantial unforeseen environmental and other liabilities, including liabilities arising from a newly-developed site or the operation of an acquired business or asset prior to our acquisition for which we are not indemnified or for which indemnity is inadequate, may adversely affect our ability to realize the anticipated benefit from the development or acquisition. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and new geographic areas of any acquired locations or businesses. With acquisitions in particular, successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses or assets with our existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. If we do not successfully integrate any past or future acquisitions, or if there is any significant delay in achieving such integration, our business and financial condition could be adversely affected.

Certain U.S. federal income tax deductions currently available may be eliminated as a result of future legislation.

        President Obama's Proposed Fiscal Year 2010 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives, including the discontinuance of foreign tax credits. It is unclear whether any change will be enacted or how soon any such change could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available to the company and any such change could negatively affect our financial condition and result of operations.

Risks Related to Ownership of Our Class A Common Stock

Our issuance of preferred stock could adversely affect our common stockholders.

        Our certificate of incorporation was amended and restated to authorize the issuance of additional shares of preferred stock with such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue greater amounts of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for us and thereby potentially prevent stockholders from receiving the maximum value for their shares. Pursuant to our amended and restate certificate of incorporation, our board of directors is authorized to issue 40,000,000 shares of preferred stock. Currently, 33,000,000 shares of preferred stock are designated as Series A Preferred Stock, which we refer to as the "Series A Preferred Stock," and there is an additional 7,000,000 shares of preferred stock available for designation.

The exercise of our outstanding warrants will increase the number of shares of our common stock eligible for future resale in the public market and result in dilution to our stockholders.

        In connection with our initial public offering, we issued approximately 46.0 million warrants as components of the units. We also sold a total of approximately 5.2 million founder warrants to a number of our current and former directors and officers through our sponsor in a private placement concurrently with the initial public offering. These warrants likely will be exercised only if the exercise price is below the market price of our common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and will increase the number of shares of common stock eligible for resale in the public market. Sales of such shares of common stock in the public market could adversely affect the market price of our common stock.

A substantial number of shares of our common stock and preferred stock, which are convertible into shares of our common stock, were issued in connection with the business combination. Upon registration, these shares will become eligible for future resale in the public market, which may result in substantial dilution and could have an adverse effect on the market price of our Class A common stock.

        At the closing of the business combination, we issued 12,624,003 shares of our Class B common stock and 18,705,012 shares of our Series A Preferred Stock (which are convertible into shares of our common stock), excluding those shares deposited into escrow, and excluding those shares of our sponsor to be held in escrow, in each case pending our achievement of the earnings or share price targets described elsewhere in this prospectus. At June 1, 2009, there were 12,879,033 shares of our Class A common stock and 12,624,003 shares of our Class B common stock outstanding, excluding those shares of our sponsor held in escrow and subject to performance targets and those shares of our sponsor that were exchanged for warrants and shares of the Series A Preferred Stock, and warrants outstanding to purchase an additional 52,614,286 shares of our Class A common stock. Excluding shares issuable upon the exercise of outstanding warrants, ED&F Man and its affiliates, collectively, own 49.5% of our outstanding common stock and our existing stockholders own 50.5% of our outstanding common stock.

        In addition, upon consummation of the business combination, we delivered to an escrow agent for deposit into an escrow account approximately 12.2 million shares of the Series A Preferred Stock, issued to ED&F Man, as part of the consideration for the business combination. These escrowed shares will be released to ED&F Man only upon our achievement of the earnings or share price targets described in "Certain Relationships and Related Transactions—Related Transactions—Stock Escrow Agreement." Subject to conditions set forth in our amended and restated certificate of incorporation, these shares of Series A Preferred Stock will be convertible into shares of our common stock.

        Six months after the closing of the business combination, 1,000,000 shares of Class A common stock purchased by our sponsor prior to our initial public offering, but held in escrow, will be released to our sponsor from escrow if we achieve the earnings or share price performance targets referred to above. See "Certain Relationships and Related Transactions—Related Transactions—Stock Escrow Agreement."

        The shares issued to ED&F Man are restricted and ED&F Man will not be able to transfer any of its shares of Series A Preferred Stock until 18 months after the closing of the business combination and, in the case of the shares of Series A Preferred Stock held in escrow, until such shares are released to ED&F Man upon the achievement by us of the earnings or share price targets described in "Certain Relationships and Related Transactions—Related Transactions—Stock Escrow Agreement." In addition, because ED&F Man's shares of Class B common stock and Series A Preferred Stock will constitute "restricted stock," they will be unable to be resold in the public market unless they are registered with the SEC, or are sold under an exemption from the SEC's registration requirements.

        However, the registration rights agreement entered into as a condition to the consummation of the business combination provides for registration rights with respect to those of our equity securities held by ED&F Man and the employees who participated in the ED&F Man 2009 Employee Trust, which is described in "Certain Relationships and Related Transactions—Employee Trust Transactions." From and after the date that is 18 months after the closing date of the business combination, ED&F Man will have the right to demand in writing that we register the public sale by ED&F Man of all or a portion of the shares of our common stock owned by ED&F Man and shares of our common stock into which shares of Series A Preferred Stock owned by ED&F Man are convertible, subject to customary limitations. ED&F Man may demand up to four long-form registrations and an unlimited number of short-form registrations. The minimum amount of the securities required to be registered must equal at least 10% of our issued and outstanding common stock (calculated on an as-converted basis) for both long- and short-form registrations, subject to customary limitations. Promptly after receiving a request for short-form registration from ED&F Man, we will notify employees participating in the trust transaction of such request and, if so requested, also use best efforts to register any common stock owned by any participating employees. The 18-month period that must elapse before ED&F Man may make a written demand for registration, as described above, does not apply to this registration request from the participating employees. See "Certain Relationships and Related Transactions—Related Transactions—Registration Rights Agreement."

        Additionally, whenever we propose to register any of our securities under the Securities Act and the method we select would permit the registration of registrable securities, ED&F Man and the participating employees have the right to request the inclusion of their registrable securities in that registration. The sale of these shares of common stock in the public market upon exercise of the registration rights described above could adversely affect the market price of our common stock or impact our ability to raise additional equity capital.

        In addition, while ED&F Man is prohibited from converting shares of Series A Preferred Stock into shares of our common stock if and to the extent that such conversion would result in ED&F Man and its affiliates collectively owning more than 49.5% of our outstanding common stock, this prohibition will not apply to any unaffiliated entity that purchases shares of Series A Preferred Stock from ED&F Man or its affiliates.

We may issue additional equity securities which may dilute your interest.

        To expand our business, we may consider offering and issuing additional equity-linked securities. Holders of our securities may experience a dilution in the net tangible book value per share held by them if this occurs. The number of shares that we may issue for cash without stockholder approval will be limited by the rules of the exchange on which our securities are listed. However, there are generally exceptions which allow companies to issue a limited number of equity securities which could dilute your ownership.

An active market for our Class A common stock may not develop.

        Our Class A common stock is currently quoted on the OTCBB and trades under the symbol "WTWG." We have applied for listing of our shares of Class A common stock on Nasdaq. However, we cannot assure you that our application will be approved or, if approved, that a regular trading market of our shares of Class A common stock will develop on Nasdaq or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our shares will develop or be maintained, the liquidity of any trading market, your ability to sell your shares when desired, or at all, or the prices that you may obtain for your shares.

The value of our Class A common stock and, in turn, our warrants may be adversely affected by market volatility.

        Even if an active trading market develops, the market price of shares of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in shares of our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of shares of our Class A common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. We cannot assure you that the market price of our shares will not fluctuate or decline significantly in the future. Some of the factors that could adversely affect the market price of shares of our Class A common stock or result in fluctuations in the price or trading volume of our shares include:

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  variations in our quarterly operating results or dividends;

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  failure to meet analysts' earnings estimates or failure to meet, or the lowering of, our own earnings guidance;

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  publication of research reports about us or the agriculture industry or the failure of securities analysts to cover our shares following the consummation the business combination;

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  departures of key personnel;

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  adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

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  actions by stockholders;

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  changes in market valuations of similar companies;

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  speculation in the press or investment community;

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  changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

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  adverse publicity about the agriculture industry generally or individual scandals, specifically;

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  fluctuations for reasons unrelated to the agriculture business or our results of operations (for example, we believe some investors closely link the performance of commodity-related stocks with the stocks of agriculture-related companies); and

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  general market and economic conditions.

If our application for the listing of our Class A common stock on Nasdaq is not approved, or if we subsequently list our shares on Nasdaq and Nasdaq delists our securities from quotation on its exchange, our investors' ability to make transactions in our securities could be limited and we may be subject to additional trading restrictions.

        We may not be able to meet Nasdaq's initial listing requirements. Even if our application is accepted and our common stock is so listed, we may be unable to maintain the listing of our shares in the future.

        Nasdaq's listing standards will require us to have, at a minimum:

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  stockholders' equity of at least $4.0 million;

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  a market value of publicly held shares of at least $5.0 million;

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  net income from continuing operations of at least $750,000 in our most recently completed fiscal year or in two of the last three most recently completed fiscal years;

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  at least 1.0 million publicly held shares;

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  a minimum bid price of $4 per share;

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  at least 300 round lot stockholders;

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  at least three market makers; and

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  sufficient corporate governance functions.

        We have not yet qualified to be listed on Nasdaq, but we believe that we have met most of the listing standards and we are working to meet the rest.

        If our application for the listing of our Class A common stock is not approved, or if Nasdaq were to delist our securities from trading on its exchange, we could face significant material adverse consequences, including:

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  a limited availability of market quotations for our securities;

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  reduced liquidity with respect to our securities;

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  a limited amount of news and analyst coverage for us; and

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  a decreased ability for us to issue additional securities or obtain additional financing in the future.

Our stock ownership after the business combination is highly concentrated, with ED&F Man and its affiliates owning 49.5% of our outstanding common stock. This level of ownership, combined with other rights granted to ED&F Man at the closing of the business combination, will allow it to significantly influence our affairs going forward. ED&F Treasury, an affiliate of ED&F Man, is also the lender under our interim credit facility.

        ED&F Man and its affiliates own 49.5% of our common stock. In addition, ED&F Man is entitled to elect three of the seven members of our board of directors, allowing it to have a significant impact on the determination of our corporate and management policies, including any potential acquisitions, asset sales and other significant corporate transactions. We also entered into a stockholder's agreement with ED&F Man, which provides ED&F Man, so long as it and its affiliated entities collectively own more than a specified percentage of our outstanding common stock (assuming conversion of the Series A Preferred Stock held by ED&F Man and its affiliates into shares of our common stock), informational and veto rights regarding our operations and activities. See "Certain Relationships and Related Transactions—Related Transactions—Stockholder's Agreement."

        As a result, ED&F Man has the voting power to significantly influence our policies, business and affairs and also has the ability to influence the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration in control may decrease the ability of our other stockholders to influence our affairs, and may have the effect of delaying, deterring or preventing a change of control that otherwise could result in a premium in the price of our common stock.

        To facilitate the consummation of the business combination, ED&F Treasury provided the interim credit facility in the aggregate principal amount of $100 million. The interim credit facility matures on May 31, 2011. The agreement governing the interim credit facility include affirmative and negative covenants customary for credit facilities of this type, some of which may significantly restrict our operation of the business unless we are able to obtain the consent of ED&F Man for the waiver of one or more of such covenants. See For a discussion of the terms of the interim credit facility, see "Certain Relationships and Related Transactions—Related Transactions—Interim Facility Agreement."

        The interests of ED&F Man may not coincide with the interests of other holders of our common stock. The ED&F Man group is the largest supplier to the liquid feed supplements business and the largest customer of the bulk liquid storage business. While the amended and restated certificate of incorporation contains provisions on interested transactions designed to minimize conflicts, ED&F Man may have a view on our strategies and policies that is different from that of our other stockholders.

Our amended and restated certificate of incorporation grants the holders of the Series A Preferred Stock certain rights that could limit our ability to take specified actions, including the payment of dividends to holders of our common stock.

        The respective rights, preferences and limitations of the different classes of our common and preferred stock are governed by our amended and restated certificate of incorporation. Certain of the rights granted to the holders of our Series A Preferred Stock could limit our ability to take specified corporate actions. For instance, in the event that holders of shares of Series A Preferred Stock have not received a quarterly dividend owed on these shares, we would be prohibited from declaring or paying dividends to the holders of our common stock, until such quarterly dividend is paid.

        In addition, while the holders of Series A Preferred Stock are not generally entitled to vote on matters submitted to a vote of holders of shares of our common stock, such holders, voting as a single and separate class, will have the right to approve, among other things, our ability to:

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  amend, alter or repeal any provision of our certificate of incorporation or by-laws (by any means, including by merger, consolidation, reclassification or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the holders of our Series A Preferred Stock or in a manner inconsistent with the stockholder's agreement entered into by us and ED&F Man;

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  reclassify any common stock or any other security junior to our Series A Preferred Stock into shares or other securities having any preference or priority as to payment of dividends, or the distribution of assets or profits superior to, or on parity with, any such preference or priority of the shares of our Series A Preferred Stock;

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  create, increase the number of authorized shares of or issue, or obligate ourselves to issue, any class of equity securities or series of preferred stock, including any security convertible into or exchangeable or exercisable for any equity security, having any preference or priority superior to or on parity with our Series A Preferred Stock;

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  increase the number of authorized shares of preferred stock or Series A Preferred Stock;

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  conduct an offer to repurchase shares of our common stock, other than the repurchase or redemption of warrants to purchase shares of Class A common stock (other than from our sponsor or any our officers or directors) for an aggregate purchase price not greater than $15.0 million; or

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  sell, convey, or otherwise dispose of or encumber all, or substantially all, of our assets, or enter into a transaction resulting in our acquisition by another person (except for any such transaction after which our stockholders would own more than half of the voting securities of the surviving entity or its parent and that would not entail a change in our certificate of incorporation or by-laws that would require the consent of the holders of our Series A Preferred Stock).

Our amended and restated certificate of incorporation provides that the holders of our Class A common stock are entitled to elect four members of our board of directors in three classes. This partial classification of our board of directors may make it more difficult to change our management or effect a change in control.

        Pursuant to our amended and restated certificate of incorporation, the holders of our Class A common stock are entitled to elect four of the seven members of our board of directors in three classes. Messrs. Francis Jenkins, Jr., Moshenek, Harding and Toffolon are the four directors elected by the holders of our Class A common stock. Mr. Toffolon is a Class I Director and will serve until our 2010 annual meeting of stockholders, Mr. Moshenek is a Class II Director and will serve until our 2011 annual meeting of stockholders and Messrs. Francis Jenkins, Jr. and Harding are Class III Directors and will serve until our 2012 annual meeting of stockholders. In addition, if any person or group other than ED&F Man and its subsidiaries at any time acquires or proposes to acquire or publicly announces its intention to acquire 20% or more of our voting power, the holders of our Class B common stock may by notice to us elect to effect a change in the way our directors are classified and elected, so that, among other things:

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  the term of office of each ED&F Man director would upon delivery of that notice become classified along with that of our other directors, with each ED&F Man director becoming a member of the class of directors which was elected at the last annual meeting of our stockholders prior to the notice; and

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  the holders of our Class B common stock and the holders of our Series A Preferred Stock (voting on an as-converted basis) would, subject to the limits on their combined voting power described later in this prospectus, vote together with the holders of our Class A common stock and not separately by class or series, in any election of our directors held at any meeting of our stockholders following that notice.

        Our classified board structure and the rights of the holders of our Class B common stock and our Series A Preferred Stock to change the classification of directors are intended to provide us with a greater likelihood of continuity of management. A classified board of directors may also serve to deter hostile takeovers or proxy contests because a person could only seek to change, in any given year, no more than one-third of the members of the board of directors entitled to be elected by the holders of our Class A common stock. However, these provisions or measures may limit the ability of our stockholders to sell their shares at a premium over the then current market price by discouraging a third party from seeking to obtain control of us.

Certain of our directors and executive officers own securities of ED&F Man or one or more of ED&F Man's affiliates. As a result, these directors and executive officers may have interests that are different from, and in addition to, the interests of our other stockholders.

        Certain of our directors and executive officers own securities of ED&F Man or one or more of ED&F Man's affiliates. Messrs. Harding, Driggers and Shoemaker acquired shares in ED&F Man through ED&F Man's employee equity incentive plans. Messrs. Howell and James Jenkins hold securities of ED&F Man as well. The ownership of such securities, in connection with the possibility that the interests of ED&F Man may not coincide with the interests of our other stockholders, may provide these directors and executive officers with interests that are different from our non-ED&F Man associated stockholders.

Shares of our common stock issued to our sponsor will continue to remain, and shares of our Series A Preferred Stock deposited on behalf of ED&F Man will be held, in escrow. Because the release of these shares is to be conditioned upon the achievement by us of the earnings or share price targets described elsewhere in this prospectus, officers and directors associated with ED&F Man and our sponsor may have the incentive to take actions intended to cause the achievement of these targets, even if such actions would not be in our best interests.

        At the closing, we delivered to an escrow agent for deposit into an escrow account approximately 12.2 million shares of our Series A Preferred Stock, issued to ED&F Man, as part of the consideration for the business combination. These shares will be released to ED&F Man only upon the achievement by us of the earnings or share price targets described in "Certain Relationships and Related Transactions—Related Transactions—Stock Escrow Agreement." Our sponsor has also agreed that 1,000,000 shares of our common stock, which would otherwise be released to our sponsor six months after the closing, will remain in escrow subject to the satisfaction of the same earnings or share price targets.

        Because a number of our directors and officers have interests in, or are affiliated with, either ED&F Man or our sponsor, such directors and officers may have the incentive to direct us to take actions intended to cause us to achieve such targets, even if such actions are not in our long-term interest. For instance, such officers and directors may have an additional incentive to have us acquire additional lines of business, which could increase the likelihood that it would satisfy the applicable earnings targets.

Our stockholders may not receive dividends because of restrictions contained in any new credit facilities, or our amended and restated certificate of incorporation, or pursuant to Delaware law or state regulatory requirements.

        Our ability to pay dividends may be restricted by any new credit facilities we become party to, as well as Delaware law and state regulatory requirements. Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our capital surplus, as calculated in accordance with the DGCL, or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent we do not have adequate surplus or net profits, we will be prohibited from paying dividends. In addition, our amended and restated certificate of incorporation prohibits distributions to holders of our common stock in the event we have not complied with our obligation to pay quarterly dividends on the outstanding shares of our Series A Preferred Stock.

We are a holding company with no business operations of our own and depend on our subsidiaries for cash.

        We are a holding company with no material assets other than equity in our wholly-owned subsidiaries. Accordingly, all of our operations are conducted by Westway Terminal Company LLC and Westway Feed Products LLC, our wholly-owned subsidiaries. We currently expect that the earnings and cash flow of our subsidiaries will primarily be retained and used by them in their operations, including servicing any debt obligations they may have now or in the future. Accordingly, although we do not anticipate paying any dividends in the foreseeable future, our subsidiaries may not be able to generate sufficient cash flow to distribute funds to us in order to allow us to pay future dividends on, or make any distributions with respect to, our common stock.

If our Class A common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our Class A common stock could be adversely affected.

        If at any time we have net tangible assets of $5.0 million or less and our Class A common stock has a market price per share of less than $5.00, transactions in our Class A common stock could be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

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  make a special written suitability determination for the purchaser;

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  receive the purchaser's written agreement to a transaction prior to sale;

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  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in "penny stocks" and that describe the market for these "penny stocks," as well as a purchaser's legal remedies; and

  •
  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in "penny stock" can be completed.

        If our common stock becomes subject to these rules, broker-dealers could find it difficult to effect customer transactions and trading activity in our securities could be adversely affected. As a result, the market price of our Class A common stock may be depressed, and you could find it more difficult to sell our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other "forward-looking" information.

        We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The following factors, among others, may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

  •
  our ability to enter into credit facilities on favorable terms;

  •
  the amount of cash on hand available to us;

  •
  our continued relationship with ED&F Man;

  •
  our competitors' ability to compete with us;

  •
  weather conditions, and their effect on the agricultural industry generally;

  •
  trends affecting the industries in which we operate;

  •
  fluctuation in consumer demands;

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  legislation or regulatory environments, requirements or changes adversely affecting the industries in which we operate;

  •
  our ability to attract and retain key personnel;

  •
  our ability to list our shares on Nasdaq and, if successful, our ability to comply with applicable listing standards;

  •
  the need to comply with applicable securities laws governing our outstanding capital stock, including the Sarbanes-Oxley Act of 2002; and

  •
  general economic conditions.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from our forward-looking statements as a result of a wide variety of factors, including all the risks discussed in the "Risk Factors" section of this prospectus and elsewhere in this prospectus.

        All forward-looking statements included in this prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

 USE OF PROCEEDS

        If all of the warrants are exercised for cash, we will receive gross proceeds of up to $264,821,430. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses, capital expenditures and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

DIVIDEND POLICY

        Other than quarterly dividends payable to holders of our Series A Preferred Stock and the special cash dividend of $1.00 per share declared by our board of directors on May 29, 2009, which dividend is payable on June 18, 2009 to our common stockholders of record as of the close of business on June 8, 2009, we have not paid any cash dividends in respect of our capital stock. Payment of dividends will be within the sole discretion of our board of directors and will depend on, among other factors, our earnings, our capital requirements and our operating and financial condition. At the present time, our anticipated financial capital requirements are such that we intend to follow a policy of retaining earnings to finance the development of our business.

        While we currently do not intend to pay dividends on our common stock, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends on our receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency, and other regulatory restrictions.

 MARKET PRICE INFORMATION

Market information

        Our Class A common stock, our warrants and our units are quoted on the Over-the-Counter Bulletin Board (OTCBB) and trade under the symbols "WTWG," "WTWGW" and "WTWGU," respectively. Our units consist of one share of Class A common stock and two warrants, each of which is exercisable for one share of Class A common stock. The following table sets forth the range of quarterly high and low closing sale prices for our Class A common stock, our warrants and our units, for the calendar quarter indicated since our units commenced public trading on May 30, 2007 and since our Class A common stock and our warrants commenced public trading on June 18, 2007, as reported by Bloomberg for the periods indicated.

	Class A Common Stock		Warrants		Units
Period	High	Low	High	Low	High	Low
2009
First Quarter	5.90	5.75	0.08	0.02	6.00	5.65
Second Quarter (through June 26, 2009)	5.00	4.50	0.30	0.08	6.54	6.00
2008
Fourth Quarter	5.78	5.29	0.15	0.02	5.86	5.20
Third Quarter	5.78	5.67	0.15	0.06	6.00	5.84
Second Quarter	5.77	5.60	0.17	0.12	6.07	5.80
First Quarter	5.65	5.58	0.32	0.10	6.37	5.85
2007
Fourth Quarter	5.63	5.58	0.40	0.23	6.39	6.03
Third Quarter	5.70	5.50	0.39	0.24	6.41	5.99
Second Quarter (From May 30, 2007 or June 18, 2007, as applicable)	5.64	5.51	0.40	0.36	6.35	6.00

        The closing sale price for our Class A common stock, our warrants and our units, as reported by Bloomberg, were $4.60 per share, $0.27 per warrant and $6.01 per unit, respectively.

        As of June 1, 2009, there were outstanding 12,879,033 shares of our Class A common stock, reflecting (a) the conversion of 9,189,990 shares of our Class A common stock into the right to receive a portion of the trust account established in connection with our initial public offering, (b) the repurchase by us of 2,514,369 shares of our Class A common stock (c) the cancellation by us of 3,266,608 shares of our Class A common stock previously held by our founder and (d) the issuance to Lazard Capital Markets of 100,000 shares of our Class A common stock. The number of shares of our Class A common stock then outstanding does not include 1,000,000 shares issued to our founder and held in escrow to be released upon achievement of earnings or share price targets.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2009 (unaudited), as follows:

  •
  on a historical basis for each of Westway and Shermen; and

  •
  on a pro forma combined basis to give effect to the business combination and certain transactions of Westway associated therewith.

        You should read this table in conjunction with "Selected Historical Financial Data and Summary Unaudited Pro Forma Condensed Combined Financial Information," "Unaudited Pro Forma Condensed Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Shermen," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Westway" and the financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2009
(U.S. dollars in thousands, except share amounts)	Westway Historical*	Shermen Historical	Pro Forma Combined**
Assets
Cash	$—	$—	$2,180
Long-Term Liabilities
Loan payable	—	—	62,244

Total Long-Term Liabilities	—	—	62,244

Common stock subject to redemption, 9,189,990 shares at redemption value and deferred interest related to common stock subject to possible redemption, net of taxes	—	54,972	—
Series A Preferred Stock	—	—	177,635
Stockholders' equity
ED&F Man Net Invested Capital/Shermen Retained Earnings	146,327	1,547	(12,074)
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 28,750,000 shares issued and outstanding, actual; 235,000,000 shares authorized; 25,503,036 issued and outstanding, pro forma; 235,000,000 shares authorized; 78,177,322 issued and outstanding, proforma as adjusted	—	3	4
Additional Paid in Capital:	—	78,941	115,223

Total ED&F Man Net Invested Capital/Shermen Stockholders' Equity before non-controlling interest	146,327	80,491	103,153

Non-controlling interest	—	—	1,145

Total ED&F Man Net Invested Capital/Shermen Stockholders' Equity	146,327	80,491	104,298

Total liabilities and ED&F Man Net Invested Capital/Shermen Stockholders' Equity	$220,825	$139,053	$460,582

*
Information for Westway as at January 31, 2009.

**
If all of the warrants were exercised for cash, we would receive net proceeds of $264.7 million and, on a pro forma basis, as adjusted for our receipt of such proceeds, cash would be equal to $266.8 million, additional paid in capital would be equal to $380.0 million and Total ED&F Man Net Invested Capital/Shermen Stockholders' Equity would be equal to $368.9 million.

See notes to unaudited pro forma condensed combined financial information.

 DETERMINATION OF OFFERING PRICE

        The offering price of the shares of our Class A common stock offered by this prospectus is determined by reference to the exercise prices of the warrants. The exercise price of the IPO warrants and the founder warrants is $5.00 per share, and the exercise price of the underwriter warrants is $6.25 per share. These exercise prices were determined at the time of our initial public offering.

PLAN OF DISTRIBUTION

        Under the terms of the warrants, the shares of our Class A common stock will be distributed to those warrant holders who surrender the certificates representing their warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company. We do not know if or when warrant holders will exercise their warrants. We also do not know whether or not warrant holders who exercise their warrants will sell any of the shares that they acquire from the exercise of the warrants.

 SELECTED HISTORICAL FINANCIAL DATA AND SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Selected Historical and Unaudited Pro Forma Financial Information

        We are providing the following historical and unaudited pro forma financial information to aid you in your analysis of the financial aspects of the business combination and the other transactions related thereto. This information is only a summary and you should read it in conjunction with the historical financial information and more detailed financial information for Shermen and Westway provided elsewhere in this prospectus.

Information about EBITDA

        EBITDA, as used herein, is defined as income (loss) before net interest, which is defined as the aggregate of interest expense and interest income, income tax, and depreciation and amortization.

        EBITDA is presented below because it is an important supplemental measure of performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of businesses. Other companies may calculate EBITDA differently. EBITDA is not a measurement of financial performance under general accepted accounting principles in the United States, which we refer to as "U.S. GAAP," and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as an indicator of operating performance or any other measures of performance delivered in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Westway Financial Data

        The table below provides selected financial data and other operating information as of and for the three fiscal years ended October 31, 2008, 2007 and 2006. We derived the selected financial data presented below for the three fiscal years ended October 31, 2008, 2007 and 2006 from the audited combined carve-out financial statements of Westway, as restated, as described in note 2 to those financial statements, which were audited by Ernst & Young LLP, an independent registered accounting firm, and are included in this prospectus.

        The selected financial data as of October 31, 2005 and 2004 and for the years ended October 31, 2005 and 2004 are derived from unaudited combined carve-out financial statements. The financial data for the three month periods ended January 31, 2009 and 2008 are derived from unaudited combined carve-out financial statements. The unaudited combined carve-out financial statements include adjustments, consisting of normal recurring accruals, which Westway considers necessary for a fair presentation of the financial position and results of operations for these periods. You should read this selected financial data together with the financial statements and the notes to Westway's financial statements, as well as the management discussion and analysis of Westway's financial conditions and results of operations as of such dates and for such periods as contained elsewhere in this prospectus.

        Operating results for the three months ended January 31, 2009 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 2009. The data should be read in conjunction with the unaudited combined carve-out financial statements, related notes, and other financial information included herein.

WESTWAY

SELECTED HISTORICAL FINANCIAL DATA

(US dollars in thousands)

	Three months ended January 31,		Year ended October 31,
	2009	2008	2008(1)	2007	2006	2005	2004
	(unaudited)	(unaudited)
Income Statement Data:
Total Revenues	$105,264	$97,941	$370,323	$292,501	$302,400	$284,616	$257,660
Cost of sales (restated)	(87,611)	(80,520)	(302,329)	(240,119)	(261,858)	(247,545)	(217,745)

Gross Profit (restated)	17,653	17,421	67,994	52,382	40,542	37,071	39,915
Selling, general and administrative (restated)	7,592	8,847	35,818	29,932	26,747	26,193	24,309

Income from operations	10,061	8,574	32,176	22,450	13,795	10,878	15,606
(Expense)/income from investments	(29)	(23)	(174)	67	279	340	323
Gain/(loss) on disposals of property, plant & equipment	(4)	1	6,875	4,184	1,238	(144)	895

Income before taxes	10,028	8,552	38,877	26,701	15,312	11,074	16,824
Income tax expense	(2,564)	(2,946)	(12,041)	(9,237)	(4,820)	(4,206)	(6,557)
Minority interest	(26)	12	131	98	—

Net income	$7,438	$5,618	$26,967	$17,562	$10,492	$6,868	$10,267

	Three months ended January 31,		Year ended October 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)	(unaudited)
Other Data:
Depreciation and amortization	3,637	3,694	15,258	15,077	14,503	14,366	12,703
Capital expenditures	8,593	8,122	34,974	28,934	19,158	16,489	11,235

	As of January 31,	As of October 31,
	2009	2008	2007	2006	2005	2004
	(unaudited)
Selected Balance Sheet Data:
Current assets	$69,794	$64,373	$48,477	$49,315	$56,773	$44,449
Property, plant and equipment	140,975	137,390	129,362	116,033	111,802	110,691
Total assets	220,825	211,744	187,554	172,735	175,505	161,519
Current liabilities	49,873	49,599	44,042	41,933	30,870	21,199
Long-term obligations	23,457	24,343	21,508	22,588	24,978	22,253
Total liabilities and minority interest	74,498	75,128	66,780	64,574	55,897	43,500
ED&F Man net invested capital	146,327	136,616	120,774	108,161	119,607	118,018

(1)
Restated for reclassification of plant operating costs (see note 2 to the Westway Financials).

	Three months ended January 31,		Year ended October 31,
	2009	2008	2008	2007	2006	2005	2004
Net Income to EBITDA Reconciliation:
Net income	$7,438	$5,618	$26,967	17,562	$10,492	$6,868	$10,267

Income tax expense	2,564	2,946	12,041	9,237	4,820	4,206	6,557
Depreciation and amortization	3,637	3,694	15,258	15,077	14,503	14,366	12,703
EBITDA	$13,639	$12,258	$54,266	$41,876	$29,815	$25,440	$29,527

Shermen Financial Data

        The table below provides selected financial data and other operating information for Shermen as of March 31, 2009, for the three months ended March 31, 2009 and 2008, the years ended December 31, 2008 and 2007, the period from April 18, 2006 (the date of our inception) to December 31, 2006 and the period from April 18, 2006 (the date of our inception) to March 31, 2009. We derived the selected financial data presented below for the years ended December 31, 2008 and 2007 and the period from April 18, 2006 (the date of our inception) to December 31, 2006 from our audited financial statements, which were audited by Rothstein, Kass & Company, P.C. We derived the selected financial data presented below as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 and for the period from April 18, 2006 (the date of our inception) to March 31, 2009 from our unaudited financial statements for such periods. You should read this selected financial data together with the financial statements and the notes to our financial statements for such periods as contained elsewhere in this prospectus.

SHERMEN SELECTED HISTORICAL FINANCIAL DATA

(US dollars in thousands)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Year Ended December 31, 2008	Year Ended December 31, 2007	Period from April 18, 2006 (inception) to December 31, 2006	Period from April 18, 2006 (inception) to March 31, 2009
Income Statement Data:
Revenue	$—	$—	$—	$—	$—	$—
Interest income	77	1,016	2,396	2,988	—	5,462
Formation and operating costs	(321)	(187)	(869)	(871)	(16)	(2,077)

Income before provision for income taxes	(244)	829	1,527	2,117	(16)	3,385
Provision for income taxes	127	(412)	(786)	(951)	—	(1,610)

Net income/(loss)	(117)	417	741	1,166	(16)	1,774

	As of
	March 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$66	$190	$161	$21
Total assets	139,053	139,377	139,182	479
Long-term obligations	3,312	3,312	3,312	—
Common stock subject to redemption, including deferred interest	54,971	55,067	55,097	—
Total stockholders equity	80,491	80,512	79,741	9

Summary Unaudited Pro Forma Financial Data

        The following summary unaudited pro forma condensed financial information should read in conjunction with the unaudited pro forma condensed financial information and related notes included elsewhere in this prospectus. The pro forma information is based on Westway's and Shermen's historical financial statements after giving effect to the business combination and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

        For pro forma purposes, Shermen's balance sheet as of March 31, 2009 was combined with the balance sheet of Westway as of January 31, 2009 as if the business combination had occurred on March 31, 2009. Shermen's statement of operations for the three months ended March 31, 2009 and year ended December 31, 2008, was combined with the combined statement of income of Westway for the three months ended January 31, 2009 and the year ended October 31, 2008 respectively, as if the business combination had occurred at the start of the respective three and twelve month periods and to demonstrate the financial effect of three and twelve months of combined business, respectively, as far as possible.

        The acquisition is being accounted for under the purchase method of accounting. The purchase price allocation has not been finalized and is subject to change based upon recording actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Westway business. The unaudited pro forma condensed combined financial information includes estimated adjustments to record assets acquired and liabilities assumed at their respective fair values and represents the estimates of Westway's management and the Company's management based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of the acquisition and after completion of a final analysis to determine the fair values of the tangible and identifiable intangible assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this prospectus. Increases or decreases in the fair value of the net assets and liabilities compared to the information shown in this prospectus may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations.

        The summary unaudited pro forma condensed combined balance sheets and statements of income have been presented based on the actual number of shares voting in favor of the transaction and reflect the fact that 9,189,990 shares of our common stock issued in connection with its initial public offering, which we refer to as the "IPO shares," were converted into cash.

        The summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes and is not intended to represent the condensed combined financial position or condensed combined results of income in future periods or what the results actually would have been had Shermen and Westway been a combined company during the specified periods.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(US dollars in thousands, except per share data)

	Three months ended March 31, 2009	Year ended December 31, 2008
Income Statement Data:
Total Revenues	$105,264	$370,323
Cost of Sales	(87,823)	(302,464)

Gross Profit	17,441	67,859
Selling, general and administrative expenses	(7,913)	(36,687)

Income from operations	9,528	31,172
Other (expense)/income	(4)	6,875
Interest expense	(871)	(3,437)

Income before taxes	8,653	34,610
Income tax expense	(4,394)	(13,076)

Net Income	4,259	21,534

Net (income)/loss attributable to non-controlling interest	(26)	131

Net income attributable to Shermen Stockholders	4,233	21,666
Dividend payable on Series A Convertible Preferred Shares	(643)	(2,574)

Net income/expense attributable to equity interest holders	$3,590	$19,091
Basic and diluted earnings per share attributable to Series A Redeemable Convertible Preferred Stock	$0.12	$0.57
Basic and diluted earnings per share attributable to common share equivalents	$0.08	$0.43
Series A Redeemable Convertible Preferred Stock weighted average shares outstanding, basic and diluted	18,705	18,705
Common share equivalent weighted average shares outstanding, basic and diluted	44,208	44,208

As of March 31, 2009
Selected Balance Sheet Data:
Cash and cash equivalents	$2,180
Total assets	460,582
Total debt	62,244
Total liabilities	178,649
Series A Convertible Preferred Stock	177,635
Total stockholders' equity	104,298

Comparative Historical and Unaudited Pro Forma Per Share Information

        The following tables set forth certain historical per share data of our common stock and pro forma per share data of the combined operations of Shermen and Westway after giving effect to the business combination. Historical per share data is not presented for Westway because Westway consists of the bulk liquid storage and liquid feed supplements business of the ED&F Man group and assets and liabilities related to the operation of the bulk liquid storage and liquid feed supplements businesses of the ED&F Man group and these businesses were not held in a single legal entity. The information included in the tables should be read in connection with the audited and unaudited financial statements of Shermen and Westway and the attached notes, and the unaudited pro forma condensed combined financial information and the attached notes included in this prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Financial Statements." The unaudited pro forma combined information below is for illustrative purposes only. Shermen and Westway may have performed differently had they been combined previously. You should not rely on this information as being indicative of the historical results that would have been achieved had Shermen and Westway always been combined or the future results we will experience after the business combination. These tables have been prepared based on the actual number of shares voting in favor of the business combination and reflect the fact that 9,189,990 IPO shares were converted into cash.

		As of and for the year ended
	For the three months ended March 31, 2009
		December 31, 2008	December 31, 2007	December 31, 2006
Shermen—Historical:
Income (loss) per share
Basic	$(0.01)	$0.04	$0.06	$(0.01)
Diluted	$(0.01)	$0.03	$0.04	$(0.01)
Cash dividends declared per share	—	$—	$—	$—
Book value per share	$4.70	$4.71	$4.68	$(0.00)

As of and for the three months ended March 31, 2009
Pro Forma Combined:
Income per common share equivalent
Basic and diluted	$0.08
Cash dividends declared per share	$—
Book value per common share equivalent	$6.83

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SHERMEN

        The following discussion and analysis of Shermen's financial condition and results of operations should be read in conjunction with our consolidated financial statements, which we refer to as the "Shermen financials," and the related notes contained elsewhere herein. Among other things, the Shermen financials include more detailed information regarding the basis of presentation for the following information. This discussion contains forward-looking statements that are subject to known and unknown risks, uncertainties and assumptions. Actual results and the timing of events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those included in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

        We were originally formed on April 18, 2006 as Shermen WSC Acquisition Corp. for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the agriculture industry.

        On May 30, 2007, we completed our initial public offering. Each unit sold in the initial public offering consists of one share of our Class A common stock, and two warrants to purchase shares of our Class A common stock. The public offering price of each unit was $6.00, and we generated gross proceeds of $138 million in the offering (including proceeds from the exercise of the underwriters' over-allotment option). Of the gross proceeds: (i) we deposited approximately $133.2 million into the trust account, which included approximately $5.5 million of deferred underwriting fees; (ii) the underwriters received approximately $4.1 million as underwriting fees (excluding the deferred underwriting fees); and (iii) we retained $607,900 for offering expenses. In addition, we deposited into the trust account approximately $3.7 million that we received from the issuance and sale of approximately 5.2 million founder warrants to our sponsor, whose managing member is Shermen Capital Partners, LLC, an entity controlled by Francis P. Jenkins, Jr., our Chairman and a member of our board of directors, on May 30, 2007.

        We used substantially all of the net proceeds of our initial public offering and the issuance and sale of the founder warrants, including the funds held in the trust account (excluding deferred underwriting discounts and commissions), to consummate the business combination. To the extent that our capital stock was used in whole or in part as consideration to effect the business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the our future operations. Such working capital funds could be used in a variety of ways including continuing or expanding our operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds were also be used to repay any operating expenses or finders' fees which we incurred prior to the completion of the business combination.

Liquidity and Capital Resources

        Prior to May 28, 2009, our efforts were limited to organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters; we neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of our initial public offering and our private placement of the founder warrants.

        Net loss totaled $116,946, which consisted of $77,316 of interest income from the trust account offset by $321,396 of formation and operating expenses and $(127,134) of provision for income taxes, for the three months ended March 31, 2009. Net income totaled $416,993, which consisted of

$1,016,441 of interest income from the trust account offset by $187,189 of formation and operating expenses and $412,259 of provision for income taxes, for the three months ended March 31, 2008.

        Net income totaled $741,077, which consisted of $2,396,262 of interest income from the trust account offset by $869,030 of formation and operating expenses and $786,155 of provision for income taxes, for the fiscal year ended December 31, 2008. Net income totaled $1,166,226, which consisted of $2,988,057 of interest income from the trust account offset by $870,520 of formation and operating expenses and $951,311 of provision for income taxes, for the fiscal year ended December 31, 2007.

        Net income totaled $1,774,326, which consisted of $5,461,635 of interest income from the trust account offset by $2,076,977 of formation and operating expenses and $1,610,332 of provision for income taxes, for the period from inception (April 18, 2006) to March 31, 2009. Net income (loss) for the period from inception (April 18, 2006) to December 31, 2006 totaled $(16,031). The increase in net income (loss) in the three months ended March 31, 2009 and the years ended December 31, 2008 and 2007 primarily relates to interest earned on the funds held in the trust account.

        Our formation and operating expenses totaled $16,031, $870,520, $869,030 and $321,396 for the period from inception (April 18, 2006) to December 31, 2006, the years ended December 31, 2007 and 2008, and the three months ended March 31, 2009, respectively. The increase in operating expenses in the years ended December 31, 2007 and 2008 and the three months ended March 31, 2009 is attributable to our beginning to incur significant expenses after the closing of our initial public offering.

        We had net interest income earned on marketable securities and held in the trust account of $-0-, $2,988,057, $2,396,262 and $77,316 for the period from inception (April 18, 2006) to December 31, 2006, the years ended December 31, 2007 and 2008, and the three months ended March 31, 2009, respectively. Interest income, after up to $1,500,000 which may be released to us on a monthly basis, excludes earnings on funds held in the trust account associated with common stock subject to possible conversion, and, except for amounts equal to any taxes payable by us relating to such interest earned, will not be released to us from the trust account until the earlier of the completion of a business combination or the expiration of the time period during which we may complete a business combination.

        We have provided for only an effective tax rate of slightly over 46% on a year and inception-to-date basis primarily because substantially all of the funds deposited in the trust account are exempt from federal, state and local taxes. For the three months ended March 31, 2009 and for the period from inception (April 18, 2006) to March 31, 2009, our income tax (benefits) liabilities were approximately $(127,134) and $1,610,332, respectively.

        As of March 31, 2009, we had minimal unrestricted cash available to us for our activities. The following table shows the total funds held in the trust account through March 31, 2009:

Gross proceeds from our initial public offering of common stock and financing transaction	$138,000,000
Gross proceeds from private placement warrant holders	3,650,000
Underwriters' fee	(4,140,000)
Blue Sky fees	(25,000)
Custodial fees	(17,100)
Funds not placed in trust	(607,900)

Cash placed in trust on May 31, 2007	136,860,000
Total investment income earned on assets held in trust, May 31, 2007 through March 31, 2009	5,461,635

Subtotal	142,321,635
Withdrawals from the trust account during the period May 31, 2007 through March 31, 2009:
Payments for all taxes and SEC filings	(2,789,166)
Transfers to our operating account for payment of additional offering costs, general and administrative expenses and for working capital purposes (latter being limited to a maximum of $1,500,000)	(1,493,428)
Unspent monies in checking	(65,566)
Custodial transfer fees	(420)

Total transfers from custodial accounting to checking	(4,348,580)

Total assets held in trust account as of March 31, 2009	$137,973,055

        Approximately $1,500,000 of working capital over this time period has been funded from the interest earned from the funds held in the trust account. Over this time period, we have incurred expenses for the following purposes:

  •
  payment of premiums associated with our director's and officer's insurance;

  •
  payment of estimated taxes incurred as a result of interest income earned on funds currently held in the trust account;

  •
  due diligence and investigation of prospective target businesses;

  •
  legal and accounting fees relating to our SEC reporting obligations and general corporate matters;

  •
  structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

  •
  other miscellaneous expenses including the $9,950 per month to Shermen Capital Partners, LLC.

Off-Balance Sheet Arrangements, Commitments, Guarantees and Contractual Obligations

        We sold the representatives of the underwriters for our initial public offering, for $100, an option to purchase up to a total of 700,000 units in the aggregate (350,000 units for each representative) at $7.50 per unit, commencing on the later of the consummation of the business combination and expiring on May 24, 2011. The warrants underlying such units, which we refer to as the "underwriter warrants," have terms that are identical to our IPO warrants, except that each underwriter warrant entitles the holder to purchase one share of common stock at a price of $6.25.

        In connection with our initial public offering, the underwriters agreed to defer payment of the remaining 3% of the gross proceeds (approximately $5,520,000) until completion of a business combination. This liability was extinguished in connection with the closing of the business combination.

Critical Accounting Policies and Accounting Estimates

        The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates. We have determined that we currently are not subject to any critical accounting policies.

Impact of Recently Issued Accounting Pronouncements

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

        In December 2007, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" or FAS 141R. FAS 141R replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" or FAS 141, although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any non-controlling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (e) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of our 2009 fiscal year. We are currently assessing the potential effect of FAS 141R on Shermen's financials.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of SFAS No. 109" or FIN 48. FIN 48 clarifies the accounting for uncertainty in tax positions recognized in a company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of the tax position taken or expected to be taken in a tax return. We adopted FIN 48, which did not have any impact on the accompanying Shermen financials since we have not identified any uncertain tax positions as defined by FIN 48.

        Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying Shermen financials.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF WESTWAY

        The following discussion and analysis of Westway's financial condition and results and operations should be read in conjunction with Westway's historical combined carve-out financial statements, which we refer to as the "Westway financials," and the related notes contained elsewhere in this prospectus. Among other things, the Westway financials include more detailed information regarding the basis of presentation for the following information. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled "Risk Factors" and elsewhere in this prospectus.

Overview

        The Westway business we acquired through the business combination is an agricultural services business comprising a global bulk liquid storage business and a North American nutritional liquid feed supplements manufacturing business for the livestock industry based in the United States. Historically, the Westway business was organized and managed on a combined basis as part of a division of the ED&F Man group. Under this ownership, the Westway business was organized and managed within a division that also included a substantial molasses trading business and bio-diesel and natural products businesses. On November 25, 2008, we entered into the transaction agreement as amended and restated as of May 1, 2009 pursuant to which we acquired the Westway business. The other businesses within the division referred to above did not form part of the business combination. Accordingly, the financial information for the Westway business has been carved out from the broader division and commercial interests of ED&F Man. As a consequence, Westway's management performed a thorough review of the financial impact of this separation of businesses and de-linking of common systems, management and personnel and has performed a conversion of the underlying financial records from generally accepted accounting policies in the United Kingdom, which we refer to as "U.K. GAAP," to U.S. GAAP. The more detailed elements of these processes of carve-out and conversion are explained below under "Critical Accounting Policies."

        Historically, Westway developed as a core part of a division of the ED&F Man group, a business that was established in 1783. More recently, Westway's bulk liquid storage and liquid feed supplements businesses have expanded organically and through acquisition. In May 1997, the ED&F Man group acquired Cargill's worldwide molasses trading and distribution business for $53.1 million, acquiring liquid feed supplements assets in the United States and a number of bulk liquid storage facilities subject to property leases in the United Kingdom, Italy and the United States. The bulk liquid storage business now includes significant, large facilities in Houston and Philadelphia in the United States and Amsterdam and Liverpool in Western Europe. In December 2002, Westway further consolidated its position in bulk liquid storage in the United States and in liquid feed supplements in Western Canada by acquiring the assets of Tate & Lyle's molasses trading business for $28.3 million, and consolidating its liquid feed supplements presence in Western Canada. Each of these businesses has been under common control throughout the period covered by the Westway financials and each has been owned, managed and controlled by the ED&F Man group since its respective date of acquisition.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates. Other than as noted below, we have determined that we currently are not subject to any critical accounting policies.

Basis of preparation

        Westway's management's discussion and analysis of its financial condition and results of operations is based on information that has been extracted from the Westway financials prepared by ED&F Man to reflect the financial position, income or losses and cash flows of Westway's operations in accordance with the terms of the transaction agreement. The Westway financials and related notes are included elsewhere in this prospectus. Upon the consummation of the business combination, the following subsidiaries and affiliates of ED&F Man were transferred to, directly or indirectly, or merged with our affiliates or one or more of our wholly-owned subsidiaries:

Subsidiaries		Affiliates
ED&F Man Korea Ltd Westway Denmark ED&F Man Liquid Products Inc. Westway Terminals Poland SP Westway Feed Products, Inc. Sunnyside Feed LLC (51% owned)	Westway Terminals Nederland BV Westway Terminals UK LTD Westway Terminals Hibernian Ltd Westway Terminals Co. Inc. Westway (Australia) PTY Ltd	Champion Liquid Feeds (50% owned)

        In addition to Westway's operations being transferred to us, a number of these legal entities included operations that were retained by the ED&F Man group following the business combination. Prior to the closing, a reorganization of the ED&F Man group took place in order to remove the assets and liabilities and operations of these other businesses from the pre-existing Westway business. The remaining businesses are hereafter referred to as the "carved-out" or "carve-out" businesses. Accordingly, the historical results of Westway's operations have been carved out of the consolidated financial statements of ED&F Man and aggregated on the basis of common and consistent ownership throughout the periods reflected in the Westway financials. The Westway financials have been prepared in accordance with U.S. GAAP.

        Historically, Westway has been required to prepare its financial statements in accordance with U.K. GAAP, consistent with the requirements applicable to its ultimate parent ED&F Man. In order to achieve the conversion to U.S. GAAP, Westway has performed a full review of the underlying accounting records for the relevant accounting periods presented in the Westway financials in order to identify accounting differences and adjust the underlying financial statements as appropriate. As a consequence of this process, the underlying U.K. GAAP records were adjusted primarily to reflect the impact of accounting for goodwill, the recording of share based payment charges and the impact of current and deferred taxes in accordance with U.S. GAAP. The accounting policies adopted in each of these areas are set out in the notes to the Westway financials. The Westway financials may not necessarily reflect the results of operations, financial position and cash flows if Westway had actually existed on a stand-alone basis during the periods presented and the Westway financials may not be indicative of future performance.

        The Westway financials include Westway's direct expenses as well as allocations of expenses arising directly or indirectly from shared services and infrastructure provided by the ED&F Man group. These allocated expenses primarily relate to employee compensation and benefits, office facilities and services arising from the provision of corporate functions including tax, legal and compliance, risk management, finance, internal audit and executive management. These expenses are allocated using estimates that Westway's management considers to be a reasonable reflection of the utilization of services provided to, or benefits received by Westway. The method and basis of allocations used in preparing the Westway financials are described below. Costs included in the Westway financials for such services provided to

Westway are included in selling, general and administrative expenses in the combined carve-out statements of income. In preparing the Westway financials, cost items and balance sheet items that have been identified as related to Westway operations have been carved out and allocated to Westway in full.

        Those expenses that are allocated but that are not subject to a direct relationship have been allocated on a proportional basis using revenue or number of employees, as is most appropriate. Costs related to shared services and corporate services, such as tax, legal and compliance, risk management, finance, internal audit, and executive management have been allocated to Westway on a proportional basis using a basis of allocation that would have been expected to reasonably reflect the proportion of Westway's incurrence of such costs. Westway's management believes that the allocation methods described above provide a reasonable allocation of costs. However, these costs may not be representative of the costs necessary for Westway to operate as a stand-alone entity. The Westway financials do not include an allocation of the ED&F Man group's debt, interest, deferred financing costs and other financing related costs because none of these items were specifically identified as corporate advances to or borrowings from the ED&F Man group. Transactions other than those specifically identified as corporate advances to or borrowings from the ED&F Man group have been accounted for using the invested equity method. Income taxes, where applicable, have been accounted for in the Westway financials as if Westway were a separate taxable entity.

        Consistent with the requirements of the SEC, the historic financial performance of Westway included in this prospectus comprises combined carve-out statements of income and combined carve-out statements of cash flow for the three months ended January 31, 2009 and 2008 and the three years ended October 31, 2008, 2007 and 2006, respectively, and combined carve-out balance sheets as at January 31, 2009 and 2008 and as at October 31, 2008 and 2007, and footnotes for each period.

Recently Issued Accounting Pronouncements

        For details of recently issued accounting pronouncements, see note 2 to the Westway financials. Management does not expect that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying combined carve-out financial statements.

Material Ongoing Arrangements with the ED&F Man Group

        As a consequence of the ownership structure prior to the business combination, Westway has maintained a significant commercial relationship with the ED&F Man group. Westway continues to act as preferred supplier of storage services to the ED&F Man group and the ED&F Man group providing a significant proportion of the molasses requirements of the liquid feed supplements business. In addition, the ED&F Man group will provide transitional services to the combined company for a period of a minimum of twelve months following the business combination and ED&F Man will provide the interim credit facility to the combined company. More details are set out in "Information about the Companies—Westway—Relationship with the ED&F Man Group."

        During each of the periods presented in the Westway financials, storage of liquid products was provided to the ED&F Man group by Westway. For the three-month periods ended January 31, 2009 and 2008 and for the years ended October 31, 2008, 2007 and 2006, net revenues earned by Westway from services provided to the ED&F Man group were $3.0 million, $4.1 million, $14.1 million, $9.6 million, and $9.0 million, respectively, representing 2.9%, 4.1%, 3.8%, 3.3% and 3.0% of total net revenues, respectively. Expressed as a function of net revenues for the bulk liquid storage business, these percentages were 16.5%, 20.8%, 17.7%, 13.8% and 14.8%, respectively. These net revenues are included in "Net revenues—Related parties" in the combined carve-out statements of income.

        In addition, during each of the financial periods presented in the Westway financials, Westway acquired molasses from the ED&F Man group for its liquid feed supplements business. For the three-month periods ended January 31, 2009 and 2008 and for the years ended October 31, 2008, 2007 and 2006, cost of sales incurred by Westway was $22.0 million, $16.8 million, $71.8 million, $62.9 million, and $79.5 million, respectively, representing 25.2%, 20.8%, 23.7%, 26.2% and 30.3% of total cost of sales, respectively. Expressed as a function of cost of sales for the liquid feed supplements business, these percentages were 28.0%, 23.7%, 26.7%, 30.6% and 34.8%, respectively. These costs are included in "Cost of sales" in the combined carve-out statements of income. Each of these items of revenue and cost of sales was negotiated on a basis Westway considers to be at arm's length. All of these related party costs relate to the liquid feed supplements segment.

Segments

Bulk Liquid Storage

        The bulk liquid storage segment generates income from three primary sources: fixed income, volume related or "throughput" income, and income from ancillary services. Each of these sources of income is recorded net of any discounts or volume rebates. These sources of income reflect the individual nature of Westway's relationships with its global, regional or local customer bases, which typically comprise contracts spanning one or more years. Contracts vary according to the provision of services, ranging from the simple transloading of products from delivery into storage, but more typically extend into more complex product management and storage services. Revenue arising on such contracts is recognized proportionally over the term of the arrangement. Throughput income reflects the variable income arising in direct proportion to the volume of liquid entering or exiting each location, normally based upon tonnage. Ancillary income reflects the revenue arising from customer specific storage requirements, including energy, overtime and other infrastructure costs. Revenue, net of sales tax, is recognized when services have been rendered and Westway has fulfilled its obligations. Bulk liquid storage services are provided through a number of international locations, but are currently managed as one business from Westway's headquarters in New Orleans, LA.

Liquid Feed Supplements

        The liquid feed supplements segment generates income from liquid feed supplements with a small proportion of income arising from solid or more traditional animal feeds. The business is focused on the processing of animal feeds from their raw liquid constituents into a blended product that varies according to customer and livestock requirements. Revenue, net of sales tax, is recognized when title and risk of loss passes to the customer, normally occurring on delivery. The liquid feed supplements segment incorporates a research and development program focused on delivering product that is distinct, based on customer, livestock and geographical requirements and is capable of being varied to reflect commodity prices or other factors. The liquid feed supplements segment is organized around a series of broad regional territories in the United States that reflect the characteristics of beef cattle, dairy and feedlot markets. The liquid feed supplements segment is currently managed from, and headquartered in, Tomball, TX.

Factors That Affect Financial Performance

        For the financial periods presented, the results of Westway reflect increases in the net income earned year on year. However, Westway's performance is affected by a small number of factors of primary importance that cause fluctuation in the results of operations and overall financial performance. The most significant factors are described below.

Bulk Liquid Storage

        For the bulk liquid storage business, operational and financial stability are derived from long standing relationships with a range of customers, a number of which are significant both in overall market position and contribution to Westway. Contracts are typically in excess of one year in length, provide a significant pipeline of future revenue in respect of which both cost and revenue structures are protected by inflationary pricing mechanisms. Although customer retention has historically been high, changes in the customer base can occur and could have an impact on profitability. Furthermore, Westway's performance continues to be linked with the trading and storage requirements of the ED&F Man group, although this is contracted on a basis that we believe is at arm's length. We believe that the bulk liquid storage business is protected from dependence on single customers or territories by the range of countries in which it operates, the breadth of services and products provided to customers and the fact that a significant proportion of any foreign currency exposure is mitigated by the majority of transactions being conducted and reported in U.S. dollars. Finally, wherever possible we work to secure contractual commitments with third parties prior to construction in order to minimize the delay between construction of facilities and achievements of profitable levels of utilization. Results are affected when utilization rates remain low.

Liquid Feed Supplements

        The liquid feed supplements business provides stability by providing a range of liquid feed supplements to customers both large and small across a wide range of regions within the United States and Canada. Historically, customer relationships are long and, although these are not generally contracted in excess of one month ahead of time, result in stable income streams. We believe that a key element of the protection that is available to the liquid feed supplements business is derived from the strength and flexibility of our blending capability. We further believe that the ability to vary the constituents of supplements provided to livestock, in order to meet customer requirements, allows the liquid feed supplements business to generate incremental customer value, as well as allowing the blend of price-affected ingredients to be changed at short notice. In addition, the overall blend of short-term or "spot" trading in the liquid feed supplements business complements the more predictable, contracted storage business by providing pricing flexibility in inflationary periods, while the bulk liquid storage business maintains protection against deflation and co-location in key ports provides significant synergies.

Overall

        In this context, however, we are subject to a number of risks that have the potential to influence future profitability. While most of these are set out in the "Risk Factors" section, our management has identified a number of the key factors below. Our performance is significantly linked to the underlying price of the agricultural commodities stored and utilized in the business. In turn, the value attributable to the storage of agricultural commodities is linked to the market price of other liquid products that compete for storage space in the United States and international markets, both agricultural and non-agricultural (e.g., petroleum) in nature. Similarly, the market prices of non-liquid feed stocks that compete directly with the liquid feed supplements business are dependent on conditions affecting their supply overall; such as climatic conditions that drive crop yield, quality and availability. Accordingly, conditions of good or poor supply affects the demand for liquid feed supplements and pricing in turn.

        Price inflation that is not directly linked to agricultural commodities, such as consumer price inflation, also has an effect on our overall performance, particularly as it is reflected in employee compensation, energy, maintenance and construction costs. We do not consider our businesses to be unduly affected by this factor compared with its competitors or the industry at large. Operationally, each of our businesses operates in environments that require strict adherence to environmental protection and health and safety regulation. A significant event such as contamination, leakage, or other material damage has the potential to significantly affect financial performance, although we believe our compliance with each of these requirements to be at or above the best practice requirements and have a strong track record in this regard. The interaction of a number of these factors is reflected in the historic financial performance of Westway set out below and in the Westway financials appearing elsewhere in this prospectus.

        Our businesses are affected by changes in the availability and quality of agricultural commodities as well as changes in regulation and in the wider economy which affect the prices of and the demand for those commodities. When a commodity price changes, the bulk liquid storage business is affected because the underlying cost of commodity storage changes and because the demand for storing the commodity or alternative liquid products or by-products also changes. The liquid feed supplements business is potentially more affected by changes in the availability and quality of agricultural commodities because of its higher proportion of agricultural commodity costs to its total costs. However, the liquid feed supplements business is not significantly dependent on fixed price or long term supply or purchase contracts and is not subject to potentially significant effects arising from movements in foreign exchange rates and does not utilize derivatives. Interest rate risk has yet to be determined by the financing structure that will be in place for the combined company on closing, however, interest rate risk exposures will be limited to an impact on the borrowing costs and funding capacity of the combined company.

Key Performance Indicators

        For the purposes of management's discussion and analysis set out below, we have identified certain key performance measures that are used by our management in evaluating financial performance in each of the financial periods set out below:

	Three Months Ended January 31,		Year Ended October 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)
Income from operations ($ in thousands)	10,061	8,574	32,176	22,450	13,795
Combined Operating Income Margin %	9.6%	8.8%	8.7%	7.7%	4.6%
Growth	9.2%	—	13.0%	67.4%	21.1%
Bulk liquid storage Operating Income Margin %	30.5%	25.7%	32.1%	26.2%	20.0%
Growth	19.0%	—	22.5%	31.0%	57.5%
Liquid feed supplements Operating Income Margin %	5.2%	4.5%	2.2%	1.8%	0.6%
Growth	14.4%	—	22.2%	200.0%	(62.5)%
Liquid feed supplements volume (tons)	489,630	514,292	1,843,367	1,574,556	1,700,730
(Decrease)/increase (%)	(4.8)%	—	17.1%	(7.42)%	2.1%
Price achieved per ton ($ per ton)	$177.7	$152.7	$157.6	$141.5	$141.9
Increase/(decrease) (%)	16.4%	—	11.3%	(0.3)%	2.5%

        Commentary on the historical financial performance of the business below relates primarily to operating income and gross margins. For each of the financial periods discussed below, we have set out the principal factors behind the operating results for each of the bulk liquid storage and liquid feed supplements segments. This contrasts with the reporting of net income/(expense) from operations, gains/(losses) arising from disposals of property, plant and equipment, income/(expense) arising from our equity investments in Champion Liquid Feeds and the share of pre-tax income or expense attributable to a minority interest in Sunnyside, which are explained for Westway as a whole.

Results for the three months ended January 31, 2009 compared with the three months ended January 31, 2008

	Three Months Ended January 31,
			Increase/ (Decrease)
	2009	2008
	($ in thousands)	($ in thousands)
Net Revenues
Liquid feed supplements	86,998	78,503	10.8%
Bulk liquid storage	15,254	15,391	(0.9)%
Related parties—ED&F Man	3,012	4,047	(25.6)%

Total Revenues	105,264	97,941	7.5%

Cost of Sales
Liquid feed supplements	(56,734)	(54,104)	4.9%
Bulk liquid storage	(8,841)	(9,657)	(8.4)%
Related parties—purchases from ED&F Man	(22,036)	(16,759)	31.5%

Total Cost of Sales	87,611	80,520	8.8%

Gross Profit	17,653	17,421	(1.3)%

Operating Expenses
Selling, general and administrative expenses	7,592	8,847	14.2%

Income from Operations	10,061	8,574	17.3%

Expense arising from investments	(29)	(23)	26.1%
(Loss)/gain on disposals of property, plant & equipment	(4)	1	—
Total Non-Operating Expense	(33)	(22)	50.0%

Income before Taxes	10,028	8,552	17.3%
Income tax expense	(2,564)	(2,946)	(13.0)%
Minority interest	(26)	12	—

Net income	7,438	5,618	32.4%

Overall Performance

        For the three months ended January 31, 2009, net revenues increased by $7.4 million, or 7.3% to $105.3 million from $97.9 million in three months ended January 31, 2008, resulting in an increase in pre-tax profit of $1.5 million, or 17.3%, to $10.0 million in the three months ended January 31, 2009 from $8.6 million in the three months ended January 31, 2008. This performance reflected Westway's stable revenue stream from its customer-focused bulk liquid storage business and the growth of the liquid feed supplements business during a period of ongoing economic uncertainty and molasses price inflation. The increase in liquid feed supplements revenue of $8.5 million, or 10.8%, in the three months ended January 31, 2009 compared with the three months ended January 31, 2008 reflected Westway's ability to maintain its selling prices despite a 4.8% reduction in tonnage following continued high molasses prices.

        The bulk liquid storage business remained relatively stable, with revenue decreasing marginally in the three months ended January 31, 2009 compared with the three months ended January 31, 2008, to $15.3 million, or 0.9%, reflective of some stockpiling activity and despite lower facility throughput overall. Westway maintained its track record of increasing income from operations which rose $1.5 million, or 17.3%, to $10.1 million in the three months ended January 31, 2009 compared with

$8.6 million despite difficult economic conditions and assisted by a net reduction in operating costs in the bulk liquid storage business following the exit from the San Pedro, CA storage facility in September 2008. Combined operating income margin increased by 9.2% to 9.6% in the three months ended January 31, 2009 from 8.8% in the three months ended January 31, 2008. Overall, we believe that this performance demonstrated Westway's continued progress during a period of significant, planned investment.

Bulk Liquid Storage

  Net Revenue and Cost of Sales

        Overall, Westway's strong customer relationships and value driven contract pricing withstood modest volume reductions in the period. Including transactions between Westway and ED&F Man group, total net revenues decreased $1.2 million, or 6.0%, to $18.3 million in the three months ended January 31, 2009 from $19.4 million in the three months ended January 31, 2008. In the United States, a decrease in net revenue of $0.5 million, or 4.0%, to $11.3 million in the three months ended January 31, 2009 from $11.8 million in the three months ended January 31, 2008 reflected the combined impact of closing Westway's San Pedro, CA facility offset by customer expansion at the Houston terminals. Outside of the United States, the decrease in business volume was more significant, with net revenue decreasing 11.5% to $6.9 million in the three months ended January 31, 2009 from $7.8 million in the three months ended January 31, 2008. Other than the impact of the change in customer storage arrangements from California to Texas in the United States, reductions in revenue reflected lower facility throughput consistent with higher commodity prices and global trading conditions. However, these reductions were largely offset by the continued high level of fixed income arising on existing and new storage contracts. Geographically, the reduction in net revenue for the period was reflected consistently across all locations, with the United States, the UK and the Netherlands continuing to be the major contributors.

        Within total cost of sales for the three months ended January 31, 2009 totaling $8.8 million, plant operating costs of $5.9 million improved by $1.0 million, or 14.2%, from $6.9 million in the three months ended January 31, 2008, driven by facility operating cost reductions arising from the closure the San Pedro facility and transfer of capacity to Westway's Stockton, CA. Consistent with the closure of San Pedro and investment elsewhere in the United States in particular, depreciation costs of $2.7 million in the three months ended January 31, 2009 were comparable to the three months ended January 31, 2008 due to the effect of additional depreciation arising on capital investment being spread over the relatively long lives of the facility infrastructure. Gross margins improved to 51.6% in the three months ended January 31, 2009 from 50.8% in the three months ended January 31, 2008.

  Operating Expenses and Operating Margins

        Operating expenses, comprising selling, general and administrative expenses in the bulk liquid storage business decreased by $1.1 million, or 22.0% to $3.9 million in the three months ended January 31, 2009 from $4.9 million in the three months ended January 31, 2008, again reflecting the impact of cost structure changes following the closure of San Pedro combined with continued focus of the business in controlling cost more generally offset by increases in the cost base outside of the United States primarily reflecting foreign currency denominated costs. Constant revenues combined with reduced operating expenses translated into an increase of 19.0% in operating income margins to 30.5% in the three months ended January 31, 2009 from 25.7% in the three months ended January 31, 2008.

Liquid Feed Supplements

  Net Revenue and Cost of Sales

        Overall, the liquid feed supplements business performed strongly, with net revenue increasing by $8.5 million, or 10.8%, to $87.0 million in the three months ended January 31, 2009 from $78.5 million in the three months ended January 31, 2008. Performance for the period primarily resulted from continued high values achieved per ton consistent with high raw material prices offset by lower volumes relating to a reduction in demand in drought-affected eastern and southern markets combined with competitive pressures elsewhere. The volume of animal feed sold decreased by 24,662 tons, or 4.8%, from 514,292 tons in the three months ended January 31, 2008 to 489,630 tons in the three months ended January 31, 2009, while the price achieved per ton increased 16.4%, or $25.00 to $177.70 from $152.70 for the same period. Accordingly, purchases of molasses from ED&F Man increased by $5.3 million, or 31.5%, to $22.0 million in the three months ended January 31, 2009 from $16.8 million in the three months ended January 31, 2008. Despite the reduction in tonnage in the period, competitive pricing resulted in gross margins of 9.5% in the three months ended January 31, 2009, consistent with the three months ended January 31, 2008.

        Within total cost of sales of $78.8 million in the three months ended January 31, 2009, plant operating costs decreased by $0.5 million to $6.4 million in the three months ended January 31, 2009 from $7.0 million in the three months ended January 31, 2008 consistent with underlying cost control and reductions in variable labor cost in the United States. Depreciation costs of $1.0 million in the three months ended January 31, 2009 increased by 1.5% from the three months ended January 31, 2008. Consequently, operating margins for the period increased to 5.2% in the three months ended January 31, 2009 from 4.5% in the three months ended January 31, 2008.

  Operating Expenses and Operating Margins

        Selling, general and administrative expenses decreased by $0.2 million, or 4.4%, to $3.7 million in the three months ended January 31, 2009 reflecting modest cost reduction measures including labor.

Income from operations

        For the three months ended January 31, 2009, the net effect of business volume and pricing mix across the two businesses resulted in an increase in income from operations of $1.5 million, or 17.3%, to $10.1 million in the three months ended January 31, 2009 from $8.6 million in the three months ended January 31, 2008. Income for the bulk liquid storage segment increased by $0.5 million, or 10.6%, to $5.6 million in the three months ended January 31, 2009 from $5.0 million in the three months ended January 31, 2008 due to the net effect of cost savings on minor revenue reductions. Income from operations from the liquid feed supplements segment increased by $1.0 million, or 27.1%, to $4.5 million in the three months ended January 31, 2009 from $3.5 million in the three months ended January 31, 2008 consistent with strong revenue per ton and cost control across the asset base.

Income Taxes

        Income taxes for the period decreased by $0.4 million, or 13.0%, to $2.6 million in the three months ended January 31, 2009 from $3.0 million in the three months ended January 31, 2008, primarily as a reflection of revisions to the carrying value of deferred tax liabilities.

        Overall, net income increased by $1.8 million, or 32.4%, to $7.4 million in the three months ended January 31, 2009 compared with $5.6 million in the three months ended January 31, 2008.

Results for the year ended October 31, 2008 compared with the year ended October 31, 2007

	Year Ended October 31,
			Increase/ (decrease)
	2008(1)	2007
	($ in thousands)
Net Revenues
Liquid feed supplements	290,569	222,871	30.4%
Bulk liquid storage	65,643	60,020	9.4%
Related parties—ED&F Man	14,111	9,610	46.8%

Total Revenues	370,323	292,501	26.6%
Cost of Sales
Liquid feed supplements	(195,594)	(142,112)	37.6%
Bulk liquid storage (restated)(1)	(34,972)	(35,153)	(0.5)%
Related parties—purchases from ED&F Man	(71,763)	(62,854)	14.2%

Total Cost of Sales (restated)(1)	(302,329)	(240,119)	25.9%

Gross Profit (restated)(1)	67,994	52,382	29.8%

Operating Expenses
Selling, general and administrative expenses (restated)(1)	35,818	29,932	19.7%

Income from Operations	32,176	22,450	43.3%

(Expense)/income from investments	(174)	67	(359.7)%
Gain on disposals of property, plant & equipment	6,875	4,184	64.3%

Total Non-Operating Income	6,701	4,251	57.6%

Income before Taxes	38,877	26,701	45.6%
Income tax expense	(12,041)	(9,237)	30.4%
Minority interest	131	98	33.7%

Net Income	26,967	17,562	53.6%

(1)
Restated for reclassification of operating costs in 2008 (see note 2 to the Westway Financials).

Overall Performance

        For the year ended October 31, 2008, which we refer to as "fiscal year 2008," Westway recorded its strongest financial performance to date in terms of net revenue, gross profit and income from operations. For the fiscal year 2008, total net revenues increased by $78.8 million, or 26.6%, to $370.3 million compared with $292.5 million for the year ended October 31, 2007, which we refer to as "fiscal year 2007." Operating results reflected favorable overall performances in both the bulk liquid storage and liquid feed supplements businesses supported by conducive market and competitive conditions. Such growth was attributable to a 17.1% increase in tonnage processed by the liquid feed supplements business combined with capacity gains in bulk liquid storage and commodity price increases in the liquid feed supplements business. In the liquid feed supplements segment, volume increases reflected the impact of customers switching from expensive dry animal feeds into liquid feed supplements, a process reflective of the increased global demand of the biofuel industry for corn and soybeans.

        Overall, combined operating income margin increased from 7.7% to 8.7% during the fiscal year 2008, reflecting the effect of utilization of the bulk liquid storage and the liquid feed supplements business' operating assets, which outweighed the effect of increases in commodity prices and underlying inflationary pressures.

        Overall, net income increased by $9.4 million, or 53.6%, from $17.6 million in fiscal year 2007 to $27.0 million in fiscal year 2008.

Bulk Liquid Storage

  Net Revenue and Costs of Sales

        For fiscal year 2008, net revenue from the bulk liquid storage business, inclusive of transactions with the ED&F Man group, was $79.8 million, compared to $69.6 million in the prior fiscal year, representing an increase of $10.2 million, or 14.5%. Net revenue gains reflected increases in stored tonnage across Westway's global operations arising from increases in utilization of capacity and capacity enhancement driven by increased demand for storage of bulk liquid products across a range of market sectors including livestock feed. Overall, volume increases were recorded in all locations and as a significant constituent of the bulk liquid storage customer base, revenue arising from services provided to the ED&F Man group also increased consistent with underlying growth. Of the $14.1 million in fiscal year 2008 of total related party net revenue for Westway, 100% related to bulk liquid storage, the same as in 2007.

        Geographically, net revenue for fiscal year 2008 was consistently ahead of the prior fiscal year in all locations, with the United States, the United Kingdom and the Netherlands driving the bulk of the growth. In the United States, bulk liquid storage revenue increased by $4.0 million, or 9.2%, driven primarily by new customer contracts created following capital investment at both of Westway's terminals in Houston, TX. In the Netherlands, continued increases in utilization of newly built capacity, following investment at the Amsterdam facility during 2005-6 giving customers access to the Amsterdam, Antwerp and Rotterdam area, generated an additional $2.5 million in gross margin. Growth in United Kingdom throughout revenue was primarily due to sales to Cargill and the ED&F Man group. Facilities in Esbjerg, Denmark, Gdynia, Poland, Dublin, Ireland and Inchon, Korea all contributed ahead of prior fiscal year. Performance in Ireland was improved, based on the volume of molasses trading and Westway's facility in Gdynia continued to generate growth based on a Polish market experiencing growth in gross domestic product.

        Gross margins of 56.6% for fiscal year 2008 were significantly ahead of 48.9% for fiscal year 2007 reflecting the interaction of strong revenue growth combined with the two primary costs of sales, facility costs and depreciation, in the United States and rest of the world. In the United States in particular, this was due to significant facility cost savings arising as a result of the closure of the San Pedro facility. Depreciation costs for the bulk liquid storage business rose marginally as a reflection of additional capital investment. In September 2008, Westway closed its San Pedro facility and transferred its remaining customer activity to facilities in Stockton, CA and Houston, TA, following Westway's agreement to exit the San Pedro site.

  Operating expenses and operating margins

        Operating expenses, comprising selling, general and administrative expenses decreased by $2.2 million, or 13.7%, to $13.8 million in fiscal year 2008 which, after increased variable costs, reflected the continued focus of the business in controlling cost and greater utilization across the business. In bulk liquid storage, operating expenses continued to be affected by inflationary increases in the wider global economy which significantly affected employment costs, with Westway's United States businesses experiencing additional payroll and related personnel expenses. The aggregate higher volumes translated into higher recovery of underlying facility and operating costs and increased operating income margins of 32.1%, 22.5% higher than fiscal year 2007.

Liquid Feed Supplements

  Net Revenue and Cost of Sales

        For fiscal year 2008, net revenue for the liquid feed supplements segment was $290.6 million, an increase of $67.7 million, or 30.4%, compared with the prior fiscal year's net revenue of $222.9 million, as a result of a strong competitive position compared with other forms of livestock feed. The increase in net revenue was driven by an increase in tonnage in the period of 17.1% to 1,843,367 tons, compared with 1,574,556 tons in fiscal year 2007, combined with the effect of passing on price increases relating to the primary molasses constituent, both driven by higher global market prices for grain. In addition, 104,262 tons, or 38.8% of net volume gains comprised new business achieved through Westway's expansion into new facilities in Clewiston, Florida.

        Cost of goods sold for fiscal year 2008 was $195.6 million compared to $142.1 million for fiscal year 2007, an increase of $53.5 million, or 37.6%, due to increased sales volumes, combined with significant rises in the cost of raw material ingredients, particularly molasses and urea. Gross margins for fiscal year 2008 decreased 4.5% from 7.7%, compared with 8.0% in fiscal year 2007 reflecting higher input prices.

        In the liquid feed supplements segment, plant operating expenses for the fiscal year 2008, included within cost of sales, increased by 21.3%, from $19.7 million in fiscal year 2007 to $23.9 million. In the United States this reflected an increase in tank storage costs at Stockton, CA in particular and higher utility costs driven by higher natural gas prices. Maintenance costs were higher in fiscal year 2008, reflective of the age and geography of facilities, with $2.1 million of this increase attributable to plant running costs at the new Clewiston facility.

  Operating Expenses and Operating Margins

        Selling, general and administrative expenses for the liquid feed supplements segment increased by $2.7 million in the year. This related to customer acquisition costs combined with inflationary increases of which fixed and variable labor, energy and other consumables had the biggest impact. Overall, operating margins in the liquid feed supplements segment increased from 1.8% to 2.2% in fiscal year 2008, reflecting the strength of volume, higher operational efficiency and strong control of fixed and semi-variable operating costs.

Income from operations

        For fiscal year 2008, the net effect of volume increases across the Westway businesses translated into an increase in income from operations of $9.7 million, or 43.3%, to $32.2 million, compared to $22.5 million in the prior fiscal year. Income for the bulk liquid storage segment increased by $7.4 million following the volume increases noted above. Income from operations from the liquid feed supplements segment increased by $2.3 million consistent with increased operational efficiency across the asset base.

Non-Operating Income and Expense

        During fiscal year 2008, Westway recorded a loss from its interest in Champion Liquid Feeds of ($0.2) million, compared to again of $0.1 million in fiscal year 2007, and gains on the disposal of property, plant and equipment of $6.9 million, compared to gains of $4.2 million in fiscal year 2007. Included within the 2008 fiscal year gain is a $7.0 million gain relating to the closure of the San Pedro, CA facility.

Income Taxes

        Income taxes for the period increased to $12.0 million from $9.2 million in fiscal year 2007, consistent with the increase in profit for the fiscal year. This resulted in an effective rate of tax of

31.0% in fiscal year 2008 as compared to an effective tax rate of 34.6% in fiscal year 2007 (see Note 9 to the Westway financials).

Results for the year ended October 31, 2007, compared with the year ended October 31, 2006

	Years ended October 31,
			Increase/ (decrease)
	2007	2006
	($ in thousands)%
Net Revenues
Liquid feed supplements	222,871	241,351	(7.7)%
Bulk liquid storage	60,020	52,008	15.4%
Related parties—ED&F Man	9,610	9,041	6.3%

Total Revenues	292,501	302,400	(3.3)%
Cost of Sales
Liquid feed supplements	(142,112)	(147,695)	(3.8)%
Bulk liquid storage	(35,153)	(34,708)	1.3%
Related parties—purchases from ED&F Man	(62,854)	(79,455)	(20.9)%

Total Cost of Sales	(240,119)	(261,858)	(8.3)%

Gross Profit	52,382	40,542	29.2%

Operating Expenses
Selling, general and administrative expenses	29,932	26,747	11.9%

Income from Operations	22,450	13,795	62.7%

Income from investments	67	279	(76.0)%
Gain on disposals of property, plant & equipment	4,184	1,238	238.0%

Total Non-Operating Income	4,251	1,517	180.2%

Income before Taxes	26,701	15,312	74.4%
Income tax expense	(9,237)	(4,820)	91.6%
Minority interest	98	—	—%

Net Income	17,562	10,492	67.4%

Overall Performance

        During a year in which market conditions softened compared to fiscal year 2006, performance for fiscal year 2007 reflected the resilience of the combined bulk liquid storage and liquid feed supplements businesses. This is reflected in a significant increase in income from operations, compared with the year ended October 31, 2006, which we refer to as "fiscal year 2006," softer market conditions particularly affected volumes across the liquid feed supplements business which performed well overall by close control of operating costs.

        In total, net revenues decreased by $9.9 million, or 3.3%, to $292.5 million compared with $302.4 million for fiscal year 2006. Overall, sales performance reflected the combined impact of continued strong revenue growth in the bulk liquid storage business offset by reductions in the volume of product sold in the liquid feed supplements business due to these less conducive market conditions. Net volume gains were evident in the performance of bulk liquid storage facilities in the United Kingdom, the United States and the Netherlands where close management of operating costs combined with higher asset utilization combined to generate significant net income gains. Westway also experienced strong operating profit growth in the liquid feed supplements business in spite of a 7.4% contraction in tonnage processed and minor reductions in the value achieved per ton processed. Overall, Westway generated operating income of $22.5 million in fiscal year 2007 compared to $13.8 million in fiscal year 2006, an increase of 62.7%.

Investments

        On December 29, 2006, Westway established Sunnyside under a 51.49% joint venture with Sunnyside Properties LLC. Sunnyside was established with the purpose of constructing and operating a liquid feed supplements facility in Mandan, ND to serve local beef and dairy industries. Subsequent to the formation of Sunnyside and the opening of the manufacturing facility in March 2007, Westway invested $1.3 million. Overall, net income increased by $7.1 million, or 67.4%, from $10.5 million in fiscal year 2006 to $17.6 million in fiscal year 2007.

Bulk Liquid Storage

  Net Revenue and Cost of Sales

        For fiscal year 2007, total net revenues, inclusive of transactions between Westway and the ED&F Man group, increased by $8.6 million, or 14.1%, to $69.6 million compared with $61.0 million for fiscal year 2006. Sales revenue reflected increases in the tonnage stored across Westway's global operations with increases recorded in third-party revenue in a number of locations. In the United States revenue increased by $1.8 million, or 4.2%, reflecting higher utilization at both of the facilities in Houston in particular. In the Netherlands, net revenue doubled to $8.2 million, reflective of an ongoing increase in utilization following capacity investments over the preceding two fiscal years, and in the United Kingdom revenues improved by $2.1 million, or 22%, due to new customers. In aggregate, transactions with the ED&F Man group increased from $9.0 million to $9.6 million.

        Additional expense, attributable to volume growth increased cost of sales for fiscal year 2007. This increase was largely volume driven by additional variable plant costs and a full year impact of depreciation on assets brought into operation in the prior fiscal year. Within this, plant cost increases were particularly notable in the Netherlands due to expansion in capacity.

  Operating Expenses and Operating Margins

        In bulk liquid storage, operating expenses of $16.0 million for the fiscal year 2007 were similar at 22.7% of net revenues as compared to 22.3% in 2006, despite inflationary increases in employment costs and investments in new business. Overall, savings reflected ongoing higher utilization rates, due to terminal expansion in the US and the Netherlands in particular. In aggregate, higher volumes translated into higher recovery of operating costs with operating margins of 26.2%, compared with 20.0% in fiscal year 2006, an increase of 31.0%. Gross margins for fiscal year 2007 were 48.9%, or an increase of 15.6% compared to 42.3% in fiscal year 2006 reflecting higher utilization and robust cost control.

Liquid Feed Supplements

  Net Revenue and Cost of Sales

        For fiscal year 2007, net revenue for liquid feed supplements was $222.9 million, which was a decrease of $18.5 million, or 7.7%, compared with the prior fiscal year. This decrease in revenue was driven by a decrease in volume in the period of 7.4% to 1,574,556 tons, compared to 1,700,730 tons in fiscal year 2006, reflective of lower demand due to the effect of underlying commodity price movements on liquid feed compared with dry feed. Net revenue per ton decreased slightly from $141.9 in the prior fiscal year 2006 to $141.5 in fiscal year 2007, reflecting Westway's ability to maintain pricing strength despite underlying commodity price reductions.

        Cost of goods sold for fiscal year 2007 was $142.1 million, compared to $147.7 million for the fiscal year 2006, a decrease of $5.6 million, 3.8%, reflective of decreased sales volumes. Gross margins for the fiscal year increased from 5.9% to 8.0% compared with fiscal year 2006 as a direct response to a reduction in molasses input prices supplied by ED&F Man and consistent with reductions in underlying commodity prices.

        In the liquid feed supplements segment, plant operating expenses for the year were impacted by year on year inflationary increases reflective of the wider economy. In the United States, this reflected increased tank storage costs at Stockton, CA in particular and higher utility costs driven by higher natural gas prices. Maintenance costs were higher in fiscal year 2007, reflective of the age and geography of terminals, with $1.5 million of the increase attributable to plant running costs at the new Clewiston facility.

  Operating Expenses and Operating Margins

        Within operating expenses, selling, general and administrative expenses increased by 8.3% from $12.9 million in fiscal year 2006 to $13.9 million in fiscal year 2007, again due to underlying and sector specific inflation resulting in liquid feed supplements operating margins increasing from 0.6% in fiscal year 2006 to 1.8% in fiscal year 2007.

Income from Operations

        For fiscal year 2007, the net effect of volume movements across the Westway business translated into an increase in income from operations of $8.7 million, or 62.7%, to $22.5 million compared with 2006. Income from the bulk liquid storage segment increased by $6.0 million, or 48.4%, following the volume increases noted above. Income from operations in fiscal year 2007 from the liquid feed supplements segment increased by $2.6 million from $1.4 million in fiscal year 2006 to $4.0 million, consistent with the combined effect of improvements in operational efficiency.

  Non-Operating Income and Expense

        During fiscal year 2007, Westway recorded income from its interest in Champion Liquid Feeds of $0.1 million compared to income of $0.3 million in fiscal year 2006 reflecting the start up nature of this operation and profits on the disposals of property, plant and equipment of $4.2 million, compared with $1.2 million in fiscal year 2006. In October 2007, Westway disposed of its interest in a four acre facility at Stockton South to a United States-based biodiesel group. The sale generated a gain on disposal of $4.2 million.

  Income Taxes

        Income taxes for the fiscal year 2007 increased from $4.8 million to $9.2 million, consistent with the increase in profit for the fiscal year. This resulted in an increase in net income of $7.1 million, or 67.4%, from $10.5 million in fiscal year 2006 to $17.6 million in fiscal year 2007. This resulted in an effective rate of tax of 34.6% in fiscal year 2007 as compared to an effective tax rate of 31.5% in fiscal 2006.

Contractual Commitments

        We have a substantial property portfolio, with major deep water locations in the United States, the United Kingdom, the Netherlands and the remainder of Western Europe along with liquid feed supplements processing and distribution facilities. Many of our bulk liquid storage and liquid feed supplements facilities are situated on land which is leased from port authorities under operating leases. We also have a small number of facilities leases and leases with railroad companies. Typically these leases extend beyond five years. For the purposes of determining periodic occupation costs, leases terms are calculated from the date we take possession of the facility, including any periods of free or reduced rent and any lease extensions available to us that are reasonably assured of being exercised.

        Future minimum lease payments under non-cancellable operating leases as of October 31, 2008 are as follows:

	< 1 year	1-3 years	3-5 years	> 5 years	Total
	($ millions)
Operating lease commitments	3.4	6.0	4.8	21.2	35.4
Capital commitments	6.1	0.4	—	—	6.5

Total	9.5	6.4	4.8	21.2	41.9

        In the normal course of business, we make investments in the property and facilities utilized by the bulk liquid storage and liquid feed supplements businesses. As a result, at any point in the financial calendar, we have outstanding contracts with third parties reflecting the cost of committed capital expenditure not yet incurred. At October 31, 2008, these commitments totaled $6.5 million, compared to $6.6 million at October 31, 2007.

        For a discussion of certain other of our contractual commitments which were entered into subsequent to October 31, 2008, see the subsections entitled "Molasses Supply Agreement," "Storage and Strategic Alliance Agreement and Terminal Service Agreement," "Shared Services Agreement," "Interim Credit Facility" and "Letter Agreement" of the section entitled "Certain Relationships and Related Transactions—Related Transactions."

Liquidity and Capital Resources

Effect of Carve-Out Accounting

        As noted above under "Critical Accounting Policies," the nature of the business combination has resulted in the need to aggregate certain segments of the ED&F Man group into a combined form not previously contemplated. As a direct consequence, the Westway financials do not include an allocation of the ED&F Man group's debt, interest, deferred financing costs and other financing related costs, because none of these items were specifically identified as corporate advances to or borrowings from the ED&F Man group. As a consequence, for the purposes of the Westway financials, the net cash requirements of, or net cash generated by, Westway have been accounted for as adjustments to the invested capital of the ED&F Man group under the invested equity method. This approach also reflects the intention of the business combination to reflect a cash-free debt-free transfer of the Westway businesses. For purposes of this management's discussion and analysis, the discussion of liquidity and capital resources centers on the operating and investing cash flows with limited reference to the raising of finance from, or the repayment of invested capital to, the ED&F Man group.

        In the past, Westway's only source of liquidity has been funding from ED&F Man, together with cash generated from operating activities. In the future, it is anticipated that all forms of financing will be provided by third party banks. In order to facilitate the transaction, we entered into the interim credit facility with ED&F Treasury. In summary, under the interim credit facility, ED&F Man has agreed to make revolving credit loans to the combined company in an aggregate principal amount at any time outstanding of up to $100.0 million for a term of 24 months from closing. Interest will accrue on amounts borrowed under the facility at LIBOR plus 3.5%, and a commitment fee of 1.4% will be payable on any undrawn, uncancelled portion of the facility. A facility fee of $1.5 million will be payable to ED&F Man in the event that the facility has not been refinanced within 180 days following the closing of the business combination. For a discussion of the terms of the interim credit facility, see "Certain Relationships and Related Transactions—Related Transactions—Interim Facility Agreement."

Cash Flows from Operating Activities

        Our primary source of operating cash flow is cash collected from customers in its bulk liquid storage and liquid feed supplements businesses offset by our primary uses of cash flow, comprising payments to suppliers of raw materials including molasses, to lessors of land and equipment and salaries and personnel-related expenses. For the three-month periods ended January 31, 2009 and 2008 and for each of the three years ended October 31, 2008, 2007 and 2006, net income from operating activities were $7.4 million, $5.6 million, $27.0 million, $17.6 million and $10.5 million, respectively.

        In each of the periods presented, net cash flow generated from operating activities was positively impacted by the aggregate effect of adjustments to reflect non-cash items and changes in operating assets and liabilities. These adjustments comprised, primarily, the impact of adding back depreciation charges, the deduction of gains on the disposal of property, plant and equipment and the net effect of working capital movements. Of these working capital changes, in each period presented, the effect of the liquid feed supplements business was more significant than the bulk liquid storage business due to the volume and nature of cash flow requirements and direct relationship with raw materials prices.

        As a consequence of Westway's ongoing investment in capital expenditure for each of the periods presented, depreciation was a significant and increasing adjustment in arriving at net cash flow. Each of the three financial years ended October 31, 2008 was affected by the adjustment to remove gains arising on the disposal of Westway's interests in its San Pedro facility, Stockton South and Kansas. As noted, changes in Westway's operating assets and liabilities primarily reflect the underlying position of the liquid feed supplements business within the commodity life cycle, with increased pricing effect on accounts receivable and physical inventory outweighing the effect on accounts payable during periods of increasing raw materials prices. Consequently, during the fiscal year 2008 in particular, working capital reflected the upward impact of raw material price increases. As a consequence of the above, net cash provided by operating activities for the three-month periods ended January 31, 2009 and 2008 and for each of the three years ended October 31, 2008, 2007 and 2006 were $5.1 million, $2.3 million, $28.6 million, $30.3 million, and $40.1 million respectively.

Cash Flows Used in Investing Activities

        Net cash generated from the aggregate of net operating cash flow and cash flow from investing activities for the three-month periods ended January 31, 2009 and 2008 and for each of the three years ended years ended October 31, 2008, 2007 and 2006 reflected ongoing investment in capital expenditure that has underpinned Westway's strategy to date. In each of these fiscal years, net cash generated to repay, (or required to be invested by), the ED&F Man group was $(3.4) million, $(5.8) million, $5.8 million, $8.2 million and $24.2 million, respectively. These amounts reflected capital expenditure requirements of $8.6 million, $8.1 million, $35.0 million, $28.9 million and $19.2 million, respectively.

        Capital investments comprise a number of key elements, principally ongoing replacement and renewal, expansionary capital and investment in entirely new facilities. For fiscal 2008, combined capital expenditures for the bulk liquid storage and liquid feed supplements businesses was $29.5 million and $5.5 million, respectively, compared to $23.0 million and $6.0 million, respectively, in the prior fiscal year. For the bulk liquid storage business, the most significant single component of capital investments were Westway's investments at each of the Houston terminals of $15.8 million, consistent with a strategy of investment in deep water locations and expansion of existing sites. For the liquid feed supplements business, capital expenditures reflected the combined impact of normal replacement and maintenance capital, and minor upgrades to blending and processing infrastructure. This process of capital investment continued in the three months ended January 31, 2009 during which total capital investment was $8.5 million compared to $8.1 million in the three months ended January 31, 2008.

        For fiscal 2007, combined capital expenditures for the bulk liquid storage and liquid feed supplements businesses were $28.9 million, compared to $19.2 million in fiscal 2006. For the bulk liquid storage business, this reflected investments totaling $12.3 million on phases 1, 2, and 3 of Westway's capacity expansion at the Houston No. 1 storage facility, an investment of $2.6 million on tanks and infrastructure at the Houston No. 2 facility in the United States and $4.4 million relating to the Gdynia, Poland facility in Europe, consistent with a strategy of investment in expansion of key locations. For the liquid feed supplements business, capital expenditures reflected the combined impact of normal replacement and maintenance capital and upgrades to blending and processing infrastructure in a number of locations.

Cash Flows from Financing Activities

        Financing cash flows represent the net invested capital amounts distributed to and from ED&F Man as described in note 3 to the Westway financials.

Off Balance Sheet Arrangements

        With the exception of operating lease commitments described in "Contractual Commitments," Westway does not have any off balance sheet arrangements.

Market Risks

        In the normal course of operations, the Westway business is exposed to market risks arising from adverse changes in the underlying price of the agricultural commodities stored and utilized in the business. In turn, the value attributable to the storage of agricultural commodities is linked to the market price of other liquid products that compete for storage space in the United States and international markets, both agricultural and non-agricultural (e.g., petroleum) in nature. Similarly, the market prices of non-liquid feed stocks that compete directly with the liquid feed supplements business are dependent on conditions affecting their supply overall, such as climatic conditions that drive crop yield, quality and availability. Accordingly, conditions of good or poor supply affect the demand for liquid feed supplements and pricing in turn.

        When a commodity price changes, the bulk liquid storage business is affected because the underlying cost of commodity storage changes and because the demand for storing the commodity or alternative liquid products or by-products also changes. The liquid feed supplements business is potentially more affected by changes in the availability and quality of agricultural commodities because of its higher proportion of agricultural commodity costs to its total costs. However, the liquid feed supplements business is not significantly dependent on fixed price or long term supply or purchase contracts and is not subject to potentially significant effects arising from movements in foreign exchange rates and does not utilize derivatives.

        Price inflation that is not directly linked to agricultural commodities, such as consumer price inflation, also has an effect on the overall performance of the Westway business, particularly as it is reflected in employee compensation, energy, maintenance and construction costs. We do not consider the Westway business to be unduly affected by this factor compared with competitors or the industry at large.

        Interest rate risk has yet to be determined based on the financing structure implemented in connection with the closing of the business combination; however, we believe that interest rate risk exposures will be limited to an impact on borrowing costs and funding capacity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet as of March 31, 2009 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2009 and the year ended December 31, 2008, give effect to the business combination and certain transactions of Westway associated therewith. The pro forma information is based on Westway's and Shermen's historical financial statements after giving effect to the business combination and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

        For pro forma purposes, Shermen's balance sheet as of March 31, 2009 was combined with the balance sheet of Westway as of January 31, 2009 as if the business combination had occurred on March 31, 2009. Shermen's statement of operations for the three months ended March 31, 2009 and year ended December 31, 2008, was combined with the combined statement of income of Westway for the three months ended January 31, 2009 and the year ended October 31, 2008 respectively, as if the business combination had occurred at the start of the respective three and twelve month periods and to demonstrate the financial effect of three and twelve months of combined business, respectively, as far as possible.

        The acquisition is being accounted for under the purchase method of accounting. The purchase price allocation has not been finalized and is subject to change based upon recording actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Westway business. The unaudited pro forma condensed combined financial information includes estimated adjustments to record assets acquired and liabilities assumed at their respective fair values and represents the estimates of Westway's management and the Company's management based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of the acquisition and after completion of a final analysis to determine the fair values of the tangible and identifiable intangible assets and liabilities as of the closing date. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this prospectus. Increases or decreases in the fair value of the net assets and liabilities compared to the information shown in this prospectus may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations.

        The unaudited pro forma condensed combined balance sheets and statements of income have been presented based on the actual number of shares voting in favor of the transaction and reflect the fact that 9,189,990 shares of our common stock issued in connection with its initial public offering, which we refer to as the "IPO shares," were converted into cash.

        The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes and is not intended to represent the condensed combined financial position or condensed combined results of income in future periods or what the results actually would have been had Shermen and Westway been a combined company during the specified periods. The unaudited pro forma condensed combined financial information and accompanying notes should be read in conjunction with the following information appearing in this prospectus: (i) the Westway historical combined carve-out financial statements and notes thereto for the three months ended January 31, 2009 and year ended October 31, 2008, beginning at page F-48 of this prospectus; (ii) the Company's historical financial statements for the three months ended March 31, 2009 and notes thereto and the Company's historical condensed financial statements for the year ended December 31, 2008 and the notes thereto, beginning at page F-3 of this prospectus; (iii) the section entitled "Westway Management's Discussion and Analysis of Financial Condition and Results of Operations"; and (iv) the section entitled "Our Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2009

(U.S. dollars in thousands, except share amounts)

	Westway Historical*	Shermen Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash	$—	$66	$(103,000	)(1)	$2,180
			3,295	(1)
			137,973	(2)
			62,244	(3)
			(11,295	)(4)
			(1,014	)(5)
			(15,919	)(6)
			(55,084	)(7)
			(15,086	)(21)
Accounts receivable, net	44,475		—		44,475
Inventories	23,206		—		23,206
Prepaid expenses and other current assets	2,113	154	—		2,267
Cash held in trust account (restricted cash)	—	137,973	(137,973	)(2)	—

Total Current Assets	69,794	138,193	(135,859)		72,128

Investments	2,779	—	—	(14)	2,779
Property, plant and equipment, net	140,975	—	132,488	(15)	273,463
Goodwill	4,972	—	102,210	(16)	107,182
Deferred tax assets	1,712	860	1,865	(17)	4,437
Other Assets	593	—	—		593

Total Assets	$220,825	$139,053	$100,704		$460,582

Liabilities and stockholders' equity
Accounts payable and accrued expenses	41,842	278	—		42,120
Income taxes payable	8,031	—	—		8,031

Total Current Liabilities	49,873	278	—		50,151

Loan payable	—	—	62,244	(3)	62,244
Deferred underwriters' fee	—	3,312	(3,312	)(5)	—
Deferred tax liabilities	23,457	—	42,774	(17)	66,231
Other liabilities	23	—	—		23
Minority interest	1,145	—	(1,145	)(19)	—

Total Liabilities	$74,498	$3,590	$100,561		$178,649

Common stock subject to redemption, 9,189,990 shares at redemption value and deferred interest related to common stock subject to possible redemption, net of taxes	—	54,972	(54,972	)(7)	—
Common stock subject to redemption 2,514,369 shares at redemption value at $6.00 per share	—	—	15,086	(20)	—
			(15,086	)(21)
Series A Preferred Stock	—	—	344	(8)
			107,367	(8)
			69,924	(10)	177,635
Stockholders' equity
ED&F Man Net Invested Capital/Shermen Retained Earnings	146,327	1,547	(146,327	)(9)
			(15,919	)(6)	(12,074)
			2,298	(5)
Common Stock, $0.0001 par value; 100,000,000 shares authorized; 28,750,000 shares issued and outstanding, actual; 235,000,000 shares authorized; 25,503,036 issued and outstanding, pro forma	—	3	1	(8)	4
Additional Paid in Capital:	—	78,941	(344	)(8)
			(11,295	)(4)
			(112	)(7)
			63,119	(8)
			(15,086	)(20)	115,223

Total ED&F Man Net Invested Capital/Shermen Stockholders' Equity before non-controlling interest	146,327	80,491	(123,665)		103,153

Non-controlling interest			1,145	(19)	1,145

Total ED&F Man Net Invested Capital/Sherman Stockholders' Equity	146,327	80,491	(122,520)		104,298

Total liabilities and ED&F Man Net Invested Capital/Shermen Stockholders' Equity	$220,825	$139,053	$100,704		$460,582

*
Information for Westway as at January 31, 2009.

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Three months ended March 31, 2009

(U.S. dollars in thousands, except share amounts)

	Westway Historical*	Shermen Historical	Pro Forma Adjustments		Pro Forma Combined
Net Revenues
Liquid feed supplements	$86,998	$—	$—		$86,998
Bulk liquid storage	15,254	—	—		15,254
Related parties	3,012	—	—		3,012

Total Revenues	105,264	—	—		105,264
Cost of sales	(87,611)	—	(212	)(18)	(87,823)

Gross Profit	17,653	—	(212)		17,441
Expenses:
Selling, general and administrative expenses	(7,592)	(321)	—		(7,913)

Income from Operations	10,061	(321)	(212)		9,528
Other expense	(4)	—	—		(4)
Interest (expense) income, net	(29)	77	(842	)(3)
			(77	)(11)	(871)

Income before income taxes	10,028	(244)	(1,131)		8,653
Income tax expense	(2,564)	127
			(127	)(11)
			215	(12)
			(2,045	)(17)	(4,394)
Minority interest	(26)	—	26	(19)	—

Net Income	7,438	(117)	(3,062)		4,259

Less net income attributable to non-controlling interest	—	—	(26	)(19)	(26)

Net Income attributable to Shermen Stockholders					4,233

Dividend payable on Series A Convertible Preferred Shares	—	—	(643	)(13)	(643)

Net Income attributable to equity interest holders	$7,438	$(117)	$(3,731)		$3,590

Shermen Historical Earnings Per Share
Income per common share, basic		$(0.01)
Income per common share, diluted		$(0.01)
Weighted average number of common shares outstanding, basic		19,550
Weighted average number of common shares outstanding, diluted		19,550
Pro Forma Combined Earnings Per Share
Basic and diluted earnings per share attributable to Series A Redeemable Convertible Preferred Stock					$0.12
Basic and diluted earnings per share attributable to Common share equivalent					$0.08
Series A Redeemable Convertible Preferred Stock weighted average shares outstanding, basic and diluted					18,705
Common share equivalent weighted average shares outstanding, basic and diluted					44,208

*
Information for Westway relates to the three months ended January 31, 2009.

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Year ended December 31, 2008

(U.S. dollars in thousands, except share amounts)

Based on Actual Approval

	Westway Historical*	Shermen Historical	Pro Forma Adjustments		Pro Forma Combined
Net Revenues
Liquid feed supplements	$290,569	$—	$—		$290,569
Bulk liquid storage	65,643	—	—		65,643
Related parties	14,111	—	—		14,111

Total Revenues	370,323	—	—		370,323
Cost of sales	(302,329)	—	(135	)(18)	(302,464)

Gross Profit	67,994	—	(135)		67,859
Expenses:
Selling, general and administrative expenses	(35,818)	(869)	—		(36,687)

Income from Operations	32,176	(869)	(135)		31,172
Other expense	6,875	—	—		6,875
Interest (expense) income, net	(174)	2,396	(3,263	)(3)
			(2,396	)(11)	(3,437)

Income before income taxes	38,877	1,527	(5,794)		34,610
Income tax expense	(12,041)	(786)
			786	(11)
			1,010	(12)
			(2,045	)(17)	(13,076)
Minority interest	131	—	(131	)(19)	—

Net Income	26,967	741	(6,174)		21,534

Add net loss attributable to non-controlling interest	—	—	131	(19)	131

Net Income attributable to Shermen Stockholders					21,666

Dividend payable on Series A Convertible Preferred Shares	—	—	(2,574	)(13)	(2,574)

Net Income attributable to equity interest holders	$26,967	$741	$(8,617)		$19,091

Shermen Historical Earnings Per Share
Income per common share, basic		$0.04
Income per common share, diluted		$0.03
Weighted average number of common shares outstanding, basic		19,550
Weighted average number of common shares outstanding, diluted		23,492
Pro Forma Combined Earnings Per Share
Basic and diluted earnings per share attributable to Series A Redeemable Convertible Preferred Stock					$0.57
Basic and diluted earnings per share attributable to Common share equivalent					$0.43
Series A Redeemable Convertible Preferred Stock weighted average shares outstanding, basic and diluted					18,705
Common share equivalent weighted average shares outstanding, basic and diluted					44,208

*
Information for Westway relates to the year ended October 31, 2008.

See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

(U.S. dollars in thousands, except share amounts)

Note A. Basis of Presentation

        On November 25, 2008, we announced that we had entered into a transaction agreement, as amended and restated as of May 1, 2009, with ED&F Man and the other parties thereto to acquire ED&F Man's bulk liquid storage and liquid feed supplements businesses.

        SFAS No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. The calculation of the allocable purchase price and the allocation of the purchase price to the fair values of the acquired assets and liabilities is outlined below:

        Calculation of allocable purchase price:

Cash (i)	103,000
Company common stock (ii)	63,120
Company preferred stock (iii)	107,367
Contingent consideration (iv)	69,924
Working capital adjustment	(3,295)

Total allocable purchase price	$340,116

Preliminary purchase price allocation:
Current assets	69,794
Goodwill	107,182
Property, plant and equipment	273,463
Other non current assets	6,949
Current liabilities	(49,873)
Long term liabilities	(67,399)

Total preliminary purchase price allocation	$340,116

        The purchase price allocation is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed. The purchase price allocation will remain preliminary until the Company completes a third-party valuation and determines these fair values, finalizes the terms of financing for the transaction, determines actual transaction costs and finalizes working capital adjustments. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the preliminary amounts presented in the unaudited pro forma condensed combined financial information.

  Notes to purchase price allocation

            (i)  $103 million in cash payable as consideration in connection with the business combination includes a short term promissory note in the aggregate principal amount of $2.695 million that was used in lieu of cash as consideration in respect of ED&F Man Korea Limited.

           (ii)  12.6 million shares of the Company's common stock at a price per share of $5.00, which was based on the closing price of a share of the Company's common stock on the OTC market on April 7, 2009 of $6.00 less a $1.00 special dividend per share payable on June 18, 2009 to our stockholders of record (other than ED&F Man and our sponsor) as of the close of business on June 8, 2009.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION (Continued)

(U.S. dollars in thousands, except share amounts)

Note A. Basis of Presentation (Continued)

          (iii)  18.7 million shares of the Company's preferred stock at a fair value per share of $5.74.

          (iv)  Contingent consideration comprises 12.2 million shares of preferred stock that were issued in the name of Holdings and deposited into escrow at the closing of the business combination and that will be released from escrow to Holdings only if the Company achieves certain earnings or share price targets. These shares have the same characteristics as in (ii) above and have a fair value of $5.74 per share. The fair value has been calculated using a market approach for the fair value of the preferred stock and an income approach to determine the fair value of the future dividends.

           (v)  Management has performed an initial review of potential separately recognizable intangible assets under SFAS No. 141R. While certain potential intangible assets were identified (e.g., customer contracts, patents and trademarks), based on the analysis performed by management there is no fair value associated with intangible assets.

Note B. Pro Forma Adjustments

        Pro forma adjustments are necessary to record the purchase price of the business combination (consisting of cash paid to ED&F Man and shares issued in the name of Holdings) and to reflect transactions that are a direct result of the business combination.

        The following pro forma adjustments are included in the unaudited condensed combined financial statements:

  (1)
  Reflects $103,000 cash paid to ED&F Man in accordance with the transaction agreement and $3,295 estimated adjustment to the purchase price in respect of stock sale and merger adjustments and other items required by the transaction agreement.

  (2)
  Reflects reclassification of cash held by us prior to the business combination from the cash held in the trust account (restricted cash) to cash and cash equivalents since the restrictions over the use of the cash lapsed upon consummation of the business combination. The funds released from the trust account were disbursed to us after payment to holders of the IPO shares who elected to convert their shares into the right to receive a portion of the trust account, payment of a special dividend and payment of liabilities on closing including deferred underwriting fees and transaction costs.

  (3)
  Reflects amounts drawn under the credit facility entered into upon consummation of the business combination. The pro forma statements of income are based on actual approval based on an initial estimate of LIBOR of 1.62% plus a margin of 3.50%, which management considers reflects a fair estimate of current market rates of interest. An increase in the interest rate of 0.125% would have had the following impacts:

	Three months ended March 31, 2009	Year ended December 31, 2008
Interest expense	$22	$81
Tax	$(6)	$(26)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION (Continued)

(U.S. dollars in thousands, except share amounts)

Note B. Pro Forma Adjustments (Continued)

(4)
Reflects payment of a $1.00 per-share special dividend to holders of the IPO shares payable on June 18, 2009. For actual conversion, 11,295,641 shares, the dividend payment will be $11,295. Each of ED&F Man and our sponsor has waived its right to receive the special dividend, and ED&F Man has agreed to cause any of its affiliates that acquired shares of the Company's common stock on the closing date as part of the consideration for the business combination to waive their right to receive the special dividend with respect to such shares.

(5)
Reflects the cash settlement of underwriters' fees arising on our initial public offering in May 2007 and deferred until consummation of a business combination. The fee is adjusted in relation to the number of IPO shares with respect to which the holders thereof exercised conversion rights. The amount payable is $1,014, of which $3,312 had previously been accrued on our balance sheet. The $2,298 of excess accrual has been taken to retained earnings.

(6)
Reflects Westway's and our estimated transaction costs of $15,919, which consists primarily of legal, accounting and valuation fees. Other transaction fees will be borne by ED&F Man. Under SFAS No. 41R transaction costs are expensed as incurred in the statements of operations. Because the expense associated with the transaction costs is directly attributable to the transaction and will not have a continuing impact, it is not reflected in the pro forma condensed combined income statement. However, this item will be recorded as an expense immediately following the closing of the business combination.

(7)
Reflects the redemption of 9,189,990 shares of our common stock with respect to which the holders thereof exercised conversion rights.

(8)
Reflects the issuance of 12.6 million shares of the Company's common stock and 18.7 million shares of Series A Preferred Stock. Our common stock has a $0.0001 par value and is valued at $5.00 per share based on the $6.00 amount per IPO share in the trust account (as of March 31, 2009), less a $1.00 special dividend per share payable on June 18, 2009 to our stockholders of record (other than ED&F Man and our sponsor) as of the close of business on June 8, 2009, and Series A Preferred Stock is valued at its fair value of $5.74 per share.

(9)
Reflects the elimination of Westway's equivalent of equity, being its balance of ED&F Man net invested capital.

(10)
Reflects the fair value of contingent consideration as described in Note A. Basis of Presentation—Notes to purchase price allocation.

(11)
Our historical interest income and related tax expense have been eliminated since the Company's cash would have been paid out to ED&F Man upon consummation of the business combination and therefore would not have been available to invest and earn interest income.

(12)
Adjustments to reflect the tax effect of the credit facility being entered into in connection with the business combination and funding of Westway net invested capital at Westway's effective income tax rate of 25.57% for the three months ended January 31, 2009 and 30.97% for the year ended October 31, 2008.

(13)
Reflects the accrual of the preferred dividend, assuming a $0.0344 per share quarterly dividend, on Series A Preferred Stock outstanding (excluding any shares of Series A Preferred Stock held in escrow).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION (Continued)

(U.S. dollars in thousands, except share amounts)

Note B. Pro Forma Adjustments (Continued)

(14)
The estimated increase from book basis to estimated fair value of investments has not yet been determined by management.

(15)
Reflects the increase from book basis to estimated fair value of property, plant and equipment.

(16)
Reflects the recognition of goodwill on the acquisition of Westway. See Note A. Basis of Presentation—Notes to purchase price allocation.

(17)
Reflects adjustments for deferred tax in accordance with SFAS No. 141R and 109 related to the fair value purchase accounting adjustments recorded. The adjustments were created primarily as a result of the fair value adjustments recorded for property, plant and equipment based on the expected tax rate in effect when the temporary differences are expected to reverse, and the reversal of the related deferred tax liability on the removal of the goodwill balance from historic acquisitions by Westway Terminal Company, Inc.

(18)
Reflects additional depreciation expense as a result of increasing the book basis of property, plant and equipment to its estimated fair value. The remaining estimated useful economic life of the acquired property plant and equipment is 14 years.

(19)
As a result of the business combination and in accordance with the transition provisions of SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, as it relates to us, minority interests are now shown as non-controlling interests as a component of stockholders' equity and the allocation of income or loss attributable to non-controlling interests is shown below net income in the condensed combined income statement.

(20)
Reflects the reclassification of 2,514,369 shares of common stock from permanent equity to temporary equity in respect of our entering into an agreement on May 26, 2009 to repurchase such shares from certain investors at a price of $6.00 per share before May 30, 2009.

(21)
Reflects our repurchase of the 2,514,369 shares of its common stock in note (20) above at the previously agreed price of $6.00 per share. The transaction was consummated on May 28, 2009.

Note C. Pro Forma Earnings per share

        We calculated earnings per share in accordance with Emerging Issues Task Force Issue No. 03-06, "Participating Securities and the Two Class Method Under SFAS No. 128, Earnings Per Share." Our Series A Preferred Stock is a participating security because it may participate in dividends with common stock. Accordingly, net income is allocated to each security based on the ratio of the number of shares if converted to the total number of shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION (Continued)

(U.S. dollars in thousands, except share amounts)

Note C. Pro Forma Earnings per share (Continued)

        The pro forma combined basic and diluted net income per share is based on the following (in thousands):

Number
Three months ended March 31, 2009
Shares of our common stock outstanding prior to the acquisition	28,750
Redemption of common stock following exercise of conversion rights	(9,190)
Repurchased common stock from investors in connection with the acquisition	(2,514)
Shares of our common stock remaining in escrow in connection with the acquisition	(1,000)
Cancelled common stock issued in the name of our sponsor and held in escrow	(3,267)
Newly Issued shares of our common stock on closing	12,724

25,503
Series A Preferred Stock	18,705

Pro forma adjustment to basic EPS denominator	44,208

        The number of pro forma additional shares that could potentially dilute pro forma earnings per share in the future that were not included in the computation of pro forma diluted earnings per share, because to do so would have been antidilutive are summarized as follows:

Three months ended March 31, 2009
IPO Warrants	46,000
Founder Warrants	5,214
Underwriter Warrants	1,400

52,614

BUSINESS

Overview

        We were originally incorporated as Shermen WSC Acquisition Corp., a "blank check" company, in Delaware on April 18, 2006. We were formed for the purpose of acquiring an operating business in the agriculture industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. From inception through May 28, 2009, we did not have any business or operations. Our activities were limited to raising capital in our initial public offering and subsequently identifying and acquiring an operating business.

        On May 28, 2009, we completed the acquisition of the Westway business by effecting mergers of two of our wholly-owned subsidiaries with Westway Terminal Company, Inc. and Westway Feed Products, Inc., and by purchasing the equity interests of certain foreign subsidiaries of ED&F Man engaged in the Westway business. The business combination was approved by our stockholders on May 26, 2009. In conjunction with the completion of the business combination, we changed our name from Shermen WSC Acquisition Corp. to Westway Group, Inc.

        Through our wholly-owned subsidiaries, Westway Feed Products LLC and Westway Terminal Company LLC, we are a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. We operate an extensive global network of 54 operating facilities providing 284 million gallons of total bulk liquid storage capacity and producing 1.7 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of 24 terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America, Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users, which we refer to as "ranchers," and feed manufacturers, primarily supplying the beef and dairy livestock industries. By using formulation processes that are tailored specifically to the needs of our customers, we blend molasses and essential nutrients to form feed rations that help to maximize the genetic potential of livestock. As a result of the relationship between them, our bulk liquid storage and liquid feed supplements businesses benefit from synergies including co-location of facilities, enhanced raw material supply logistics for liquid feed supplements and increased operational efficiency resulting from cross-business knowledge exchange.

        We benefit significantly from the breadth of markets served by our businesses. Our bulk liquid storage business has maintained a long-term presence in a number of highly strategic, deep water ports from which we can offer our international customer base access to storage and the highest level of service in these critical markets. We believe that the liquid feed supplements business is the leading North American manufacturer of liquid feed supplements and the only supplier with a true national footprint.

Growth Strategies

Increase Volumes of Existing Products and Services

        We believe that global demand for our bulk liquid storage and liquid feed supplements products and services will continue to increase. In the bulk liquid storage business, despite the uncertainty that is affecting the wider economy, growth is expected to be driven by underlying expansion in demand for a wide variety of agricultural and industrial raw materials that are fundamental to our target industries and sectors. Furthermore, we expect the liquid feed supplements business to continue to benefit from increasing global demand for higher protein content livestock feed and the ongoing shift toward liquid supplements from traditional dry feed products. This trend has become particularly significant in recent years as prices for traditional corn and dry protein meals have been highly volatile.

        In order to capitalize on this growing demand, we expect to utilize the significant capital resources provided by the business combination to increase production and storage volumes at existing facilities and to open new facilities at strategic locations across North America, Europe and Asia. For example, in bulk liquid storage, we expect to develop 86.0 million gallons of incremental storage capacity by 2011, a 30% increase in our existing storage capacity. Investment is already underway through a new 13.4 million gallon facility at Gray's Harbor, WA and 6.9 million gallons of expansion of our existing storage facility in Amsterdam, Netherlands. In the liquid feed supplements business, we intend to leverage our position as an international leader in liquid livestock supplement technology to market our products to various developing nations outside of North America. In addition, in North America, we intend to significantly expand our successful feedlot liquid supplement business to states beyond the Texas panhandle.

        When evaluating new facility development opportunities, we utilize a series of objective criteria to assess the potential benefits of trading, the benefits of additional infrastructure and logistics capability, political stability and payback period in order to confirm that proposed investments will generate attractive financial returns prior to commitment and to minimize execution risk. In addition, we seek to secure significant interest from potential customers prior to construction or expansion of any new facilities in order to ensure investments are underpinned by contracted base revenues.

Pursue Acquisitions

        The bulk liquid storage and liquid animal feed supplement sectors remain highly fragmented, with numerous small and mid-sized companies operating in North America, Europe and Asia. We believe this market fragmentation provides us with significant opportunities for expansion. Our management maintains an active dialogue with numerous potential acquisition targets and frequently explores opportunities in the context of the group's strategic goals and financial return expectations. Our management team has significant experience acquiring and integrating new businesses in order to increase the size and scope of our operations, and intends to continue to pursue this strategy as new opportunities come to market in the future. Our management has a history of successfully identifying both financially and strategically attractive targets that, in some cases, had become redundant storage businesses under their prior ownership. When evaluating potential acquisitions, our management will focus on those opportunities which we believe will increase production or storage capacity in key markets, enhance our product and service offering or provide entry into strategically attractive geographies.

Develop New Products and Services

        We are committed to developing the range of products and services we offer to our customers in order to further embed our business as a critical component in their supply chain, resulting in revenue and earnings growth. In bulk liquid storage, we intend to offer new or expanded services to our existing customers by using our existing infrastructure and technical competencies. For example, in April 2008, our Jacksonville facility leveraged its existing infrastructure and personnel by contracting to transload ethanol, thereby providing an expanded service to generate additional revenue without a significant commitment of new capital. During the last four months of 2008, a significant volume of ethanol was stored in Jacksonville. In addition, we intend to pursue opportunities to expand our product offering to accommodate complementary agricultural and industrial liquids. For example, we are currently exploring developing a major new hub for handling methanol at one of our facilities. Methanol is an important supply for the bio-diesel industry, as well as to an array of industrial manufacturing processes.

        In our liquid feed supplements business, we see significant potential to further invest in the development and manufacture of innovative, nutritionally enhanced livestock feed supplements by leveraging our strong research and development competencies. We are particularly focused on finding products that incorporate and expand upon new technologies or raw materials that have not been utilized previously, since these typically provide the most significant potential for profit and are most successful in differentiating us in the marketplace. For example, we are currently exploring new product opportunities related to emerging liquid by-products from the biofuel industry, edible packaging alternatives, new applications for calcium hydroxide, a reactive ingredient used to harden block products and in the manufacture of some of our suspension products, and low-cost suspension products for the beef industry. Suspension products are liquid feed supplements that contain insoluble ingredients (e.g. limestone or potassium chloride).

Expand into Complementary Businesses

        We believe our international network of facilities, extensive management experience and core operating competencies in the manufacturing, storage and distribution of liquid products creates numerous opportunities for us to expand into complementary businesses. For example, our management sees significant potential in exploring the North American liquid fertilizer market as an expansion opportunity. Distribution of traditional liquid fertilizer products reflects competitive dynamics and infrastructure requirements similar to our existing liquid feed supplements business, and we have significant experience storing and handling these products through our bulk liquid storage business. In addition, we believe our R&D strengths can also be applied to the development and commercialization of specialty organic liquid fertilizer products.

Pursue International Joint Venture and Royalty Agreements

        We intend to actively explore joint venture and strategic alliance opportunities with global business partners to expand our business interests and geographic network. In bulk liquid storage, we are exploring various strategic alliance agreements with biodiesel manufacturing companies that would utilize our tank capacity for both raw materials and finished product storage. Such partnerships would position us as a critical component of our partners' supply chains and could create lasting commercial relationships. For example, in Houston, the construction of a biodiesel production plant by a third party on land leased by us is already underway. As a consequence of this arrangement, Houston tank capacity will be utilized for all inbound and outbound liquids under contract.

        In liquid feed supplements, our management believes that our Champion Liquid Feeds Pty Ltd. joint venture, which we refer to as "Champion," with Ridley Agri-Products, which we refer to as "Ridley," is evidence of the benefits that can be achieved through such relationships. Prior to establishing the joint venture in 2001, we had no exposure to Australia and Ridley, Australia's largest manufacturer and distributor of dry animal feed products, had little exposure to the liquid feed supplement market. By combining our and their respective areas of expertise, we and Ridley have created a successful liquid feed manufacturer that we believe is poised for significant future growth in this market. In addition, we see significant opportunities to leverage our technological leadership in liquid feed supplements by establishing royalty agreements with complementary organizations for the manufacturing and distribution of our products worldwide.

Leverage Relationship with ED&F Man

        We believe that our strong ongoing relationship with ED&F Man provides us with significant, unrivalled opportunities for future growth. In the bulk liquid storage business, it is anticipated that the continued growth and diversification of ED&F Man's global trading of liquid agricultural products is likely to provide us with further opportunities to deploy and expand our storage footprint and service opportunities. For example, within the last several years, ED&F Man has significantly increased its trading activities in bio-diesel and tropical oils (e.g., palm and coconut oils). The anticipated expansion of the global market for bio-diesel as a fuel substitute, combined with underlying increases in global consumption of tropical oils, underpin this growth opportunity. In addition, we believe our liquid feed supplements business has the potential to benefit from the supply of new raw materials (e.g. biofuel by-products) by ED&F Man for use in the production of new liquid feed supplement products. Further, we expect that we will also be in the unique position to leverage ED&F Man's global business network and strong agricultural commodity operating experience as we expand into new geographies and complementary businesses. For example, our investment in Champion in Australia was a direct result of ED&F Man's relationships in that region.

Competitive Strengths

        We believe the following competitive strengths will assist us in executing our growth strategies:

Broad Geographic Footprint

        We operate an extensive global network of 54 operating facilities providing 284 million gallons of total bulk liquid storage capacity and 1.7 million tons of annual liquid feed supplements production. In our bulk liquid storage business, we operate 24 terminal locations globally, with a strong presence in the U.S. and Western Europe and an initial presence in Asia via our facility in Inchon, South Korea. Many of our storage facilities are located in highly strategic deep water port locations such as Houston, TX; Philadelphia, PA; Jacksonville, FL; Baltimore, MD; and Stockton, CA in the U.S. and Amsterdam, Netherlands; Gydnia, Poland; and Liverpool, U.K. in Europe. In our liquid feed supplements business, we operate 27 facilities strategically located throughout the U.S. and Western Canada, as well as three facilities in Australia though our 50% interest in Champion.

        We believe that we benefit significantly from our broad geographic footprint and the extensive experience we have gained by operating in a variety of regional, national and international markets for so many years. In our bulk liquid storage business, we strive to offer our customers a truly global storage solution with a high level of expertise across multiple markets, and to provide tailored services to customers commencing operations or requiring local infrastructure in specific markets. We also believe that our access to extensive high quality storage capacity in critical deep water port locations is a differentiating factor in the marketplace. In liquid feed supplements, we believe that we provide the broadest geographic coverage of any North American liquid feed supplements manufacturer, and we are the only producer capable of supplying all 48 lower U.S. states, five provinces in Canada and parts of northern Mexico. We believe we are also able to leverage our global network and extensive market insights when exploring expansion opportunities into complementary geographies or businesses.

Differentiated Product and Service Offering

        We provide a differentiated service to manufacturers, bulk liquid traders and those corporations looking to minimize cost and maximize flexibility of service in both the bulk liquid storage and liquid feed supplement markets. In our bulk liquid storage business, we believe that we are one of the few service providers capable of providing a truly global service offering across a broad range of agricultural and industrial liquids. In addition, we offer our customers numerous tailored services such as heating, blending, testing and transloading (the transfer of products from one transportation vehicle, such as a rail car or a ship, to a truck) and are willing to customize our service contracts to meet specific requirements. In some cases, we will even build custom designed tank capacity to meet specific customer requirements. One example of such customization is a 25 tank lubrication oil facility under construction in Houston, TX. Our engineers coordinated the product mixing and recirculation, steam heat and insulation, additive handling and blending, on-site product testing and shipment and receipt from all transportation modes. In addition, our ability to provide extended supply chain support, from the initial handling and receipt of liquid products, through storage, onward distribution and receipt and storage at destination, provides significant value to the customer. In our liquid feed supplements business, we offer a broad range of liquid and dry feed products, ranging from simple molasses-based blends or mill products to highly complex suspension products. Further, our proprietary manufacturing processes allow us to customize our feed products to meet specific nutritional requirements or respond to changing market conditions for raw materials.

        We believe that the range of our product and service offerings and our high level of customer service enables us to differentiate ourselves in the marketplace and maintain our leading market positions in the bulk liquid storage and liquid feed supplements sectors. We also believe that our approach reinforces the strategic nature of our customer relationships, who we believe view us more as a long-term strategic partner rather than merely as an industrial supplier.

Strong Relationships with Blue-Chip Customers

        We have developed long-standing relationships with numerous well-established, global customers, many of whom have been doing business with us for more than 10 years. We believe that our ability to attract and retain these blue-chip customers is a direct result of our differentiated product and service offering and unparalleled customer service. In addition, We are focused on developing close, strategic relationships with our customers, who we believe view us as a long-term strategic partner and consider us an extended part of their operations.

        Our management believes that strategic relationships of this nature facilitate long-term contracts, which provide us with revenue stability and forecasting transparency. We also believe that this allows us to tailor new products and services or specific capacity expansions to meet identified customer needs, significantly reducing execution risk. For example, our plans for a new 13.4 million gallon facility in Gray's Harbor, WA were initiated in response to a specific customer need for bulk liquid storage in the Pacific Northwest. We worked closely with the customer to determine its size, location and functionality before designing the new facility to meet the customer's specifications. As a result, we were able to secure a long-term commitment for all of the new storage capacity at the new facility before it began construction. The site will also allow us to gain access to a key new geographic market in the U.S. with the ability to expand our storage capacity in the future, if desired. In the liquid feed supplements business, a further example of our relationship with blue-chip companies can be seen in our marketing and supply arrangement with a major U.S.-based cattle feed operation, which dates back to 1995. Through this agreement, and based on specific tailoring of products and services, we have established a position as exclusive provider of liquid suspension and molasses blend products to that customer.

Strategic Relationship with ED&F Man

        Our acquisition of the Westway business provides the business with the independence and capital resources necessary to optimize future growth, while maintaining the benefits of a close strategic relationship with ED&F Man. To this end, we and ED&F Man have entered into strategic agreements that establish us as ED&F Man's preferred supplier of bulk liquid storage services globally and ED&F Man as our exclusive supplier of offshore cane molasses for our liquid feed supplements business. ED&F Man is our largest stockholder and is entitled, initially, to elect three of seven members of our board of directors.

        As a leading global supplier of a broad range of commodity products, our management believes that ED&F Man will provide strong ongoing support to our existing businesses as a key customer for the bulk liquid storage business and as a key supplier to the liquid feed supplements business. Further, we expect ED&F Man's continued global growth and expansion, its global business network and its strong agricultural commodity operating experience will create dynamic new investment opportunities that are truly unique to us.

High-Quality and Experienced Management Team

        We have a highly experienced senior management team comprised of Peter Harding as Chief Executive Officer, Thomas Masilla as Chief Financial Officer, Wayne N. Driggers as Chief Operating

Officer, Scott MacKenzie as President of our bulk liquid storage business and Bryan Shoemaker as President of our liquid feed supplements business. Mr. Harding has worked in agri-business for 35 years, and Messrs. Driggers, MacKenzie and Shoemaker have 30, 20 and 29 years of relevant industry experience, respectively. We also benefit from the commitment of a talented pool of middle managers with strong market experience throughout us and across all functions and geographies. Collectively, our management team has successfully designed and executed our growth strategy in recent years, which included numerous acquisitions, new site openings, existing facility expansions and new product introductions. The team believes that it is ideally positioned to manage our next phase of evolution as a public company.

Continuous Investment in Research & Development

        We invest in R&D in an attempt to ensure that we maintain technological leadership in the liquid animal feed supplement marketplace. We have a proven track record of developing and commercializing innovative new animal feed products. For example, we have driven the development and patenting of new suspension technology, treatment of viscous liquid by-products and new block processing technology. We believe that this technological advantage allows us to differentiate ourselves versus the competition and creates significant barriers to entry to the marketplace. It also provides significant growth opportunities through new product introductions and extensions of existing product lines resulting in revenue growth and improved margins.

Bulk Liquid Storage Business

Overview

        Our bulk liquid storage business operates a network of facilities located in North America, Western Europe and Asia, and provides storage and related services to manufacturers and purchasers of bulk liquid products. Each facility is a critical link in the distribution chains of our customers. We coordinate closely with our customers' technical services and product handling experts in designing and adapting the customized product handling systems required for each specific product. We believe that our customers, a diverse group of multi-national, national and regional corporations, welcome this involvement as the customers view our facilities as an extension of their own operations. Our value-added services are customer specific and include transloading of bulk liquids and acting as regional distribution centers on an entirely outsourced basis. Underpinning all of our services is our foremost objective, which is to differentiate our service by providing the highest level of customer satisfaction, through our proprietary systems and rapid execution and superior commodity management expertise, which has resulted in the cultivation of long-term customer relationships.

Products and Services

        We serve many diverse markets, focusing on the provision of bulk liquid storage services for a wide range of products that are best described using eight primary product groupings, set out below. This diverse product portfolio helps to insulate us from exposure to cost pressures in any one market. We are also active in businesses related to bulk liquid storage, such as direct transloading (primarily from railcars to trucks), blending and dilutions. Our terminals contain the features necessary to handle a broad spectrum of specialty products, including rail capacity, dedicated pipelines, on-scale, top-loading of trucks, heating capacity and multiple tank sizes, including small capacity tanks.

        The chart below reflects the comparative volume, in gallons, of each product grouping stored by Westway's bulk liquid storage business as of December 31, 2008.

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  Molasses and Liquid Animal Feed Products.  Historically, storage of molasses for the liquid feed supplements and yeast production industries has comprised the largest single component of our bulk liquid storage business. We are well positioned in this product category given our significant experience handling highly viscous liquids and specialized infrastructure that includes large, positive displacement pumps and large diameter pipelines. Due to the ongoing, long-term relationship with ED&F Man, these products are expected to remain a key part of the our portfolio.

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  Vegetable Oils, Tallows and Greases.  For decades, we have handled customer requirements for storage and transportation of vegetable oils, tallows and greases. These products are utilized in the food, biofuels, industrial soaps, detergent and biochemical industries and require such specialized services as heated tankage and kosher certification.

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  Lignin Sulphonate, Calcium Chloride and Liquid Fertilizers.  Our experience in non-hazardous bulk solutions such as calcium chloride, urea ammonium nitrate and lignin sulphonate is extensive. These products are tied to basic industries such as agriculture and paper production. Because these products are corrosive, specialized tank linings are required to maintain quality control and safe handling.

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  Petroleum, Petro-Chemicals, Waxes and Petroleum Oil.  Our position in this category is primarily concentrated in storing niche products such as paraffin waxes and lubrication oils derived from the petroleum refining process for the candle, coatings and automotive markets in addition to certain other heavy industries. The heat and viscosity requirements of these products lend themselves to our high value-added business model. Generally, we do not handle petroleum fuels, gasoline or traditional petro-chemicals (e.g. benzene, toluene).

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  Caustics.  Chloralkali products, including sodium and potassium hydroxide, are stored on behalf of industrial use producers and distributors and comprised the first product for which we commenced third-party storage in the 1970s. Specialized heated tank linings and piping systems are utilized to protect product quality and ensure efficient handling of products for, among others, municipalities and the sanitation and paper production industries.

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  Esters (Bio-diesel).  We have been handling esters since 2002 on behalf of producers and distributors. Our employees are familiar with the unique properties of methyl esters and systems that exist to ensure that the our quality control and safe handling standards are maintained. These systems include standardized handling processes and the use of specialized sealants to prevent moisture intrusion. ED&F Man's trading of bio-fuels provides a base volume for us and is expected to be an opportunity for significant growth.

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  Chemicals.  Since the mid 1990s, we have expanded our storage services into a more diverse range of chemical products, for producers and distributors serving manufacturing and industrial markets. Subsequent improvements in industry specific expertise have provided us with the experience necessary to handle these products. We conduct a thorough risk analysis when evaluating all new chemical opportunities to ensure minimal safety or environmental risk.

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  Asphalts.  We handle asphalt products used in roadways and in roofing applications. At our Baltimore, MD and St. Paul, MN facilities, special systems have been constructed to handle asphalts. Boilers, hot oil systems, tank heating coils and insulated tanks and pipelines are required to keep these products flowing properly.

Services

        We provide our customers with a broad range of value-added services across all stages of the bulk liquid storage value chain:

Receipt	Storage	Handling	Distribution	Other
Custom facilities	Carbon scrubbing	Additive injection	Logistics planning	Audit
Lab diagnostics	Dry air treatment	Blending services	Rail scaling	Documentation
	Foam systems	Direct transfer	Rail services	FEMAS certification
	Gauging	Drumming		Food grading
	Hot oil systems	Filtration		GMP certification
	Lined/stainless tanks	Heating		ISO certification
	Nitrogen treatment	Packaging		Marketing
Piggable lines
Recirculation

        We work closely with our customers to design service packages and contracts that meet their specific storage requirements. This process results in a varying degree of complexity across customer relationships and generates long-term, collaborative relationships. For example, some customers require only basic storage services such as tank storage, product receipt and delivery services and occasional transloading, whereas others have more complex requirements, including the provision of temperature regulation, blending or diagnostic testing services. At the greatest degree of complexity, we are able to operate regional distribution centers, functioning on an entirely outsourced basis and providing a full complement of value-added services, such as logistics planning and product marketing. We believe that the breadth of services and flexibility we provide to customers, differentiates us in the marketplace and provides management with a distinct advantage when competing for new business.

Customers

        Our customer-focused approach results in a number of long standing relationships with major customers, including, but not limited to, these listed below:

Agrium	Exxon Mobil Corporation	Occidental Petroleum Corporation
Archer Daniels Midland Company	Growmark, Inc.	Royal Dutch Shell plc
Basic Chemical Solutions, L.L.C.	INEOS Group	Sanimax
Bayer AG	Lyondell Chemical Company	Stepan Company
Bunge Limited	Mitsubishi Companies	The Sun Products Corp.
Cargill	Motiva Enterprises LLC	TETRA Technologies, Inc.
The Dow Chemical Company	Norfalco LLC	Univar Group, PLC
ED&F Man	Nynas AB	Yara International ASA
Evonik Industries AG	PPG Industries

        A large proportion of our bulk liquid storage business's sales are derived from highly regarded multi-national corporations, many of which are included in the Forbes Global 2000 list of largest companies. Our relationships with these customers have resulted in extended contracts, approximately 50% of which are two years or more in length and over one-third of which are three years or longer as of December 31, 2008. This is set out below in more detail:

Length of Storage Contracts—Terminals Worldwide 2009

Property and Facilities

        We benefit from a significant, long-term presence in many of the major coastal locations internationally. Typically, coastal operations comprise long-term storage locations owned by us or on land leased under long-term arrangements with state or city run port authorities in the United States or with port authorities in Europe. Each of the facilities that comprise international bulk liquid storage locations is either owner-occupied or is operated under lease agreements with tightly mandated maintenance, building and usage control. The leases normally provide for a fixed annual rent cost, based on quantifiable inflation ratchet arrangements, and significant lease periods, often in excess of ten years. For all properties, we attach a high degree of importance to protecting and maintaining public land and the environment.

        The largest bulk liquid storage locations sites by volume, both owned and leased by us, are as follows:

Global Bulk Liquid Storage Locations	Acres	Site Capacity (Million Gallons)	% Total Business Capacity(1)	Ownership	Minimum Remaining Contracted Lease Term		Remaining Lease Term Assuming Contracted Renewals(2)		Number of Renewals Contracted & Renewal Term(3)
Houston, TX (No. 1)	17	52	18%	Owned (80%) and leased (20%)	6 years, 7 months		6 years, 7 months		None
Houston, TX (No. 2)	8	33	12%	Owned (19%) and leased (81%)	19 years, 6 months		19 years, 6 months		None
Amsterdam, the Netherlands	7	29	10%	Leased	12 years 8 months		37 years 8 months		1; 25 years
Philadelphia, PA	10	20	7%	Leased	8 years		28 years		2; 10 year renewals
Baltimore, MD	7	19	7%	Leased	13 years 5 months		23 years 5 months		2; 5 yr options
Jacksonville, FL	10	17	6%	Leased	23 years 5 months		23 years 5 months		None
Port Allen, LA	11	16	6%	Leased	18 years		18 years		None
Hamilton, Canada	17	16	6%	Leased	19 years 4 months		29 years 4 months		2; 5 yr options
St Paul, MN	16	14	5%	Leased	15 years 6 months		15 years 6 months		None
Liverpool, United Kingdom	6	12	4%	Leased	9 years and 14 years	(3)	9 years and 14 years	(3)	None
					six months		six months
Gdynia, Poland	5	7.6	3%	Leased	11 years		31 years		1; 20 years

(1)
Capacity details are expressed as a function of the 284 million total gallons of storage currently available to us.

(2)
Not all leases automatically provide for renewal; where this is the case, the applicable leases are noted. It is our expectation that where there is currently no contractual entitlement to renew the facility lease, renewal is anticipated subject to normal contractual negotiation and ongoing business requirements

(3)
The Liverpool facility comprises two leases, of which the Sandhills lease is currently under negotiation. Based on the status of current negotiations on June 29, 2009, it has been assumed that a 14.5-year term without renewal will be negotiated. This data is accurate as of June 29, 2009.

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Houston, TX (No. 1).  The Houston No. 1 facility is our largest terminal location internationally, comprising approximately 52 million gallons of capacity, excluding additional tank construction that is currently underway which is expected to add a further 6.8 million gallons of capacity. This facility provides deep water access through two docks on the Houston ship channel and is comprised of two tracts of land leased from the Port of Houston. Historically, this terminal has represented a primary molasses hub for ED&F Man and now serves a broad range of customers and industries. Houston is considered to be the single most concentrated bulk liquid storage location in the United States. Although there is currently no contractual entitlement to renew the lease relating to the leased portions of the facility, renewal of that lease is anticipated subject to normal contractual negotiation and ongoing business requirements.

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Houston, TX (No. 2).  The Houston No. 2 facility is located two miles from the No. 1 and is a two berth, deep water terminal also located on the Houston ship channel. Storage capacity comprises approximately 33 million gallons spread across contiguous lots that are owned by and leased from the port of Houston and another third-party. The facility serves the same markets as the Houston No. 1 facility and future lease renewal is anticipated once the current term has been completed.

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Amsterdam, the Netherlands.  The Amsterdam facility is our largest single storage capacity outside of North America and is considered by us to be one of our significant strategic investments. Due to its location within the key shipping area of Amsterdam, Antwerp and Rotterdam, historic demand for storage has been consistently high. The facility currently provides capacity of approximately 29 million gallons and we have an option to extend this lease by 25 years.

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  Philadelphia, PA.  The Philadelphia facility comprises a 10-acre deep water site on the Delaware River. The property is leased from Conrail Inc. and provides approximately 20 million gallons of storage serving regional agriculture and oil refining markets. Other specialty products, including plasticizers, non-petroleum oils and construction products are also stored in Philadelphia.

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  Baltimore, MD.  The Baltimore facility comprises 7 acres of deep water storage and is leased from the Maryland Port Administration in Baltimore harbor. The facility has storage capacity of approximately 19 million gallons and serves large regional agriculture, construction materials, lubrication oils, bio-diesel and specialty chemicals markets requiring storage for export and domestic use.

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  Jacksonville, FL.  The Jacksonville facility provides us with approximately 17 million gallons of bulk liquid storage capacity using deep water property leased from the Jacksonville Port Authority. The facility has traditionally served local agricultural markets and the pulp and paper industry. More recently Westway has served the Puerto Rican export market alongside bio-diesel and ethanol industries. Although there is currently no contractual entitlement to renew the facility lease at the end of the remaining approximately 24 year lease term, renewal is anticipated.

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  Port Allen, LA.  The Port Allen facility comprises an approximately 16 million gallon deep water terminal located on the Mississippi River and leased from the Port of Baton Rouge. The facility is one of our largest molasses terminals and serves the Louisiana sugar industry. Although there is currently no contractual entitlement to renew the facility lease at the end of the current approximate 18 year remaining lease term, renewal is anticipated.

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  Hamilton, Canada.  The Hamilton facility provides approximately 16 million gallons of capacity on a 17 acre site on the Great Lakes leased from the Hamilton Port Authority. We have an agreement to lease an additional 10 acres of land adjacent to the site and we anticipates expanding onto this property in 2009. The facility serves a large local rendering industry, as well as typical agricultural markets. We also operate a feed plant at the Hamilton terminal.

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  St. Paul, MN.  The St. Paul facility comprises two commonly managed but non-contiguous sites on the Mississippi River with warehouses, on a 16 acre site. The facilities are barge-served with a total capacity of approximately 14 million gallons serving local agricultural markets with molasses and vegetable oils. Although there is currently no contractual entitlement to renew the facility lease at the end of the remaining lease term, renewal is anticipated.

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  Liverpool, United Kingdom.  The Liverpool facilities also comprise two commonly managed but non-contiguous locations consisting of six acres and acting as the central distribution hub for molasses and feed fats. From Liverpool, we serve the animal and feed fats business located in the central and northern regions of England. In addition the facility provides a dedicated phosphoric acid storage facility for Thermphos. The combined facilities currently provide approximately 12 million gallons of capacity.

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  Gdynia, Poland.  The Gdynia facility comprises a 5 acre deep water site on the Indyjskie Quay at the Port of Gdynia. The property is leased from the Port of Gdynia and provides us with approximately 8 million gallons of capacity, serving the growing economies of Poland and providing access to Central and Eastern Europe. The facility is capable of serving agricultural, chemical and fuel markets.

        The vast majority of our tanks are constructed from carbon steel and incorporate a variety of internal lining systems that are used to protect the tank and to preserve the quality of the stored product. We store a considerable number of products requiring the application of heat to preserve the product characteristics—we utilize a combination of internal steam coils, external heat exchangers and hot water circulating systems when storing these heat-sensitive products. Facility upgrades required to meet the needs of certain stored chemicals are performed as necessary and include leak prevention, automated gauging and loading, vapor control and fire prevention.

Competition

        Globally, our market position is a function of the interaction between our competitors occupying the local, regional, national and international markets in which our businesses operate. Within our bulk liquid storage business, our ability to provide a breadth of service to customers in each of these local, regional, national and international markets is a key competitive advantage. Because we hold such a strong position, it is difficult to define our competition. Competitors include multi-national providers such as NuStar Energy L.P. in the United States along with others including International-Matex Tank Terminals (owned by Macquarie Infrastructure Company LLC) and TransMontaigne at a national level and a number of smaller, independent storage businesses operating in a number of countries served by us, such as Simon Storage Ltd. (owned by Interpipeline Fund). The breadth of service provided also results in customer offerings that compete directly with LBC Holdings LLC (owned by Challenger Infrastructure Fund), Royal Vopak N.V. and Stolt-Nielsen S.A. for more tailored, complex and value added services. Across product groups, our bulk liquid storage business competes with corporations having a primary focus in the storage of specific products, such as hydrocarbons and derivatives, as well as those businesses providing a more broad range of services. At locations in Europe, such as Denmark and Poland, competition also derives from smaller independent storage businesses and former state-owned installations.

Liquid Feed Supplements

Overview

        Through our 27 strategically located manufacturing facilities in North America, we provide liquid feed supplements to the lower 48 U.S. states, 5 Canadian provinces and Northern Mexico. By using formulation processes that are tailored specifically to the needs of customers we blend molasses and essential nutrients to form feed rations that help to maximize the genetic potential of livestock. Typically, these supplements contain concentrated forms of protein, energy, minerals and vitamins, which normally comprise 5-10% of an animal's daily diet. Beef cattle, dairy cattle and horses consume the majority of our liquid feed supplements, with a smaller percentage being utilized by sheep, goats, poultry and swine. We invest in research into new products and manufacturing processes in order to maintain the strength of our competitive position. To date, we have capitalized on the value of our intellectual property through a joint venture in Australia with Ridley and we are currently analyzing similar opportunities in New Zealand and Mexico.

        In the United States, the liquid feed supplements industry dates back to the first report of a simple molasses-urea mix being fed to cattle in 1943, with the first commercial liquid supplement being introduced in 1951. Today, the industry has expanded into a dynamic, growing market with new products blended into a wide variety of liquids and other ingredients to meet the needs of multiple livestock industries. Our manufacturing and distribution locations allow us to provide nutritional liquid feed supplements to the majority of the U.S. livestock markets. In addition, eight of our facilities are positioned at deep water port locations, allowing the receipt of off-shore ingredients such as molasses and condensed molasses solubles. These deep water port terminals provide a strategic barrier of entry to the North American liquid feed supplements business, as approximately 40% of the molasses consumed for livestock supplements is imported. The balance of our manufacturing locations are either strategically located on navigable inland river systems or have direct railroad access.

Products and Services

        Our products fall into two primary classifications: (1) complex liquid/block supplements and (2) simple blends/basic ingredients, within which specific product categories are further described as follows:

Complex Liquid/Block Supplements

        Our finished products provide the necessary supplemental nutrients, which allow livestock to perform to their maximum genetic potential. We use complex formulations and specialized manufacturing of several raw basic ingredients, including proteins, minerals and vitamins, to sell liquid supplements to livestock feed operators, dry feed mills or distributors. Approximately 65% of our product volume, or 1.1 million tons per annum for the year ended October 31, 2008, fall into this category.

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  Liquid Protein Supplements.  Liquid protein supplements are typically either a "free choice" in pastures or part of a "complete ration" for either dairy or beef animals. Free choice applications normally involve the use of a "lick wheel" feeder in pastures, where the animals are consuming approximately 90-95% of their daily diet from native grasses or improved pastures. These pastures are normally low in nutrients such as protein, energy, phosphors and other minerals. Accordingly, the nutrient dense liquid feed supplements provide a way to balance the nutritional requirements of livestock, allowing them to reproduce or gain weight at an optimum rate. The tanks associated with these lick wheels hold approximately 3,000 lbs. and normally require refilling every two weeks, depending on the number of cattle in a given pasture. Free choice consumption is normally considered to average 2 lbs. per animal, per day, and is controlled through the formulation of the liquid supplement.

    In applications where liquid protein supplements are part of a complete ration, the inclusion rate of the supplement depends on the nutrient profile of the other dry feed ingredients. Nutrient profiles of the supplement can be adjusted to balance the nutrients of the dry feed ingredients. Livestock that consume the complete ration form of liquid feed supplements are normally held in confinement rather than in open pasture.

    Liquid protein supplements are utilized in virtually all regions of the United States and western Canada and are marketed through both distributor and dealer networks and sold directly from us to the end users. Liquid protein supplements comprised approximately 14% of our annual production volume for the year ended October 31, 2008.

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  Mill Products.  Mill products are specialized molasses-based products sold to dry feed milling companies and mixed with other dry feed ingredients. These specialized products are used in two primary types of applications, in the dry feed milling industry, texturized horse feed and pelleted products fed to different classes of livestock. Our "E-Z Glo" product is a mill product fortified with high quality vegetable oil, minerals and preservatives and is included in texturized horse feed as 5-15% of overall product content. Our 'Pellet Partner' product is also a mill product that utilizes liquid lignin, a by-product from the timber industry that is used to bind dry feed ingredients to form pellets or cubes. Mill products are utilized in dry feed mills throughout the United States and are mainly sold direct to the feed mills. Mill products comprised approximately 28% of our annual production volume for the year ended October 31, 2008.

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  Liquid Suspension Products.  Liquid suspension products are the most complex liquid feed supplements that we manufacture. Thixatropic technology allows insoluble ingredients such as calcium carbonate, potassium chloride, feathermeal and salt to be suspended in a liquid supplement that can "flow." These supplements provide a wide range of minerals, proteins and medications, which are mainly utilized in confined beef feeding operations and large dairies. The largest concentration of customers of our liquid suspension products is in the Texas panhandle and northern California. In Texas, such supplements are sold directly to the end user, whereas in northern California they are marketed through large distributors. Liquid suspension products comprised approximately 21% of our annual production volume for the year ended October 31, 2008.

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  Blocks/Tubs.  Blocks, or tubs as they are sometimes referred to, are a solid feed supplement that is fed as a free choice protein supplement to cattle on pasture or improved pastures. The primary package size is 200 lbs. and is marketed through a series of distributors and local farm stores. As with liquid feed supplements and dried molasses, these products make up a small portion of the animals' daily diet. Unlike liquid feed supplements and dried molasses, these products are only fed free choice and not mixed further with other feed ingredients. The majority of our blocks are toll manufactured for other feed companies and sold through their respective labels and fed primarily to beef cattle, dairy cattle and horses with some products sold for sheep/goats and wild game. Block or tub volumes comprised approximately 2% of our annual production volume for the year ended October 31, 2008.

Simple Blends/Basic Ingredients

        We also produce products that are less complex and utilized more specifically as an ingredient in livestock feeds, which enhance the appearance, preserve the product, improve the palatability or act as a binding agent for other dry feed ingredients. Specialized least-cost formulation programs allow us to maximize margins while providing the best performing product for the customer. Dried molasses, which falls into this category, is a resulting product of mixing finely ground soybean or sunflower hulls with liquid molasses and drying it through a rotating drum drier. Approximately 35% of our production, or 595,000 tons annually, fall into this category.

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  Blends.  Blends are the simplest form of value added products. Typically blends include molasses that are blended with one or more of the following ingredients: corn steep liquor, condensed molasses solubles, whey permeate, distillers' solubles, lignin sulphonate and/or glycerine. Blends are normally utilized in complete feed rations to reduce the dust and improve the palatability of the ration. Virtually all blends are fed in confined feeding operations and are incorporated into livestock rations that do not use a protein supplement or a suspension. We use distribution and direct supply formats for the sale of blends. Blend products comprised approximately 28% of our annual production volume for the year ended October 31, 2008.

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  Whey Permeate.  Whey permeate is sold directly to dairy and beef operations to replace a portion of the energy typically derived from a grain source. Whey permeate products comprised approximately 5% of our annual production volume for the year ended October 31, 2008.

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  Dried Molasses.  Dried molasses results from mixing ground soybean hulls and sunflower hulls with cane molasses and drying it through a rotating drum drier. Dried molasses is typically used as either a sweetener to dry feed rations or as binding agent for other dry feed ingredients in the manufacture of solid feed supplements known as "blocks." Target customers include small confined feeding operators that use it as a sweetener and specialty small block manufacturers that use it as a binder and sweetener. Package sizes include 50 lb. paper bags, 1 ton measures and truck load bulk. All dried molasses marketing to confined feeding operators is done through a series of distributors. The majority of our dried molasses is consumed by beef and dairy cattle with little consumed by sheep or goats, horses, poultry or swine. Dried molasses comprised approximately 2% of our annual production volume for the year ended October 31, 2008.

Customers

        We have longstanding relationships with major customers including, but not limited to, these listed below:

A.L. Gilbert Co.	Cargill Animal Nutrition	Land O'Lakes, Inc.
Associated Feed	Fosters Commodities	Southern States Cooperative
Barrett-Crofoot Inc.	Hi-Pro Feeds	Tractor Supply Co.
Cactus Feeders

Property and Facilities

        Our manufacturing locations are strategically located throughout the continental United States and western Canada, allowing us to provide nutritional livestock supplements to the majority of the livestock marketplace. Our liquid feed supplements business is built around a number of geographical markets categorized by the livestock operations and products that are typical to each. The functionality of each location is dependent on the demographics of the livestock industry in the various geographical areas. Ten of our manufacturing facilities produce suspension supplements, which are the most complex liquid feed supplements, and are located in the densely confined livestock feeding areas such as the northern Texas panhandle and north-central California. Plants supplying free choice protein supplements (liquid or block) are located in areas of large free-grazing ranches or smaller hobby farm/ranch operations. Other products, such as fortified molasses for the dry feed milling industry or general-purpose molasses blends, are manufactured at all of our plant locations. Each plant is unique as it relates to the storage capacity of raw feed ingredients, manufacturing capability/capacity and geographical area served, whereas all plants can take full advantage of our proprietary least-cost "Brill" product blending and formulation program. This program allows maximum utilization of the various ingredients, while maintaining the nutrient specifications of the liquid feed supplements, thereby generating the highest gross margin for the finished product.

        Typically, our leases are with major port authorities and railroad companies of the United States, although a small number are with private individuals or leasing companies (such as office buildings and toll mill sites). Port leases typically contain a ten year primary period, normally with two five year renewals at our option and exercise of a renewal requires formal notification from us. The majority of our leases are more than 15 years in length with a small number that are only one year in duration but subject to annual rollover. All railroad leases are currently annual leases with evergreen provisions incorporating annual inflation increases. All leases include provisions for removing equipment and returning the site to the conditions prior to execution of the original lease, together with provisions for regular testing and remediation of soil quality.

        Our largest liquid feed supplements storage locations by short ton capacity, both owned and leased by us, are as follows:

Liquid Supplement Plant Location	Owned/ Leased	Products Manufactured	Total Production Volume (tons)*	% of total	Minimum Remaining Contracted Lease Term	Remaining Lease Term Assuming Contracted Renewals	Number of Renewals Contracted & Renewal Term
Stockton, CA	Owned	LPS, MP, BL, S	263,000	15%	—	—	—
Hereford, TX	Leased	LPS, MP, BL, S	170,000	10%	1 year	Annual rollover	—
Dimmitt, TX	Owned	LPC, MP, BL, S	160,000	9%	—	—	—
Houston, TX	Owned	LPS, MP, BL	120,000	7%	—	—	—
Baltimore, MD	Leased	LPS, MP, BL	116,000	7%	14 years	24 years	2; 5 years
Clovis, NM	Owned	W	91,000	5%	—	—	—
Clewiston, FL	Leased	LPS, MP, BL	67,000	4%	9 years	19 years	2; 5 years
Albany, NY	Leased	LPS, MP, BL	63,000	4%	16 years	16 years	—
Cincinnati, OH	Leased	LPS, MP, BL, S	58,000	3%	5 years	15 years	2, 5 years
Seattle, WA	Leased	LPS, MP, BL	50,000	3%	10 years	20 years	1, 10 year
Omaha, NE	Owned	LPC, MP, BL, S	52,000	3%	—	—	—
Catoosa, OK	Leased	LPS, MP, BL, S	42,000	2%	1 year	Annual rollover	—

*
Based on total production of 1.7 million short tons, each ton comprising 2000 lbs. in weight. Data accurate as of October 31, 2008.

LPS—Liquid Protein Supplements
MP—Mill Products (products for the dry feed mills)
BL—Blends (molasses plus one or two other ingredients)
W—Whey Permeate
S—Suspensions

        Our liquid feed supplements facilities can be classified into four broad groupings: suspension plants, liquid feed supplements plants, dehydrated molasses plants and block plants. Common infrastructure at all sites includes relatively large, steel liquid ingredient storage tanks that are typically designed to store viscous liquid products that are heated and have an air agitation system. Typical customer purchases utilize truck transportation of approximately 24 tons each and require a finished feed tank capacity of approximately 5,000-6,000 gallons. We have systems in place to manage "traceability" of all finished product shipments for the benefit of our customers.

        Suspension Plants.    Suspension plants require specific dry ingredient storage infrastructure and mixing systems. Suspension formulations normally contain up to 30% insoluble feed ingredients such as calcium carbonate, potassium chloride and protein meals. These dry feed ingredients are finely ground and suspended in various liquid ingredients. Ten of our plants have the ability to manufacture suspension products.

        Liquid Supplement Plants.    Liquid supplement plants typically manufacture protein supplements, feed mill products or simple blends. Twenty-four of our plants have the ability to manufacture liquid protein supplements.

        Dehydrated Molasses Plants.    Dehydration molasses plants have a substantial dry feed ingredient infrastructure. Unlike typical suspension or liquid supplement plants, dried molasses plants require large warehouses to store finished products. Two of our plants manufacture dried molasses.

        Block Plants.    Block plants utilize a substantial amount of dry feed ingredient infrastructure. Formulations require a liquid premix, which is normally manufactured at one of our liquid feed supplement plants and transferred to the block plant. Block plants require a substantial amount of warehouse space to store finished products. Our blocks are manufactured at two wholly-owned facilities and one joint venture site (Southern States Cooperative, Park City, KY).

Champion Liquid Feeds Pty Ltd

        In addition to the territories served in North America, we also have a presence in the Australian feed markets through our 50% interest in Champion. Westway and Ridley formed Champion in 2001 for the purpose of manufacturing and distributing liquid feed supplements in Australia. Prior to the formation of the joint venture, Ridley, the largest dry feed distributor in Australia, owned and operated one liquid feed supplement plant in southern Queensland, which was producing approximately 28,000 tons of liquid feed supplements per year. By leveraging its existing intellectual property, Westway gained access to a significant new agricultural market for liquid feed supplements. In the year ended June 30, 2008, Champion produced 42,000 tons of liquid feed supplements and an additional 42,000 tons of unprocessed molasses for the livestock industry and in December 2008, commissioned two new liquid suspension plants in central Queensland and Victoria. In the future, we expect that Champion will be able to supply a complete range of liquid feed supplements to Victoria, New South Wales and Queensland. Currently the following markets are served: Beef Feedlot (26%); Beef Pasture (20%); Dairy (14%) and Feed Mills (40%).

Competition

        In liquid feed supplements, our competition falls into three categories in North America: direct molasses based products, the dry feed industry and the group of "pasture" livestock producers who provide little or no supplemental protein component of feed. In the direct molasses based markets, we are the largest producer of liquid feed supplements in North America and we are the only liquid feed supplements business in North America capable of supplying all of the continental United States, northern Mexico and the western Canadian provinces. Regionally, we compete against a number of liquid animal feed companies that have been able to establish a customer base through ingredient supply contracts or integration into their customers' businesses. We compete with Midwest Protein Molasses Supplements which is a primary supplier of suspensions to the beef feedlot area in Kansas, Nebraska, Oklahoma and Colorado and Quality Liquid Feeds, which we refer to as "QLF," based in Dodgeville, Wisconsin. QLF competes heavily with us in all areas of the United States with the exception of the West Coast and the Southeast but does not compete in Canada or Mexico. Land O'Lakes Purina Feed LLC is considered to be the remaining key competitor.

        In dry feed markets, we compete with the five largest companies in the market, considered to be: Land O'Lakes Purina Feed LLC, Cargill Animal Nutrition, ADM Alliance Nutrition, Inc., J.D. Heiskell & Company and Kent Feeds.

        In the liquid supplemental nutrient markets we consider QLF the primary source of competition.

Our Relationship with the ED&F Man Group

        Our relationship with the ED&F Man group provides both businesses with a number of benefits. For us in particular, the benefits of being the preferred supplier of bulk liquid storage to ED&F Man combined with security over the quality and quantity of molasses supply to the liquid feed supplements business provides us with a degree of certainty regarding the ongoing operational characteristics of the business and our ability to service our livestock customers in the future. In tandem with the further investment opportunities made possible by the business combination, it is anticipated that the relationship will provide us with a robust platform from which growth will be generated in the future.

Preferred Supplier Arrangements

        Our long-term relationship as a preferred supplier of bulk liquid storage to ED&F Man's various trading divisions is a major part of our success and growth strategy. The contractual relationships with ED&F Man further secure a relationship that has been in place for 20 years. We believe that ED&F Man provides global expansion opportunities and as a preferred supplier, expects to secure the de-minimis load volume that will support both existing and new locations. This is exemplified by the recent expansion by Westway of its facilities in Houston through the provision of services to ED&F Man's molasses, tallow and yellow grease businesses and ED&F Man's acquisition of the molasses and feed business of PM Ag, Inc. in 2002, which resulted in Westway adding the Houston No. 2 facility to its network. ED&F Man's further acquisition of Gardiner Smith's U.S. fats and oils business has also provided significant revenue streams in Houston.

        We believe that the significant and consistent revenue stream generated through our relationship with ED&F Man has provided base capacity sufficient to allow us to modernize and expand our Houston operations. In recent years, the Houston No. 1 terminal has doubled its capacity and revenue and, as a result of this new expansion, has generated increased storage rates. ED&F Man has participated in this new expansion as well by taking on additional space through its bio-fuels business. The Houston No. 2 terminal has been completely renovated with new docks, pipe systems and automation. In addition, the site's capacity has expanded and many older tanks have been replaced. ED&F Man's trading divisions not only rent space directly at this terminal but also actively trade and create volume from numerous other site customers.

Molasses Supply Contract

        Molasses, as an ingredient, comprises approximately 44% of the total ingredients utilized in our formulations, of which approximately 50-55% is typically procured from offshore locations. Historically, Westway relied upon ED&F Man to source and provide the logistics for this basic ingredient. We and ED&F Man have established a long-term molasses supply agreement, pursuant to which ED&F Man will be the primary supplier of offshore cane molasses, with a pricing mechanism very close to historical practices at arm's length. We will continue to source all domestic beet molasses and beet molasses by-products.

Shared Services

        Historically, Westway was supported by ED&F Man, which provided a number of corporate and back office functions and services. ED&F Man has been contracted to provide us with shared services under transitional arrangements that allow us to ensure an orderly adjustment to operate as a fully independent business as soon as practical or as is most appropriate for our business. The basis for this transitional arrangement is set out in the shared services agreement, which is described in "Certain Relationships and Related Transactions—Related Transactions—Shared Services Agreement." In summary, ED&F Man will continue to provide certain human resources, information technology, accounting administration and invoicing and other services for a period of one year at a minimum following the separation. Following this contracted period, transitional arrangements exist to facilitate the final separation of activities, function by function at the mutual agreement of both parties. We are being charged on the same basis as we have been historically, subject to contracted normal increases for inflation.

        Historically, arrangements have existed to ensure that services are provided on a basis that is reflective of normal volumes, market prices and typical business practice. Contract rates and services are negotiated at arms length and on the basis of prevailing market rates for similar storage and services, or rates that the business is able to obtain from third parties.

Employees

        As of June 29, 2009, we had 403 employees.

Management Information Systems

        We utilize industry leading systems in most aspects of our business. All primary servers and programs reside in New Orleans, Louisiana, with complete duplication for disaster recovery purposes residing in Tomball, Texas. Daily tape back up of all data is produced and stored in a secure third site. We have continuously enhanced our "Marque" operating system to improve efficiency through increased automation, improve quality management and traceability. During 2004, Westway implemented its own proprietary terminal management system named EDC2 which enables uniform billing, shipping documents and inventory records to be generated for all customer activity. The system has been designed for maximum flexibility and has the ability to interface with customer systems directly. Additionally, we utilize the Manager Achievement Program, which we refer to as "MAP," to evaluate the performance of individual terminals against structured targets for critical metrics including: variable cost control, net margin contribution, health, safety and environmental, inventory variance and quality. We actively streamline the time and costs associated with our management information system and currently have the security and scalability necessary to meet our growth objectives.

Regulation and Safety

        We are required to comply with the health and safety requirements in each of the jurisdictions in each of the countries in which we operate. In order to achieve this, management approaches the issue of health and safety from the top down, focusing on key operational risks and ensuring the policy, process and practice are in conformity with legal and normal business practices as a minimum. The risks relating to the safe handling, storage and regulation of each of the third-party bulk liquid storage and liquid feed supplements operations are managed as a central element of our businesses. We ensure that customer assets, our employees and the environment remain fully protected from all risks wherever possible. The regulatory and legal environments within which liquid products are handled by the business differ with the geography, markets, product offerings and sophistication within which we operate.

        In addition, we comply with the health and safety requirements in Europe and elsewhere by following our European HSEQ policy or local legal requirements that govern the care and safeguarding of the health and safety of all our employees and creating a good and safe work environment and protecting the environment from negative impact of our operations.

        We are required to comply with Federal Food and Drug Administration requirements as well as local State Feed control requirements. To meet and exceed these requirements we have developed and implemented an extensive Standard Operating Procedures Manual, which we refer to as the "SOP Manual." The SOP Manual comprises all aspects of Quality, FDA, training, manufacturing, administrative, and security compliance. Each terminal undergoes an annual 319 point audit review.

Legal Proceedings

        From time to time, we may be involved in litigation that arises through the normal course of our business operations. We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

MANAGEMENT

Executive Officers, Directors and Key Personnel

        The following table sets forth information regarding our executive officers and directors as of July 2, 2009.

Name	Age	Position
Francis P. Jenkins, Jr.	66	Chairman and Director
G. Kenneth Moshenek	57	Director
Peter J. M. Harding	54	Director, Chief Executive Officer
Philip A. Howell	50	Director
James B. Jenkins	50	Director
John E. Toffolon, Jr.	58	Director
Gregory F. Holt	62	Director
Thomas Masilla	62	Chief Financial Officer and Secretary
Wayne N. Driggers	53	Chief Operating Officer
Scott MacKenzie	47	President of Westway Terminal Company LLC
Bryan Shoemaker	51	President of Westway Feed Products LLC

        The following is a biographical summary of the business experience of our directors and executive officers as of the date of this prospectus:

        FRANCIS P. JENKINS, JR. has served as our Chairman and a member of our board of directors since our inception. Mr. Jenkins served as our Chief Executive Officer from our inception until the closing of the business combination on May 28, 2009. He served as the Chairman of the Board and Chief Executive Officer of Royster-Clark, Inc., a retailer and wholesale distributor of mixed fertilizer, fertilizer materials, seed, crop protection products and agronomic services to farmers, from January 1994 to 2006. From 1988 until 1994, Mr. Jenkins served in various capacities on the board of directors for Royster-Clark, Inc. From 1988 to 1992, he served as Chairman of the Board of Royster-Clark, Inc. From 1979 to 1988, Mr. Jenkins was employed by The First Boston Corporation where he was one of the four members of the Executive Committee, co-managed First Boston's Equity Capital Investments and was the Principal Financial Officer. Prior to that position, he had responsibility for all security sales, trading and research, as well as holding positions as a Managing Director and a member of the Management Committee. Mr. Jenkins currently serves on the Board of Trustees of Babson College, as the Chairman of its Alumni and Development Committee and as a member of the Executive Committee of the Board.

        G. KENNETH MOSHENEK has served as a member of our board of directors since our inception. Mr. Moshenek served as our President and Chief Operating Officer from our inception until the closing of the business combination on May 28, 2009. Mr. Moshenek served as the President of Unity Envirotech LLC, a company servicing the commercial fertilizer and municipal wastewater markets, from October 2007 to December of 2007. Mr. Moshenek served as the President and Chief Operating Officer of Royster-Clark, Inc., a retailer and wholesale distributor of mixed fertilizer, fertilizer materials, seed, crop protection products and agronomic services to farmers, from December 1997 to February 2006. Mr. Moshenek has served as Chief Operating Officer since 1995 and was a director from August 1997 until April 1999 of Royster-Clark, Inc. From August 1997 until April 1999, he served as Chief Investment Officer of Royster-Clark, Inc. Prior to that he held several positions during his tenure with Royster-Clark, Inc. including Senior Vice President of Sales and Marketing from September 1994 until July 1995, Vice President and Divisional Sales Manager from 1992 until September 1994 and a Division Manager from 1990 to 1992. Mr. Moshenek joined W.S. Clark & Sons, Inc. in 1981. Mr. Moshenek has been involved in the fertilizer industry since 1976. Mr. Moshenek formerly served on the Board of Directors of The Fertilizer Institute and was a member of the Board's Executive

Committee and served as chairman of the distributors council. He also formerly served on the Board of Directors of the Agricultural Retailers Association the Foundation of Agronomic Research and the Fertilizer Roundtable.

        PETER J. M. HARDING is our Chief Executive Officer and a member of our board of directors. Prior to the closing of the business combination, he served as Managing Director of ED&F Man's Molasses & Palm Oil Trading, Feed Products, Third Party Storage, Biofuels Division from 2003. Mr. Harding also served on the Executive Committee of ED&F Man. Mr. Harding joined ED&F Man in June 1995. A British citizen presently residing in New Orleans, Louisiana, Mr. Harding has diverse career experience beginning in 1972 as a Sugar Trader with Tate and Lyle Sugars. His accomplishments include Vice President of Sales & Marketing of Refined Sugars, Inc. from 1985 to 1989, CEO of Savannah Cocoa, Inc. from 1992 to 1995, CEO of ED&F Man North American Cocoa Processing Group from 1995 to 1997, CEO of Westway Holdings Corporation from 1997 to 2006 and President of Westway Terminal Company Inc. from 2001 to 2004. During his tenure as CEO of Westway Holdings Corporation, Mr. Harding was responsible for management of the Westway Terminal Company Inc., Westway Feed Products, Inc. and Westway Trading Corp. Additionally, Mr. Harding owned and managed an asset management firm and commodity fund during the late 1980s and early 1990s. In 1985, Mr. Harding attended the Harvard Business School program for Management Development.

        PHILIP A. HOWELL is a member of our board of directors. Mr. Howell also currently serves as Chief Financial Officer and Chief Operating Officer of the ED&F Man group. He has served in these capacities since March 2000 and July 2007, respectively. Mr. Howell has also served on ED&F Man's audit committee since 2001. Mr. Howell joined ED&F Man in 1990 as finance director of ED&F Man's futures brokerage business. Mr. Howell qualified as a chartered accountant with Coopers & Lybrand before working for two years with Security Pacific Hoare Govett in its financial control function.

        JAMES B. JENKINS is a member of our board of directors. Mr. Jenkins also currently serves as Managing Director of ED&F Man's Commodity Services Division, an integrated research, brokerage and risk management operation, and as a member of ED&F Man's Executive Committee. Prior to his role at ED&F Man Commodity Services, Mr. Jenkins was President of ED&F Man Cocoa, Inc., a merchant of cocoa beans and released products. Mr. Jenkins has 26 years of service in the soft commodities industry. Mr. Jenkins has served as a member of the New York Board of Trade's Cocoa and Control Committees, and as chairman of the board of directors of the Cocoa Merchants' Association of America, as well as on a number of the Association's committees. Mr. Jenkins is not related to Francis P. Jenkins, Jr., our chairman and chief executive officer.

        JOHN E. TOFFOLON, JR. has served as a member of our board of directors since our inception. He served as our Chief Financial Officer from August 3, 2006 until the closing of the business combination on May 28, 2009. Mr. Toffolon has been an active independent investor and consultant since his resignation from Nomura Holdings, a holding company, in 2001. He started his career in 1973 as a member in the Management Training Program of the Federal Reserve Bank of New York, as the Bank Supervisor function rotating through various analyst positions. In 1978, Mr. Toffolon joined the investment banking firm of Blyth Eastman Dillon as a Vice President in its Capital Markets subsidiary, Blyth Capital Markets Inc. Shortly after the company's acquisition by Paine-Webber. In 1979, Mr. Toffolon accepted an offer to join The First Boston Corporation to manage its Fixed-Income Credit Department. Mr. Toffolon served as Managing Director of The First Boston Corporation since 1986 and subsequently served as its Chief Financial Officer until 1990. In November 1992, Mr. Toffolon joined Nomura Holding America Inc. (holding company), and Nomura Securities International (broker-dealer) as Executive Managing Director and Chief Financial Officer. He was also a member of the Board of Directors of both companies. Mr. Toffolon has served as the Lead Independent Director of The Cowen Group Inc., which together with its subsidiaries operates as investment bank, since September 14, 2006, and in that capacity serves as Chairman of the Audit Committee of the Board and a member of its Compensation Committee. Mr. Toffolon has served as Chairman of the Board of Cowen Group Inc. since July 15, 2008.

        GREGORY F. HOLT is a member of our board of directors. Mr. Holt has served as the founding Principal, Chairman and Chief Executive Officer since inception in 1990 of Daybrook Holdings Inc. and Daybrook Fisheries Inc., a North American/Dutch owned Menhaden fishmeal and fish oil production company headquartered in Louisiana. Prior to that, from 1969 to 1985 he served as a senior officer of International Proteins Corporation, an American Stock Exchange listed company engaged in the production of fishmeal, fish oil and frozen shrimps in Peru, Chile, Panama and Canada and the trading of various agri-products, protein meals and feedstuffs. In 1985 he founded his own trading, shipping and financing firm, ultimately raising the capital necessary to commence the operations of the Daybrook companies. He has served on numerous industry boards and trade associations, including National Fisheries Institute and The International Fishmeal and Fish Oil Association, and is a past Co-Chairman of the Rutgers University Marine Aquaculture Funding Task Force. Mr. Holt has served as an advisor/investor in various capital asset commodity transactions designed to acquire strategic manufacturing capacity in these core businesses in Latin America and import/export commodity terminal distribution operations in the United States. Mr. Holt, a United States citizen, was born in the United Kingdom and moved to the United States in 1969.

        THOMAS MASILLA is our Chief Financial Officer and Secretary. Mr. Masilla was originally appointed to provide interim financial advice to Westway in January 2009. Mr. Masilla previously served as President of Revenue Properties U.S. from November 2006 to December 2007. From November 2005 to November 2006, Mr. Masilla served as President and Principal Executive Officer of Sizeler Property Investors, Inc., a publicly traded REIT, which was acquired by Morguard Corporation and its subsidiary, Revenue Properties Limited of Canada, in November 2006. Prior to his service as President and Principal Executive Officer, Mr. Masilla served as Sizeler's Vice Chairman, President & Chief Operating Officer. Additionally, Mr. Masilla served as Sizeler's Chief Financial Officer from 1996 to 1999. Mr. Masilla is a certified public accountant and has over thirty-five years of executive and financial management experience in publicly traded real estate and commercial banking entities. Mr. Masilla holds a Bachelor's degree in Accounting and a Master of Business Administration degree from Loyola University in New Orleans.

        WAYNE N. DRIGGERS is our Chief Operating Officer. Mr. Driggers previously served as President of the Westway bulk liquid storage business from 1992 until the closing of the business combination. Prior to that, Mr. Driggers served as Vice President of the Westway bulk liquid storage business. Mr. Driggers was with Westway for 17 years. Prior to his service with Westway, Mr. Driggers served as President of Liquid Transfer Terminals, Inc. in 1991 and as Vice President with McKenzie Tank Lines, Inc. from 1981 to 1989. From 1989 to 1991 he served as a General Manager with Powell Duffyn Terminals, a British public corporation. Mr. Driggers has also been previous employed in management positions with Florida Rock & Tank Lines from 1977 to 1979 and with Seminole Refining Inc. from 1979 to 1981. Mr. Driggers serves on the Board of Directors of the International Liquid Terminals Association, and served as Chairman of the Board in 2008.

        SCOTT MACKENZIE is President of Westway Terminal Company, LLC. Prior to the closing of the business combination, Mr. MacKenzie served as Vice President of Sales and Business Development of Westway's bulk liquid storage business from 2007. Mr. MacKenzie began his career in the electric utility industry with over 18 years of practical and consulting experience, including utility deregulation, alternative energy assets management, and transmission construction. In addition, as a director with PricewaterhouseCoopers from 2000 until 2002, Mr. MacKenzie managed organizational transformation, supply chain, and information technology initiatives. Mr. MacKenzie holds a Master of Business Administration degree from University of La Verne and a Bachelor's degree from National University.

        BRYAN SHOEMAKER is President of Westway Feed Products LLC. Prior to the closing of the business combination, Mr. Shoemaker served as President of the Westway liquid feed supplements business from 1997. Prior to that, he served as General Manager of ED&F Man's Westway Trading's value added product group. Mr. Shoemaker has been with Westway for a total of 19 years. Prior to his service with Westway, Mr. Shoemaker served as General Manager of Mesa Feed Inc. from 1985 to 1989, where he oversaw the construction of two new liquid feed plants in New Mexico, and had responsibility for all aspects of the business. Mr. Shoemaker oversaw the sale of Mesa Liquid Feed Co., a company which he had founded in 1979, to Mesa Feed Inc. in 1985. Mr. Shoemaker received a Bachelor of Science Degree in Agricultural Sciences from New Mexico State University in May 1979.

        There are no family relationship between any of our officers and directors.

Composition of Our Board of Directors

        Our amended and restated bylaws fixes the number of members of our board of directors at seven. Pursuant to our amended and restated certificate of incorporation, subject to certain exceptions and adjustments, the holders of our Class A common stock are entitled to elect four members of our board of directors and the holders of our Class B common stock are entitled to elect three members of our board of directors. Messrs. Francis Jenkins, Jr., Moshenek, Harding and Toffolon, Jr. are the four directors currently elected by the holders of our Class A common stock and Messrs. Howell, James B. Jenkins and Holt are currently designated as the three directors elected by the holders of our Class B common stock. The directors elected by the holders of our Class A common stock are divided into three classes. Mr. Toffolon, Jr. is a Class I director and will serve until our 2010 annual meeting of stockholders, Mr. Moshenek is a Class II director and will serve until our 2011 annual meeting of stockholders and Messrs. Francis Jenkins, Jr. and Harding are Class III directors and will serve until our 2012 annual meeting of stockholders. Directors are elected by our stockholders at our annual meeting and serve until their successors are duly elected and qualified. Directors are elected for a term of one year. All of our officers serve at the discretion of our board of directors.

Director Independence

        Our board of directors has determined that Messrs. Francis Jenkins, Jr., Toffolon, Moshenek and Holt are independent directors under the listing standards of The NASDAQ Stock Market and the SEC.

Committees of the Board of Directors

        Our board of directors has established an audit committee, compensation committee and nominating committee. The composition, duties and responsibilities of these committees are set forth in written charters that our board of directors has adopted for each committee.

Audit Committee

        The current members of our audit committee are Messrs. Toffolon, Moshenek and Holt. Mr. Toffolon is the Chairman of the audit committee. The board of directors has determined that each member of the audit committee is an independent director and that Mr. Toffolon is a "financial expert" under the requirements of The NASDAQ Stock Market and the SEC.

        The primary function of the audit committee is to assist the board of directors in monitoring (1) the quality and integrity of our financial statements, (2) our independent accountants' qualification and independence, (3) the performance of our internal audit function, if any, and independent accountants and (4) our compliance with legal and regulatory requirements.

        The audit committee's primary duties and responsibilities are, among other things, to:

  •
  review the quality and integrity of our financial reporting processes, both internal and external;

  •
  review and approve all related party transactions as defined by the SEC Rules, including (i) transactions involving potential conflicts of interest with corporate officers and directors, (ii) transactions involving any immediate family members of any corporate officers and directors and (iii) any other related party transactions;

  •
  annually review major issues regarding our auditing and accounting principles and practices and its presentation of financial statements, including the adequacy of internal controls and special audit steps adopted in light of material internal control deficiencies;

  •
  review all analyses prepared by management and the independent accountants of significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including an analysis of the effect of alternative generally accepted accounting principle methods on our financial statements;

  •
  review and discuss with management and the independent accountants our annual audited financial statements and quarterly financial statements and related footnotes and any certification, report, opinion or review rendered by the independent accountants, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountants and legal counsel are satisfied with the disclosure and content of such documents;

  •
  review any restatements of financial statements that have occurred or were recommended;

  •
  interview and retain our independent accountants, considering the accounting firm's independence and effectiveness, and approve the engagement fees and other compensation to be paid to the independent accountants;

  •
  approve, in advance of the work being performed, the scope of all audit and permissible non-audit services of the independent accountants and discuss planning and staffing of the audit;

  •
  evaluate, on an annual basis, the independent accountants' qualifications, performance and independence;

  •
  periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements; and

  •
  periodically discuss with our chief executive officer and chief financial officer (a) the effectiveness and adequacy of our system of internal controls and any significant deficiencies in the design or operation of the internal controls that could adversely affect our ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our internal controls.

Nominating Committee

        The current members of our nominating committee are Messrs. Holt, Moshenek and Toffolon. Mr. Holt is the Chairman of the nominating committee. The nominating committee is charged with assisting our board of directors in its selection of individuals as nominees for election to the board of directors at annual meetings of our stockholders and filling any vacancies or newly created directorships on our board of directors.

        The nominating committee's primary duties and responsibilities include, but are not be limited to:

  •
  developing and revising, from time to time, selection criteria for director nominees to be voted on by the holders of our Class A common stock;

  •
  seeking, interviewing and screening individuals qualified to become directors for recommendation to the board of directors;

  •
  recommending to the board of directors, for its selection, those qualified individuals that the committee deems appropriate as nominees for election by the holders of our Class A common stock to the board of directors at the next annual meeting of the stockholders or to fill any vacancies or newly created directorships on the board of directors;

  •
  evaluating the qualifications of nominees submitted by the holders of shares of our Class A common stock using the same selection criteria the committee uses to evaluate other potential nominees; and

  •
  considering, developing and recommending to the board of directors policies regarding the size and composition of the board of directors.

Compensation Committee

        The current members of our compensation committee are Messrs. Francis Jenkins, Jr., Moshenek, Toffolon and Holt. Mr. Francis Jenkins, Jr. is the Chairman of the compensation committee. The purpose of the compensation committee is to discharge our board of directors' responsibilities in respect of compensation of our executive officers, including approving individual executive officer compensation, oversight of our overall compensation and benefit philosophies, production of an annual report on executive compensation for inclusion in our proxy statement and administration of our incentive compensation plans, including authority to make and modify awards under such plans. The compensation committee has the resources and authority to delegate its duties and responsibilities.

        The compensation committee's primary duties and responsibilities include, but are not limited to:

  •
  reviewing, from time to time, our philosophy regarding executive compensation;

  •
  recommending to the board of directors for approval annual performance criteria, including long-term and short-term goals, for the chief executive officer and reviewing the chief executive officer's performance against such established criteria;

  •
  determining and approving all compensation arrangements of our executive officers (other than the chief executive officer);

  •
  reviewing and recommending to the board of directors for approval all compensation arrangements of the chief executive officer;

  •
  determining which employees are "executive officers" whose compensation is subject to the review and approval of the committee, and reviewing, in its discretion, the compensation of employees who are not executive officers;

  •
  making recommendations to the board of directors concerning adopting and amending incentive compensation plans applicable to executive officers generally and equity compensation plans, benefit plans and retirement plans for all employees;

  •
  fixing and determining awards to officers and employees of stock, stock options, stock appreciation rights and other equity interests pursuant to any equity compensation plans from time to time in effect and exercising such other power and authority as may be permitted or required under such plans;

  •
  establishing and periodically reviewing policies concerning perquisite benefits; and

  •
  reviewing and discussing with our chief executive officer and chief financial officer the Compensation Discussion and Analysis required to be included in our annual report or proxy statement filed with the SEC and recommending to the board of directors that that information be included in the annual report or proxy statement.

Compensation Committee Interlocks and Insider Participation

        In accordance with Nasdaq listing standards, we will maintain a compensation committee composed solely of independent directors. The independent directors do not have any interlocking relationships with us.

Code of Conduct and Ethics

        Our board of directors has adopted a code of conduct and ethics that applies to our directors, officers and employees. Upon request, we will provide to any person, without charge, a copy of our Code of Conduct and Ethics. Any such request should be made to Thomas Masilla Chief Financial Officer, Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130. If we amend or grant a waiver of one or more of the provisions of our Code of Conduct and Ethics, we intend to disclose such amendments or waivers by posting the required information on our website at the above address.

COMPENSATION DISCUSSION AND ANALYSIS

        The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our historic compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

        The subject matter of this compensation discussion and analysis relates primarily to compensation paid to our executives during 2008. Historic amounts are a guide and may be subject to change.

Shermen Executive Compensation

        As of December 31, 2008, we have paid Shermen Capital Partners, LLC fees and expenses of $189,050 for providing us with administrative services. However, this arrangement is solely for our benefit and is not intended to provide compensation in lieu of a salary for any person, including any of our executives. Other than this administrative fee, no compensation of any kind, including finders, consulting or other similar fees, is paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render.

Westway Executive Compensation

        In this compensation discussion and analysis, we review the compensation provided to Messrs. Harding, Driggers and Shoemaker for the fiscal year ended October 31, 2008, as well as the general principles that guided the related compensation decisions and the process used to determine compensation. For the purposes of defining decisions and processes, we refer to Westway, but approvals of compensation decisions are taken by the remuneration committee of the board of directors of ED&F Man. We have identified these executive officers as the individuals for whom Westway would have been required to provide compensation information if they had been subject to the SEC's executive compensation disclosure requirements in 2008. We refer to these individuals in this discussion and analysis and the compensation tables and narrative disclosures that follow as the "named executive officers." While Messrs. Driggers' and Shoemaker's responsibilities related solely to the Westway business, Mr. Harding's responsibilities included services to other companies within the ED&F Man group.

        The information included below sets out all of the compensation earned by Messrs. Harding, Driggers and Shoemaker from the ED&F Man group, rather than solely those amounts allocable to Westway for the purpose of the Westway financial statements for the same period, which are included elsewhere in this prospectus. Consequently, these amounts differ from the compensation reflected in the Westway financial statements. As noted, following the consummation of the business combination, Mr. Masilla has been appointed as our chief financial officer. Mr. Masilla was previously appointed to provide interim financial advice to Westway in January 2009. For purposes of this discussion, Mr. Masilla has been excluded on the basis that, for the period disclosed and prior to that, Mr. Masilla was not employed by ED&F Man, Westway or us.

        Our review of executive compensation begins with a description of Westway's overall executive compensation philosophy and objectives. We then discuss the process used to establish each named executive officer's level of compensation for the fiscal year ended October 31, 2008 and the various elements of each named executive officer's compensation for this period. We also address actions taken after the close of the last fiscal year with respect to the named executive officers and, to the extent known, we discuss what we anticipate to be the combined company's approach to executive compensation following the business combination. This discussion and analysis should be read together with the compensation tables and related disclosure that follows.

Compensation Philosophy and Objectives

        With respect to the named executive officers, Westway has historically sought to pay total compensation to the executive officers of each of its divisions on a basis that is consistent, competitive and reflective of the responsibilities assumed by those officers and their experience. It is generally Westway's intent that the types of compensation and benefits provided to the named executive officers be comparable to the types of compensation and benefits provided to other executive officers of similarly sized, non-publicly traded companies in the industry and geographic regions in which Westway operates. With respect to the named executive officers, the compensation philosophy and policies of Westway have historically focused on:

  •
  attracting, retaining and motivating qualified executives by providing compensation opportunities that are competitive with the practices of companies that are similar to Westway in either business mix or financial size and complexity;

  •
  compensating executives in a way that is aligned to the performance of Westway;

  •
  maintaining a balance between Westway's short- and long-range performance objectives;

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  promoting shared accountability across the organization for overall ED&F Man group corporate goals; and

  •
  achieving comparability between the compensation levels of senior executives across the divisions of the ED&F Man group.

        The named executive officers' compensation includes both cash-based and equity-based awards. Historically, Westway has not been required to maintain, and has not maintained, specific allocation goals between cash-based and equity-based compensation or between annual and long-term incentive compensation for named executive officers. However, alignment has been sought between long-term incentives and the long-term performance of both Westway and the ED&F Man group in order to reinforce the importance of the long-term creation of stockholder value. Accordingly, in recent history, a substantial element of the overall compensation for Westway's managing directors and named executive officers has been in the form of discretionary annual bonuses, equity incentive awards and the right to participate in employee share purchase plans in the form of rights to acquire shares of ED&F Man Holdings Limited.

        It is our intention to preserve the philosophy and practice regarding compensation toward the named executive officers in the medium term and notwithstanding the changes resulting from the business combination. This applies to all aspects of compensation, including the level of benefits and types of compensation employed, except that in the near term, and until approved by stockholders, we do not anticipate issuing equity-based awards that would be settled using shares of our stock. This intention is consistent with the transaction agreement which requires that, for a period of one year following the closing, each of our employees receives base salary, annual bonus opportunities and benefits, other than equity-related benefits, that are no less favorable in the aggregate than the base salary, annual bonus opportunities and benefits that each such employee was entitled to immediately prior to the closing. This agreement was included to preserve the long-term stability of the personnel upon whom our business is dependent.

Role of Management and Compensation Process

        Historically, Westway consisted of a number of separate corporate entities. The compensation decisions for the named executive officers were taken by the remuneration committee of ED&F Man. Since the consummation of the business combination, we are managed from our headquarters in New Orleans, Louisiana.

        In this regard, we have established a compensation committee to assist our board of directors in discharging its responsibilities relating to compensation of the named executive officers and supervision of any discretionary annual bonus and equity incentive plan awards. The compensation committee is responsible for, among other things:

  •
  developing guidelines for, and reviewing the compensation and performance of, our executive officers;

  •
  evaluating our executive officers' performance in light of established goals and objectives; and

  •
  making recommendations to the board of directors regarding the management contracts of executive officers when they are proposed or renewed.

Elements of Compensation

        The compensation historically paid by Westway to the named executive officers consisted of the following principal elements:

  •
  annual base salary;

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  discretionary annual bonuses;

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  equity incentive awards;

  •
  the right to participate in employee share purchase plans;

  •
  participation in a broad-based severance plan; and

  •
  other benefits made available generally to Westway employees, including health, disability, life insurance, participation in a 401(k) plan and interest credits under a frozen cash balance plan.

        None of the named executive officers of Westway was party to an employment agreement with Westway, nor is any of our named executive officers party to an employment agreement with us. All amounts historically paid by Westway as compensation to the named executive officers were determined as described in this compensation discussion and analysis. Currently, we do not intend to enter into employment agreements with our named executive officers.

Base Salary

        Historically, ED&F Man had established base salaries for the named executive officers of Westway at levels intended to attract, retain and motivate highly qualified executives. Salaries were based on the responsibilities of each position, as well as a comparison with the external labor market, and were intended to maintain comparability between the executives of the ED&F Man group as a whole. Although ED&F Man did not use market compensation information to establish specific salary levels or ranges, it considered the salary data of the corporations within the agricultural commodities sector as a whole when determining base salary. In addition, years of experience and education level was considered along with an individual's potential contribution to the profit of the Westway business and the ED&F Man group. The salaries of the named executive officers of Westway were reviewed annually by the remuneration committee of ED&F Man. Annual changes to remuneration were made based on the consumer price index, consideration of the Westway business and ED&F Man's performance and the market as a whole.

        The base salaries of the named executive officers of Westway were last reviewed by the remuneration committee of ED&F Man on January 1, 2008. Increases of 2.5% were approved in order to reflect cost of living increases. In May 2008, Mr. Driggers' salary, which had historically been lower than the salaries of other executives at his level in agricultural commodities businesses, was increased by 24% in order to maintain the competitiveness of his salary.

        The transaction agreement requires that, for a period of one year following the closing, each Westway employee employed by us following the business combination will receive base salary, annual bonus opportunities and benefits no less favorable in the aggregate than the base salary, annual bonus opportunities and benefits that each such employee was entitled to immediately prior to the closing.

Discretionary Annual Bonus

        In the past, ED&F Man had considered discretionary annual bonuses to be an important part of a compensation program that is sufficiently competitive to attract and retain talented executives and to reward the named executive officers based on the performance of Westway for the prior fiscal year. Historically, Westway endeavored to establish bonus pools for executives and management based on performance expectations for the coming financial year. When determining actual payments to the named executive officers, Westway placed significant emphasis on individual performance as well as the overall financial performance of both Westway and, in the case of Mr. Harding, the ED&F Man group, while maintaining discretion regarding the amounts actually paid. Financial performance expectations were not set out in the form of explicit, individual performance requirements in the past.

        Historically, Mr. Harding received discretionary bonuses based on responsibilities beyond those relating to Westway, while the bonuses paid to Messrs. Driggers and Shoemaker related only to their responsibilities for Westway. Each of these discretionary annual bonuses was reviewed and approved at the discretion of the remuneration committee of ED&F Man, based on performance for the fiscal year ending October 31, 2008. During the fiscal year ended October 31, 2008, discretionary bonuses of $1,750,000, $455,000 and $380,000 were earned by Messrs. Harding, Driggers and Shoemaker, respectively. These amounts reflected the overall successful achievement of Westway's financial performance and personal performance expectations as well as the contribution towards the performance of the ED&F Man group to the extent that this affects Mr. Harding's discretionary bonus. The amounts awarded to these individuals represented a significant proportion of their total compensation, consistent with another year of successful growth of the Westway business. For example, each of the named executive officers was instrumental in the continued profitable expansion of the business in the United States and Europe and in achieving the consummation of the business combination.

        As stated above, the transaction agreement requires that, for a period of one year following the closing, each Westway employee employed by us following the business combination will receive base salary, annual bonus opportunities and benefits (other than equity-related benefits) no less favorable in the aggregate than the base salary, annual bonus opportunities and benefits that each such employee was entitled to immediately prior to the closing of the business combination.

Long-Term Incentive Compensation

        Consistent with ED&F Man's overall compensation philosophy for the named executive officers of Westway, and its allocation of compensation between short-term incentives and long-term incentives, ED&F Man historically provided the named executive officers with equity compensation in the form of ordinary stock of ED&F Man. This approach was considered to be an effective way to retain and compensate executives based, in part, on long-term increases in stockholder value and to align executive and long-term stockholder interests by creating a link between executive compensation and stockholder return.

        Historically, stock awards granted to the named executive officers were made as part of their overall annual bonus, recommended by the Chief Executive of ED&F Man and approved by the remuneration committee of ED&F Man. In fiscal year 2008, Messrs. Harding, Driggers and Shoemaker received awards of time-vesting stock in accordance with the ED&F Man Deferred Incentive Plan, which we refer to as the "ED&F Man DIP," in respect of the prior fiscal year, as well as earning the right to awards for fiscal 2008 equal to 325%, 83% and 65% of base salary, respectively. Westway determined the size of the grants based on its determination of the different responsibilities and historic pay levels of the executives. While the awards were to vest in equal installments on the second, third and fourth anniversary of the grant date if the named executive officer remained continuously employed with the company through the applicable anniversary of the grant date, the awards vested in full in connection with the closing of the business combination. Stock awards were granted to executive officers during the first calendar quarter following the end of the fiscal year. These awards have been accounted for in accordance with FAS 123(R) as described in more detail in the Westway financial statements included elsewhere in this prospectus.

        Accordingly, and in addition to the discretionary annual bonuses noted above, amounts of $700,000, $170,000 and $130,000 were allocated to be awarded to Messrs. Harding, Driggers and Shoemaker respectively under the terms of the ED&F Man DIP for the year ended October 31, 2008. Grants of ED&F Man Holdings Limited shares with a total fair value equivalent to these amounts will be awarded by January 31, 2009.

Transaction Bonuses and Retention Incentives

        In connection with the business combination, ED&F Man entered into agreements with Messrs. Harding, Driggers and Shoemaker in September 2008. Pursuant to the agreement with Mr. Harding, ED&F Man paid Mr. Harding a bonus equal to 4% of the net realized cash profit from the business combination, after professional and advisory fees. Half of this bonus was be paid on the first payroll date following the closing and the balance will be paid on the first payroll date following the anniversary of the closing, provided Mr. Harding is then employed by us. Pursuant to the agreements with Messrs. Driggers and Shoemaker, each received $100,000 payments by ED&F Man on the first payroll date following the final presentation to stockholders, which occurred on May 26, 2009. Pursuant to each of the agreements with Messrs. Driggers and Shoemaker, ED&F Man agreed to pay an amount equal to 1.3% of the net realized profit from the business combination, after professional and advisor fees and less the $100,000 payments to Messrs. Driggers and Shoemaker described above. This second payment was made on the first payroll date following the closing of the business combination. These bonus payments are in addition to the cash incentive payments for 2008 performance. The agreements also provide that (i) all ED&F Man share awards held by Messrs. Driggers and Shoemaker fully vested, (ii) the executive's annual salary level will not change and (iii) we will provide benefits that are substantially similar to the executive's current benefits. Pursuant to the agreements with Messrs. Driggers and Shoemaker, they exchanged 50% of the value of their holdings in ED&F Man for 103,582 shares and 61,271 shares, respectively, of our Class A common stock. Mr. Harding also sold $1,000,000 worth of his ED&F Man shares and used the proceeds to purchase shares of our Class A common stock. Pursuant to Mr. Harding's agreement, he will join the board of directors of ED&F Man as a non-executive director, subject to certain conditions, although no definitive date has been set.

Severance

        ED&F Man adopted a broad-based severance plan for Westway executives and employees. ED&F Man determined that such a plan was appropriate and necessary to assist in attracting and retaining the best talent, to encourage the executive's honest discourse with their superiors and the board without fear of adverse consequences and to ensure that the executives and employees would act in the best interest of Westway in any situation involving a potential change in control of Westway. The amount that each named executive officer of Westway would have been entitled to receive under the severance plan had his employment terminated on October 31, 2008 is described in the section below, entitled "Potential Payments Upon Termination or Change of Control." The transaction agreement requires that, for a period of one year following the closing of the business combination, each Westway employee employed by us following the business combination receives severance benefits no less favorable in the aggregate than the severance benefits that each such employee was entitled to immediately prior to the closing.

Pension

        The named executive officers of Westway participated in the ED&F Man Holdings, Inc. Retirement Income Plan, which we refer to as the "Retirement Income Plan," a frozen plan whose benefits were determined under a predecessor cash balance plan where interest, based upon each named executive officer's account balance, was credited each calendar quarter. Following the consummation of the business combination, the Retirement Income Plan continues to be maintained by ED&F Man and interest credits for the named executive officers will continue to be made until ED&F Man terminates the plan. Following the consummation of the business combination, we are not responsible for these benefits and we do not anticipate establishing a cash-balance or other defined benefit pension plan.

        The named executive officers of Westway also participated in a 401(k) retirement plan. Pursuant to the transaction agreement we have adopted a similar plan after the closing.

Impact of Tax and Accounting on Compensation Decisions

        Historically, neither we nor Westway has been subject to Section 162(m) of the Internal Revenue Code, which provides that a company may not deduct compensation of more than $1,000,000 that is paid to certain individuals (except for certain performance-based compensation). Accordingly, Section 162(m) of the Internal Revenue Code has not influenced compensation decisions. Going forward, we currently expect that compensation paid to our executive officers will be structured to be fully deductible for federal income tax purposes. However, in certain situations, we may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

        We do not currently compensate executives for any excise tax liability they may incur by reason of payments and benefits received upon a termination of employment or a change of control. As a result, if an executive officer is assessed any excise tax liability under Section 4999 of the Internal Revenue Code as a result of payments and benefits received in connection with a change in control, that executive officer is responsible for the payment of such excise tax.

Executive Compensation Information—Year ended October 31, 2008

        The following table sets out the total compensation earned or accrued to the named executive officers of Westway in respect of the fiscal years ended October 31, 2008, 2007 and 2006.

Fiscal Year 2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(5)	Change in Pension Value ($)(3)	All Other Compensation ($)		Total ($)
Peter Harding	2008	307,500	1,750,000	119,166	13,535	33,010	(4)	2,223,211
Chief Executive Officer	2007	294,419	1,700,500	—	14,217	34,224		2,043,360
	2006	265,000	1,500,500	—	13,271	34,856		1,813,627
Wayne Driggers	2008	188,374	455,000	115,068	1,966	27,459	(4)	787,867
Managing Director, Bulk	2007	152,000	375,500	59,062	2,065	23,533		612,160
Liquid Storage	2006	139,000	275,500	49,062	1,928	23,338		488,828
Bryan Shoemaker	2008	192,701	380,000	88,263	8,728	28,487	(4)	698,179
Managing Director, Liquid	2007	187,779	175,500	53,625	9,168	32,463		458,535
Feed Supplements	2006	181,800	105,500	53,875	8,558	27,912		377,645

(1)
As discussed above in the compensation discussion and analysis, the discretionary annual bonuses of the named executive officers were made at the discretion of the remuneration committee of ED&F Man, based on performance for the fiscal years ending on October 31, 2008, 2007 and 2006.

(2)
Consists of awards of ordinary shares of ED&F Man made to the named executive officers under the ED&F Man 2008 DIP and the ED&F Man Loyalty Plan. Shares awarded under the ED&F Man 2008 DIP vest in three equal installments on the second, third and fourth anniversaries of the grant date. Shares awarded under the ED&F Man Loyalty Plan fully vest on the fourth anniversary of the grant date. The values shown represent the SFAS No. 123(R) accounting expense recognized by ED&F Man for the fiscal years ending October 31, 2008, 2007 and 2006 for awards granted under these plans. These amounts do not necessarily correspond to the actual values that will be realized by the named executive officers. The accounting principles and assumptions applied to each of the share and share option awards are set out in accordance with SFAS No. 123(R) in note 11 to the financial statements of Westway as of and for the years ended October 31, 2008 and 2007 included elsewhere in this prospectus.

(3)
The values shown represent the change in present value of the named executive officers' accumulated benefit under the Retirement Income Plan. Neither the Retirement Income Plan nor ED&F Man's pension benefit obligations to the named executive officers under this plan have been assumed by us. As described in the narrative following the "Pension Benefits for Fiscal Year 2008" table, the Retirement Income Plan was frozen, and benefit accruals under the Retirement Income Plan ceased, effective as of June 30, 2005. The change in the accumulated benefit reflected in this column is based on quarterly interest credits applied to the participant's accounts, as described in the narrative following the "Pension Benefits for Fiscal Year 2008" table.

(4)
Consists of company contributions to Messrs. Harding's, Driggers' and Shoemaker's 401(k) accounts and the dollar value of life insurance premiums. Following the freezing of the Retirement Income Plan, Westway made contributions to each named executive officers' 401(k) account in amounts intended to provide him with an appropriate replacement benefit. These amounts are based on a sliding scale commencing at 3% of gross compensation for service between two and five years, and capped at 12% of gross compensation for service of fifteen years or more. Other than Mr. Masilla, each of the named executive officers have provided services to Westway for more than fifteen years. Westway also matched individual contributions of up to $5,000 for each named executive officer. The combined contributions to the Retirement Income Plan for Messrs. Harding, Driggers and Shoemaker were $32,600, $27,049 and $28,077, respectively.

(5)
The stock awards compensation expense of Mr. Harding reflects 100% of the SFAS No. 123(R) equity compensation expense arising in fiscal years 2008, 2007 and 2006 in respect of Mr. Harding's awards. No adjustment has been made to reflect any allocation of amounts to other ED&F Man companies to reflect services provided by Mr. Harding to them.

        The following Grants of Plan-Based Awards table summarizes the equity- based compensation awards made to the named executive officers of Westway in the 2008 fiscal year.

Grants of Plan-Based Awards in Fiscal Year 2008

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (Number)	Grant Date Fair Value of Stock Awards ($)
Peter Harding Stock	11/01/07	(1)	348,589	999,997	(2)
Wayne Driggers Stock	11/01/07	(1)	61,003	174,999	(2)
Bryan Shoemaker Stock	11/01/07	(1)	43,573	124,998	(2)

(1)
Stock awarded pursuant to the ED&F Man 2008 DIP.

(2)
The grant date fair value of these stock awards was based on the fair value of the shares of ED&F Man Holdings Limited on the date of grant, which was $2.8687.

Narrative Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Fiscal Year 2008 Discretionary Annual Bonuses and Equity Awards

        In addition to base salary and benefits, Messrs. Harding, Driggers and Shoemaker were incentivized through the potential for payment of discretionary annual bonuses and the use of equity awards in the form of the ED&F Man group's Deferred Incentive Schemes and the ED&F Man Loyalty Plans. With regard to the discretionary bonuses, the named executive officers' compensation was underpinned by commitment to achieve personal and our performance expectations.

Fiscal Year 2008 Stock Awards

        In fiscal year 2008, Messrs. Harding, Driggers and Shoemaker received discretionary awards of time-vesting stock awards granted under the ED&F Man 2008 DIP equal to 325%, 83% and 65% of base salary, respectively. As a result of the business combination, these shares of restricted stock of Messrs. Driggers and Shoemaker have vested in full and have been exchanged for settlement in cash by ED&F Man.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Peter Harding
ESPP 2002	27,440	—	1.28	—	—	—
ESPP 2003	20,227	—	1.48	—	—	—
ESPP 2004	87,159	—	1.72	—	—	—
ESPP 2005	147,435	—	2.04	—	—	—
ESPP 2006	293,464	—	2.39	—	—	—
ESPP 2007	288,381	—	2.77	—	—	—
DHR Award, 2004	185,600	—	2.41	01/31/2009	—	—
	—	372,800	2.41	01/31/2011	—	—
DHR Award, 2005	58,000	—	2.41	01/31/2009	—	—
	—	116,500	2.41	01/31/2011	—	—
ED&F Man 2008 DIP	—	—	—	—	348,589	999,997
Wayne Driggers
Loyalty Plan Award, 2005	—	—	—	—	24,572	70,490
Loyalty Plan Award, 2006	—	—	—	—	29,346	84,185
Loyalty Plan Award, 2007	—	—	—	—	27,035	77,555
DHR Option Award, 2005	23,200	—	2.41	01/31/2009	—	—
	—	46,600	2.41	01/31/2011	—	—
ED&F Man 2008 DIP	—	—	—	—	61,003	174,999
Bryan Shoemaker
Loyalty Plan Award, 2005	—	—	—	—	24,572	70,490
Loyalty Plan Award, 2006	—	—	—	—	35,635	102,226
Loyalty Plan Award, 2007	—	—	—	—	9,012	25,852
DHR Award, 2005	23,200	—	2.41	01/31/2009	—	—
	—	46,600	2.41	01/31/2011
ED&F Man 2008 DIP	—	—	—	—	43,573	124,998

(1)
Option awards reflect the share option awards underlying the ED&F Man Employee Share Purchase Plan and the DHR Awards.

(2)
Stock options granted pursuant to the ED&F Man Employee Share Purchase Plan were fully vested on the grant date.

(3)
Awards granted under the Employee Share Purchase Plan, which we refer to as the "ESPP," are exercised on the repayment of a loan to ED&F Man. Accordingly, unless the 20 day expiration requirement is invoked on departure of an ESPP award holder from ED&F Man, these awards do not expire.

(4)
The table on the following page provides additional information regarding the ED&F Man 2008 DIP and ED&F Man Loyalty Plan stock awards.

(5)
Shares that have not vested are valued based on fair price of ED&F Man ordinary shares as of October 31, 2008 of $2.68 per share.

Named Executive Officer	Grant Date	Shares of Stock (#)	Vesting Schedules
Peter Harding
ED&F Man 2008 DIP	11/01/07	348,589	10/15/09 33.3%
			10/15/10 33.3%
			10/15/11 33.3%
DHR Award Plan, 2004	05/18/04	372,800	02/01/09 (1)
			02/01/10 (1)
DHR Award Plan, 2005	04/08/05	116,500	02/01/09 (1)
			02/01/10 (1)
Wayne Driggers
Loyalty Plan Award, 2005	02/01/05	24,572	02/01/09 100%
Loyalty Plan Award, 2006	02/01/06	29,346	02/01/10 100%
Loyalty Plan Award, 2007	02/01/07	27,035	02/01/11 100%
ED&F Man 2008 DIP	11/01/07	61,003	10/15/09 33.3%
			10/15/10 33.3%
			10/15/11 33.3%
DHR Award Plan, 2005	04/08/05	46,600	02/01/09 (1)
			02/01/10 (1)
Bryan Shoemaker
Loyalty Plan Award, 2005	02/01/05	24, 572	02/01/09 100%
Loyalty Plan Award, 2006	02/01/06	35,635	02/01/10 100%
Loyalty Plan Award, 2007	02/01/07	9,012	02/01/11 100%
ED&F Man 2008 DIP	11/01/07	43,573	10/15/09 33.3%
			10/15/10 33.3%
			10/15/11 33.3%
DHR Award Plan, 2005	04/08/05	46,600	02/01/09 (1)
			02/01/10 (1)

(1)
The portions of the DHR awards that vest on the vesting dates are determined by ED&F Man.

        The following Option Exercises and Stock Vested table summarizes, for each named executive officer of Westway, information concerning stock option exercises and stock awards that vested in fiscal year 2008.

Option Exercises and Stock Vested During Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
Peter Harding
DHR Award Plan	100,000	45,870
Wayne Driggers
Loyalty Plan Award, 2004	—	—	29,053	83,344
Bryan Shoemaker
Loyalty Plan Award, 2004	—	—	29,053	83,344

Pension Benefits for Fiscal Year 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Peter Harding	Retirement Income Plan	16	334,642
Wayne Driggers	Retirement Income Plan	16	48,616
Bryan Shoemaker	Retirement Income Plan	19	215,795

        Messrs. Harding, Driggers and Shoemaker each participated in the Retirement Income Plan. The Retirement Income Plan was frozen on June 30, 2005. Benefits under the Retirement Income Plan were determined under a predecessor cash balance plan under which benefits accrued based on annual employer contributions and quarterly interest credits. Interest credits are determined based on the balance credited to a participant's account as of the first day of each calendar quarter, and the annualized rate of interest equals the annual rate of interest on ten-year Treasury Constant Maturities, as reported in the Federal Reserve Bulletin, determined for the month of November in the calendar year immediately before the year in which the interest is credited. The interest rate in effect for the 2008 fiscal year was 4.15% through October 31, 2008 and changed to 3.53% on November 1, 2008. Participants in the Retirement Income Plan continue to earn interest credits on their accrued benefit balance, based on the interest rate calculation described in the foregoing sentence, but receive no further annual employer contributions or other benefit accrual under the Retirement Income Plan after June 30, 2005.

        Messrs. Harding, Driggers and Shoemaker become fully vested in their accrued benefits under the Retirement Income Plan upon the earlier of (i) attainment of age 60 and (ii) the completion of three years of service. As of October 31, 2008, Messrs. Harding, Driggers and Shoemaker were 100% vested in their Retirement Income Plan benefits.

        Vested retirement benefits are payable in the form of a lump sum or annuity payments upon retirement, termination or death. Unless a participant elects a different form of payment, benefits are paid (i) in the form of a joint and 50% survivor annuity if the participant is married on his or her benefit commencement date or (ii) in a single life annuity if he or she is not married on his or her benefit commencement date. Participants who select a different form of payment from the annuities described in the foregoing sentence will receive the actuarial equivalent of their accrued benefits. Participants can choose their benefit commencement date as long as the date is after the first day of the calendar month following termination of employment or death.

        Participants in the Retirement Income Plan may retire at any time and receive the unreduced value of their vested account balances in a lump sum or an annuity as described above. Accordingly, for purposes of calculating the present value of our named executive officers' accumulated benefits, we assumed that they began receiving payments under the Retirement Income Plan on December 31, 2008. Consequently, the present value of the named executive officers' accumulated benefits under the Retirement Income Plan equaled their account balances on December 31, 2008.

        The Internal Revenue Code places limitations on benefit amounts that may be paid to a participant under the Retirement Income Plan and, in 2008, the maximum annual benefit payable to a participant under the Retirement Income Plan was $185,000.

        Neither the Retirement Income Plan nor any obligations under the Retirement Income Plan have been assumed by us following the consummation of the business combination.

Potential Payments upon Termination or Change of Control

        This discussion describes the payments and benefits the named executive officers would receive in connection with a variety of employment termination scenarios and upon a change of control. For the named executive officers, we assumed the terminations and the change of control occurred on October 31, 2008. The discussion includes the impact of a change in control of ED&F Man Holdings Limited, rather than Westway, on the compensation and share option award plans. There is no change of control impact as it relates to a change of ownership of Westway on share option award plans. For the purposes of the transaction however, as noted earlier, full vesting of the share and share option award plans of Messrs. Driggers and Shoemaker has been agreed upon by the parties.

        This discussion does not include accrued but unpaid salary or discretionary annual bonus compensation the named executive officers earned due to employment through October 31, 2008 that would have been paid upon termination of employment. In addition, this discussion excludes compensation or benefits provided under plans or arrangements that do not discriminate in favor of the named executive officers and that are generally available to all salaried employees, such as benefits provided by the Retirement Income Plan. See the "Pension Benefits for 2008" table and the accompanying narrative for a description of the named executive officers' accumulated benefits under the Retirement Income Plan.

ED&F Man Holdings, Inc. Severance Pay Plan

        The named executive officers may be entitled to receive severance benefits under the ED&F Man Holdings, Inc. Severance Pay Plan, which we refer to as the "Severance Plan." Eligibility to receive severance benefits under the Severance Plan is conditioned upon the named executive officers' completion of three years of service at the time of termination of employment and, either:

  •
  involuntary termination by ED&F Man due to a reduction in force, as determined by the Severance Plan's administrator; or

  •
  termination of employment due to an eligible reason, as determined by the Severance Plan's administrator.

        The Severance Plan imposes an additional condition to receipt of benefits by requiring eligible employees to sign a separation agreement waiving any and all claims they may have in connection with their employment and termination in a timely manner, and the separation agreement must become irrevocable.

        Upon satisfaction of these conditions, the Severance Plan provides a minimum severance benefit of one week of an eligible employee's annualized base pay for each year of service. The Severance Plan's administrator may increase the minimum severance benefit payable to an eligible employee, but the maximum severance benefit payable under the Severance Plan may not exceed one year of the eligible employee's annual salary. Assuming the named executive officers' employment had terminated as of October 31, 2008 and that they were eligible employees under the Severance Plan on that date, Messrs. Harding, Driggers and Shoemaker would have been entitled to receive up to $307,500, $210,000 and $193,487, respectively, in a lump sum payment after their separation agreements became irrevocable.

ED&F Man DIP

        Pursuant to the ED&F Man DIP, each named executive officer would receive a prorated number of stock from his award of time-vesting stock if he ceased to be an employee of ED&F Man or a subsidiary due to:

  •
  death;

  •
  in the opinion of ED&F Man's board of directors, injury, disability or redundancy;

  •
  retirement at normal retirement age; or

  •
  his employer ceasing to be a subsidiary or business unit of ED&F Man.

        Assuming the named executive officers' employment had terminated for any of the reasons set forth above on October 31, 2008, Messrs. Harding, Driggers and Shoemaker would have vested in 130,129, 22,771 and 16,264 shares, respectively, upon termination of their employment. Based on a per share value of $2.68, the fair value of an ordinary share of ED&F Man on October 31, 2008, the shares that would have vested have values of $348,745.72, $61,026.28 and $43,587.52 for Messrs. Harding, Driggers and Shoemaker, respectively.

        Vesting of all stock awards under the ED&F Man DIP would be accelerated upon a change of control of ED&F Man. For purposes of the ED&F Man DIP, a change of control of ED&F Man would be deemed to occur if:

  •
  any person becomes bound or entitled to acquire shares of ED&F Man under sections 974 to 991 of the Companies Act 2006;

  •
  under Parts 26 and 27 of the Companies Act 2006, a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of ED&F Man or the amalgamation or merger of ED&F Man with any other company or companies; or

  •
  ED&F Man passes a resolution for voluntarily winding up, or if an order is made for the compulsory winding up of ED&F Man.

        Assuming a change of control of ED&F Man occurred on October 31, 2008, Messrs. Harding, Driggers and Shoemaker would have been entitled to vest in 348,589, 61,003 and 69,800 shares, respectively, upon the change of control. Based on a per share value of $2.68, the fair value of an ordinary share of ED&F Man on October 31, 2008, the shares that would have vested have values of $934,219, $163,488 and $187,064 for Messrs. Harding, Driggers and Shoemaker, respectively.

ED&F Man Loyalty Plan

        Pursuant to the ED&F Man Loyalty Plan, which we refer to as the "Loyalty Plan," each named executive officer will receive a prorated number of shares from his awards of restricted shares if he ceases to be an employee of ED&F Man or a subsidiary due to:

  •
  death;

  •
  in the opinion of ED&F Man's board of directors, injury, disability or redundancy;

  •
  retirement at normal retirement age; or

  •
  his employer ceasing to be a subsidiary or business unit of ED&F Man.

        Assuming that the named executive officers' employment had terminated for any of the reasons set forth above on October 31, 2008, Messrs. Harding, Driggers and Shoemaker would have been entitled to vest in 0, 54,960 and 51,407 shares, respectively, upon termination of their employment. Based on a per share value of $2.68, the fair value of an ordinary share of ED&F Man on October 31, 2008, the shares that would have vested have values of $147,292.80 and $137,770.76 for Messrs. Driggers and Shoemaker, respectively.

        Vesting of all time-vesting share awards under the Loyalty Plan will be accelerated upon a change of control of ED&F Man. For purposes of the Loyalty Plan, a change of control of ED&F Man would be deemed to occur if:

  •
  any person becomes bound or entitled to acquire shares of ED&F Man under sections 428 to 430F of the Companies Act 1985;

  •
  under section 425 of the Companies Act 1985, a court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of ED&F Man or its amalgamation with any other company or companies; or

  •
  ED&F Man passes a resolution for voluntarily winding up, or if an order is made for the compulsory winding up of ED&F Man.

        Assuming that a change of control of ED&F Man occurred on October 31, 2008, Messrs. Harding, Driggers and Shoemaker would have been entitled to vest in 0, 80,953 and 69,219 shares, respectively, upon the change of control. Based on a per share value of $2.68, the fair value of an ordinary share of ED&F Man on October 31, 2008, the shares that would have vested have values of $216,954 and $185,507 for Messrs. Driggers and Shoemaker, respectively.

DHR Award Plan

        Pursuant to the DHR Award Plan, each named executive officer would receive a prorated number of share options from his share option awards if he ceases to be an employee of ED&F Man or a subsidiary due to:

  •
  death;

  •
  ill health;

  •
  disability; or

  •
  dismissal by redundancy.

        Assuming that the named executive officers' employment had terminated for any of the reasons set forth above on October 31, 2008, Messrs. Harding, Driggers and Shoemaker would have been entitled to vest in 612,519, 67,307 and 67,307 share options, respectively, upon termination of their employment. Based on a per share value of $2.68, the fair value of an ordinary share of ED&F Man on October 31, 2008, the share options that would have values of $165,380.13, $18,172.89 and $18,172.89 for Messrs. Harding, Driggers and Shoemaker, respectively.

        Vesting of all share option awards under the DHR Award Plan will be accelerated upon a takeover offer that, if completed, would result in a change of control of ED&F Man. For purposes of the DHR Award Plan, a takeover offer means a firm and irrevocable offer in writing to acquire some or all of the shares in ED&F Man, or some or all of the ordinary shares of $1 in the capital of ED&F Man, such that if completed in accordance with its terms would result in a change of control. For purposes of the DHR Award Plan, a change of control of ED&F Man means:

  •
  the acquisition by any person, not being a qualifying stockholder, family trust, privileged relation or related corporation (as such terms are defined in ED&F Man's Articles of Association), or by any group of such persons "acting in concert" (as such term is defined in the City Code on Takeovers and Mergers), of control, whether direct or indirect, of more than 49 percent of the issued ordinary shares of $1 each in ED&F Man, whether by a series of transactions over that period or not or

  •
  following any listing and public offering of ordinary shares of $1 in the capital of ED&F Man, the control of more than 50 percent of the then issued ordinary shares ceases to be held by or for qualifying stockholders or their family trusts or privileged relations.

        Accelerated vesting of the named executive officers' DHR Award Plan share option awards is contingent upon the takeover offer becoming unconditional in all respects, and if the takeover offer relates to less than 100% of the ordinary shares of $1 in the capital of ED&F Man Holdings Limited, the share options shall be treated as being exercisable in relation to a pro rata proportion of the share options. Assuming that a takeover offer resulting in a change of control of ED&F Man Holdings Limited occurred on October 31, 2008, Messrs. Harding, Driggers and Shoemaker would have been entitled to vest in 732,900, 69,800 and 69,800 share options, respectively, upon the change of control. Based on a per share value of $2.68, the fair value of an ordinary share of ED&F Man on October 31, 2008, the share options that would have vested have values of $197,883, $18,846 and $18,846 for Messrs. Harding, Driggers and Shoemaker, respectively.

        The following table summarizes the payments and benefits that our named executive officers would have received had their employment been terminated or had a change of control occurred, in either case, on October 31, 2008, pursuant to the Severance Plan, the ED&F Man DIP, the Loyalty Plan and the DHR Plan as described above.

	Termination of Employment				Change of Control(1)
	Severance Plan ($)	Deferred Incentive Plan shares ($)	Loyalty Plan shares (#)	DHR Award Plan shares (#)	Deferred Incentive Plan shares (#)	Loyalty Plan shares (#)	DHR Award Plan shares (#)
Peter Harding	309,000	130,129	—	658,876	348,589	—	732,000
Wayne Driggers	210,000	22,771	54,960	61,781	61,003	80,593	69,800
Bryan Shoemaker	193,487	16,264	51,470	61,781	69,800	69,219	69,800

(1)
Change of control reflects the impact of a change in ownership of ED&F Man.

Historical Director Compensation

        The ED&F Man subsidiaries that comprised Westway did not have directors that received compensation in 2008 for their services on a board of directors. Our compensation committee will determine the elements and amounts of compensation provided to members of our board of directors that are appropriate and competitive with those offered by similarly situated public companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table indicates the stockholders who have reported beneficial ownership of more than 5% of (a) the outstanding shares of Class A common stock of the Company, (b) the outstanding shares of Class B common stock of the Company and (c) the outstanding shares of the Company's common stock as of June 1, 2009 (other than the Company's officers or directors). This table excludes holdings of stockholders whom the Company understands have elected to convert their shares into the right to receive a portion of the trust account established in connection with the Company's initial public offering. Except as described herein, the amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is determined to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock	Percent of Class A Common Stock(1)	Amount and Nature of Beneficial Ownership of Class B Common Stock	Percent of Class B Common Stock(2)	Percent of Total Shares of Common Stock
ED&F Man Holdings Limited(3) Hays Lane Cottons Centre, London SE1 2QE, England	—	—	12,624,003	100%	49.5%
David M. Knott(4) 4485 Underhill Boulevard, Suite 205 Syosset, New York 11791	2,000,000	15.5%	—	—	7.8%

(1)
The percentage of ownership is based on 12,879,033 shares of the Company's Class A common stock outstanding as of June 1, 2009 reflecting (a) the conversion of 9,189,990 shares of the Company's Class A common stock into the right to receive a portion of the Company's trust account established in connection with its initial public offering, (b) the repurchase by the Company of 2,514,369 shares of its Class A common stock (c) the cancellation by the Company of 3,266,608 shares previously held by sponsor and (d) the issuance to Lazard Capital Markets of 100,000 shares of Class A common stock. The number of shares of Class A common stock outstanding does not include 1,000,000 shares of Class A common stock issued to our sponsor and held in escrow pursuant to the Stock Escrow Agreement to be released upon achievement of earnings or share price targets.

(2)
The percentage of ownership is based on 12,624,003 shares of the Company's Class B common stock outstanding as of June 1, 2009.

(3)
Shares held directly by Holdings and do not include 30,886,830 shares of Series A Preferred Stock of the Company which are not convertible into common stock within 60 days of June 1, 2009.

(4)
Based on a Schedule 13G filed by Mr. Knott and Dorset Management Company on May 26, 2009.

        The following table shows certain information regarding the amount of the Company's Class A common stock beneficially owned as of June 1, 2009 by (a) the members of the board of directors of the Company; (b) the Company's chief executive officer and the four other executive officers

(collectively, the "Named Executive Officers"); and (c) the Company's directors and executive officers as a group.

Name and Address(1)	Amount and Nature of Beneficial Ownership of Common Stock(2)	Percent of Class A Common Stock(3)	Percent of Total Common Stock(4)
Francis P. Jenkins, Jr.(5)	540,000	4.19%	2.1%
G. Kenneth Moshenek(6)	137,052	1.0%	*
John E. Toffolon, Jr.(7)	56,182	*	*
Peter J.M. Harding	582,569	4.6%	2.3%
Philip A. Howell	—	*	*
James B. Jenkins	—	*	*
Gregory F. Holt	—	*	*
Thomas Masilla	—	*	*
Scott MacKenzie	—	*	*
Bryan Shoemaker	61,581	*	*
Wayne N. Driggers	103,582	*	*
All Directors and Executive Officers as a Group (11 persons)(8)	1,480,966	11.5%	5.8%

*
Less than 1%.

(1)
Unless otherwise noted, each person's address is in care of Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130.

(2)
For purposes of this security ownership table, beneficial ownership includes currently exercisable options and options exercisable within 60 days after June 1, 2009. Except as otherwise noted below, all shares of common stock, vested options and all restricted stock are owned beneficially by the individual listed with sole voting and/or investment power.

(3)
The percentage class is calculated by dividing the number of shares deemed to be beneficially held by such stockholder as of June 1, 2009, as determined in accordance with Rule 13d-3 of the Exchange Act by 12,879,033, which is the number of shares of Class A common stock outstanding as of June 1, 2009 (which excludes 1,000,000 shares of Class A common stock deposited in escrow which will be released upon the Company's achievement of certain earnings and share price targets).

(4)
The percentage class is calculated by dividing the number of shares deemed to be beneficially held by such stockholder as of June 1, 2009, as determined in accordance with Rule 13d-3 of the Exchange Act, by the sum of 25,503,036, which is the number of shares of our common stock outstanding as of June 1, 2009.

(5)
Includes 540,000 shares of Class A common stock held by sponsor, over which Mr. Francis Jenkins, Jr. has sole voting and dispositive power. Does not include warrants to purchase 3,814,286 shares of Class A common stock exercisable within 60 days of June 1, 2009, 1,000,000 shares of Class A common stock deposited in escrow to be released upon the achievement by the Company of earnings and share price targets (the "Escrow Shares") or 857,142 shares of Class A common stock currently held in escrow which sponsor has agreed to transfer to an unaffiliated third party (the "Third-Party Shares"). If the warrants described above were included, Mr. Jenkins would beneficially own 27.4% of the outstanding Class A common stock of the Company and 15.7% of the common stock of the Company, which reflects the inclusion of the shares underlying such warrants in the number of shares outstanding for the purpose of such calculations.

(6)
These shares represent the portion of the shares of Class A common stock owned by sponsor that are allocated to Mr. Moshenek's capital account (other than the Escrow Shares or the Third-Party Shares). Mr. Moshenek is a member of sponsor, but does not have the right to vote or dispose of such shares. Accordingly, Mr. Moshenek disclaims beneficial ownership of such shares.

(7)
These shares represent the 28,750 shares of Class A common stock that Mr. Toffolon directly owns and the portion of the shares owned by sponsor that are allocated to Mr. Toffolon's capital account (other than the Escrow Shares and the Third-Party Shares). Does not include warrants to purchase 1,100,000 shares of Class A common stock exercisable within 60 days of June 1, 2009. Mr. Toffolon is a member of sponsor, but does not have the right to vote or dispose of the portion of the shares owned by sponsor that are allocated to his capital account. Accordingly, Mr. Toffolon disclaims beneficial ownership of such shares. If the warrants described above are included, Mr. Toffolon would beneficially own 8.3% of the outstanding Class A common stock of the Company and 4.44% of the outstanding common stock of the Company, which reflects the inclusion of the shares underlying such warrants in the number of shares outstanding for the purpose of such calculation.

(8)
Includes 1,480,966 shares of Class A common stock of the Company. Does not include warrants to purchase 5,214,286 shares of Class A common stock, the Escrow Shares and the Third-Party Shares. If such warrants were included, all directors and executive officers would beneficially own 37% of the outstanding Class A common stock of the Company and 21.8% of the outstanding common stock of the Company which reflects the inclusion of the shares underlying such warrants for the purposes of such calculation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        Our audit committee is responsible for reviewing any "related person transaction," as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which we or any of our subsidiaries was, is or will be a participant and in which a "related person" has a material direct or indirect interest. "Related persons" mean directors and executive officers and their immediate family members, and stockholders owning five percent or more of our outstanding common stock. The policies and procedures followed by our audit committee in reviewing any related party transactions are set forth in the Audit Committee Charter adopted by our board of directors on May 22, 2009.

Certain Relationships

        Messrs. Harding, Driggers and Shoemaker have received additional bonuses and retention incentive payments in connection with the business combination. For a discussion of this additional compensation, see "Compensation Discussion and Analysis—Transaction Bonuses and Retention Incentives."

        Certain of our directors and executive officers own securities of ED&F Man or one or more of its affiliates. As a result, these directors and executive officers have interests that are different from, and in addition to, the interests of our other stockholders. For instance, Messrs. Harding, Driggers and Shoemaker acquired shares in ED&F Man through ED&F Man's employee equity incentive plans. For a description of the equity awards of Messrs. Harding, Driggers and Shoemaker for which vesting accelerated upon the consummation of the business combination, see "Compensation Discussion and Analysis—Payments upon Termination or Change of Control." Messrs. Howell and James Jenkins also hold securities of ED&F Man. The ownership of those securities, in conjunction with the possibility that the interests of ED&F Man may not coincide with the interests of our other stockholders, may provide these directors and executive officers with interests that are different from our non-ED&F Man associated stockholders.

Employee Trust Transactions

        In connection with the business combination, ED&F Man sponsored the ED&F Man 2009 Employee Trust, a trust organized under the law of Jersey, which we refer to as the "employee trust." ED&F Man is acting as settlor of the employee trust and the trustee is Trustcorp (Jersey) Limited, which we refer to as the "Jersey trustee." The employee trust was established to provide employees of ED&F Man and its affiliates who own ordinary shares of ED&F Man Holdings Limited, which we refer to as the "ED&F Man shares," with an opportunity to acquire shares of our common stock in exchange for some or all of their ED&F Man shares, and to increase the likelihood that the business combination would be approved by our stockholders, by mutually agreeing with the Jersey trustee that the Jersey trustee would vote the IPO shares to be exchanged in favor of the business combination.

        There were approximately 370 then employees of ED&F Man and its affiliates eligible to participate in the exchange, 47 of whom decided to do so. All of the employees of ED&F Man and its affiliates eligible to participate in the exchange were stockholders of ED&F Man, which is an employee-owned company. Furthermore, other than Peter J. M. Harding, a current member of our board of directors, none of the then employees of ED&F Man and its affiliates eligible to participate in the exchange served on our board of directors as it was constituted prior to the business combination. Prior to the business combination, there was no relationship between the employee trust and us or our board of directors or management.

Related Transactions

Reimbursement for Certain Expenses of Our Directors

        Each of our directors may receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying a potential target business and performing due diligence on a suitable business combination. Additionally, there is no limit on the amount of reasonable out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

General and Administrative Services Arrangement

        As of December 31, 2008, we paid fees totaling $189,050, at a rate of $9,950 per month, to Shermen Capital Partners, LLC, an entity controlled by Francis P. Jenkins, Jr., our chairman, for providing us with general and administrative services including office space, utilities and secretarial support. This arrangement, which is no longer in effect, was solely for our benefit and was not intended to provide compensation in lieu of a salary for any person. In addition, we believe, based on rents and fees for similar services in the New York, NY metropolitan area, that the fee charged by Shermen Capital Partners, LLC was at least as favorable as we could have obtained from an unaffiliated third-party.

Stock Escrow Agreement

        In connection with the business combination, on May 28, 2009, we entered into a stock escrow agreement with Holdings, our sponsor and Continental Stock Transfer & Trust Company, as escrow agent, which was amended by the letter agreement described below in the subsection entitled "Letter Agreement." We refer to this stock escrow agreement, as so amended, as the "stock escrow agreement." The following is a summary of the material provisions of the stock escrow agreement.

        Deliveries to Escrow Agent.    Pursuant to the stock escrow agreement, at the closing of the business combination, we delivered to the escrow agent for deposit into an escrow account, which we refer to as the "escrow account," approximately 12.2 million newly-issued shares of our Series A Preferred Stock issued to Holdings, as part of the consideration for the business combination.

        In addition, six months after the closing, approximately 1.0 million shares of our Class A common stock owned by our sponsor, which would otherwise have been released from escrow, will be transferred, subject to certain exceptions, to the escrow account established under the stock escrow agreement in accordance with irrevocable instructions provided by our sponsor to the escrow agent with which such shares are currently deposited.

        Dividends on Escrowed Shares.    To the extent permitted under our amended and restated certificate of incorporation, we will pay and deliver any cash dividends declared and payable in respect of any shares held in the escrow account to the escrow agent for deposit in the escrow account. Our amended and restated certificate of incorporation provides, however, that dividends and other distributions on the shares held in the escrow account will accrue on our books and records, but will not be paid to the holders of those shares while those shares are held in escrow. We will pay all dividends and other distributions that have accrued on these shares during the period from the closing of the business combination until the date of release from escrow only if and when these shares are released from escrow in accordance with the stock escrow agreement.

        Releases from Escrow.    The escrow agent will not release any shares, warrants or funds held in the escrow account unless it first receives a written instruction letter signed by us, Holdings and our sponsor in the form prescribed by the stock escrow agreement. The shares of our common stock and of Series A Preferred Stock held in escrow in the name of our sponsor or Holdings are to be released from escrow upon receipt by the escrow agent of instructions to do so in the circumstances described below. Any escrowed shares which are subsequently released from escrow pursuant to the stock escrow agreement will be treated, in all cases, as if those shares had been issued and delivered at the closing to the person receiving those shares upon their release from escrow, and as if such shares were outstanding as of the closing date.

        Release of Shares upon Our Achievement of Earnings or Share Price Targets.    The approximately 12.2 million shares of our Series A Preferred Stock to be delivered to the escrow agent for deposit into the escrow account, and issued to Holdings as part of the consideration for the business combination, which we refer to as "Holdings' escrowed shares," and the approximately 1.0 million shares of our common stock that are owned by our sponsor, but are to continue to be held in the escrow account at the closing of the business combination, which we refer to as the "sponsor's escrowed shares," will be released to that subsidiary and our sponsor, as the case may be, in up to three increments if—and only if—we achieve the earnings or share price performance targets described below. The earnings targets are based on income (loss) before net interest, defined as the aggregate of interest expense and interest income, income tax, and depreciation and amortization. We refer to this measure of earnings as "EBITDA."

        First Release Targets.    If the closing share price of our common stock on any five trading days within a seven trading day consecutive period has exceeded $6.50 per share, or the our reported EBITDA has exceeded $52.0 million for any 12 month period, then, following receipt of an instruction letter, the escrow agent will release:

  •
  to Holdings, one-third of Holdings' escrowed shares, together with any new shares issued in respect of these released escrowed shares and any cash dividends accrued but not paid on these released escrowed shares and new shares, which we refer to as the "additional escrow items," but not before November 1, 2009, even if the EBITDA or share price target were achieved prior to that date; and

  •
  to our sponsor, 958,333 of the sponsor's escrowed shares, and any additional escrow items attributable to those released shares, but not before the date that is six months after the closing, even if the EBITDA or share price target were achieved prior to that date.

        Second Release Targets.    If the share price of our common stock on any five trading days within a seven trading day consecutive period has exceeded $7.00 per share, or our reported EBITDA has exceeded $57.0 million for any 12 month period, then, following receipt of an instruction letter, the escrow agent will release:

  •
  to Holdings, that number of Holdings' escrowed shares that, when added to the number, if any, of Holdings' escrowed shares already released as a result of us having achieved the EBITDA or share price targets described above under "First Release Targets," constitute two-thirds of Holdings' escrowed shares, and any additional escrow items attributable to those released shares, but not before November 1, 2010, even if the EBITDA or share price target were achieved prior to that date; and

  •
  to our sponsor, 41,667 of the sponsor's escrowed shares, and any additional escrow items attributable to those released shares, but not before the date that is six months after the closing, even if the EBITDA or share price target were achieved prior to that date.

        Third Release Targets.    If the share price of our common stock on any five trading days within a seven trading day consecutive period has exceeded $7.50 per share, or our reported EBITDA has exceeded $62.0 million for any 12 month period, then, following receipt of an instruction letter, the escrow agent will release to Holdings all of Holdings' escrowed shares, if any, still held in the escrow account, and all additional escrow items attributable to those released shares, but not before November 1, 2011 even if the EBITDA or share price target were achieved prior to that date.

        Release of Shares upon Change of Control.    If there is a change of control of the Company after the closing, the escrow agent will, promptly upon receipt of an instruction letter, release and deliver:

  •
  to our sponsor, all of our sponsor's shares of our common stock (including those shares of our common stock placed in escrow pursuant to the original stock escrow agreement, together with any new shares issued, or cash dividends paid, in respect of the escrowed shares, which new shares and cash dividends we refer to collectively as "additional escrow items"), provided such instruction letter is delivered after the date that is six months after the closing; and

  •
  to Holdings, all of Holdings' shares of Series A Preferred Stock held in the escrow account and all additional escrow items, if any, attributable to those shares.

        Release of Shares in respect of a Capital Expenditure Shortfall.    If there is a capital expenditure shortfall amount the escrow agent will, promptly upon receipt of an instruction letter, release from escrow and deliver to us for cancellation the number of escrowed shares of Series A Preferred Stock issued to Holdings required to be released in respect of the capital expenditure shortfall amount. We will cancel and retire these shares if and when we receive them from the escrow agent.

        The foregoing is a summary of selected material provisions of the stock escrow agreement and does not purport to describe all of the terms of the stock escrow agreement. This summary is qualified in its entirety by reference to the complete text of the stock escrow agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Stockholder's Agreement

        In connection with the business combination, on May 28, 2009, we entered into a stockholder's agreement with Holdings, which we refer to as the "stockholder's agreement." Under the stockholder's agreement, among other things:

  •
  For so long as Holdings and its affiliates (other than the Jersey trustee, as trustee for the employee trust, and any affiliate who is a natural person) collectively beneficially own at least 15% of the outstanding shares of our common stock (determined assuming that the Series A Preferred Stock issued in the name of Holdings and its affiliates at the time of such determination have been converted into shares of our common stock), we will provide Holdings with sufficient management and financial information and reports to allow Holdings to monitor our conduct, and Holdings will have the right to inspect our books and properties;

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  Except as specifically provided in the transaction agreement and the ancillary agreements, for so long as Holdings and its affiliates (other than the Jersey trustee, as trustee for the employee trust, and any affiliate who is a natural person) collectively beneficially own at least 20% of the outstanding shares of our common stock (determined assuming that the Series A Preferred Stock owned by Holdings and its affiliates at the time of such determination have been converted into shares of common stock), we may not take, approve or otherwise ratify any of the following actions, and may not permit any of our subsidiaries to take any such action, without the prior written approval of Holdings:

    •
    any investment having a fair market value of greater than $5.0 million in any entity that engages in any business other than our or our subsidiaries' existing lines of business and lines of business reasonably related thereto;

    •
    any transaction the definitive agreements with respect to which contain provisions pursuant to which we or any of our subsidiaries explicitly assume any specific material environmental liability;

    •
    any material amendment, alteration or change to the provisions of our or any of our subsidiaries' organizational documents, including creating any class or series of equity security ranking senior to, or on par with, the Series A Preferred Stock;

    •
    any increase or decrease in the size of our board of directors or that of any of our subsidiaries;

    •
    any amalgamation, corporate reorganization, business combination, merger or consolidation transaction involving, or sale of, all or substantially all of our or any of our subsidiaries' assets;

    •
    any reorganization, reclassification, reconstruction, consolidation or subdivision of its capital stock or the creation of any different class of securities;

    •
    a declaration of bankruptcy, dissolution, voluntary liquidation or voluntary wind-up of us or any of our subsidiaries;

    •
    any agreement that would explicitly restrict or prohibit the authorization, declaration, payment or setting apart for payment of any dividend to the holders of shares of Series A Preferred Stock, other than agreements (i) existing or to be entered into on the date of the stockholder's agreement, (ii) containing any such restriction or prohibition applicable to a subsidiary at the time the subsidiary is acquired or (iii) entered into in connection with the refinancing, extension or replacement of any such existing agreements on terms and subject to conditions that are not more restrictive or prohibitive as those contained in such existing agreements with respect to the authorization, declaration, payment or setting apart for payment of dividends to the holders of shares of Series A Preferred Stock;

    •
    any material change in the scope of our or any of our subsidiaries' business and operations;

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    any repurchase or redemption of any equity securities other than (i) from employees in connection with the cashless exercise of stock options or other stock awards and the repurchase by us of shares of our common stock from our employees in accordance with terms of a stock award and (ii) the repurchase or redemption of outstanding warrants to purchase our common stock (other than from our founder or any of our officers or directors) for an aggregate purchase price not greater than $15.0 million;

    •
    any issuance or sale of any equity securities other than pursuant to an employee stock option or share plan that has been approved by our board of directors (or by the board of directors of our applicable subsidiary) in accordance with the provisions of the applicable organizational documents and any agreement to which we or any of our subsidiaries, as the case may be, are a party that prescribes the applicable approval requirements;

    •
    the appointment or removal of our chief executive officer or the compensation or benefits of our chief executive officer;

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    the initiation or settlement of material litigation, arbitration or any other actions or proceedings outside of the ordinary course of business and other than involving Holdings;

    •
    any other transaction (or series of related transactions) outside the ordinary course of business that would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) by us or any of our subsidiaries having a fair market value in excess of $20.0 million, other than contracts with customers or suppliers; or

    •
    any agreement to take any of the foregoing actions;

  •
  Holdings will take all reasonable measures to ensure the confidentiality of non-public information that we furnish to Holdings or its affiliates which relates to our and our subsidiaries' business and affairs; and

  •
  Holdings has agreed that, so long as it has the rights regarding information and inspection described above, or has the right to elect at least one member of our board of directors, it will comply with our established insider trading policy.

        For purposes of the stockholder's agreement, we, on the one hand, and Holdings, on the other hand, will not be considered affiliates of one another.

        The foregoing is a summary of selected material provisions of the stockholder's agreement and does not purport to describe all of the terms of the stockholder's agreement. This summary is qualified in its entirety by reference to the complete text of the stockholder's agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights Agreement

        In connection with the business combination, on May 28, 2009, we entered into a registration rights agreement with Holdings and certain employees of ED&F Man and its affiliates, which we refer to as the "registration rights agreement." Under the registration rights agreement, Holdings and the participating employees will be granted rights to register under the Securities Act for sale to the public their shares of our common stock and, in the case of Holdings, the shares of our common stock into which its shares of Series A Preferred Stock are convertible, including the following:

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  The holders of at least 50% of the outstanding registrable securities (other than registrable securities held by the participating employees) under the registration rights agreement (which include the shares of our common stock held by Holdings and the shares of our common stock into which their shares of Series A Preferred Stock are convertible) will have the right, at any time after the date that is 18 months after the closing, to make up to four written demands that we effect a registration of all or a part of the holders' registrable securities under the Securities Act. The right to these demand registrations is subject to customary limitations, including as to the minimum number of registrable securities that can be registered in connection with any single demand and that we will not be obligated to make more than one such registration during any 180-day period. We will bear the expenses incurred in connection with any such registration.

  •
  These stockholders and the participating employees will also have "piggy-back" rights to include their shares in (or piggyback on) a registration that we initiate, and an unlimited number of short-form or Form S-3 registration rights with respect to registration statements filed subsequent to such date, subject to customary restrictions (including as to the minimum number of registrable securities that can be registered in connection with any single demand and that we will not be obligated to make more than two such registrations during any 360-day period). We will bear the expenses incurred in connection with any such registration.

  •
  After the receipt of any request of a short form registration from the holders of at least 50% of the outstanding registrable securities (other than the registrable securities held by the participating employees) under the registration rights agreement (which includes the shares of our common stock held by Holdings and the shares of our common stock into which its shares of Series A Preferred Stock are convertible), the participating employees will have "piggy-back" rights to include their shares in (or piggyback on) the related registration. We will bear the expenses incurred in connection with any such registration.

        The registration rights agreement also sets forth, among other things, customary registration procedures that prescribe the manner in which we must effect the registration and sale of the registrable securities. The rights of any holder of registrable securities, other than the participating employees, to these registration rights will terminate if that holder ceases to own 10% or more of our outstanding shares of common stock (determined on an "as-converted" basis assuming the conversion of all Series A Preferred Stock into common stock). The rights of any participating employee to these registration rights will terminate on the earlier of the first date that the participating employee no longer owns any shares of our common stock and the date of the first anniversary of the date on which a registration statement, registering all or any part of such employees registrable securities, was declared effective.

        The foregoing is a summary of selected material provisions of the registration rights agreement and does not purport to describe all of the terms of the registration rights agreement. This summary is qualified in its entirety by reference to the complete text of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Molasses Supply Agreement

        General.    At the closing of the business combination, we entered into a molasses supply agreement with ED&F Man, which we refer to as the "molasses agreement." Pursuant to the molasses agreement, ED&F Man is our exclusive provider of cane molasses. The initial term of the molasses agreement is for a period of 10 years, after which, the molasses agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal. The molasses agreement may be terminated by either party if the other party is in breach thereof and such breach has not been cured or if the other party becomes insolvent.

        Purchase Commitments.    Our volume requirements for the first six months after closing will be set forth in an exhibit to the molasses agreement. After those six months, we will be required to notify ED&F Man of the total volume of cane molasses we require on a rolling basis and at least six months in advance. On or prior to the fifteenth day of the calendar month during which it receives this monthly notice, ED&F Man may notify us that it will not be able to supply a specific quantity of such cane molasses, in which case, our purchase commitment for that month will be so reduced and we may purchase the volume of cane molasses that ED&F Man is unable to supply from any other source.

        Changes in Purchase Commitments.    In addition, following the establishment of purchase commitments, either party may notify the other that it will not be able to meet its obligation to purchase or sell, as applicable, all or a portion of the purchase commitment for a particular month and the notified party shall use commercially reasonable best efforts to mitigate such party's damages. The notifying party shall only be liable for direct damages caused by such failure to perform if the quantity of cane molasses purchased or sold by the notified party is less than 90% of the purchase commitment for that particular month. We and ED&F Man must both follow certain procedures in the molasses agreement if we want to purchase more than the forecast amount of molasses in any particular month, or ED&F Man wants to sell more than the forecast amount in any particular month.

        Pricing Mechanisms.    The parties may agree to different pricing mechanisms for lots of cane molasses delivered to different feed facilities and to different pricing mechanisms for separate lots of cane molasses delivered to the same feed facilities. The pricing mechanisms set forth in the molasses agreement are intended to give us the benefit of market prices for molasses purchased from ED&F Man.

        Most Favored Nation.    In addition to the pricing protection provided by the pricing mechanisms, we have the benefit of two "most favored nation" provisions, one pertaining to spot sales of molasses and one pertaining to long-term agreements for the sale of molasses. The first most favored nation provision provides that, if ED&F Man makes a spot sale of a certain minimum amount of cane molasses to one of our competitors in the liquid animal feed manufacturing or distribution business, ED&F Man must offer the fixed price quote for the same time frame in the same animal feed market and up to the same quantity as the cane molasses sold in the spot sale; provided that the cane molasses that we are purchasing in such time and market is to be priced pursuant to formula pricing. The second most favored nation provision requires ED&F Man to offer to amend the formula pricing mechanism to match the pricing provisions of the underpriced agreement, if ED&F Man enters into an underpriced agreement. An underpriced agreement is an agreement of ED&F Man for the sale of cane molasses to one of our competitors in the liquid animal feed manufacturing or distribution business that has a term of more than one year and provides for a weighted average purchase price (adjusted to take into consideration all other financial terms affecting gross profit margin) reasonably anticipated to be lower in any one year period than the weighted average price obtained using the formula pricing mechanism for sales of cane molasses having the same timing, volume and destinations.

        Product Recalls and Indemnification.    If a recall is due to our negligence or intentional act, we shall be solely responsible for any costs and damages emanating therefrom. If a recall is due to the negligence, intentional acts or furnishing of ingredients or supplies by ED&F Man that do not meet the requirements of the molasses agreement, ED&F Man will be solely responsible for any costs and damages emanating therefrom. ED&F Man is required to indemnify us for any damages to the extent arising from cane molasses not meeting the requirements of the molasses agreement, ED&F Man's negligence or intentional misconduct or ED&F Man's performance or failure to perform its obligations under the molasses agreement (except to the extent such damages are directly attributable to our negligence or willful misconduct). We are required to indemnify ED&F Man for any damages to the extent arising from our negligence or intentional misconduct or our performance or failure to perform our obligations under the molasses agreement (except to the extent such damages are directly attributable to the negligence or willful misconduct of ED&F Man).

        Other Provisions.    The molasses agreement also specifies shipment and delivery obligations, including our right to reject any cane molasses that fails to conform in all material respects to the quality or specifications required therein. Depending on the location of the feed facility, ED&F Man will invoice us either upon placement of the loaded rail cars, barges or trucks with a reputable carrier for shipment with payment due within 30 days of delivery at the destination feed facility or at the end of each calendar month with payment due within five days of the date of the invoice. The rail cars used by ED&F Man for the shipment of cane molasses are subject to specific terms and conditions specified in the molasses agreement. In addition, we have agreed to establish and maintain sufficient storage capacity to safely store at least the minimum amount specified in the molasses agreement with respect to certain of its feed facilities. Finally, each party is subject to standard confidentiality provisions.

        The foregoing is a summary of selected material provisions of the molasses agreement and does not purport to describe all of the terms of the molasses agreement. This summary is qualified in its entirety by reference to the complete text of the molasses agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Storage Strategic Alliance Agreement and Terminal Service Agreement

        General.    At the closing of the business combination, we entered into a storage strategic alliance agreement with ED&F Man, which we refer to as the "strategic alliance agreement," and a master terminal service agreement, which we refer to as the "TSA," that will replace the existing terminal service agreement between the parties, along with schedules to the TSA describing the storage services and rates that we will provide to ED&F Man at each terminal facility. The strategic alliance agreement is a 20-year strategic agreement relating to the provision of bulk liquid storage services to ED&F Man, which automatically renews for successive 10 year periods, unless either party gives notice of non-renewal. The strategic alliance agreement may be terminated by either party if the other party is in breach thereof and such breach has not been cured or if the other party becomes insolvent. ED&F Man may terminate any schedule to the TSA if it determines that it would be in its best interest to terminate such schedule.

        Strategic Planning and Development.    ED&F Man will use its commercially reasonable best efforts to keep us apprised of its then-current and projected bulk liquid storage needs and we will use our commercially reasonable best efforts to keep ED&F Man apprised of our bulk liquid storage availability. To this end, the parties will meet annually to conduct joint strategic planning. If needed by ED&F Man and if we anticipate having sufficient storage capacity, the parties will work in good faith to negotiate to expand the storage being provided pursuant to the TSA. If none of our facilities have the required excess capacity, the parties will explore whether we should acquire or develop additional facilities and, if acquired or developed, negotiate to expand the storage being provided pursuant to the TSA. If the parties do not reach agreement on storage expansion, ED&F Man may contract for such storage services from any other third-party provider or develop its own storage facilities. With respect to any storage facilities developed by ED&F, we have a right of first refusal on any sales by ED&F Man of its storage facilities having an aggregate value of at least $500,000.

        Right of Last Refusal.    Pursuant to the strategic alliance agreement, we have a right of last refusal with respect to all of ED&F Man's third-party bulk liquid storage requirements. ED&F Man cannot accept any offer or otherwise contract for bulk liquid storage services provided by any person other than us unless they have notified us of their bulk liquid storage needs and we do not reach agreement on the provision of the storage services. In such event, ED&F Man may solicit offers, but prior to accepting any such offers from third parties, ED&F Man must first offer to procure the services from us on similar terms and conditions. In return, we will give ED&F Man certain price protection provisions with respect to products stored by ED&F Man at the our sites.

        Supplemental Capacity.    We will notify ED&F Man of bulk liquid storage capacity availability and will not commit such capacity for five business days after such notification. ED&F Man may reserve any portion of such capacity (for use commencing no later than 90 days after reservation) by delivering notice thereof within five business days.

        Pricing.    With respect to each schedule to the TSA, we will offer ED&F Man a base storage price per barrel of bulk liquid storage capacity at the current market rates for the storage of any comparable product at such facility, provided, however, that the base storage price offered by us will not exceed the lowest "adjusted base storage price" offered to any third-party customer of ours within the immediately preceding one year period for the storage of any comparable product at such facility, if such offers were made. "adjusted base storage price" means the base storage price per barrel of storage capacity set forth in the TSA, adjusted (upward or downward) to take into consideration all other financial terms of such TSA that reasonably affect the gross profit margin per barrel of bulk liquid storage capacity received by us in order to allow a fair comparison of the pricing provisions of one terminal service agreement to another.

        Confidentiality.    Each party is subject to customary confidentiality provisions.

        The foregoing is a summary of selected material provisions of the strategic alliance agreement and does not purport to describe all of the terms of the strategic alliance agreement. This summary is qualified in its entirety by reference to the complete text of the strategic alliance agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Shared Services Agreement

        General.    At the closing of the business combination, we entered into a shared services agreement with ED&F Man, which we refer to as the "services agreement." The services agreement provides that each party make available certain services on a basis substantially consistent with the parties' historical practice.

        Services.    The services being provided by ED&F Man include services of the internal tax department and staff worldwide, services of the internal human resources department and staff located outside North America, telecommunication, computer and data-processing services and support provided outside North America, financial and accounting support, recordkeeping, customer billing and collections, order processing, accounts payable processing, and reporting of the purchases and sales of products and services to third parties from outside of North America, the services of the Health, Safety, Environmental, and Quality Department and staff located outside North America, secondment of employees, employee administrative services, legal advisory services, and treasury management services located outside North America, and the office space and related services located outside North America. The services being provided by us include the services of the internal human resources department and staff located in North America, all computer and data processing services and support provided to ED&F Man in North America, financial and accounting support, recordkeeping, customer billing and collections, order processing, accounts payable processing, and reporting of purchases and sales of products to third parties from North America, the services of the Health, Safety, Environmental, and Quality Department and staff located in North America, the services of insurance department and staff, and the office space and related services located in North America. In addition, each party will use its commercially reasonable efforts to provide such other services as are reasonably requested by the other party. The parties' obligation to deliver any service is conditional upon such party obtaining any required consents.

        Services Fees.    All services are charged at the cost of all labor (including, without limitation, the cost of all employment taxes and benefits), overhead, services, and materials expenditures allocated, without markup, to such product or service.

        Termination.    Any one or more of the services may be terminated (i) upon our mutual agreement with ED&F Man, or (ii) at either party's option, effective as of any date following the first anniversary of the date of the agreement, upon at least one hundred eighty (180) days' advance notice to the other party. Upon 30 days' written notice, either party may terminate the agreement with respect to any service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of the other party to pay any invoice with respect to such service within 30 days of the receipt of such invoice or upon any other material breach by the other party of the agreement with respect to such service, unless (i) such party is disputing the invoice in good faith and has paid, or does pay within the 30-day notice period, all amounts not in dispute or (ii) such party shall have paid the invoice or cured such breach within the 30-day notice period. Under certain circumstances, upon termination of the agreement, one party may be responsible for all reasonable rationalization expenses directly related to such termination.

        Limitation of Liability; Indemnification.    Each party agrees to indemnify and hold the other harmless from any damages arising out of or resulting from a third-party claim regarding the such party's performance, purported performance or nonperformance of the services agreement (whether arising out of such party's negligence, intentional misconduct, or otherwise), provided, however, that a party will not indemnify the other party to the extent that such third-party claim directly arises out of or results from the other party's performance, purported performance or nonperformance of the services agreement (whether arising out of negligence, intentional misconduct, or otherwise). The maximum liability of a party providing a service to, and the sole remedy of, the service recipient for breach of the services agreement or otherwise with respect to services is a refund of the price paid for the particular service or, at the option of service recipient, a redelivery (or delivery) of the service, unless the breach arises out of the gross negligence or willful failure of performance of the service provider. The agreement also provides for indemnification for liabilities incurred with respect to the secondment of employees.

        Confidentiality and Nonsolicitation of Employees.    Each party is subject to customary confidentiality and nonsolicitation of employees provisions.

        The foregoing is a summary of selected material provisions of the services agreement and does not purport to describe all of the terms of the services agreement. This summary is qualified in its entirety by reference to the complete text of the services agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Interim Credit Facility

        On May 28, 2009, we have entered into an interim facility agreement on May 28, 2009, with ED&F Man Treasury Management plc ("ED&F Treasury"), which we refer to as the "interim facility agreement." Under the interim facility agreement, ED&F Treasury agreed to make revolving credit loans to us and Westway Holdings Netherlands B.V., our wholly owned indirect subsidiary ("Westway Netherlands"), from and after the closing of the business combination in an aggregate principal amount at any time outstanding of up to $100.0 million. Our obligations under the interim facility agreement are unsecured. The terms of the interim facility agreement include the following:

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  the interest rate is the one-month London Interbank Offered Rate, or LIBOR, plus 3.5% per year;

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  the revolving credit loans, together with all interest accrued thereon, are due and payable in full the first business day that is two years after the date of the closing of the business combination, whichever is earlier;

  •
  amounts outstanding may be prepaid without penalty;

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  a commitment fee of 1.4% per year on the daily undrawn amount of the revolving credit loans, which fee is due on the first business day that is 30 days or more from the date of the closing of the business combination;

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  a closing fee of $1.5 million payable 180 days after closing if the facility is still in place at that time; and

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  customary covenants, including our guarantee in respect of any unpaid amounts due and payable by Westway Netherlands pursuant to the interim facility agreement.

        We also agreed with ED&F Treasury to continue to negotiate a permanent facility agreement to replace the interim facility agreement as soon as reasonably practicable. The foregoing description of the interim facility agreement does not purport to describe all of the terms of the interim facility agreement and is qualified in its entirety by reference to the complete text of the interim facility agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        As of the closing of the business combination on May 28, 2009, the outstanding balance under the interim facility agreement was approximately $45.6 million. We borrowed an additional $10.5 million under the interim facility agreement to pay a portion of the net purchase price in the business combination and certain expenses associated with the transaction.

Letter Agreement

        In connection with the business combination, on May 26, 2009, we entered into a letter agreement with our sponsor, Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man, Holdings, Westway Terminal Company Inc. and Westway Feed Products, Inc., which we refer to as the "letter agreement." The terms of the letter agreement include the following:

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  waivers by the us and the other parties thereto of various conditions to the closing of the business combination, including execution and delivery of the stock exchange agreement and the proxy agreement attached as exhibits to the transaction agreement (neither of which was executed and delivered), and as a result the sponsor will not be exchanging 1,100,000 shares of the our common stock as contemplated in the stock exchange agreement;

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  the consent of ED&F Man to our purchase of up to 2,514,369 shares of our common stock in privately negotiated transactions at a purchase price per share not to exceed $6.00 and our agreement with ED&F Man that the number of shares of Series A Preferred Stock to be authorized in the amendment and restatement of our certificate of incorporation would be 33,000,000, as opposed to 30,000,000;

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  our agreement to execute a guarantee in favor of Forth Ports plc and a deed of indemnity in favor of ED&F Man, in each case with respect to certain premises leased by our subsidiary;

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  our agreement to execute a letter agreement with ED&F Treasury setting out, among other things, the basis upon which an incremental $1.0 million foreign exchange facility, an incremental $5.0 million foreign currency overdraft facility and a facility for standby and documentary letters of credit, bonds and guarantees will be made available to us and our subsidiaries;

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  the sponsor's agreement to return to us for cancellation 3,266,608 shares of our common stock, of which 1,875,000 shares would be cancelled and no longer subject to release upon the achievement by the us of earnings and stock price targets, pursuant to the stock escrow agreement; and

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  our agreement to cause our board of directors to declare the special dividend referred to in the transaction agreement with a record date that is no fewer than three nor more than five calendar days after the closing of the business combination was waived, provided that the record date would be no later than June 8, 2009.

        The foregoing is a summary of selected material provisions of the letter agreement and does not purport to describe all of the terms of the letter agreement. This summary is qualified in its entirety by reference to the complete text of the letter agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        All transactions between us and any member of our management team or their respective affiliates were on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties.

DESCRIPTION OF SECURITIES

        The following summary of our securities describes the material terms of our securities and is not complete. This summary is qualified in its entirety by reference to applicable Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws. For a complete description, we refer you to our amended and restated certificate of incorporation and amended and restated by-laws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Our authorized capital stock consists of the following:

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  175.0 million shares of Class A common stock;

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  60.0 million shares of Class B common stock; and

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  40.0 million shares of preferred stock, of which 33.0 million shares have been designated Series A Perpetual Convertible Preferred Stock ("Series A preferred stock").

        As of June 1, 2009, 12,879,033 shares of our Class A common stock, 12,624,003 shares of our Class B common stock and 30,886,830 shares of our Series A Preferred Stock were outstanding. In addition, 52,614,286 shares of our Class A common stock are reserved for issuance upon exercise of our outstanding warrants.

Class A and Class B Common Stock

        The powers, preferences and rights of the Class A common stock and Class B common stock will be identical in all respects, except as otherwise required by law or as specifically provided for in the amended and restated certificate of incorporation. The holder of any of our Class A common stock or Class B common stock possesses voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of our amended and restated certificate of incorporation in the exercise of their voting power. The holders of our Class A common stock and the holders of our Class B common stock do not have pre-emption rights pursuant to our amended and restated certificate of incorporation. Holders of our Class A common stock and holders of our Class B common stock are entitled to share pro rata in dividends and distributions with respect to our common stock, as may be declared by our board of directors out of funds legally available for such purpose.

        Shares of our Class A common stock will be held by parties unrelated to ED&F Man, including each of the holders of our existing common stock, while shares of Class B common stock will be held by ED&F Man or any of its affiliates. If any shares of Class B common stock cease to be owned beneficially or of record by ED&F Man or any of its affiliates, these shares will automatically convert into an equal number of shares of Class A common stock.

Preferred Stock

        Our preferred stock is entitled to preference over our common stock with respect to the distribution of the assets of the Company in the event of liquidation, dissolution, or winding-up of the Company, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of the Company among its security holders for the purposes of winding-up affairs. The authorized but unissued shares of our preferred stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by our board of directors. The directors, in their sole discretion, have the power to determine the relative powers, preferences, and right of each series of preferred stock.

        In connection with the business combination, we issued approximately 12.2 million shares of Series A Preferred Stock to an affiliate of ED&F Man. Our Series A Preferred Stock ranks (i) senior and prior to our common stock and each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks junior to our Series A Preferred Stock (whether with respect to payment of dividends, rights upon liquidation, dissolution or the winding up of our affairs, or otherwise), (ii) on parity with each other class or series of our equity securities, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to our Series A Preferred Stock and (iii) junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks senior to our Series A Preferred Stock.

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  Holders of shares of Series A Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, but will be entitled to prior written notice of, and will be entitled to attend and observe, all special and annual meetings of our stockholders. In addition, for so long as any shares of Series A Preferred Stock are outstanding, we will not be able, without the prior written consent or affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, among other things, to:

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  amend, alter or repeal any provision of our certificate of incorporation or by-laws (by any means, including by merger, consolidation, reclassification or otherwise) so as to, or in a manner that would, adversely affect the preferences, rights, privileges or powers of the holders of our Series A Preferred Stock or in a manner inconsistent with the stockholders agreement to be entered into at closing by us and ED&F Man;

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  reclassify any common stock or any other security junior to our Series A Preferred Stock into shares or other securities having any preference or priority as to payment of dividends, or the distribution of assets or profits superior to, or on parity with, any such preference or priority of the shares of our Series A Preferred Stock;

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  create, increase the number of authorized shares of or issue, or obligate ourselves to issue, any class of equity securities or series of preferred stock, including any security convertible into or exchangeable or exercisable for any equity security, having any preference or priority superior to or on parity with our Series A Preferred Stock;

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  increase the number of authorized shares of preferred stock or Series A Preferred Stock;

  •
  conduct an offer to repurchase shares of our common stock, other than the repurchase or redemption of warrants to purchase shares of Class A common stock (other than from our sponsor or any our officers or directors) for an aggregate purchase price not greater than $15.0 million; or

  •
  sell, convey, or otherwise dispose of or encumber all, or substantially all, of our assets, or enter into a transaction resulting in our acquisition by another person (except for any such transaction after which our stockholders would own more than half of the voting securities of the surviving entity or its parent and that would not entail a change in our certificate of incorporation or bylaws that would require the consent of the holders of our Series A Preferred Stock).

        A holder of Series A Preferred Stock has the right, at any time and from time to time, to convert any or all of that holder's shares of Series A Preferred Stock into fully paid and non-assessable shares of our common stock. The conversion will initially be on a one-to-one basis. The conversion of shares of Series A Preferred Stock will be effected by a physical exchange of certificates. Our amended and restated certificate of incorporation contains a number of customary conversion adjustment provisions covering matters such as stock splits, reverse stock splits, mergers, reorganizations and recapitalizations. However, ED&F Man is restricted from exercising the conversion rights of its shares of Series A

Preferred Stock if and to the extent that the conversion of those shares would result in ED&F Man and its affiliates owning more than 49.5% of the shares of our outstanding common stock.

Warrants

        There are 52,614,286 warrants currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share and in the case of the warrants underlying the units granted to the representatives of the underwriters pursuant to the $100 purchase option, $6.25 per share, subject to adjustment as discussed below. However, the warrants other than the founder warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of such warrants is effective and current. The warrants will expire at 5:00 p.m., New York City time, on May 24, 2011.

        We may redeem the outstanding warrants, including the founder warrants, at any time after the warrants become exercisable:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon not less than 30 days prior written notice of redemption to each warrant holder; and

  •
  if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 consecutive trading day period ending on the third business day before we send the notice of redemption to warrant holders.

        We established the last criterion to provide warrant holders with a premium to the initial warrant exercise price, as well as a degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder will then be entitled to exercise his or her warrant prior to the date scheduled for redemption. However, there can be no assurance that the price of the common stock will exceed $8.50 or the warrant exercise price after the redemption call is made.

        The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

        The warrants are issued and registered under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement dated May 24, 2007, for a complete description of the terms and conditions applicable to the warrants.

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No warrants (other than the founder warrants which are not exercisable for shares of common stock that are registered for resale) will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If we do not maintain a current prospectus relating to the common stock issuable upon the exercise of the warrants, holders will be unable to exercise their warrants and in no circumstances will we be required to settle any such warrant exercise for cash. The warrants may be deprived of any value, the market for the warrants may be limited and the warrants may expire worthless if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

        No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

        Certain of our directors and officers purchased through our sponsor 5,214,286 of our warrants, which we refer to as the "founder warrants," at a price of $0.70 per warrant, for an aggregate purchase price of approximately $3,650,000. The founder warrants have terms and provisions that are identical to the warrants included in the units being sold in this offering, except that if we call the warrants for redemption, the founder warrants will be exercisable on a cashless basis and that the founder warrants were not transferable or salable by our sponsor or such directors or officers or their respective affiliates until we completed the business combination, except our sponsor was entitled to distribute them to its members. In addition, the holders of the founder warrants and the common stock underlying those warrants are entitled to registration rights with respect to such securities.

Units

        Each unit consists of one share of Class A common stock and two warrants. Each warrant entitles the holder to purchase one share of Class A common stock.

Registration Rights

        Under a registration rights agreement to which we are a party, ED&F Man and the participating employees have been granted rights to register under the Securities Act for sale to the public their shares of our common stock and, in the case of ED&F Man, the shares of our common stock into which its shares of Series A Preferred Stock are convertible, including the following:

  •
  The holders of at least 50% of the outstanding registrable securities (other than registrable securities held by the participating employees) under the registration rights agreement (which include the shares of our common stock held by ED&F Man and the shares of our common stock into which their shares of Series A Preferred Stock are convertible) have the right, at any time after the date that is 18 months after the closing of the business combination, to make up to four written demands that we effect a registration of all or a part of the holders' registrable securities under the Securities Act. The right to these demand registrations is subject to customary limitations, including as to the minimum number of registrable securities that can be registered in connection with any single demand and that we will not be obligated to make more than one such registration during any 180-day period. We will bear the expenses incurred in connection with any such registration.

  •
  These stockholders and the participating employees also have "piggy-back" rights to include their shares in (or piggyback on) a registration that we initiate, and an unlimited number of short-form or Form S-3 registration rights with respect to registration statements filed subsequent to such date, subject to customary restrictions (including as to the minimum number of registrable securities that can be registered in connection with any single demand and that we will not be obligated to make more than two such registrations during any 360-day period). We will bear the expenses incurred in connection with any such registration.

  •
  After the receipt of any request of a short form registration from the holders of at least 50% of the outstanding registrable securities (other than the registrable securities held by the participating employees) under the registration rights agreement (which includes the shares of our common stock held by ED&F Man and the shares of our common stock into which its shares of Series A Preferred Stock are convertible), the participating employees have "piggy-back" rights to include their shares in (or piggyback on) the related registration. We will bear the expenses incurred in connection with any such registration.

        The registration rights agreement also sets forth, among other things, customary registration procedures that prescribe the manner in which we must effect the registration and sale of the registrable securities. The rights of any holder of registrable securities, other than the participating employees, to these registration rights will terminate if that holder ceases to own 10% or more of our outstanding shares of common stock (determined on an "as-converted" basis assuming the conversion of all Series A Preferred Stock into common stock). The rights of any participating employee to these registration rights will terminate on the earlier of the first date that the participating employee no longer owns any shares of our common stock and the date of the first anniversary of the date on which the registration statement pertaining to the shares held by such participating employee was declared effective.

        The foregoing is a summary of selected material provisions of the registration rights agreement. This summary is qualified in its entirety by reference to the complete text of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Delaware Anti-Takeover Law and Provisions of our Amended and Restated Certificate of Incorporation and By-Laws

        Certain provisions of Delaware law, our amended and restated certificate of incorporation and our by-laws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Dual Class Structure

        Our dual class common stock structure will concentrate ownership of our voting stock in the hands of affiliates of ED&F Man. After the offering, 100% of our Class B common stock will be controlled by affiliates of ED&F Man, representing 49.5% of the voting power of our outstanding capital stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Undesignated Preferred Stock

        Since our board of directors may issue shares of preferred stock and set the voting powers, designations, preferences and other rights related to that preferred stock, any designation of preferred stock and issuance of shares of preferred stock may delay or prevent a change of control.

Classified Board of Directors; Vacancies and Removal of Directors

        Our by-laws provide that our board of directors will consist of seven directors or such lesser or greater number, but not less than one nor more than fifteen, as our board of directors, by resolution, may from time to time determine. Our amended and restated certificate of incorporation provides for members of our board of directors elected by the holders of our Class A common stock to be divided into three classes serving staggered terms. Approximately one-third of those board of directors will be elected each year. In contrast, our amended and restated certificate of incorporation provides for members of our board of directors elected by the holders of our Class B common stock to serve one year terms. The provision for a partially classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors sooner than the party would in the absence of any such provision. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

        Our amended and restated by-laws provide that any director may be removed at any time upon the affirmative vote of the holders of at least a majority of the outstanding shares then entitled to vote at an election of directors, except that any director included in a class of directors established in accordance with our amended and restated certificate of incorporation the term of which extends for more than one year may be removed only for cause. Furthermore, a holder or holders of shares of a class or series may only make a proposal for consideration at an annual meeting of stockholders in accordance with the procedures set forth in our by-laws with respect to removal of a director, with respect to a director that is designated or elected by the holders of that class or series of shares.

        Subject to limited exceptions, only our board of directors may fill a vacancy occurring as a result of the death, disability, disqualification or resignation of a director or as a result of an increase in the size of the board of directors. In this regard, any vacancy on our board of directors concerning any director who was elected by the holders of the shares of our Class A or Class B common stock will be filled by the affirmative vote of a majority of the remaining directors who were previously elected by the holders of the shares of Class A common stock or Class B common stock, respectively. If no such directors remain with respect to the applicable class of common stock, the vacancy will be filled by the affirmative vote of the holders of a majority of the voting power of the shares of the applicable class of common stock entitled to vote on the election of directors. Any director elected to fill a vacancy or a newly created directorship will hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

  •
  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person that, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock, warrants and units is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, New York 10004.

Listing on the Over-the-Counter Bulletin Board (OTCBB)

        Our Class A common stock, warrants and units are quoted on the OTCBB and trade under the symbols "WTWG," "WTWGW" and "WTWGU," respectively. Our Class B common stock will not be quoted or listed on any stock market or exchange.

 LEGAL MATTERS

        Dechert LLP acted as counsel in connection with the offering of our securities under the Securities Act, and as such, passed upon the validity of the securities offered in this prospectus.

EXPERTS

        The audited financial statements of Shermen WSC Acquisition Corp. for the years ended December 31, 2008 and 2007 and the period from April 18, 2006 (the date of our inception) to December 31, 2006 included in this prospectus and in the registration statement of which prospectus form a part have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, as stated in their report referenced therein. The financial statements and the report of Rothstein, Kass & Company, P.C. are included in reliance upon such report given upon the authority of Rothstein, Kass & Company, P.C. as experts in auditing and accounting.

        The audited combined carve-out financial statements of the bulk liquid storage and liquid feed supplements businesses (Westway) of ED&F Man group at October 31, 2009 and 2007, and for each of the three fiscal years in the period ended October 31, 2008 appearing in this prospectus and in the registration statement of which prospectus form a part have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report theron appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus, which is part of a registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information with respect to us and the securities offered by this prospectus, see the registration statement and exhibits filed with the registration statement.

        You may also read and copy any materials we have filed with the SEC at the SEC's public reference room, located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC's website at http://www.sec.gov/.

        The Company's Internet address is http://www.westway.com. We do not currently make available on our website our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K or amendments to those reports. In the future, we expect to make these materials available on our website, free of charge. Until such time, upon request, we will provide to any person, without charge, an electronic or paper copy of these materials. Any such request should be made to Thomas Masilla Chief Financial Officer, Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130.

        No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page

Shermen WSC Acquisition Corp. Unaudited Interim Financial Statements as of and for the
Three Months Ended March 31, 2009, as of December 31, 2008, for the Three Months Ended
March 31, 2008 and for the Period from April 18, 2006 (Inception) to March 31, 2009

Condensed Balance Sheets as of March 31, 2009 (Unaudited) and December 31, 2008	F-3
Condensed Statements of Operations (Unaudited) for the Three Months Ended March 31, 2009 and 2008 and for the Period from April 18, 2006 (Inception) to March 31, 2009	F-4
Statements of Stockholders' Equity (Unaudited) for the Period from April 18, 2006 (Inception) to March 31, 2009	F-5
Condensed Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2009 and 2008 and for the Period from April 18, 2006 (Inception) to March 31, 2009	F-6
Notes to Unaudited Condensed Interim Financial Statements	F-7
Shermen WSC Acquisition Corp. Financial Statements as of and for the Years Ended December 31, 2008 and 2007 and the Period from April 18, 2006 (Inception) to December 31, 2008
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheets as of December 31, 2008 and 2007	F-20
Statements of Operations for the Years Ended December 31, 2008 and 2007 and the Period from April 18, 2006 (Inception) to December 31, 2008	F-21
Statements of Stockholders' Equity for the Period from April 18, 2006 (Inception) to December 31, 2008	F-22
Statements of Cash Flows for the Years Ended December 31, 2008 and 2007 and the Period from April 18, 2006 (Inception) to December 31, 2008	F-23
Notes to Financial Statements	F-24

Shermen WSC Acquisition Corp. Financial Statements as of December 31, 2007 and 2006 and
for the Year Ended December 31, 2007, the Period from April 18, 2006 (Inception) to
December 31, 2006 and for the Period from April 18, 2006 (Inception) to December 31, 2007

Report of Independent Registered Public Accounting Firm	F-34
Balance Sheets as of December 31, 2007 and 2006	F-35

Statements of Operations as of December 31, 2007 and 2006 and for the Year Ended
December 31, 2007, the Period from April 18, 2006 (Inception) to December 31, 2006 and for the Period from April 18, 2006 (Inception) to December 31, 2007

F-36
Statements of Stockholder's Equity for the Period from April 18, 2006 (Inception) to December 31, 2007	F-37

Statements of Cash Flows as of December 31, 2007 and 2006 and for the Year Ended
December 31, 2007, the Period from April 18, 2006 (Inception) to December 31, 2006 and for the Period from April 18, 2006 (Inception) to December 31, 2007

F-38
Notes to Financial Statements	F-39
Westway Group Financial Statements
Report of Independent Registered Public Accounting Firm	F-47
Combined Carve-Out Statements of Income for the Three Months Ended January 31, 2009 and 2008 (unaudited) and the Years Ended October 31, 2008, 2007 and 2006	F-48
Combined Carve-Out Balance Sheets as of January 31, 2009 (unaudited) and October 31, 2008 and 2007	F-49

Page

Combined Carve-Out Statements of Cash Flows for the Three Months Ended January 31, 2009 and 2008 (unaudited) and the Years Ended October 31, 2008, 2007 and 2006	F-50
Combined Carve-Out Statement of Changes in ED&F Man Net Invested Capital as of January 31, 2009 (unaudited) and October 31, 2008, 2007 and 2006	F-51
Notes to Financial Statements	F-52

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

CONDENSED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets
Cash	$65,566	$190,455
Prepaid expenses	154,136	28,767

Total current assets	219,702	219,222
Other assets
Deferred taxes	860,000	712,000
Investments held in Trust Account	137,973,055	138,445,809

Total Assets	$139,052,757	$139,377,031

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$278,331	$199,659
Income taxes payable	—	286,000

Total current liabilities	278,331	485,659

Long-term liability
Deferred underwriters' fee	3,312,000	3,312,000

Total liabilities	3,590,331	3,797,659

Commitments
Common stock subject to redemption, (9,199,999 shares at redemption value, $5.95 per share)	54,743,994	54,743,994

Deferred interest related to common stock subject to possible redemption, net of taxes	227,278	323,305

Stockholders' equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value; 100,000,000 shares authorized; 28,750,000 shares issued and outstanding as of March 31, 2009 and December 31, 2008 (including 9,199,999 shares subject to possible redemption), respectively	2,875	2,875
Additional paid-in capital	78,941,231	78,941,231
Retained earnings	1,547,048	1,567,967

Total stockholders' equity	80,491,154	80,512,073

Total liabilities and stockholders' equity	$139,052,757	$139,377,031

The accompanying notes are an integral part of these condensed interim financial statements.

 SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Period from April 18, 2006 (inception) to March 31, 2009
Revenue	$—	$—	$—
Interest income	77,316	1,016,441	5,461,635
Formation and operating costs	(321,396)	(187,189)	(2,076,977)

Income (loss) before provision for income taxes	(244,080)	829,252	3,384,658
Provision for (income taxes) benefit	127,134	(412,259)	(1,610,332)

Net income (loss) applicable to common stockholders	$(116,946)	$416,993	$1,774,326
Weighted average number of common shares subject to possible redemption, basic & diluted	9,199,999	9,199,999	5,729,749
Income (loss) per share subject to possible redemption, basic & diluted	$(0.01)	$0.04	$0.04

Weighted average number of common shares outstanding not subject to possible redemption, basic	19,550,001	19,550,001	14,344,625
Net income (loss) per common share, basic	$(0.01)	$0.02	$0.11

Weighted average number of common shares outstanding not subject to possible redemption, diluted	19,550,001	30,136,039	16,807,128
Net income per common share, diluted	$(0.01)	$0.01	$0.09

The accompanying notes are an integral part of these condensed interim financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS' EQUITY

For the period from April 18, 2006 (date of inception) to March 31, 2009

	Common Shares	Amount	Additional Paid-in Capital	(Deficit Accumulated During the Development Stage) Retained earnings		Total Stockholders' Equity
Sale of shares issued to Founders on May 1, 2006 at $0.005 per unit	5,750,000	$575	$24,425	$		$25,000
Net loss applicable to common stockholders					(16,031)	(16,031)

Balances as of December 31, 2006	5,750,000	$575	$24,425		$(16,031)	$8,969

Sale of 23,000,000 units on May 30, 2007 at $6 per unit in the public offering	23,000,000	2,300	137,997,700			138,000,000
Sale of warrants issued to Founders on May 30, 2007 at $0.70 per warrant			3,650,000			3,650,000
Underwriting and offering fees and expenses			(4,790,000)			(4,790,000)
Proceeds from public offering of common stock subject to possible redemption (9,199,999 shares common stock at redemption value)			(54,743,994)			(54,743,994)
Underwriters' discount and offering costs related to public offering and over-allotment option			(3,196,900)			(3,196,900)
Accretion of Trust Account relating to common stock subject to possible redemption, net of tax					(323,305)	(323,305)
Net income applicable to common stockholders					1,907,303	1,907,303

Balances at December 31, 2008	28,750,000	$2,875	$78,941,231		$1,567,967	$80,512,073

Accretion of Trust Account relating to common stock subject to possible redemption, net of tax (unaudited)					96,027	96,027
Net (loss) applicable to common stockholders (unaudited)					(116,946)	(116,946)

Balances at March 31, 2009 (unaudited)	28,750,000	$2,875	$78,941,231		$1,547,048	$80,491,154

The accompanying notes are an integral part of these condensed interim financial statements.

 SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	April 18, 2006 (date of inception) through March 31, 2009
Cash flows from operating activities
Net income (loss)	$(116,946)	$416,993	$1,774,326
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred tax benefit	(148,000)	(93,060)	(860,000)
Changes in operating assets and liabilities:
Prepaid expenses	(125,369)	19,125	(154,136)
Accounts payable and accrued expenses	78,672	(45,751)	278,331
Income taxes	(286,000)	(541,850)	—

Cash provided by (used in) operating activities	(597,643)	(244,543)	1,038,521

Cash provided by (used in) investing activities
Investments held in Trust Account	472,754	83,594	(137,973,055)

Cash flows from financing activities:
Proceeds from note payable, stockholder	—	—	150,000
Payments for note payable, stockholder	—	—	(150,000)
Payments of offering costs	—	—	(4,675,000)
Proceeds from sale of stock options from the offering	—	—	100
Proceeds from issuance of common stock from the offering	—	—	141,675,000

Net cash provided by financing activities	—	—	137,000,100

Net decrease in cash	(124,889)	(160,949)	—
Cash, beginning of the period	190,455	160,959	—

Cash, end of the period	$65,566	$—	$65,566

Supplemental schedule of :
Non-cash financing activity:
Deferred underwriters' fees	$—	$—	$3,312,000

Cash used for:
Taxes paid	$578,931	$1,159,670	$2,816,489

The accompanying notes are an integral part of these condensed interim financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

        Shermen WSC Acquisition Corp. (a corporation in the development stage) (the "Company") was incorporated in Delaware on April 18, 2006. The Company was formed to acquire an operating business in the agriculture industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date, with the exception of interest income earned on cash held in the trust account as described below. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting By Development Stage Enterprises," and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the Offering of Units (as defined in Note F below), although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business in the agriculture industry ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Since the closing of the Offering, at least 99.5% of the gross proceeds, after the payment of certain amounts to the underwriters for the Offering, are held in a trust account ("Trust Account") and invested in U.S. "government debt securities," defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty (180) days or less or any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds will be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 40% or more of the outstanding common stock of the Company (excluding, for this purpose, those shares of common stock of the Company issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The stockholders who purchased Units in the Offering (the "Public Stockholders") and vote against a Business Combination will be entitled to convert their common stock into a pro rata share of the Trust Account (including the additional 4% fee of the gross proceeds of the Offering payable to the underwriters for the Offering upon the Company's consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a Public Stockholder's conversion rights. A Public Stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. If holders of no more than approximately 39.99% of the shares sold in the Offering vote against a Business Combination and seek to exercise their conversion rights and such Business Combination is consummated, the stockholders who held shares of common stock of the Company (the "Founding Stockholders") have agreed to forfeit and return to the Company for cancellation a number of shares so that they will collectively own no more than 23.0% of the Company's outstanding common

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

stock upon consummation of such Business Combination (without giving effect to any shares that may be issued in such Business Combination). If the Company is unable to effect a Business Combination and liquidates, none of the Founding Stockholders will receive any portion of the proceeds of the Offering held in the Trust Account to be distributed to the Company's stockholders with respect to common stock owned by them immediately before the Offering. As of March 31, 2009, after giving effect to a 1.15 for 1 stock split which was effected immediately prior to the Offering, all of the Founding Stockholders, including all of the directors and officers of the Company, have agreed to vote all of the shares of common stock of the Company held by them in accordance with the vote of the majority in interest of all other stockholders of the Company.

        In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering (May 27, 2007) if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Public Stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note F).

NOTE B—BASIS OF PRESENTATION

        The accompanying condensed interim financial statements have been prepared by the Company and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2009 and the financial results for the three months ended March 31, 2009 and 2008 and from April 18, 2006 (date of inception) to March 31, 2009, in accordance with accounting principles generally accepted in the United States of America for interim financial statements and pursuant to the instructions to the Quarterly Report on Form 10-Q and Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in the Company's annual audited financial statements have been condensed or omitted pursuant to such rules and regulations.

        The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements for the fiscal year ended December 31, 2008, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company:

        The Company complies with the reporting requirements of SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises."

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per common share:

        The Company complies with the accounting and disclosure provision of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted income per common share for all periods presented. Basic income per common share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. The difference between the number of shares used to compute basic income per common share and diluted income per common share relates to additional shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. The Company used treasury stock method to calculate the diluted earnings per share based on the outstanding warrants issued in the private placement, the initial public offering and the over allotment. As a result, the Company added 4,825,832, 10,586,038 and 2,462,503 shares as of the three months ended March 31, 2009 and 2008, and the period from April 18, 2006 (date of inception) to March 31, 2009, respectively to its basic weighted average number of shares to arrive at the diluted shares used in its calculation of weighted average diluted earnings per share.

        The Company's statement of operations includes a presentation of earnings per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share. Basic and diluted net income per share amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to possible redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net loss per share amount for the common shares outstanding not subject to possible redemption is calculated by dividing the net loss exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of common shares not subject to possible redemption.

Concentration of credit risk:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which potentially may, in the future, exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," approximates the carrying amounts represented in the accompanying condensed balance sheets.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes:

        The Company complies with SFAS 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). There were no unrecognized tax benefits as of March 31, 2009. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Securities held in trust

        Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities." Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

        A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities' fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

        Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the "interest Income" line item in the statement of operations. Interest income is recognized when earned.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting pronouncements:

        In December 2007, the FASB issued SFAS 141(R), "Business Combinations" ("SFAS 141(R)"). SFAS 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS 141(R) is not permitted.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial statements—An Amendment of ARB No. 51" ("SFAS 160"). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS 160 is effective the first fiscal year beginning after December 15, 2008. SFAS 160 applies prospectively as of the beginning of the fiscal year SFAS 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS 160 will not have a material impact on the Company's results of operations or financial position; however, it could impact future transactions entered into by the Company.

        In March 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles". The adoption of this statement is not expected to have a material effect on the Company's financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's financial statements.

NOTE D—INCOME TAXES

        The Company's provision for income taxes reflects the application of Federal, State and City statutory rates to the Company's income before taxes. For the three months ended March 31, 2009 and 2008, and for the period from April 18, 2006 (inception) to March 31, 2009, the effective income tax rate differs from the federal statutory rate of 34% principally due to the effect of state and city income taxes.

        Component of the provision for income taxes consists of:

	For three months ended March 31, 2009	For three months ended March 31, 2008	April 18, 2006 (inception) to March 31, 2009
Current Expense (Benefit)
Federal	$—	$263,306	$1,453,500
State and City	20,866	242,013	1,016,832

Total current expense	20,866	505,319	2,470,332

Deferred Expense (Benefit)
Federal	(29,758)	(92,157)	(508,725)
State and City	(118,242)	(903)	(351,275)

Total deferred benefit	(148,000)	(93,060)	(860,000)

Provision for income taxes	$(127,134)	$412,259	$1,610,332

NOTE E—INVESTMENT IN TRUST ACCOUNT; MARKETABLE SECURITIES

        Since the closing of the Offering, net proceeds from the offering have been held in a trust account ("Trust Account"). The Trust Account may be invested in U.S. "government debt securities," defined as any Treasury Bill or equivalent securities issued by the United States government having a maturity of one hundred eighty (180) days or less or money market funds meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below.

        As of March 31, 2009 investment securities in the Company's Trust Account consist of (a) approximately $137,959,193 in Treasury Bills and (b) approximately $1,000 in a mutual fund that invests in U.S. Treasury securities. The Company classifies its U.S. Treasury securities as held-to-maturity in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities." Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE E—INVESTMENT IN TRUST ACCOUNT; MARKETABLE SECURITIES (Continued)

The Company's investment in the U.S. Treasury mutual fund account (approximately $1,000 at March 31, 2009) is recorded at fair value.

        The carrying amount, including accrued interest, gross unrealized holding gains, and fair value of held-to-maturity securities at March 31, 2009 were as follows:

	Carrying amount	Gross unrealized holding gains	Fair value
Held-to-maturity:
U. S. Treasury securities	$137,959,193	$13,195	$137,972,388

NOTE F—OFFERING AND OVER-ALLOTMENT

        The Company offered 20,000,000 units ("Units") for public sale (the "Offering") in May 2007. Each Unit consists of one share of the Company's common stock, $0.0001 par value ("Common Stock"), and two redeemable common stock purchase warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $5.00 commencing on the later of (a) one year from the date of the final prospectus for the Offering or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account, and will expire four years from the date of such final prospectus. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of Common Stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

        No Warrants will be exercisable and the Company will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to Common Stock issuable upon exercise of the Warrants is current and Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, if the Company does not maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants. In no circumstance will the Company be required to settle any such Warrant exercise for cash. If the prospectus relating to Common Stock issuable upon the exercise of the Warrants is not current or if Common Stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the Warrants reside, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

        Shermen WSC Holding ("Shermen WSC Holding") has purchased 5,214,286 Warrants ("Founder Warrants") at $0.70 per Founder Warrant (for an aggregate purchase price of approximately $3,650,000) from the Company in a private placement exempt from registration under Securities Act of 1933, as amended. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust Account. The Founder Warrants

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE F—OFFERING AND OVER-ALLOTMENT (Continued)

purchased by Shermen WSC Holding are identical to the Warrants underlying the Units sold in the Offering except that (i) the Company has no obligation to register the sale of the Warrants and the underlying shares of Common Stock and their exercise is not limited by the absence of an effective registration statement and current prospectus relating to the resale of the underlying shares of Common Stock and (ii) the Founder Warrants may be exercisable on a "cashless basis" if the Company calls the Warrants for redemption. Shermen WSC Holding agreed that the Founder Warrants would not be transferable or salable by it or such directors or officers or their respective affiliates until after the Company completed a Business Combination, except it may distribute them to its members. Immediately after the purchase of the Founder Warrants, Shermen WSC Holding distributed them to its members.

        All shares of Common Stock owned by the Founding Stockholders prior to the closing of the Offering (the "Initial Shares") were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until six months following the completion of a Business Combination.

        The foregoing restriction is subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the Initial Shares will remain in the escrow account.

        On May 30, 2007, the underwriters' for the Offering exercised the full over-allotment of 3,000,000 units. As a result, the deferred underwriters' fee was increased approximately $432,000.

NOTE G—COMMON STOCK

        On May 23, 2007, the Company effected a 1.15 for 1 forward stock split of the Initial Shares and issued 750,000 shares of Common Stock to the Founding Stockholders prior to the closing of both the Offering and the over-allotment. All transaction and disclosures in the financial statements relating to Common Stock, have been adjusted to reflect the effects of the stock split.

NOTE H—RELATED PARTY TRANSACTIONS

        The Company presently occupies office space provided by an affiliate of a certain stockholder of the Company. Such affiliate has agreed that, until the consummation of a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $9,950 per month for such services.

        Certain of the directors and officers of the Company have purchased through Shermen WSC Holding, in a private placement, 5,214,286 Founder Warrants immediately prior to the Offering at a price of $0.70 per Founder Warrant (an aggregate purchase price of approximately $3,650,000) from the Company and not as part of the Offering. They have also agreed that these Founder Warrants purchased by them will not be sold or transferred until the completion of a Business Combination.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE I—COMMITMENTS

        The Company is committed to paying an underwriting discount of 4% of the Unit Offering price to the underwriters for the Offering (less $0.21 for each share of common stock converted to cash in connection with a Business Combination) payable upon the Company's consummation of a Business Combination.

        The Company has sold to the underwriters, for $100, as additional compensation, an option to purchase up to a total of 700,000 Units in the aggregate (350,000 Units to each underwriter) at a per-unit price of $7.50. The Units issuable upon exercise of this option are also identical to those offered in the Offering, except that each Warrant underlying such Units entitles the holder to purchase one share of Common Stock at a price of $6.25. In no circumstance will the Company be required to settle any such option exercise for cash.

        The sale of this option was accounted for as an equity transaction. Accordingly, there will be no net impact on the Company's financial position or results of operations, except for the recording of the $100 proceeds from the sale of such option.

        The Company has determined, based upon a Black-Scholes model, that the fair value of this option on the date of sale would be approximately $0.60 per unit, or $420,000 in total, using an expected life of four years, volatility of 52.13% and a risk-free interest rate of 4.92%.

        The volatility calculation of 52.13% is based on the average 90-day Bloomberg volatility of a portfolio of nine publicly traded U.S. agricultural companies with market capitalizations between $50,000,000 and $500,000,000. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of Common Stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the Index because management believes that the average volatility is a reasonable benchmark to use in estimating the expected volatility of Common Stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless. Although this option and its underlying securities have been registered under the registration statement of which the prospectus forms a part of, this option will provide for registration rights that will permit the holder of this option to demand that a registration statement will be filed with respect to all or any part of the securities underlying this option within five years of the completion of the Offering. Further, the holders of this option will be entitled to piggy-back registration rights in the event the Company undertakes a subsequent registered offering within seven years of the completion of the Offering.

NOTE J—PREFERRED STOCK

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company. As of March 31, 2009, the Company has not issued any shares of its preferred stock.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE K—THE PROPOSED BUSINESS COMBINATION WITH WESTWAY

        On November 25, 2008, the Company entered into a transaction agreement as amended and restated as of May 1, 2009 with Terminal Merger Sub, LLC, Feed Merger Sub, LLC, ED&F Man Holdings Limited ("ED&F Man"), Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc. (the "Transaction Agreement") pursuant to which the Company will acquire ED&F Man's bulk liquid storage and liquid feed supplements businesses in exchange for shares of the Company's common and preferred stock and cash (such transaction, the "Business Combination"). The Business Combination will be effected by mergers between wholly-owned subsidiaries of ED&F Man and wholly-owned subsidiaries of the Company and by the Company's purchase of the equity securities of ED&F Man's other subsidiaries that engage in the bulk liquid storage and liquid feed supplements businesses. The Company refers to ED&F Man's bulk liquid storage business and liquid feed supplements business collectively as "Westway" or the "Westway business." If the Business Combination is approved by the Company's stockholders, all of the direct and indirect subsidiaries of ED&F Man that currently engage in the Westway business will become the Company's wholly-owned subsidiaries, ED&F Man and its affiliates will be the Company's largest stockholder, owning 49.5% of the Company's outstanding common stock and over 99% of the Company's Series A Preferred Stock, and the Company will change its name to "Westway Group, Inc."

        Consummation of the Business Combination is subject to customary closing conditions, including (a) approval by the Company's stockholders of the Transaction Agreement; (b) approval by the Company's stockholders of the amendment and restatement of the Company's certificate of incorporation; and (c) fewer than 40% of the holders of the shares of the Company's common stock issued in the Offering ("IPO shares") vote against the Transaction Agreement and elect that the Company convert their shares into cash. The Business Combination will be terminated under certain circumstances, including (a) if the Business Combination is not consummated by May 30, 2009; (b) the Company's stockholders do not approve the Transaction Agreement; or (c) holders of 40% or more of the IPO shares vote against the Transaction Agreement and elect that the Company convert their shares into cash.

        Under the terms of the Transaction Agreement, as consideration for the Business Combination, ED&F Man and its affiliates will receive at the closing cash and securities valued at approximately $267.8 million, based on the $138.4 million in the Company's trust account as of November 25, 2008, the date of the Transaction Agreement (assuming a value of $5.02 per share of common stock, based on the trust value of $6.02 per IPO share (as of that date), less a special dividend of $1.00 per share to be paid to holders of the IPO shares). Specifically, as consideration for the acquisition, the Company will:

  •
  pay to ED&F Man approximately $103.0 million in cash, subject to adjustments described below;

  •
  issue to ED&F Man approximately 7.4 million newly-issued shares of the Company's Series A Preferred Stock; and

  •
  issue to ED&F Man up to 24.3 million newly-issued shares of the Company's common stock.

        However, if the holders of some, but less than 40%, of the IPO shares elect that the Company convert their shares into cash, the number of shares of common stock the Company will issue will decrease and the number of shares of preferred stock the Company will issue will increase pursuant to

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

(Unaudited)

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Continued)

NOTE K—THE PROPOSED BUSINESS COMBINATION WITH WESTWAY (Continued)

a formula described in the Company's proxy statement. If the holders of 39.99% of the IPO shares exercise their conversion rights, the consideration would consist of approximately 15.3 million shares of the Company's common stock, approximately 16.0 million shares of the Company's preferred stock and $103.0 million in cash. In this case, the Company estimates that the aggregate value of the consideration would be $272.1 million (assuming the values per share set forth above).

        The consideration payable to ED&F Man described above will be subject to pre-closing and post-closing adjustments relating to Westway's closing date net indebtedness and net working capital and to aggregate capital expenditures made by Westway prior to the closing.

        Upon consummation of the Business Combination, the holders of the Company's common stock, warrants and units will continue to own their existing common stock, warrants and units, and the Company will change its name to "Westway Group, Inc." Shares of common stock currently held by the Company's stockholders will be designated as Class A Common Stock. Upon the consummation of the Business Combination, the Company will be delivering to an escrow agent for deposit into an escrow account approximately 12.2 million shares of the Company's Series A Preferred Stock, issued to ED&F Man, as part of the consideration for the Business Combination. These shares will be released to ED&F Man only upon the achievement by the combined company of certain earnings or share price targets described in the Company's proxy statement (generally, one-third of these shares will be released upon the achievement of earnings or share price targets of $52.0 million or $6.50 per share, $57.0 million or $7.00 per share and $62.0 million or $7.50 per share, respectively). Assuming the release to ED&F Man of all of these escrowed shares, the value of the consideration to be paid in connection with the Business Combination would increase by $70.1 million, and would total $337.9 million assuming no exercise of conversion rights by the Company's stockholders or $342.2 million assuming that holders of 39.99% of the IPO shares exercise their conversion rights.

        The Business Combination will be accounted for under the purchase method of accounting. The purchase price allocation has not been finalized and is subject to change based upon recording actual transaction costs, finalization of working capital adjustments, and completion of appraisals of tangible and intangible assets of the acquired Westway business. The final allocation of the purchase price will be determined after the Business Combination is complete and after completion of a final analysis to determine the fair values of the tangible and identifiable intangible assets and liabilities as of the closing date of the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Shermen WSC Acquisition Corp.

        We have audited the accompanying balance sheets of Shermen WSC Acquisition Corp. (a corporation in the development stage) (the "Company") as of December 31, 2008 and 2007, and the related statements of operations and cash flows for the years ended December 31, 2008 and 2007, and from April 18, 2006 (date of inception) through December 31, 2008, and stockholders' equity from April 18, 2006 (date of inception) through December 31, 2008. We have also audited the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audit over internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        The accompanying financial statements have been prepared assuming that Shermen WSC Acquisition Corp. will continue as a going concern. As discussed in Note A to the financial statements, Shermen WSC Acquisition Corp. will face a mandatory liquidation if a business combination is not consummated by May 30, 2009, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, and from April 18, 2006 (date of inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ ROTHSTEIN, KASS & COMPANY, P.C.
Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 9, 2009

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash	$190,455	$160,949
Prepaid expenses	28,767	30,286

Total current assets	219,222	191,235
Other assets
Deferred income tax asset	712,000	401,120
Investments held in Trust Account	138,445,809	138,589,757

Total assets	$139,377,031	$139,182,112

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$199,659	$86,817
Income taxes payable	286,000	945,000

Total current liabilities	485,659	1,031,817

Long-term liability,
Deferred underwriters' fee	3,312,000	3,312,000

Total liabilities	3,797,659	4,343,817

Commitments
Common stock subject to redemption, (9,199,999 shares at redemption value, $5.95 per share)	54,743,994	54,743,994

Deferred interest related to common stock subject to possible redemption, net of taxes	323,305	352,985

Stockholders' equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value; 100,000,000 shares authorized; 28,750,000 shares issued and outstanding as of December 31, 2008 and December 31, 2007 (including 9,199,999 shares subject to possible redemption), respectively	2,875	2,875
Additional paid-in capital	78,941,231	78,941,231
Income accumulated during the development stage	1,567,967	797,210

Total stockholders' equity	80,512,073	79,741,316

Total liabilities and stockholders' equity	$139,377,031	$139,182,112

The accompanying notes are an integral part of these financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008	Year Ended December 31, 2007	Period from April 18, 2006 (inception) to December 31, 2008
Revenue	$—	$—	$—
Interest income	2,396,262	2,988,057	5,384,319
Formation and administrative costs	(869,030)	(870,520)	(1,755,581)

Income before provision for income taxes	1,527,232	2,117,537	3,628,738
Provision for income taxes	(786,155)	(951,311)	(1,737,466)

Net income applicable to common stockholders	$741,077	$1,166,226	$1,891,272

Number of common shares subject to possible redemption, basic & diluted	9,199,999	5,444,000	5,413,953

Income per common share subject to possible redemption, basic & diluted	$0.00	$0.06	$0.06

Weighted average number of common shares outstanding not subject to possible redemption, basic	19,550,001	14,360,000	13,870,931
Income per common share not subject to possible redemption, basic	$0.04	$0.06	$0.14

Weighted average number of common shares outstanding not subject to possible redemption, diluted	23,491,944	17,963,000	16,115,332

Income per common share not subject to possible redemption, diluted	$0.03	$0.04	$0.12

The accompanying notes are an integral part of these financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS' EQUITY
For the period from April 18, 2006 (date of inception) to December 31, 2008

	Common Shares	Amount	Additional Paid-in Capital	Income (Deficit) Accumulated During the Development Stage		Total Stockholders' Equity
Sale of shares issued to Founders on May 1, 2006 at approximately $0.004 per unit	5,750,000	$575	$24,425	$		$25,000
Net loss applicable to common stockholders					(16,031)	(16,031)

Balances as of December 31, 2006	5,750,000	575	24,425		(16,031)	8,969

Sale of 23,000,000 units on May 30, 2007 at $6 per unit in the public offering	23,000,000	2,300	137,997,700			138,000,000
Sale of warrants issued to Founders on May 30, 2007 at $0.70 per warrant			3,650,000			3,650,000
Underwriting and offering fees and expenses			(4,790,000)			(4,790,000)
Proceeds from public offering of common stock subject to possible redemption (9,199,999 shares common stock at a redemption value of $5.95 per share)			(54,743,994)			(54,743,994)
Underwriters' discount and offering costs related to public offering and over-allotment option			(3,196,900)			(3,196,900)
Accretion of Trust Account relating to common stock subject to possible redemption, net of tax					(352,985)	(352,985)
Net income applicable to common stockholder					1,166,226	1,166,226

Balance at December 31, 2007	28,750,000	2,875	78,941,231		797,210	79,741,316

Change in balance of Trust Account relating to common stock subject to possible redemption, net of tax					29,680	29,680
Net income applicable to common stockholder					741,077	741,077

Balances at December 31, 2008	28,750,000	$2,875	$78,941,231		$1,567,967	$80,512,073

The accompanying notes are an integral part of these financial statements.

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2008	Year Ended December 31, 2007	April 18, 2006 (date of inception) through December 31, 2008
Cash flows from operating activities
Net income	$741,077	$1,166,126	$1,891,272
Deferred income tax benefit	(310,880)	(401,120)	(712,000)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	1,519	(30,286)	(28,767)
Accounts payable and accrued expenses	112,842	85,022	199,659
Income tax payable	(659,000)	945,000	286,000

Cash provided by (used in) operating activities	(114,442)	1,764,842	1,636,164

Cash provided by (used in) investing activities
Change in investments held in Trust Account	143,948	(138,589,757)	(138,445,809)

Cash flows from financing activities:
Proceeds from note payable, stockholder	—	—	150,000
Payments for note payable, stockholder	—	(150,000)	(150,000)
Payments of offering costs	—	(4,535,590)	(4,675,000)
Proceeds from underwriters purchase option	—	100	100
Proceeds from issuance of common stock from the offering	—	141,650,000	141,675,000

Net cash provided by financing activities	—	136,964,510	137,000,100

Net increase in cash	29,506	139,595	190,455
Cash, beginning of the period	160,949	21,354	—

Cash, end of the period	$190,455	$160,949	$190,455

Supplemental schedule of non-cash financing activities:
Accrual of deferred underwriters' fees	$3,312,000	$3,312,000	$3,312,000

Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$1,756,035	$—	$2,163,466

The accompanying notes are an integral part of these financial statements.

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

        Shermen WSC Acquisition Corp. (a corporation in the development stage) (the "Company") was incorporated in Delaware on April 18, 2006. The Company was formed to acquire an operating business in the agriculture industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date, with the exception of interest income earned on cash held in the trust account as described below. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting By Development Stage Enterprises," and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the Offering of Units (as defined in Note E below), although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business in the agriculture industry ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Since the closing of the Offering, at least 99.5% of the gross proceeds, after the payment of certain amounts to the underwriters for the Offering, are held in a trust account ("Trust Account") and invested in U.S. "government debt securities," defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty (180) days or less or any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds will be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 40% or more of the outstanding common stock of the Company (excluding, for this purpose, those shares of common stock of the Company issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The stockholders who purchased Units in the Offering (the "Public Stockholders") and vote against a Business Combination will be entitled to convert their common stock into a pro rata share of the Trust Account (including the additional 4% fee of the gross proceeds of the Offering payable to the underwriters for the Offering upon the Company's consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a Public Stockholder's conversion rights. A Public Stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. If holders of no more than approximately 39.99% of the shares sold in the Offering vote against a Business Combination and seek to exercise their conversion rights and such Business Combination is consummated, the stockholders who held shares of common stock of the Company prior to the offering (the "Founding Stockholders") have agreed to forfeit and return to the Company for cancellation a number of shares so that they will collectively own no more than 23.0% of the Company's outstanding common stock upon consummation of such Business Combination (without

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

giving effect to any shares that may be issued in such Business Combination). If the Company is unable to effect a Business Combination and liquidates, none of the Founding Stockholders will receive any portion of the proceeds of the Offering held in the Trust Account to be distributed to the Company's stockholders with respect to common stock owned by them immediately before the Offering. As of December 31, 2008, after giving effect to a 1.15 for 1 stock split which was effected immediately prior to the Offering, all of the Founding Stockholders, including all of the directors and officers of the Company, have agreed to vote all of the shares of common stock of the Company held by them in accordance with the vote of the majority in interest of all other stockholders of the Company.

        In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering (May 30, 2007) if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Public Stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note C).

NOTE B—BASIS OF PRESENTATION

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the instructions to the Annual Report on Form 10-K and the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). These financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for all periods presented.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company:

        The Company complies with the reporting requirements of SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises."

Earnings per common share:

        The Company complies with the accounting and disclosure provision of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted income per common share for all periods presented. Basic income per common share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. The difference between the number of shares used to compute basic income per common share and diluted income per common share relates to additional shares to be issued upon the assumed exercise of stock options and warrants,

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

net of shares hypothetically repurchased at the average market price with the proceeds of exercise. The Company used treasury stock method to calculate the diluted earnings per share based on the outstanding warrants issued in the private placement, the initial public offering and the over allotment. As a result, the Company added 3,941,943, 3,603,080 and 2,244,401 shares as of the year ended December 31, 2008 and 2007, and the period from April 18, 2006 (date of inception) to December 31, 2008, respectively, to its basic weighted average number of shares to arrive at the diluted shares used in its calculation of weighted average diluted earnings per share.

        The Company's statement of operations includes a presentation of earnings per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share. Basic and diluted net income per common share amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to possible redemption by the weighted average number of common shares subject to possible redemption. Basic and diluted net loss per common share amount for the common shares outstanding not subject to possible redemption is calculated by dividing the net loss exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of common shares not subject to possible redemption.

Concentration of credit risk:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which potentially may, in the future, exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

        The carrying amounts of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," approximates their fair value due to short-term maturities.

Income Taxes:

        The Company complies with SFAS 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2008. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company's financial position and results of operation and cash flow. There were no unrecognized tax benefits as of December 31, 2008.

Recently issued accounting pronouncements:

        In December 2007, the FASB issued SFAS 141(R), "Business Combinations" ("SFAS 141(R)"). SFAS 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial statements—An Amendment of ARB No. 51" ("SFAS 160"). SFAS 160 requires reporting entities to present noncontrolling (minority) interests as equity as opposed to as a liability or mezzanine equity and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS 160 is effective the first fiscal year beginning after December 15, 2008. SFAS 160 applies prospectively as of the beginning of the fiscal year SFAS 160 is initially applied, except for the presentation and disclosure requirements which are applied retrospectively for all periods presented subsequent to adoption. The adoption of SFAS 160 will not have a material impact on the Company's results of operations or financial position; however, it could impact future transactions entered into by the Company.

        In March 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment to FASB Statement No. 133". SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cashflows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company's financial position or results of operations.

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's financial statements.

NOTE D—INCOME TAXES

        The Company's provision for income taxes reflects the application of Federal, State and City statutory rates to the Company's income before taxes. For the years ended December 31, 2008 and 2007, and for the period from April 18, 2006 (inception) to December 31, 2008, the effective income tax rate differs from the federal statutory rate of 34% principally due to the effect of state and city income taxes. The Company recognizes deferred tax assets from the formation and operational expense during development stage, which is not deductible for the income tax purposes.

        The provision for income taxes consists of:

	For the year ended December 31, 2008	For the year ended December 31, 2007	April 18, 2006 (inception) to December 31, 2008
Current Expense
Federal	$680,509	$852,940	$1,533,449
State and City	416,526	499,491	916,017

Total current expense	1,097,035	1,352,431	2,449,466
Deferred Benefit
Federal	(234,245)	(296,120)	(530,365)
State and City	(76,635)	(105,000)	(181,635)

Total deferred benefit	(310,880)	(401,120)	(712,000)
Provision for income taxes	$786,155	$951,311	$1,737,466

NOTE E—OFFERING AND OVER-ALLOTMENT

        The Company offered 20,000,000 units ("Units") for public sale (the "Offering") in May 2007. Each Unit consists of one share of the Company's common stock, $0.0001 par value ("Common Stock"), and two redeemable common stock purchase warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $5.00 commencing on the later of (a) one year from the date of the final prospectus for the Offering or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account, and will expire four years from the date of such final prospectus. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of Common Stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

        No Warrants will be exercisable and the Company will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to Common Stock issuable upon exercise of the Warrants is current and Common Stock has been registered or

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE E—OFFERING AND OVER-ALLOTMENT (Continued)

qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, if the Company does not maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants. In no circumstance will the Company be required to settle any such Warrant exercise for cash. If the prospectus relating to Common Stock issuable upon the exercise of the Warrants is not current or if Common Stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the Warrants reside, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

        Shermen WSC Holding LLC ("Shermen WSC Holding") purchased 5,214,286 Warrants ("Founder Warrants") at $0.70 per Founder Warrant (for an aggregate purchase price of approximately $3,650,000) from the Company in a private placement exempt from registration under Securities Act of 1933, as amended. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust Account. The Founder Warrants are identical to the Warrants underlying the Units sold in the Offering, except that (i) the Company did not register the sale of the Founder Warrants to the public; (ii) if the Company calls the Warrants and the Founder Warrants for redemption, the Founder Warrants will be exercisable on a "cashless basis"; (iii) the Founder Warrants are not transferable or salable by Shermen WSC Holding until after the Company has completed its initial Business Combination, except that Shermen WSC Holding may distribute them to its members; and (iv) the holders of the Founder Warrants and the Common Stock underlying such Founder Warrants are entitled to registration rights with respect to such securities under an agreement dated May 30, 2007, which is an exhibit to the registration statement for the Offering. Immediately after the purchase of the Founder Warrants, Shermen WSC Holding distributed them to its members.

        All shares of Common Stock owned by the Founding Stockholders prior to the closing of the Offering (the "Initial Shares") were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until six months following the completion of a Business Combination.

        The foregoing restriction is subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the Initial Shares will remain in the escrow account.

        On May 30, 2007, the underwriters' for the Offering exercised the full over-allotment of 3,000,000 units. As a result, the deferred underwriters' fee was increased approximately $432,000.

NOTE F—COMMON STOCK

        On May 23, 2007, the Company effected a 1.15 for 1 forward stock split of the Initial Shares and issued 750,000 shares of Common Stock to the Founding Stockholders prior to the closing of both the Offering and the over-allotment. All transactions and disclosures in the financial statements relating to Common Stock, have been adjusted to reflect the effects of the stock split.

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE G—RELATED PARTY TRANSACTIONS

        The Company presently occupies office space provided by an affiliate of a certain stockholder of the Company. Such affiliate has agreed that, until the consummation of a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time-to-time. The Company has agreed to pay such affiliate $9,950 per month for such services.

        Certain of the directors and officers of the Company have purchased through Shermen WSC Holding, in a private placement, 5,214,286 Founder Warrants immediately prior to the Offering at a price of $0.70 per Founder Warrant (an aggregate purchase price of approximately $3,650,000) from the Company and not as part of the Offering. They have also agreed that these Founder Warrants purchased by them will not be sold or transferred until the completion of a Business Combination.

NOTE H—FAIR VALUE MEASUREMENTS

        Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurement ("SFAS 157"), for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities. The adoption of SFAS 157 to the Company's financial assets and liabilities did not have an impact on the Company's financial results.

        The following table presents information about the Company's assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	Fair Value at December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$138,445,809	$138,445,809	$—	$—

Total	$138,445,809	$138,445,809	$—	$—

        The fair values of the Company's investments held in the Trust Account is determined through market, observable and corroborated sources.

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE I—COMMITMENTS

        The Company is committed to paying an underwriting discount of 4% of the Unit Offering price to the underwriters for the Offering (less $0.21 for each share of common stock converted to cash in connection with a Business Combination) payable upon the Company's consummation of a Business Combination.

        The Company has sold to the underwriters, for $100, as additional compensation, an option to purchase up to a total of 700,000 Units in the aggregate (350,000 Units to each underwriter) at a per-unit price of $7.50. The Units issuable upon exercise of this option are also identical to those offered in the Offering, except that each Warrant underlying such Units entitles the holder to purchase one share of Common Stock at a price of $6.25. In no circumstance will the Company be required to settle any such option exercise for cash.

        The sale of this option was accounted for as an equity transaction. Accordingly, there will be no net impact on the Company's financial position or results of operations, except for the recording of the $100 proceeds from the sale of such option.

        The Company has determined, based upon a Black-Scholes options pricing model, that the fair value of this option on the date of sale would be approximately $0.60 per unit, or $420,000 in total, using an expected life of four years, volatility of 52.13% and a risk-free interest rate of 4.92%.

        The volatility calculation of 52.13% is based on the average 90-day Bloomberg volatility of a portfolio of nine publicly traded U.S. agricultural companies with market capitalizations between $50,000,000 and $500,000,000. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of Common Stock price, which will depend on a number of factors which could not be ascertained at the time of issuance. The Company referred to the Index because management believes that the average volatility is a reasonable benchmark to use in estimating the expected volatility of Common Stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless. Although this option and its underlying securities have been registered under a registration statement, this option will provide for registration rights that will permit the holder of this option to demand that a registration statement will be filed with respect to all or any part of the securities underlying this option within five years of the completion of the Offering. Further, the holders of this option will be entitled to piggy-back registration rights in the event the Company undertakes a subsequent registered offering within seven years of the completion of the Offering.

NOTE J—PREFERRED STOCK

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company. As of December 31, 2008, the Company has not issued any shares of its preferred stock.

NOTE K—THE PROPOSED BUSINESS COMBINATION WITH WESTWAY

        On November 25, 2008, the Company entered into a transaction agreement as amended and restated as of May 1, 2009 with Terminal Merger Sub, LLC, Feed Merger Sub, LLC, ED&F Man

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE K—THE PROPOSED BUSINESS COMBINATION WITH WESTWAY (Continued)

Holdings Limited ("ED&F Man"), Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc. pursuant to which the Company will acquire ED&F Man's bulk liquid storage and liquid feed supplements businesses in exchange for shares of the Company's common and preferred stock and cash (the "Transaction Agreement"). The acquisition will be effected by mergers between wholly-owned subsidiaries of ED&F Man and wholly-owned subsidiaries of the Company which were created solely to effect the business combination and by the Company's purchase of the equity securities of ED&F Man's other subsidiaries that engage in the bulk liquid storage and liquid feed supplements businesses. The Company refers to ED&F Man's bulk liquid storage business and liquid feed supplements business collectively as "Westway" or the "Westway business." If the business combination is approved by the Company's stockholders, all of the direct and indirect subsidiaries of ED&F Man that currently engage in the Westway business will become the Company's wholly-owned subsidiaries, ED&F Man and its affiliates will be the Company's largest stockholder, owning 49.5% of the Company's outstanding common stock and over 99% of the Company's Series A Preferred Stock, and the Company will change its name to "Westway Group, Inc."

        Consummation of the business combination is subject to customary closing conditions, including (a) approval by the Company's stockholders of the Transaction Agreement; (b) approval by the Company's stockholders of the amendment and restatement of the Company's certificate of incorporation; and (c) fewer than 40% of the holders of the shares of the Company's common stock issued in the Offering ("IPO shares") vote against the Transaction Agreement and elect that the Company convert their shares into cash. The business combination will be terminated under certain circumstances, including (a) if the business combination is not consummated by May 30, 2009; (b) the Company's stockholders do not approve the Transaction Agreement; or (c) holders of 40% or more of the IPO shares vote against the Transaction Agreement and elect that the Company convert their shares into cash.

        Under the terms of the Transaction Agreement, as consideration for the business combination, ED&F Man and its affiliates will receive at the closing cash and securities valued at approximately $267.8 million, based on the $138.4 million in the Company's trust account as of January 31, 2009 (assuming a value of $5.02 per share of common stock, based on the trust value of $6.02 per IPO share (as of that date), less a special dividend of $1.00 per share to be paid to holders of the IPO shares). Specifically, as consideration for the acquisition, the Company will:

  •
  pay to ED&F Man approximately $103.0 million in cash, subject to adjustments described below;

  •
  issue to ED&F Man approximately 7.4 million newly-issued shares of the Company's Series A Preferred Stock; and

  •
  issue to ED&F Man up to 24.3 million newly-issued shares of the Company's common stock.

        However, if the holders of some, but less than 40%, of the IPO shares elect that the Company convert their shares into cash, the number of shares of common stock the Company will issue will decrease and the number of shares of preferred stock the Company will issue will increase pursuant to a formula described in the Company's proxy statement. If the holders of 39.99% of the IPO shares exercise their conversion rights, the consideration would consist of approximately 15.3 million shares of the Company's common stock, approximately 16.0 million shares of the Company's preferred stock and

SHERMEN WSC ACQUISITION CORP.

(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE K—THE PROPOSED BUSINESS COMBINATION WITH WESTWAY (Continued)

$103.0 million in cash. In this case, the Company estimates that the aggregate value of the consideration would be $272.1 million (assuming the values per share set forth above).

        The consideration payable to ED&F Man described above will be subject to pre-closing and post-closing adjustments relating to Westway's closing date net indebtedness and net working capital and to aggregate capital expenditures made by Westway prior to the closing.

        Upon consummation of the business combination, the holders of the Company's common stock, warrants and units will continue to own their existing common stock, warrants, options and units, and the Company will change its name to "Westway Group, Inc." Shares of common stock currently held by the Company's stockholders will be designated as Class A Common Stock.

        Upon the consummation of the business combination, the Company will deposit into an escrow account approximately 12.2 million shares of the Company's Series A Preferred Stock, issued to ED&F Man, as part of the consideration for the business combination. These shares will be released to ED&F Man only upon the achievement by the combined company of the earnings or share price targets described in the Company's proxy statement (generally, these shares will be released in increments following the achievement of earnings or share price targets of $52.0 million or $6.50, $57.0 million or $7.00 and $62.0 million or $7.50, respectively). Assuming the release to ED&F Man of all of these escrowed shares, the value of the consideration the Company would pay in connection with the business combination would increase by $70.1 million, and would total $337.9 million assuming no exercise of conversion rights by the Company's stockholders or $342.2 million assuming that the holders of 39.99% of the IPO shares exercise their conversion rights.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Shermen WSC Acquisition Corp.

        We have audited the accompanying balance sheets of Shermen WSC Acquisition Corp. (a corporation in the development stage) (the "Company") as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2007, the period from April 18, 2006 (date of inception) to December 31, 2006 and for the period April 18, 2006 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from April 18, 2006 (date of inception) to December 31, 2006 and for the period from April 18, 2006 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ ROTHSTEIN, KASS & COMPANY, P.C. Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 31, 2008

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

BALANCE SHEETS

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash	$160,949	$21,354
Prepaid expenses	30,286

Total current assets	191,235	21,354
Other assets
Deferred offering costs		457,410
Deferred tax assets	401,120
Cash held in Trust Fund	138,589,757

Total Assets	$139,182,112	$478,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$86,817	$1,795
Accrued offering costs		318,000
Income tax payable	945,000
Notes payable, founding stockholders		150,000

Total current liabilities	1,031,817	469,795
Long-term liabilities
Deferred underwriters' fee	3,312,000

Total liabilities	4,343,817	469,795

Commitments
Common stock subject to redemption, 9,199,999 shares at redemption value	54,743,994

Deferred interest related to common stock subject to possible redemption, net of taxes	352,985

Stockholders' equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value; 100,000,000 shares authorized; 28,750,000 shares issued and outstanding as of December 31, 2007 (including 9,199,999 shares subject to possible redemption) and 5,000,000 shares issued and outstanding at December 31, 2006	2,875	500
Additional paid-in capital	78,941,231	24,500
Earnings (deficit) accumulated during the development stage	797,210	(16,031)

Total Stockholder's equity	79,741,316	8,969

Total Liabilities and Stockholder's equity	$139,182,112	$478,764

See accompanying notes to the financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007	Period from April 18, 2006 (inception) to December 31, 2006		Period from April 18, 2006 (inception) to December 31, 2007
Revenue	$—		$—	$—
Formation and operating costs	870,520		16,031	886,551

Loss from operations	(870,520)		(16,031)	(886,551)
Interest income	2,988,057			2,988,057

Income before provision for income tax	2,117,537		(16,031)	2,101,506
Provision for income taxes	(951,311)			(951,311)

Net income (loss) applicable to common stockholder	$1,166,226		$(16,031)	$1,150,195

Maximum number of shares subject to possible redemption:
Approximate weighted average number of common shares, basic and diluted, subject to possible redemption	5,444,000			3,190,000

Income per common share amount, basic and diluted, subject to possible redemption	$0.06	$		$0.11

Approximate weighted average number of common shares outstanding:
(not subject to possible redemption), basic	14,360,000		5000,000	10,795,000

Income (loss) per common share, basic	$0.06		$(0.01)	$0.07

Approximate weighted average number of common shares outstanding:
(not subject to possible redemption), diluted	17,963,000		500,000	14,413,000

Income (loss) per common share, diluted	$0.04		$(0.01)	$0.05

See accompanying notes to the financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

STATEMENTS OF STOCKHOLDERS' EQUITY
For the period from April 18, 2006 (date of inception) to December 31, 2007

	Common Shares	Amount	Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Stockholders' Equity
Balances at April 18, 2006	—	$—	$—	$—	$—
Sale of units issued to Founders on May 1, 2006 at $0.004 per unit	5,750,000	575	24,425		25,000
Net loss applicable to common stockholders				(16,031)	(16,031)

Balances as of December 31, 2006	5,750,000	575	24,425	(16,031)	8,969

Issuance of 23,000,000 units on May 30, 2007 at $6 per unit in the public offering	23,000,000	2,300	137,997,700		138,000,000
Warrants issued to Founders on May 30, 2007 at $0.70 per warrant			3,650,000		3,650,000
Underwriting and offering fees and expenses			(4,790,000)		(4,790,000)
Proceeds from public offering subject to possible redemption (9,199,999 shares common stock at redemption value)			(54,743,994)		(54,743,994)
Underwriters' discount and offering costs related to public offering and over-allotment option			(3,196,900)		(3,196,900)
Accretion of trust account relating to common stock subject to possible redemption, net of tax of approximately $289,000				(352,985)	(352,985)
Net income applicable to common stockholder				1,166,226	1,166,626

Balances, at December 31, 2007	28,750,000	$2,875	$78,941,231	$797,210	$79,741,316

See accompanying notes to the financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2007	April 18, 2006 (date of inception) through December 31, 2006	April 18, 2006 (date of inception) through December 31, 2007
Cash flows from operating activities:
Net income (loss)	$1,166,126	$(16,031)	$1,150,195
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred tax benefit	(401,120)		(401,120)
Changes in operating assets and liabilities:
Prepaid expenses	(30,286)		(30,286)
Accounts payable and accrued expenses	85,022	1,785	86,817
Income tax payable	945,000		945,000

Cash provided by (used in) operating activities	1,764,842	(14,236)	1,750,606

Cash used in investing activities:
Cash held in Trust Fund	(138,589,757)		(138,589,757)

Cash flows from financing activities:
Proceeds from note payable, stockholder		150,000	150,000
Payments for note payable, stockholder	(150,000)		(150,000)
Payments of offering costs	(4,535,590)	(139,410)	(4,675,000)
Proceeds from sale of stock options	100		100
Proceeds from issuance of common stock from the Offering	141,650,000	25,000	141,675,000

Net cash provided by financing activities	136,964,510	35,590	137,000,100

Net increase in cash	139,595	21,354	160,949
Cash, beginning of the period	21,354

Cash, end of the period	$160,949	$21,354	$160,949

Supplemental schedule of non-cash investing and financing activities:
Deferred underwriters' fees	$3,312,000	$8,886	$3,312,000

Accrual of offering costs	$—	$318,000	318,000

See accompanying notes to the financial statements.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

        Shermen WSC Acquisition Corp. (a corporation in the development stage) (the "Company") was incorporated in Delaware on April 18, 2006. The Company was formed to acquire an operating business in the agriculture industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated revenue to date with the exception of interest income earned on cash held in trust account, as described below. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises," and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the initial public offering of Units (as defined in Note C below) (the "Offering"), although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with (or acquisition of) an operating business in the agriculture industry ("Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully affect a Business Combination. Since the closing of the Offering, at least 99.5% of the gross proceeds, after the payment of certain amounts to the underwriters for the Offering, is held in a trust account ("Trust Account") and invested in U.S. "government debt securities," defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty (180) days or less or any open ended investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund and bears the highest credit rating issued by a United States nationally recognized rating agency, until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds will be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 40% or more of the outstanding common stock of the Company (excluding, for this purpose, those shares of common stock of the Company issued prior to the Offering) vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The stockholders who purchased Units in the Offering (the "Public Stockholders") and vote against a Business Combination will be entitled to convert their common stock into a pro rata share of the Trust Account (including the additional 4% fee of the gross proceeds of the Offering payable to the underwriters for the Offering upon the Company's consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a Public Stockholder's conversion rights. A Public Stockholder must also affirmatively exercise such conversion rights at or prior to the time the Business Combination is voted upon by the stockholders. If holders of no more than approximately 39.99% of the shares sold in the Offering vote against a Business Combination and seek to exercise their conversion rights and such Business Combination is consummated, the stockholders who held shares of common stock of the Company (the "Founding Stockholders") have agreed to forfeit and return to the Company for cancellation a number of shares so that they will collectively own no more than 23% of the Company's outstanding common stock upon consummation of such Business Combination (without giving effect to any shares that may be issued in such Business Combination). If

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

the Company is unable to effect a Business Combination and liquidates, none of the Founding Stockholders will receive any portion of the proceeds of the Offering held in the Trust Account to be distributed to the Company's stockholders with respect to common stock owned by them immediately before the Offering. All of the Founding Stockholders, including all of the directors and officers of the Company, have agreed to vote all of the shares of common stock of the Company held by them in accordance with the vote of the majority in interest of all other stockholders of the Company.

        In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Public Stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note C).

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

        The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and pursuant to the rules and regulations of the Securities Exchange Commission (the "SEC").

Development stage company:

        The Company complies with the reporting requirements of SFAS No. 7, "Accounting and Reporting by Development Stage Enterprises."

Earnings (loss) per share:

        The Company complies with the accounting and disclosure provision of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted income (loss) per common share for all periods presented. Basic income per share excludes dilution and is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the income of the Company. The difference between the number of shares used to compute basic income per share and diluted income per share relates to additional incremental shares to be issued upon the assumed exercise of stock options and warrants, net of shares hypothetically repurchased at the average market price with the proceeds of exercise. The Company used treasury stock method to calculate the diluted earnings per share based on the outstanding warrants issued in the private placement, the initial public offering and the over-allotment. As a result, the Company added 3,603,080 and 3,617,897 shares as of the year ended December 31, 2007 and the period from April 18, 2006 (date of inception) to December 31,

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2007, respectively to its basic weighted average number of shares to arrive at the diluted shares used in its calculation of weighted average diluted earnings per share.

        The Company's statement of operations includes a presentation of earnings per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share. Basic and diluted net loss per share amount for the maximum number of shares subject to possible conversion is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of common shares subject to possible redemption. Basic and diluted net loss per share amount for the common shares outstanding not subject to possible redemption is calculated by dividing the net loss exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of common shares not subject to possible redemption.

Concentration of credit risk:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institutions, which at times, may exceed the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments:

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," approximates the carrying amounts represented in the accompanying balance sheets.

Income taxes:

        The Company complies with SFAS 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). There were no unrecognized tax benefits as of

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

January 1, 2007 and as of December 31, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no change to this balance at December 31, 2007. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company's financial statements.

Redeemable common stock:

        The Company accounts for redeemable common stock in accordance with Emerging Issue Task Force D-98 "Classification and Measurement of Redeemable Securities". Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity. As discussed in Note A, the Business Combination will only be consummated if a majority of the shares of common stock voted by the Public Stockholders are voted in favor of the Business Combination and Public Stockholders holding less than 40% (9,200,000) of shares sold in the Offering exercise their redemption rights. As further discussed in Note A, if a Business Combination is not consummated by November 2008, or May 2009 under certain conditions, the Company will liquidate. Accordingly, 9,1999,999 shares of common stock of the Company have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

Recently Issued Accounting Pronouncements:

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which defines fair value, established a framework for measuring fair value in generally accepted accounting principles, expands disclosure about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements, SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning January 1, 2008. The Company is currently evaluating the impact of SFAS No 157 but does not expect that it will have a material impact on its condensed interim financial statements.

        In February 2007, the FASB issued SFAS 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This statement permits entities to choose to measure many financial instruments at fair value. Unrealized gains and losses on items for which option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing impact of SFAS 159 on its condensed interim financial statements.

        In December 2007, the FASB issued SFAS 141(R), "Business Combinations". SFAS 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired in a business combination. SFAS 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS 141(R) is effective for business combinations occurring in fiscal years beginning after December 15, 2008, which will require the Company to adopt these provisions for business combinations occurring in fiscal 2009 and thereafter. Early adoption of SFAS 141(R) is not permitted.

        Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's financial statements.

NOTE C—OFFERING AND OVER-ALLOTMENT

        The Company offered 20,000,000 units ("Units") for public sale. Each Unit consists of one share of the Company's common stock, $0.0001 par value ("Common Stock"), and two redeemable common stock purchase warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $5.00 commencing on the later of (a) one year from the date of the final prospectus for the Offering or (b) the completion of a Business Combination with a target business or the distribution of the Trust Account, and will expire four years from the date of the prospectus. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of Common Stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

        No Warrants will be exercisable and the Company will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to Common Stock issuable upon exercise of the Warrants is current and Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, if the Company does not maintain a current prospectus relating to Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants. In no circumstance will the Company be required to settle any such Warrant exercise for cash. If the prospectus relating to Common Stock issuable upon the exercise of the Warrants is not current or if Common Stock is not qualified or exempt from qualification in the jurisdiction in which the holders of the Warrants reside, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

        Shermen WSC Holding LLC ("Shermen WSC Holding") has purchased 5,214,286 Warrants ("Founder Warrants") at $0.70 per Warrant (for an aggregate purchase price of approximately $3,650,000) in a private placement from the Company. These purchases took place simultaneously with the consummation of the Offering. All of the proceeds received from these purchases were placed in the Trust Account. The Founder Warrants purchased by Shermen WSC Holding are identical to the Warrants underlying the Units being offered in the Offering except that (i) the Company has no

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE C—OFFERING AND OVER-ALLOTMENT (Continued)

obligation to register the sale of the Warrants and the underlying shares of Common Stock and their exercise is not limited by the absence of an effective registration statement and current prospectus relating to the resale of the underlying shares and (ii) the Founder Warrants may be exercisable on a "cashless basis" if the Company calls the Warrants for redemption. Shermen WSC Holding has also agreed that the Founder Warrants will not be transferable or alable by it or such directors or officers or their respective affiliates until after the Company has completed a Business Combination, except it may distribute them to its members. Immediately after the purchase of the Founder Warrants, Shermen WSC Holding LLC distributed them to its members.

        All shares of Common Stock owned by the Founding Stockholders prior to the closing of the Offering (the "Initial Shares") were placed into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until twelve months following the consummation of a Business Combination.

        The foregoing restriction is subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the Initial Shares will remain in the escrow account.

        On May 30, 2007, the underwriters for the Offering exercised the full over-allotment of 3,000,000 units. As a result, the deferred underwriters' fee was increased approximately $432,000.

NOTE D—COMMON STOCK

        On May 23, 2007, the Company affected a 1.15 for 1 forward stock split of the Initial Shares and issued 750,000 shares of Common Stock to the Founding stockholders prior to the closing of both the Offering and the over-allotment. All transaction and disclosures in the financial statements relating to Common Stock, have been adjusted to reflect the effects of the stock split.

NOTE E—RELATED PARTY TRANSACTIONS

        The Company issued a $150,000 unsecured promissory note to a stockholder, Shermen Capital Partners, LLC, on April 30, 2006 of which $75,000 was repaid on September 27, 2007 and the final balance, $75,000, was repaid on October 23, 2007.

        The Company presently occupies office space provided by an affiliate of a certain stockholder of the Company. Such affiliate has agreed that, until the Business Combination is effected, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $9,950 per month for such services.

        Certain of the directors and officers of the Company have purchased through Shermen WSC Holding LLC, in a private placement, 5,214,286 Founder Warrants immediately prior to the Offering at a price of $0.70 per warrant (an aggregate purchase price of approximately $3,650,000) from the Company and not as part of the Offering. They have also agreed that the Found Warrants purchased by them will not be sold or transferred until completion of a Business Combination.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE F—INCOME TAXES

        The Company's provision for income taxes reflects the application of federal, state and city statutory rates to the Company's income before taxes. The Company's effective tax rate was 45% for the year ended December 31, 2007 and for the period from April 18, 2006 (date of inception) to December 31, 2007.

        Components of the provision for income taxes are as follows:

Current
Federal	$852,389
State	235,048
City	264,443

Total Current	1,351,880

Deferred
Federal	(249,854)
State	(70,925)
City	(79,790)

Total Deferred	(400,569)

Total income tax provision	$951,311

        The basic component of deferred tax asset are the formation and operational expenses which are not deductible for the income tax purposes as corporation is still a development stage corporation. The effective income tax rate differs from the federal statutory rate of 34% principally due to the effect of state and city income taxes.

NOTE G—COMMITMENTS

        The Company is committed to paying an underwriting discount of 4% of the public offering price of the Unit to the underwriters for the Offering (less $0.21 for each share of common stock converted to cash in connection with a Business Combination) payable upon the Company's consummation of a Business Combination.

        The Company has sold to the underwriters for the Offering, for $100, as additional compensation, an option to purchase up to a total of 700,000 Units in the aggregate (350,000 Units to each underwriter) at a per-unit price of $7.50. The Units issuable upon exercise of this option are also identical to those offered in the Offering, except that each Warrant underlying such Units entitles the holder to purchase one share of Common Stock at a price of $6.25. In no circumstance will the Company be required to settle any such option exercise for cash.

        The sale of this option was accounted for as an equity transaction. Accordingly, there will be no net impact on the Company's financial position or results of operations, except for the recording of the $100 proceeds from the sale of such option.

        The Company has determined, based upon a Black-Scholes model, that the fair value of this option on the date of sale would be approximately $0.60 per unit, or $420,000 in total, using an expected life of four years, volatility of 52.13% and a risk-free interest rate of 4.92%.

SHERMEN WSC ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE G—COMMITMENTS (Continued)

        The volatility calculation of 52.13% is based on the average 90-day Bloomberg volatility of a portfolio of nine publicly traded U.S. agricultural companies with market capitalizations between $50,000,000 and $500,000,000. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its Common Stock price, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to the Index because management believes that the average volatility is a reasonable benchmark to use in estimating the expected volatility of Common Stock post-business combination. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless. Although this option and its underlying securities have been registered under a registration statement, this option will provide for registration rights that will permit the holder of this option to demand that a registration statement will be filed with respect to all or any part of the securities underlying this option within five years of the completion of the Offering. Further, the holders of this option will be entitled to piggy-back registration rights in the event we undertake a subsequent registered offering within seven years of the completion of the Offering.

NOTE H—PREFERRED STOCK

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2007, the Company had not issued shares of preferred stock. The Company's certificate of incorporation prohibits it, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

Report of Independent Registered Public Accounting Firm

The Directors of ED&F Man:

        We have audited the accompanying combined carve-out balance sheets of the bulk liquid storage and liquid feed supplements businesses (Westway Group) of ED&F Man group as described in Note 1 to the financial statements, as of October 31, 2008 and 2007 and the related combined carve-out statements of income and cash flows and changes in the ED&F Man net invested capital for each of the years in the three-year period ended October 31, 2008. These financial statements are the responsibility of ED&F Man's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group's internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Westway Group as of October 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2008 in accordance with U.S. generally accepted accounting principles.

        As discussed in note 2 to the accompanying combined carve-out financial statements, Westway Group has restated its financial statements for the fiscal year ended October 31, 2008.

/s/ Ernst & Young LLP
London, England

January 19, 2009, except as to notes 2 and 13,
which are as of March 9, 2009.

WESTWAY

Combined Carve-Out Statements of Income

(US Dollars in thousands)

	Three Months ended January 31,		Years ended October 31,
	2009	2008	2008(1)	2007	2006
	(unaudited)	(unaudited)
Net Revenues
Liquid Supplements	$86,998	$78,503	$290,569	$222,871	$241,351
Bulk Liquid Storage	15,254	15,391	65,643	60,020	52,008
Related Parties—ED&F Man	3,012	4,047	14,111	9,610	9,041

Total Revenues	105,264	97,941	370,323	292,501	302,400
Cost of Sales (restated)(1)	(87,611)	(80,520)	(302,329)	(240,119)	(261,858)

Gross Profit (restated)(1)	17,653	17,421	67,994	52,382	40,542

Selling, General and Administrative Expenses (restated)(1)	7,592	8,847	35,818	29,932	26,747

Income from Operations	10,061	8,574	32,176	22,450	13,795
(Expense)/Income from Investments	(29)	(23)	(174)	67	279
(Loss)/Gain on Disposals of Property, Plant & Equipment	(4)	1	6,875	4,184	1,238

Total Non-Operating (Expense)/Income	(33)	(22)	6,701	4,251	1,517

Income before Taxes	10,028	8,552	38,877	26,701	15,312
Income Tax Expense	(2,564)	(2,946)	(12,041)	(9,237)	(4,820)
Minority Interest	(26)	12	131	98	—

Net Income	$7,438	$5,618	$26,967	$17,562	$10,492

(1)
Restated for reclassification of operating costs (see note 2).

See the accompanying notes to the combined carve-out financial statements.

WESTWAY

Combined Carve-Out Balance Sheets

(US Dollars in thousands)

		As of October 31,
	As of January 31, 2009
		2008	2007
	(unaudited)
ASSETS
Current Assets
Accounts receivable from third parties, (net of allowances of $305 (unaudited), $259 and $153 respectively in 2009, 2008 and 2007)	$42,663	$39,166	$29,736
Accounts receivable from ED&F Man	1,812	532	271
Inventories	23,206	21,490	15,796
Prepaid expenses and other current assets	2,113	3,185	2,674

Total Current Assets	69,794	64,373	48,477

Non-Current Assets
Investments	2,779	2,916	2,885
Property, plant & equipment, net	140,975	137,390	129,362
Goodwill	4,972	4,972	4,972
Deferred tax assets	1,712	1,565	1,858
Income taxes recoverable	593	528	—

Total Non-Current Assets	151,031	147,371	139,077

Total Assets	$220,825	$211,744	$187,554

LIABILITIES AND ED&F MAN NET INVESTED CAPITAL
Current Liabilities
Accounts payable to third parties	$13,018	$13,932	$10,061
Accounts payable to ED&F Man	9,064	9,483	11,335
Accrued invoices	9,165	7,394	3,900
Payroll accruals	3,493	5,473	4,412
Other accrued expenses	7,102	7,851	7,653
Income taxes payable	8,031	5,466	6,681

Total Current Liabilities	$49,873	$49,599	$44,042
Non-Current Liabilities
Deferred tax liabilities	23,457	24,343	21,508
Other liabilities	23	69	71

Total Non-Current Liabilities	23,480	24,412	21,579
Minority Interest	1,145	1,117	1,159
Commitments and Contingencies
ED&F Man Net Invested Capital
Net invested capital excluding accumulated other comprehensive (loss)/income (note 2)	147,807	136,695	114,559
Accumulated other comprehensive (loss)/income	(1,480)	(79)	6,215

ED&F Man Net Invested Capital	146,327	136,616	120,774

Total Liabilities and ED&F Man Net Invested Capital	$220,825	$211,744	$187,554

See the accompanying notes to the combined carve-out financial statements.

WESTWAY

Combined Carve-Out Statements of Cash Flows

(US Dollars in thousands)

	Three months ended January 31,		Years ended October 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)
Cash Flows From Operating Activities
Net income	$7,438	$5,618	$26,967	$17,562	$10,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,637	3,694	15,258	15,077	14,503
Loss/(gain) on disposals of property, plant and equipment	4	(1)	(6,875)	(4,184)	(1,238)
Expense/(income) from investments	29	23	174	(67)	(279)
(Decrease)/increase in deferred tax assets/liabilities	(1,033)	(433)	3,128	(1,593)	(2,538)
Increase/(decrease) in minority interest	26	(12)	(131)	(98)	—
Share based compensation expense	254	235	940	677	634
Changes in operating Assets and Liabilities:
(Increase) decrease in accounts receivable	(4,777)	(8,590)	(9,691)	27	6,233
(Increase) decrease in inventory	(1,716)	(5,834)	(5,694)	986	1,116
Decrease (increase) in prepaid and other	1,072	(228)	(511)	(175)	109
Increase in income taxes recoverable	(65)	(566)	(528)	—	—
(Decrease) increase in accounts payable	(1,333)	(5,658)	2,019	(46)	8,711
(Decrease) increase in accrued expenses	(958)	10,781	4,753	1,593	(2,568)
Increase (decrease) in tax payable	2,565	3,285	(1,215)	562	4,921
(Decrease) increase in other liabilities	(46)	(1)	(2)	18	2

Net cash provided by operating activities	5,097	2,313	28,592	30,339	40,098

Cash flows from investing activities
Capital expenditures in property, plant and equipment	(8,593)	(8,122)	(34,974)	(28,934)	(19,158)
Investments in joint ventures	—	—	(1,200)	(162)	—
Proceeds from disposals of property, plant and equipment	76	3	13,353	6,993	3,269

Net cash used in investing activities	(8,517)	(8,119)	(22,821)	(22,103)	(15,889)

Cash flows from financing activities
Change in ED&F Man Net Invested Capital	3,420	5,806	(5,771)	(7,132)	(24,209)
Distribution to/(from) ED&F Man	—	—	—	(1,104)	—

Net cash used in financing activities	3,420	5,806	(5,771)	(8,236)	(24,209)
Net change in cash and cash equivalents
Cash and cash equivalents at beginning of year	—	—	—	—	—
Cash and cash equivalents at end of year	—	—	—	—	—

	$—	$—	$—	$—	$—

See the accompanying notes to the combined carve-out financial statements.

WESTWAY

Combined Carve-Out Statements of Changes in ED&F Man Net Invested Capital

(US Dollars in thousands)

	ED&F Man Net Invested Capital excluding Other Comprehensive Income	Accumulated Other Comprehensive Income	ED&F Man Net Invested Capital
Balance at November 1, 2005	$117,639	$1,968	$119,607

Comprehensive Income:
Net income	10,492	—	10,492
Other comprehensive income	—	1,637	1,637

Total Comprehensive Income			12,129
Net equity transactions with ED&F Man	(23,575)	—	(23,575)

Balance at October 31, 2006	104,556	3,605	108,161

Comprehensive Income:
Net income	17,562	—	17,562
Other comprehensive income	—	2,610	2,610

Total Comprehensive Income			20,172
Net equity transactions with ED&F Man	(6,455)	—	(6,455)
Distribution to ED&F Man	(1,104)	—	(1,104)

Balance at October 31, 2007	114,559	6,215	120,774

Comprehensive Income:
Net income	26,967	—	26,967
Other comprehensive loss	—	(6,294)	(6,294)

Total Comprehensive Income			20,673
Net equity transactions with ED&F Man	(4,831)	—	(4,831)

Balance at October 31, 2008	136,695	(79)	136,616

Comprehensive Income:
Net income (unaudited)	7,438	—	7,438
Other comprehensive loss (unaudited)	—	(1,401)	(1,401)

Total Comprehensive Income (unaudited)			6,037
Net equity transactions with ED&F Man (unaudited)	3,674	—	3,674

Balance at January 31, 2009 (unaudited)	$147,807	$(1,480)	$146,327

See the accompanying notes to the combined carve-out financial statements.

WESTWAY

Notes to Combined Carve-Out Financial Statements

US Dollars in Thousands

1. Organization and Business Description

        The Westway group ("Westway" or "the Group") comprises the bulk liquid storage and liquid feed supplements businesses of ED&F Man group ("ED&F Man"). The combined carve-out financial statements have been prepared by ED&F Man's management ("Management") to reflect the financial position, income or losses and cash flows of the Westway operations pursuant to the terms of the transaction agreement between ED&F Man and Shermen WSC Acquisition Corp. ("Shermen"). Under the terms of this transaction agreement the following subsidiaries and affiliates of ED&F Man will be transferred to or merge with affiliates of Shermen or one or more wholly-owned subsidiaries of Shermen:

Subsidiaries		Affiliates
ED&F Man Korea Ltd	Westway Terminals Nederland BV	Champion Liquid Feeds (50% owned)
Westway Denmark	Westway Terminals UK LTD
ED&F Man Liquid Products Inc.	Westway Terminals Hibernian Ltd
Westway Terminals Poland SP	Westway Terminals Co. Inc.
Westway Feed Products, Inc.	Westway (Australia) PTY Ltd
Sunnyside Feed LLC (51% owned)

        In addition to the Westway operations to be transferred to Shermen, a number of these legal entities include operations that will be retained by ED&F Man following the proposed transaction. Prior to the closing of the transaction a re-organization of ED&F Man will take place in order to remove the assets and liabilities and operations of these other businesses from the pre-existing Westway Group. The remaining businesses are hereafter referred to as the 'carved-out' or 'carve-out' businesses.

        Accordingly, the historical results of the Westway operations have been carved out of the consolidated financial statements of ED&F Man and aggregated on the basis of common and consistent ownership throughout the periods reflected in the combined carve-out financial statements.

        These combined carve-out financial statements present the financial results of Westway for the years ended October 31, 2008, 2007 and 2006. The financial results include combined carve-out statements of income and combined carve-out statements of cash flows and changes in net invested capital for the years ended October 31, 2008, 2007 and 2006 and combined carve-out balance sheets at October 31, 2008 and 2007. As described below, all of the financial information presented has been adjusted to reflect the fair presentation of the business during this period. In addition, these financial results include combined carve-out statements of operations and combined carve-out statements of cash flows and changes in net invested capital for the three month periods ended January 31, 2009 and 2008 and the combined carve-out balance sheet as of January 31, 2009.

        The combined carve-out financial information included herein as of January 31, 2009 and for the three months ended January 31, 2009 and 2008, is unaudited. However, such information reflects all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of Westway's financial position and results of operations for the interim periods presented.

        The Westway Group is a global agricultural services business comprising significant bulk liquid storage capability and ownership of a leading manufacturer and distributor of liquid feed supplements to the livestock industry in the United States. The global bulk liquid storage business is referred to as "Bulk Liquid Storage" and along with the Westway senior Management team is headquartered in New

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

1. Organization and Business Description (Continued)

Orleans, Louisiana. The liquid feed supplements business based in Tomball, Texas is a large manufacturer in the United States and is referred to as "Liquid Feed Supplements". The Group was originally established in the 1940's as the Westway Trading Company, a US based family-owned trader of molasses. Since then Westway has evolved from a molasses trading company into derivative liquid feed supplements and third party storage business in collaboration with its current owner ED&F Man. Westway's ongoing molasses trading operations will be retained by ED&F Man.

2. Summary of Significant Accounting Policies

Basis of Presentation

        These combined carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The combined carve-out financial statements for those Westway businesses carved-out of ED&F Man and to be transferred to Shermen have been prepared using the historical basis of accounting and all references to dollars are United States dollars. Amounts in these combined carve-out financial statements are presented in thousands of U.S. dollars except where indicated otherwise and in Note 10, Equity Compensation, where amounts are presented in U.S. dollars. The combined carve-out financial statements may not necessarily reflect the results of operations, financial position and cash flows if Westway had actually existed on a stand-alone basis during the periods presented and these combined carve-out financial statements may not be indicative of future performance.

        Transactions between Westway and ED&F Man and its affiliates are herein referred to as related party transactions (see Note 3). The ED&F Man net invested capital in these combined carve-out financial statements constitutes ED&F Man's investment in the Group and represents the excess of total assets over total liabilities. Net invested capital includes the effects of carve-out allocations from ED&F Man and the funding of the Group through the in-house banking, cash pooling arrangements and related party transactions to and from related parties with ED&F Man (see Note 3), and the Group's cumulative net income, including other comprehensive income directly recognized in net invested capital. All significant intercompany balances and transactions between the entities combined herein have been eliminated.

Restatement

        In March 2009, Westway determined there was a reclassification error in its previously issued combined carve-out financial statements whereby operating costs from one of its combined operating entities were erroneously included in costs of sales for the year ended October 31, 2008 and erroneously excluded from selling, general and administrative expenses. The combined carve-out financial statements for the year ended October 31, 2008 have been restated to reflect this reclassification and reduce costs of sales by $6.0 million and increase selling, general and administrative expenses by a corresponding amount to reflect the reclassification of the operating costs. The restatement has not resulted in a change to operating income or net income. Furthermore, as a result of the change, the segment information included in Note 13 has been adjusted as well. Westway also restated the segments disclosures in Note 13 for the year ended October 31, 2007 due to a typographical error in the information included therein which resulted in allocating revenue within the

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

2. Summary of Significant Accounting Policies (Continued)

liquid supplements segment from USA to Rest of World in the amount of $6.1 million with corresponding changes to various subtotals based on the correction of the revenue figures.

Carve-out Accounting

        The combined carve-out financial statements include Westway's direct expenses as well as allocations of expenses arising from shared services and infrastructure provided by ED&F Man. These expenses primarily relate to employee compensation and benefits, office facilities and services arising from the provision of corporate functions including tax, legal and compliance, risk management, finance, internal audit, and executive management. These expenses are allocated using estimates that Management considers to be a reasonable reflection of the utilization of services provided to, or benefits received by Westway. The method and basis of allocations used in preparing these combined carve-out financial statements are described below. Costs included in the combined carve-out financial statements for such services provided to Westway are included in selling, general and administrative expenses in the accompanying combined carve-out statements of income.

        In preparing these combined carve-out financial statements, cost items and balance sheet items that have been identified as related to Westway operations have been carved out and allocated to Westway in full. Those items that are not subject to a direct relationship have been allocated directly or on a proportional basis using revenue or number of employees as is most appropriate. Costs related to shared services and corporate services, such as tax, legal and compliance, risk management, finance, internal audit, and executive management have been allocated to Westway on a proportional basis using a basis of allocation that would be expected to reasonably reflect the proportion of Westway's incurrence of such costs. Management believes that the allocation methods described above provide a reasonable allocation of costs. However, these costs may not be representative of the costs necessary for Westway to operate as a stand-alone entity and Management is unable to estimate what such stand-alone costs would have been during the periods presented.

        The combined carve-out financial statements do not include an allocation of ED&F Man's debt, interest, deferred financing costs and other financing related costs because none of these items were specifically identified as trade receivables, trade payables and corporate advances to or borrowings from ED&F Man. Transactions other than those specifically identified as corporate advances to or borrowings from ED&F Man have been accounted for using the invested equity method ("invested capital") approach. Income taxes, where applicable have been accounted for in these combined carve-out financial statements as if Westway were a separate taxable entity.

        Westway is required to consolidate the results, cash flows and balance sheets of those entities in which it owns more than 50% of the shares unless it does not have control of the relevant business or entity. Westway's investment in Champion Liquid Feeds of which Westway owns 50% and exercises significant influence, but does not control, is accounted for using the equity method of accounting. Pursuant to the revised Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities", Westway also combines any Variable Interest Entities ("VIEs") of which it is the primary beneficiary. Westway currently is not the primary beneficiary of any such entities and therefore no VIEs are included in the combined carve-out financial statements.

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US Dollars in Thousands

2. Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of the combined carve-out financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined carve-out financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, and are not limited to, allowances for doubtful accounts, sales returns and allowances, asset impairments, valuation of goodwill, tax contingency reserves and other contingent liabilities.

Revenue Recognition

        Westway recognizes revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition" at prices fixed by contract or purchase orders and upon delivery of the service or product to the customer.

        Westway generates revenue from its bulk liquid storage business from three primary types of service contracts: fixed income, volume or throughput income, and income from ancillary services. Fixed income contracts generate revenue from storage services at each of Westway's terminals and are based on a fixed fee per month for tank rental, input/output from storage tanks or combination of both. Westway recognizes revenue from fixed income contracts in the period the service is rendered. Volume contracts generate revenue based on the volume of liquid entering or exiting each terminal location and is based on tonnage. Westway recognizes revenue for volume contracts as the volumes are entered into or withdrawn from its storage facilities. Ancillary income contracts generate revenue from customer-specific storage requirements including energy, overtime, and other infrastructure costs. Revenue relating to ancillary income contracts is recognized based on terms stipulated in the customer contract and are recorded at the time the service is provided. Provisions for ancillary services may be included in fixed price storage contacts or in volume or throughput income contracts. Revenues are recorded for the services available under each contract as the services are provided.

        Westway generates revenue from its liquid feed supplements through sales of liquid and dry animal feed supplements. Revenue is recognized upon delivery.

        Revenues are recorded net of any discounts, volume rebates, and sales taxes. Shipping and handling costs are included within cost of sales in the combined carve-out statements of income.

        Westway assesses the collectability of its accounts receivable base primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer's payment history. Westway provides for sales returns and allowances as a reduction of revenues at the time of shipment and estimates based on historic experience.

Investments

        Investments in which the Group retains a non-controlling interest are accounted for using the equity method. The Group has evaluated its relationships with investments and has determined that these entities are not variable interest entities and therefore are not required to be combined in the

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2. Summary of Significant Accounting Policies (Continued)

combined carve-out financial statements. Accordingly, the Group's proportional share of the respective investments earnings or losses is included in "(expense)/income from investments" in its combined carve-out statements of income.

Accounts Receivable

        The Group maintains an allowance for estimated potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of the allowance. Accounts receivable are charged against the allowance when, in the Group's estimation, further collection efforts would not result in a reasonable likelihood of receipt. Included within selling, general and administrative expenses, the Group recorded bad debt expenses / (recoveries) related to accounts receivable of $0.2 million, $(0.1) million and $0.1 million for the years ended October 31, 2008, 2007 and 2006, respectively.

Inventories

        Inventories, being principally molasses related products held for use and sale in the liquid feed supplements business, are stated at the lower of cost (weighted average) or market value. Management compares the cost of inventories as determined by the weighted average cost method with the market value, and allowance is made for writing down the inventories to their market value, if lower. Costs include those costs incurred in bringing the inventories to their present location and condition.

Property, Plant & Equipment

        Property, plant and equipment are stated at cost. Expenditure on maintenance and repairs is charged to earnings as incurred; additions, renewals and improvements are capitalized. When property, plant and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included as a component of non-operating income. Depreciation of property, plant and equipment is disclosed within cost of sales using the straight-line method for all assets with estimated lives as follows:

Freehold buildings	20-50 years
Leasehold improvements	Shorter of the assets estimated useful life, the length of the lease or 15 years
Equipment and vehicles	3 to 20 years

        Freehold land is not depreciated. Assets under construction are not depreciated until the facility is fully commissioned.

        Estimated useful lives are periodically reviewed and, when warranted, are updated.

        The Group expects to continue to exercise its lease renewal options at each location. As such, the timing of decommissioning and clean up of land and tanks on termination of leases are not estimable. The Group does not accrue liabilities for asset retirement obligations since the potential timing,

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2. Summary of Significant Accounting Policies (Continued)

quantum, and therefore present value, are not estimable and historically such costs have not been significant.

Goodwill

        Westway follows Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separate from goodwill. Furthermore, SFAS 142 requires that an entity assign its recorded goodwill to reporting units and test each reporting unit's goodwill and long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or goodwill may not be recoverable through operations.

Impairment of Long-Lived Assets and Goodwill

  Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). An impairment loss would be determined when estimated undiscounted future pre-tax cash flows from the use of the asset or group of assets are less than its carrying amount. In estimating future undiscounted cash flows, the Group uses historical cash flows, the expected growth rate of revenues and expenses, the effect of capital expenditures, the remaining useful life of the asset, holding periods, and future market and economic conditions. Measurement of an impairment loss is based on the excess of the carrying amount of the asset or group of assets over the long-lived asset fair value. Fair value is generally measured through internal analyses of present value techniques (or discounted cash flows) or external appraisals.

        There were no impairment losses incurred for any of the Group's long-lived assets for any of the years ended October 31, 2008, 2007 and 2006.

  Goodwill

        The Group conducts impairment tests on goodwill annually, as of August 1, or more frequently if circumstances indicate that the carrying amount of goodwill may not be recoverable. The Group uses present value and other valuation techniques to make this assessment. Impairment tests for goodwill include comparing the fair value of the respective reporting units, which are the Group's segments, with their carrying amount, including goodwill. Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step compares the carrying amount of a reporting unit, including goodwill, with its fair value. If the carrying amount of a reporting unit exceeds its fair value, a second step is completed to determine the amount of goodwill impairment loss to record. As noted above, the Group uses present value techniques (or discounted cash flows) to determine fair value. In the second step, an implied fair value of the reporting unit's goodwill is determined by allocating the fair value of

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2. Summary of Significant Accounting Policies (Continued)

the reporting unit to all of the assets and liabilities other than goodwill. The amount of impairment loss is equal to the excess of the carrying amount of the goodwill over the implied fair value of that goodwill.

        There were no impairment losses incurred for goodwill for any of the years ended October 31, 2008, 2007 and 2006.

Discontinued Operations

        Discontinued operations are reported when a component comprising operations and cash flows that can be clearly distinguished from the rest of the Group, have been disposed of or are classified as held for sale, operationally and for financial reporting purposes and when both of the following criteria are met (1) the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the Group as a result of the disposal transaction and (2) we will not have any significant continuing involvement in the operations of the component after the disposal transaction.

        There have been no instances of discontinued operations during the periods covered in these combined carve-out financial statements.

Fair Value of Financial Instruments

        The carrying value of accounts receivable and accounts payable and accrued liabilities approximates their fair values because of their short term to maturity. The fair value of the Group's other liabilities, recalculated at current interest rates, approximates their carrying value.

Pension Plans

        Westway accounts for the cost of its defined contribution pension obligations on an accrual basis in accordance with both SFAS 87, "Employers' Accounting for Pensions" ("SFAS 87") and SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Post Retirement Plans" ("SFAS 158"). Historically, employees of the group have participated in an ED&F Man group defined benefit pension plan for all U.S. domiciled employees of the Group. This plan was frozen to new members and further accrual of benefits from July 1, 2005 onwards. On completion of the proposed transaction both past and future liabilities arising under this defined benefit scheme will remain with ED&F Man.             Furthermore, no pension liability has been recorded as the pension obligation was never an obligation of Westway and will not be an obligation going forward.

        From July 1, 2005, employees of the Westway Group have accrued pension benefits under defined contribution schemes, the cost of which to Westway are included in the combined carve-out statements of income on an accruals basis in the amounts of $2.4 million, $2.1 million and $1.9 million for the years ended October 31, 2008, 2007 and 2006, respectively. The cost of accrued pension benefits under defined contribution schemes for the three months ended January 31, 2009 and 2008 was $0.6 million (unaudited) and $0.6 million (unaudited), respectively.

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2. Summary of Significant Accounting Policies (Continued)

Equity Compensation

        Employees of Westway participate in ED&F Man's share-based employee compensation plans, the financial effect of which is described in Note 10. The Group recognizes compensation expense related to these plans in accordance with SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"). The compensation expense for share-based awards is based on awards that are expected to vest and is reduced for estimated forfeitures. The Group has not granted stock options with market or performance conditions.

        As prescribed by SFAS 123(R), the Group uses the estimated fair value of the underlying stock to value stock awards with an exercise price of zero (stock award plans) and uses the Black Scholes model to value other share-based compensation plans.

        The Group recorded compensation expense related to share-based employee compensation plans of $940,000, $678,000 and $634,000 for the years ended October 31, 2008, 2007 and 2006, respectively, which is included in "selling, general and administrative expenses". The compensation expense related to share-based employee compensation plans for the three months ended January 31, 2009 and 2008 was $254,000 (unaudited) and $313,000 (unaudited), respectively.

Income Taxes

        The operations of the Group have historically been included in ED&F Man combined tax returns to the extent the income was earned by U.S. members of the ED&F Man combined group. Income taxes reflected in these combined carve-out financial statements have been calculated as if the Group were a separate taxable entity and consistent with the asset and liability method prescribed by SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax asset and liabilities are recognized for the future tax consequences attributed to differences between the financial statements and tax basis of existing assets and liabilities using enacted rates applicable to the periods in which the differences are expected to affect taxable income.

        Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The recoverability of these future tax deductions is evaluated by assessing the adequacy of future taxable income from all sources, including reversal of temporary differences and forecasted operating earnings. Income taxes have been provided for all items included in the combined carve-out statements of income regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. Current tax liabilities and receivables transferred to ED&F Man are included in "ED&F Man net invested capital".

        The Group has adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 requires companies to examine all tax positions taken. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, if it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

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2. Summary of Significant Accounting Policies (Continued)

        Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable tax authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination. As a result of the implementation of FIN 48, the Group performed a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48. As a result of the implementation of FIN 48 and ongoing reassessment, the Group recognized no adjustments to liabilities or net capital invested.

Foreign Currency Transactions

        The combined carve-out financial statements of the Group have been prepared in U.S. dollars ("dollars"), as the dollar is the Group's functional currency. Since the Group's operations are funded in U.S. dollars and a substantial portion of its costs is incurred in U.S. dollars, Management believes that the dollar is the primary currency of the economic environment in which the Group operates. Thus, the functional and reporting currency of the Group is the U.S. dollar.

        Transactions in foreign currencies are translated at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to dollars at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognized in the combined carve-out statements of income. Non-monetary assets and liabilities that are measured in terms of historical costs in a foreign currency are translated using the exchange rate at the date of the transaction.

        Assets and liabilities of foreign subsidiaries or affiliates are translated into dollars at exchange rates on the balance sheet date. Revenues and expenses are translated into dollars at rates approximating the foreign exchange rates ruling at the dates of the transactions. Exchange differences resulting from translation into dollars of equities and of intercompany loans of a permanent nature with respect to foreign subsidiaries are recorded within "ED&F Man net invested capital". Upon disposal or liquidation of a foreign entity, these cumulative translation adjustments are recognized as income or expense.

Comprehensive Income

        SFAS No. 130 ("SFAS 130"), "Reporting Comprehensive Income", requires that comprehensive income, which is the total of net income and all other non-owner changes in capital, be displayed in the financial statements. The components of the Group's comprehensive income as presented in the combined carve-out statements of changes in equity include net income and unrealized gains and losses from foreign currency translation. Unrealized gains and losses from foreign currency translation are not tax effected since these differences arise from translation of combined entities, which are considered permanent investments outside of the U.S.

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2. Summary of Significant Accounting Policies (Continued)

Segment Reporting

        The Group follows SFAS No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information". SFAS 131 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Group has determined that it has two reportable segments—Bulk Liquid Storage and Liquid Feed Supplements.

Commitments and Contingencies

        The Group leases land, office space and equipment under non-cancelable operating leases with various expiration dates. Westway is responsible for maintenance costs and property taxes on certain of the operating leases. Westway has not entered into any capital leases as defined by SFAS No. 13 ("SFAS 13"), "Accounting for Leases". Future minimum lease payments under non-cancelable operating leases as of October 31, 2008 are disclosed at Note 5.

Recent Accounting Pronouncements

        On December 4, 2007, the FASB issued SFAS No. 160 ("SFAS 160"), "Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51". This Statement changes the accounting and reporting for non-controlling interests in consolidated financial statements. A non-controlling interest, sometimes referred to as a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. Specifically, SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled, and presented in the consolidated balance sheet within equity, but separate from the parent's equity; (ii) the equity amount of consolidated net income attributable to the parent and to the non-controlling interest to be clearly identified and presented on the face of the consolidated income statement (consolidated net income and comprehensive income will be determined without deducting minority interest, however, earnings-per-share information will continue to be calculated on the basis of the net income attributable to the parent's shareholders); and (iii) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently and similarly—as equity transactions. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is not permitted. SFAS No. 160 is to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for its presentation and disclosure requirements, which are to be applied retrospectively for all periods presented. The Group does not anticipate that the adoption of this Statement will have a material effect on its combined carve-out financial statements.

        On April 25, 2008, the FASB issued FASB Staff Position FAS 142-3, "Determination of the Useful Life of Intangible Assets". This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets." This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Group does not anticipate that the

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2. Summary of Significant Accounting Policies (Continued)

adoption of this Staff Position will have a material effect on its combined carve-out financial statements.

        On May 9, 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". This Statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles, referred to in this note as GAAP, for non-governmental entities. Statement No. 162 establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Statement No. 162 is effective 60 days following the U.S. Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles", and is only effective for non-governmental entities. The Group does not expect the adoption of this Statement to have any effect on its combined carve-out financial statements.

        On October 10, 2008, the FASB issued FASB Staff Position FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active". This Staff Position provides guidance clarifying how SFAS No. 157, "Fair Value Measurements" should be applied when valuing securities in markets that are not active. This Staff Position applies the objectives and framework of SFAS No. 157 to determine the fair value of a financial asset in a market that is not active, and it reaffirms the notion of fair value as an exit price as of the measurement date. Among other things, the guidance also states that significant judgment is required in valuing financial assets. This Staff Position became effective upon issuance and did not have any material effect on the Group's combined carve-out financial statements.

3. Related-Party Transactions

        As a consequence of the ownership structure prior to the proposed transaction Westway has historically maintained a significant business relationship with ED&F Man. It is anticipated that this relationship will continue immediately following the proposed transaction, with Westway acting as preferred supplier of storage services to ED&F Man and ED&F Man acting as the sole provider of molasses requirements of the liquid feed supplements business. In addition, ED&F Man will provide transitional services to Westway for a minimum period of one year following the proposed transaction.

        During each of the financial periods presented, Westway provided storage of liquid products to ED&F Man. For the years ended October 31, 2008, 2007 and 2006 and for the three months ended January 31, 2009 and 2008, net revenues earned from ED&F Man by Westway were $14.1 million, $9.6 million, $9.0 million, $3.0 million (unaudited) and $4.1 million (unaudited), respectively, representing 17.7%, 13.8%, 14.8%, 17.8% (unaudited) and 20.8% (unaudited) of total bulk liquid storage net revenues, respectively.

        In addition, during each of the financial periods presented, Westway acquired molasses from ED&F Man for its liquid feed supplements business. For the years ended October 31, 2008, 2007 and 2006 and for the three months ended January 31, 2009 and 2008, the costs of purchases from ED&F were $71.8 million, $62.9 million, $79.5 million, $22.0 million (unaudited) and $16.8 million

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3. Related-Party Transactions (Continued)

(unaudited), respectively, representing 26.7%, 30.6%, 34.8%, 28.0% (unaudited) and 23.7% (unaudited) of total liquid supplements cost of sales, respectively. These costs are included in cost of sales in the combined carve-out statements of income.

        As a consequence of these relationships, the combined carve-out financial statements of Westway include amounts owing from ED&F Man and amounts payable to ED&F Man in respect of the bulk liquid storage and liquid feed supplements businesses as of October 31, 2008 and 2007 and January 31, 2009.

        For the years ended October 31, 2008, 2007 and for the three months ended January 31, 2009, accounts receivable by Westway from ED&F Man were $0.53 million, $0.27 million and $1.8 million (unaudited), respectively. For the same periods accounts payable by Westway to ED&F Man were $9.5 million, $11.3 million and $9.1 million (unaudited), respectively.

        Westway also incurs management charges in respect of directly attributable divisional and central ED&F Man corporate costs in each financial year. For the three months ended January 31, 2009 and 2008 and for the years ended October 31, 2008, 2007 and 2006 these management charges from ED&F Man were $0.2 million (unaudited) and $0.1 million (unaudited) and $4.8 million, $4.1 million and $3.8 million respectively. These charges are included in selling, general and administrative expenses in the combined carve-out statements of income.

4. Inventories

        A summary of inventories is as follows:

	As of January 31,	As of October 31,
	2009	2008	2007
	(unaudited)
Raw materials	$21,439	$19,916	$14,530
Finished goods	1,767	1,574	1,266

Total inventories	$23,206	$21,490	$15,796

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5. Property, plant & equipment

        Property, plant & equipment consists of the following:

	As of January 31,	As of October 31,
	2009	2008	2007
	(unaudited)
Freehold buildings	$14,891	$14,139	$15,039
Freehold land	8,479	9,125	7,364
Leasehold improvements	15,993	15,909	17,998
Assets under construction	22,278	21,123	1,844
Equipment & vehicles	213,672	209,203	225,875

Total	275,313	269,499	268,120
Less accumulated depreciation	(134,338)	(132,109)	(138,758)

Total property, plant and equipment, net	$140,975	$137,390	$129,362

        Depreciation expense for the three months ended January 31 2009 and 2008, the years ended October 31, 2008, 2007, and 2006 was $3.6 million (unaudited), $3.7 million (unaudited), $15.3 million, $15.1 million, and $14.5 million, respectively. These charges are included in cost of sales in the combined carve-out statements of income.

Lease Commitments

        Westway leases a significant proportion of its bulk liquid storage and liquid feed supplements processing facilities and accounts for its leases under the provisions of SFAS 13 and subsequent amendments, which require that all leases be evaluated and classified as operating or capital leases for financial reporting purposes. All of Westway's property leases are classified as operating leases pursuant to the requirements of SFAS 13. Typically, these leases are for between 8-30 years with renewal options available to Westway.

        Lease terms are calculated from the date Westway takes possession of the facility and include any periods of free or reduced rent if applicable, and any lease extensions that are available to the Group that are reasonably assured of being exercised. For leases that contain known rent escalations, Westway records the total rent payable during the lease term on a straight-line basis over the term of the lease. The difference between the minimum rents paid and the straight-line rent is recorded as deferred rent included in other accrued expenses in the combined carve-out balance sheets.

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5. Property, plant & equipment (Continued)

        Future minimum lease payments under non-cancelable operating leases as of October 31, 2008 are as follows:

Year ending October 31,
2009	$3,353
2010	3,088
2011	2,906
2012	2,630
2013	2,207
Thereafter	21,208

Total minimum lease payments	$35,392

        Total rental expense under operating leases amounted to $3.7 million, $3.9 million and $4.2 million for the years ended October 31, 2008, 2007 and 2006, respectively and $1.0 million (unaudited) and $1.1 million (unaudited) for the three months ended January 31, 2009 and 2008 respectively.

6. Goodwill

        The carrying amount of goodwill included in the combined carve-out balance sheet is as follows:

	As of January 31,	As of October 31,
	2009	2008	2007
	(unaudited)
Cost	$7,899	$7,899	$7,899
Accumulated amortization	(2,927)	(2,927)	(2,927)

Total Goodwill	$4,972	$4,972	$4,972

        The combined carve-out financial statements include goodwill arising on the following acquisitions:

Acquired business	Date of acquisitions	Consideration	Goodwill allocated to Westway
Molasses Liquid Products Division	May 30, 1997	53,100	7,899
Tate & Lyle Canada	March 20, 2003	17,600	—
Tate & Lyle Liquid Storage & Molasses	December 15, 2002	10,700	—

Molasses Liquid Products Division

        On May 30, 1997, ED&F Man acquired the Molasses Liquid Products Division (MLPD) from Cargill, an international provider of food, agricultural and risk management products and services, for a total of $53.1 million. The acquisition resulted in the addition to the ED&F Man group of the worldwide molasses trading and distribution businesses of Cargill. In the United Kingdom and the United States, the acquisition resulted in the addition of significant molasses trading businesses and provided additional leasehold storage capacity while further expanding the Group's liquid feed supplements business in the United States and providing a liquid products distribution business in Italy.

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6. Goodwill (Continued)

        For the purposes of these combined carve-out financial statements, the assets and acquired goodwill of the bulk liquid storage and liquid feed supplements businesses have been accounted for using the purchase method. Goodwill arising on the acquisition has been allocated to Westway based on the pro-rata fair values of Westway and ED&F Man on the date of acquisition.

        In accordance with SFAS 142, goodwill arising from business combinations was no longer amortized from October 31, 2002. After such date, the carrying value of goodwill is reviewed for impairment annually. No impairment has been necessary as of October 31, 2008 and 2007; unamortized goodwill was $5.0 million.

Tate and Lyle Acquisitions

        On March 20, 2003, ED&F Man acquired certain Canadian Operations of Tate & Lyle plc ("Tate & Lyle") and on December 15, 2002 acquired United Molasses, a molasses trading and storage business also previously owned by Tate & Lyle. These businesses were acquired for a total consideration of $28.3 million and consolidated the existing operations of the Westway Group in Western Canada as well as further expanding the liquid storage and molasses trading operations in the United States. For the purposes of these combined carve-out financial statements, only those assets and liabilities that relate directly to the Group have been included. Under the purchase method of accounting and based on the fair values of the businesses acquired, no goodwill was allocated to either of the acquired Tate & Lyle businesses.

7. Investments

        On January 17, 2000, Westway formed, without initial investment, Champion Liquid Feeds ("CLF"), a 50:50 joint venture with Ridley Agri-Products ("Ridley"), a dry feed distributor in Australia. Through its relationship with Ridley, CLF provides Westway with access to a manufacturer and distributor of liquid feed supplements in Australia, based out of its plant in southern Queensland. CLF recently commissioned two new liquid suspension plants in central Queensland and Victoria, which will provide the ability to supply a complete range of liquid feed supplements to Victoria, New South Wales and Queensland. Westway equity accounts for its share in CLF's income/(expense) before taxes, its share of taxes and any dividends received from CLF.

        Activity in the investment account is as follows:

		As of October, 31
	As of January 31, 2009
		2008	2007
	(unaudited)
At start of year	$2,916	$2,885	$1,070
Foreign exchange	(108)	(1,085)	329
Additions	—	1,290	1,419
(Expense)/income for the year	(29)	(174)	67

At end of year	$2,779	$2,916	$2,885

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

7. Investments (Continued)

(Expense)/Income from Investments

	Three months ended January 31,		Year ended October 31,
	2009	2008	2008	2008	2007
	(unaudited)	(unaudited)
Champion Liquid Feeds	$(29)	$(23)	$(174)	$67	$279

8. Sunnyside Joint Venture

        On December 29, 2006, Sunnyside Feed L.L.C ("Sunnyside") was established with the purposes of constructing and operating a liquid feed supplements facility in Mandan, North Dakota in order to serve local beef and dairy industries. Westway's 49% partner in Sunnyside is Sunnyside Properties LLC and Westway invested $1.3 million in Sunnyside. Consistent with its accounting policies, the Group consolidates 100% of the assets and liabilities of Sunnyside in the combined carve-out balance sheets as well as 100% of the income/(expense) from operations. Sunnyside Properties LLC's interest in the pre-tax income/(expense) and the net assets of Sunnyside are shown separately, as minority interest, in the combined carve-out statements of income and the combined carve-out balance sheets, respectively. The liquid feed supplements facility commenced production in March 2007.

9. Income Taxes

        Income taxes have been provided for all items included in the combined carve-out statements of income regardless of when such items were reported for tax purposes or when the taxes were actually paid or refunded. Current tax liabilities and receivables were transferred to ED&F Man and are included in "ED&F Man net invested capital".

        The provision for income taxes is comprised of the following:

	Year ended October 31,
	2008	2007	2006
Current tax expense	$11,254	$10,831	$7,358
Deferred tax expense/(benefit) from temporary differences	787	(1,594)	(2,538)

Total	$12,041	$9,237	$4,820

        Current tax expense (benefit) includes amounts applicable to U.S. federal income taxes of $7.4 million, $7.3 million, and $5.5 million in 2008, 2007, and 2006 respectively.

        Deferred income tax expense (benefit) related to U.S. federal income taxes was $0.8 million, $1.0 million, and $0.8 million in 2008, 2007, and 2006 respectively.

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

9. Income Taxes (Continued)

        The net deferred tax liability consists of the following deferred tax liabilities:

	As of October 31,
	2008	2007
Property and equipment	$22,112	$19,377
Goodwill	1,612	1,501
Other	619	630

Total deferred tax liabilities	24,343	21,508

Net operating loss carry forwards	—	—
Amounts not yet deductible for tax purposes	1,332	1,695
Other	233	163

Total deferred tax assets	1,565	1,858

Net deferred tax liabilities	$22,778	$19,650

        A reconciliation of the U.S. federal statutory income tax rate to actual income tax rate is as follows:

	Year ended October 31,
	2008	2007	2006
U.S. Federal statutory income tax rate	35.00%	35.00%	35.00%
Increase/(decrease) in rate resulting from:
State income tax, net of Federal benefit	4.00%	5.00%	5.00%
Income taxes outside the U.S.	(2.39)%	(3.46)%	(4.73)%
Reduction in U.S. rates on U.S. deferred tax	(4.08)%	—%	—%
Other	(1.56)%	(1.95)%	(3.79)%
Actual income tax rate	30.97%	34.59%	31.48%

        Deferred U.S. income taxes have not been recorded for temporary differences related to investments in certain foreign subsidiaries and corporate joint ventures. These temporary differences were approximately $21.5 million and $13.1 million as of October 31, 2008 and October 31, 2007, respectively and consisted primarily of undistributed earnings relating to the year ended October 31, 2003 onwards and that are considered permanently invested in operations outside the U.S. Determination of the deferred income tax liability on these unremitted earnings is not practicable because such liability, if any, is dependant on circumstances existing if and when remittance occurs.

10. Equity Compensation

Stock Award Plans

        As indicated in the Basis of Preparation, amounts in this note are presented in U.S. dollars, not in U.S. dollars in thousands. ED&F Man has two stock award plans: the ED&F Man Loyalty Plan (the "Loyalty Plan") and the Deferred Incentive Plan ("DIP"). The Group's stock award plans provide for the granting of options to purchase shares to officers and key employees for no consideration, with an exercise price of $0, on the date of grant and do not require shareholder approval. Awards granted

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

10. Equity Compensation (Continued)

under the Loyalty Plan vest over four years and lapse one year after vesting. Awards granted under the DIP vest on a pro-rata basis over two to four years and lapse 20 business days after vesting.

        These stock awards are valued at the fair market value of the underlying shares at the date of grant since there is no exercise price. Fair market value of the underlying ED&F Man stock is determined based on ED&F Man's management estimates through contemporaneous valuations. Treasury shares are used to satisfy stock award exercises. The fair market value at the time of grant, less an estimate for pre-vesting forfeitures, is amortized to expense over the period of vesting. Based on historical experience, the Group estimates pre-vesting forfeitures to be approximately 7% of the stock awards.

        The compensation cost charged against income for these plans was $940,000, $533,000, and $516,000 for years ended October 31, 2008, 2007 and 2006, respectively, and $254,000 (unaudited) and $235,000 (unaudited) for the three months ended January 31, 2009 and 2008, respectively. The associated total income tax benefit recognized in the income statement was $371,000, $213,000, and $206,000 for years ended October 31, 2008, 2007 and 2006, respectively, and $101,800 (unaudited) and $94,000 (unaudited) for the three months ended January 31, 2009 and 2008, respectively.

        The details of the stock award activity for the three years ended October 31, 2008 and for the three months ended January 31, 2009 (unaudited) are as follows:

Number of Stock Awards
Stock Awards outstanding as of November 1, 2005	1,324,440
Granted	234,433
Exercised	(466,922)
Cancellations/Forfeitures	—

Stock Awards outstanding as of October 31, 2006	1,091,951
Granted	135,583
Exercised	(274,611)
Cancellations/Forfeitures	—

Stock Awards outstanding as of October 31, 2007	952,923
Granted	521,861
Exercised	(309,762)
Cancellations/Forfeitures	—

Stock Awards outstanding as of October 31, 2008	1,165,022
Granted	673,772
Exercised	(29,012)
Cancellations/Forfeitures	—

Stock Awards outstanding as of January 31, 2009 (unaudited)	1,809,782

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

10. Equity Compensation (Continued)

        The details of outstanding, vested and exercisable shares at October 31, 2008 were as follows:

	Number of Stock Awards	Weighted Average remaining contractual Life (Years)	Aggregate Intrinsic Value
Stock Awards outstanding as of October 31, 2008	1,165,022	2.02	3,342
Stock Awards vested and expected to vest at October 31, 2008	1,083,470	2.02	3,108
Exercisable as of October 31, 2008	—	n/a	n/a

        The total intrinsic values of the stock awards exercised during the years ended October 31, 2008, 2007 and 2006 were $889,000, $762,000, and $1,114,000, respectively. The weighted-average grant date intrinsic value of stock awards granted during the years ended October 31, 2008, 2007 and 2006 are $2.87, $2.77 and $2.39 respectively. No cash was received from the exercise of these stock awards as the exercise price was $0 for these awards, as described above. The tax benefit recognized related to compensation expense for stock awards amounted to $152,000, $193,000 and $192,000 for the years ended October 31, 2008, 2007 and 2006, respectively. The actual tax benefit realized for the tax deductions from stock award exercises was $235,000, $185,000 and $109,000 for the years ended October 31, 2008, 2007 and 2006, respectively.

        The following table summarizes information about non-vested stock awards for the three years ended October 31, 2008 and the three months ended January 31, 2009 (unaudited):

	Number of Stock Awards	Weighted Average Grant Date Fair Value
Non vested stock awards as of November 1, 2005	1,082,165	$1.65
Granted	234,433	$2.39
Vested	(224,647)	$1.28
Forfeited	—	—

Non vested stock awards as of October 31, 2006	1,091,951	$1.88
Granted	135,583	$2.77
Vested	(274,611)	$1.48
Forfeited	—	—

Non vested stock awards as of October 31, 2007	952,923	$2.12
Granted	521,861	$2.87
Vested	(309,762)	$1.72
Forfeited	—	—

Non vested stock awards as of October 31, 2008	1,165,022	$2.56
Granted	673,772	$2.68
Vested	(29,012)	$2.39
Forfeited	—	—
Non vested stock awards as of January 31, 2009 (unaudited)	1,809,782	$2.61

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

10. Equity Compensation (Continued)

        As of October 31, 2008, there was approximately $1,281,000 of total unrecognized compensation cost related to non-vested stock awards which is expected to be recognized over a weighted-average period of 1.9 years. The total fair value of stock awards that vested during the years ended October 31, 2008, 2007 and 2006 was $889,000, $762,000 and $536,000, respectively.

        Total compensation expense recognized to date related to stock awards that vested during the years ended October 31, 2008, 2007, and 2006 amounted to $528,000, $411,000 and $293,000, respectively.

Employee Share Purchase Plan

        ED&F Man has an employee stock purchase plan ("ESPP") for eligible employees. The plan was created on February 27, 2002 and is administered by the ED&F Man Employee Trust (the "Trust"). Under this plan, for every one share in ED&F Man purchased in cash by eligible employees, employees receive two additional shares ("Additional Shares") and concurrently enter into a non recourse, interest free loan agreement with the Trust for the value of these additional two shares. The non-recourse employee loans are secured only by the stock and have no expiry date. For accounting purposes the non-recourse loans and shares together are valued as a stock option. The ESPP is therefore compensatory and in accordance with SFAS No. 123(R) the fair value of the ESPP awards is measured using the Black-Scholes option pricing model. As there is no requisite service period, the expense is recognized immediately. There were no awards under the ESPP in 2008 or during the three months ended January 2009.

        The following weighted-average assumptions were used to determine the fair value of the ESPP awards granted in 2008, 2007 and 2006:

	Year ended October 31,
	2008	2007	2006
Expected dividend yield	n/a	0%	0%
Expected volatility	n/a	6.13%	4.89%
Risk free interest rates	n/a	4.84%	4.57%
Expected term—options	n/a	4 years	4 years
Expected term ESPP	n/a	12 years	12 years

        The expected dividend yield was assumed to be 0% during the years ended October 31, 2007 and 2006 because ED&F Man did not pay, and Management did not expect to pay, a dividend. ED&F Man has an internal market for shares in which shares may only be exchanged at the "fair price" defined by the Articles of Association. ED&F Man has a history of trades at the defined price creating the internal market and therefore has determined this is an appropriate approximation of fair value. Expected volatility was derived from an analysis of the ED&F Man's defined fair price from the period of incorporation to the date of each reporting period. The weighted average risk-free rates are the average interest rates of U.S. Treasury yields that match the expected lives of the outstanding employee stock purchase plan on the dates of grant. The expected term represents the period over which the ESPP awards are expected to be outstanding based on historical data. In accordance with SFAS 123(R), the Group estimates pre-vesting forfeitures to be 0% for the ESPP awards granted during the years ended October 31, 2008, 2007 and 2006, based on historical experience.

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

10. Equity Compensation (Continued)

        The compensation cost that has been charged against income for the ESPP was $0, $144,000 and $118,000 for the years ended October 31, 2008, 2007 and 2006, respectively. No income tax benefit was recognized in the combined carve-out statements of income for the ESPP arrangements for any period.

        During the year ended October 31, 2008 no common stock (shares purchased by non recourse loans) were purchased. For the years ended October 31, 2007 and 2006, 117,568 and 117,050 shares, respectively, were purchased pursuant to the agreement with the Trust. The weighted average grant-date fair value of each designated share purchased under the ESPP was therefore $1.22 and $1.00 in the years ended October 31, 2007 and 2006, respectively.

        The following table summarizes information concerning outstanding and exercisable ESPP awards as of October 31, 2008:

ESPP Awards outstanding and exercisable
Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
19,404	N/A	1.28	$31,000
28,924	N/A	1.48	$40,000
48,402	N/A	1.72	$58,000
67,329	N/A	2.03	$56,000
117,050	N/A	2.39	$57,000
117,568	N/A	2.77	$11,000

398,677	N/A	2.24	$253,000

11. Concentration of Credit Risk

        Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Group's customer base, thus spreading the trade credit risk. As at October 31, 2008 and 2007, no single Group or customer represented more than 10% of total accounts receivable. The Group controls credit risk through credit limits and monitoring procedures. As at October 31, 2008, 2007 and January 31, 2009, the Group's accounts receivable balances were $39.7 million, $30.0 million and $44.5 million (unaudited), respectively. As at October 31, 2008 about 9.7% of these accounts were of foreign origin, predominantly European. Companies and government agencies in some European countries require longer payment terms as a part of doing business. This may subject the Group to a higher risk of non-collection. This risk is considered when the allowance for doubtful accounts is evaluated. The Group generally does not require collateral from its customers.

12. Commitments and Contingencies

  Legal Proceedings

        Westway is party to routine legal proceedings that arise in the ordinary course of business. With the following exception, Westway is not currently party to any legal or environmental claims that

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

12. Commitments and Contingencies (Continued)

Management consider would have a material adverse effect on the financial position of the Westway Group.

        The Group is currently involved in litigation with a third party in the United States regarding possible infringement of environmental laws in one state. This situation was unresolved as of January 31, 2009. Management continues to dispute the existence of legal liability for the claim but recognizes the potential costs involved in protracted litigation and the possibility that the claim may be awarded against the Group. On the closing of the proposed transaction, however, all liability for this claim will be assumed by ED&F Man, and therefore, the resolution of the claim will not have an effect on the Group's combined carve-out financial statements if the proposed transaction closes.

  Capital Commitments

        In the normal course of business, Westway makes certain investments in capital expenditure that result in significant financial commitment at the balance sheet date. As of October 31, 2008, 2007 and January 31, 2009, these commitments were $6.5 million, $6.6 million and $28.9 million (unaudited), respectively.

13. Segment Information

        Westway operates its business in two segments: bulk liquid storage business and liquid feed supplements. These businesses represent distinct businesses that are managed separately because of differing products and services. Each of these businesses has distinct operating, marketing and sales strategies and chief operating decision maker reviews the performance of these businesses based on these segments.

        These segments follow the accounting principles described in note 2.

        The information provided overleaf sets out certain elements of the combined carve-out statements of income and balance sheets required for a complete understanding of the Westway Group.

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

13. Segment Information (Continued)

Period Ended January 31, 2009 (unaudited)

	Bulk Liquid Storage			Liquid Feed Supplements
	USA	Rest of World	Total	USA	Rest of World	Total	Inter-segment Eliminations	Total
Revenues
Third parties	$10,147	$5,107	$15,254	$84,681	$2,317	$86,998	$—	$102,252
Related parties	1,175	1,837	3,012	—	—	—	—	3,012
Inter-segment	—	—	—	513	(513)	—	—	—

Total Revenues	11,322	6,944	18,266	85,194	1,804	86,998	—	105,264

Cost of sales	(4,707)	(1,471)	(6,178)	(54,175)	(1,585)	(55,760)	—	(61,938)
Related parties	—	—	—	(21,987)	(49)	(22,036)	—	(22,036)
Depreciation	(2,018)	(645)	(2,663)	(951)	(23)	(974)	—	(3,637)

Total Cost of Sales	(6,725)	(2,116)	(8,841)	(77,113)	(1,657)	(78,770)	—	(87,611)

Gross Profit	4,597	4,828	9,425	8,081	147	8,228	—	17,653
Selling, general & administrative expenses	1,628	2,221	3,849	3,609	134	3,743	—	7,592

Income from Operations	2,969	2,607	5,576	4,472	13	4,485	—	10,061
Expense from investments	—	—	—	—	(29)	(29)	—	(29)
Loss on disposals of plant, property & equipment	—	(3)	(3)	(1)	—	(1)	—	(4)

Total Non-Operating Expense	—	(3)	(3)	(1)	(29)	(30)	—	(33)

Income before Taxes	2,969	2,604	5,573	4,471	(16)	4,455	—	10,028

Income tax (expense)/income	(529)	(632)	(1,161)	(1,407)	4	(1,403)	—	(2,564)
Minority interest	—	—	—	(26)	—	(26)	—	(26)

Net Income	$2,440	$1,972	$4,412	$3,038	$(12)	$3,026	$—	$7,438

Capital expenditure	$4,662	$3,064	$7,726	$842	$25	$867	$—	$8,593

Plant, property & equipment—net	$80,605	$30,601	$111,206	$28,814	$955	$29,769	$—	$140,975

Goodwill	$—	$—	$—	$4,972	$—	$4,972	$—	$4,972

Total Assets	$85,998	$36,266	$122,264	$92,684	$5,877	$98,561	$—	$220,825

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

13. Segment Information (Continued)

Period Ended January 31, 2008 (unaudited)

	Bulk Liquid Storage			Liquid Feed Supplements
	USA	Rest of World	Total	USA	Rest of World	Total	Inter-segment Eliminations	Total
Revenues
Third parties	$10,029	$5,362	$15,391	$75,916	$2,587	$78,503	$—	$93,894
Related parties	1,565	2,482	4,047	—	—	—	—	4,047
Inter-segment	194	—	194	(194)	—	(194)	—	—

Total Revenues	11,788	7,844	19,632	75,722	2,587	78,309	—	97,941
Cost of sales	(5,512)	(1,411)	(6,923)	(51,194)	(1,950)	(53,144)	—	(60,067)
Related parties	—	—	—	(16,759)	—	(16,759)	—	(16,759)
Depreciation	(2,006)	(728)	(2,734)	(929)	(31)	(960)	—	(3,694)

Total Cost of Sales	(7,518)	(2,139)	(9,657)	(68,882)	(1,981)	(70,863)	—	(80,520)

Gross Profit	4,270	5,705	9,975	6,840	606	7,446	—	17,421
Selling, general & administrative expenses	1,962	2,970	4,932	3,751	164	3,915	—	8,847

Income from Operations	2,308	2,735	5,043	3,089	442	3,531	—	8,574
Income from investments	—	—	—	—	(23)	(23)	—	(23)
(Loss)/gain on disposals of plant, property & equipment	—	—	—	(2)	3	1	—	1

Total Non-Operating Expense	—	—	—	(2)	(20)	(22)	—	(22)

Income before taxes	2,308	2,735	5,043	3,087	422	3,509	—	8,552
Income tax expense	(740)	(695)	(1,435)	(1,457)	(54)	(1,511)	—	(2,946)
Minority interest	—	—	—	12	—	12	—	12

Net Income	$1,568	$2,040	$3,608	$1,642	$368	$2,010	$—	$5,618

Capital expenditure	$4,258	$2,611	$6,869	$1,054	$199	$1,253	$—	$8,122

Plant, property & equipment—net	$74,750	$29,021	$103,771	$27,708	$1,177	$28,885	$—	$132,656

Goodwill	$—	$—	$—	$4,972	$—	$4,972	$—	$4,972

Total Assets	$79,222	$36,375	$115,597	$85,100	$5,170	$90,270	$—	$205,867

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

13. Segment Information (Continued)

Year Ended October 31, 2008

	Bulk Liquid Storage			Liquid Feed Supplements
	USA	Rest of World(1)	Total(1)	USA	Rest of World	Total	Inter-segment Eliminations	Total(1)
Revenues
Third parties	$41,018	$24,625	$65,643	$282,760	$7,809	$290,569	$—	$356,212
Related parties	5,761	8,350	14,111	—	—	—	—	14,111
Inter-segment	895	23	918	100	—	100	(1,018)	—

Total Revenues	47,674	32,998	80,672	282,860	7,809	290,669	(1,018)	370,323
Cost of sales (restated)(1)	(18,015)	(5,583)	(23,598)	(184,827)	(6,883)	(191,710)	—	(215,308)
Related parties	—	—	—	(72,781)	—	(72,781)	1,018	(71,763)
Depreciation	(8,404)	(2,970)	(11,374)	(3,784)	(100)	(3,884)	—	(15,258)

Total Cost of Sales (restated)(1)	(26,419)	(8,553)	(34,972)	(261,392)	(6,983)	(268,375)	1,018	(302,329)

Gross Profit (restated)(1)	21,255	24,445	43,700	21,468	826	22,294	—	67,994
Selling, general & administrative expenses (restated)(1)	6,751	13,070	19,821	15,369	628	15,997	—	35,818

Income from Operations	14,504	11,375	25,879	6,099	198	6,297	—	32,176
Expense from investments	—	—	—	—	(174)	(174)	—	(174)
Gain/(loss) on disposals of plant, property & equipment	6,974	—	6,974	(102)	3	(99)	—	6,875

Total Non-Operating Income/(Expense)	6,974	—	6,974	(102)	(171)	(273)	—	6,701

Income before Taxes	21,478	11,375	32,853	5,997	27	6,024	—	38,877

Income tax expense	(6,562)	(2,948)	(9,510)	(2,513)	(18)	(2,531)	—	(12,041)
Minority interest	—	—	—	131	—	131	—	131

Net Income	$14,916	$8,427	$23,343	$3,615	$9	$3,624	$—	$26,967

Capital expenditure	$20,834	$8,658	$29,492	$5,254	$228	$5,482	$—	$34,974

Plant, property & equipment—net	$77,961	$29,484	$107,445	$28,952	$993	$29,945	$—	$137,390

Goodwill	$—	$—	$—	$4,972	$—	$4,972	$—	$4,972

Total Assets	$81,239	$34,441	$115,680	$90,553	$5,511	$96,064	$—	$211,744

(1)
Restated for reclassification of operating costs (see note 2).

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

13. Segment Information (Continued)

Year Ended October 31, 2007

	Bulk Liquid Storage			Liquid Feed Supplements
	USA	Rest of World	Total	USA(1)	Rest of World(1)	Total	Inter-segment Eliminations	Total
				(restated)	(restated)
Revenues
Third parties	$37,396	$22,624	$60,020	$216,810	$6,061	$222,871	$—	$282,891
Related parties	5,449	4,161	9,610	—	—	—	—	9,610
Inter-segment	823	—	823	690	—	690	(1,513)	—

Total Revenues	43,668	26,785	70,453	217,500	6,061	223,561	(1,513)	292,501
Cost of sales	(20,281)	(4,924)	(25,205)	(132,259)	(4,724)	(136,983)	—	(162,188)
Related parties	—	—	—	(64,341)	(26)	(64,367)	1,513	(62,854)
Depreciation	(7,810)	(2,961)	(10,771)	(4,207)	(99)	(4,306)	—	(15,077)

Total Cost of Sales	(28,091)	(7,885)	(35,976)	(200,807)	(4,849)	(205,656)	1,513	(240,119)

Gross Profit	15,577	18,900	34,477	16,693	1,212	17,905	—	52,382
Selling, general & administrative expenses	5,306	10,712	16,018	13,372	542	13,914	—	29,932

Income from Operations	10,271	8,188	18,459	3,321	670	3,991	—	22,450
Income from investments	—	—	—	—	67	67	—	67
(Loss)/gain on disposals of plant, property & equipment	(3)	(183)	(186)	4,449	(79)	4,370	—	4,184

Total Non-Operating (Expense)/Income	(3)	(183)	(186)	4,449	(12)	4,437	—	4,251

Income before taxes	10,268	8,005	18,273	7,770	658	8,428	—	26,701

Income tax expense	(3,902)	(2,107)	(6,009)	(3,214)	(14)	(3,228)	—	(9,237)
Minority interest	—	—	—	98	—	98	—	98

Net Income	$6,366	$5,898	$12,264	$4,654	$644	$5,298	$—	$17,562

Capital expenditure	$18,428	$4,547	$22,975	$5,886	$73	$5,959	$—	$28,934

Plant, property & equipment—net	$72,498	$24,551	$97,049	$27,585	$4,728	$32,313	$—	$129,362

Goodwill	$—	$—	$—	$4,972	$—	$4,972	$—	$4,972

Total Assets	$76,249	$32,077	$108,326	$72,881	$6,347	$79,228	$—	$187,554

(1)
Restated for reclassification of revenue between USA and Rest of World (see note 2).

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

13. Segment Information (Continued)

Year Ended October 31, 2006

	Bulk Liquid Storage			Liquid Feed Supplements
	USA	Rest of World	Total	USA	Rest of World	Total	Inter-segment Eliminations	Total
Revenues
Third parties	$35,508	$16,500	$52,008	$235,415	$5,936	$241,351	$—	$293,359
Related parties	5,190	3,851	9,041	—	—	—	—	9,041
Inter-segment	1,216	—	1,216	1,217	—	1,217	(2,433)	—

Total Revenues	41,914	20,351	62,265	236,632	5,936	242,568	(2,433)	302,400
Cost of sales	(20,230)	(5,280)	(25,510)	(138,195)	(4,195)	(142,390)	—	(167,900)
Related parties	—	—	—	(81,367)	(521)	(81,888)	2,433	(79,455)
Depreciation	(7,926)	(2,488)	(10,414)	(4,027)	(62)	(4,089)	—	(14,503)

Total Cost of Sales	(28,156)	(7,768)	(35,924)	(223,589)	(4,778)	(228,367)	2,433	(261,858)

Gross Profit	13,758	12,583	26,341	13,043	1,158	14,201	—	40,542
Selling, general & administrative expenses	4,348	9,551	13,899	12,362	486	12,848	—	26,747

Income from Operations	9,410	3,032	12,442	681	672	1,353	—	13,795
Income from investments	—	—	—	—	279	279	—	279
Gain/(loss) on disposals of plant, property & equipment	1,398	—	1,398	(160)	—	(160)	—	1,238

Total Non-Operating Income/(Expense)	1,398	—	1,398	(160)	279	119	—	1,517

Income before Taxes	10,808	3,032	13,840	521	951	1,472	—	15,312
Income tax (expense)/income	(3,325)	(1,114)	(4,439)	(478)	97	(381)	—	(4,820)
Minority interest	—	—	—	—	—	—	—	—

Net Income	$7,483	$1,918	$9,401	$43	$1,048	$1,091	$—	$10,492

Capital expenditure	$7,718	$3,999	$11,717	$7,378	$63	$7,441	$—	$19,158

        The following table presents revenue attributable to individual countries that represent at least 10% of total revenue based on each principal place of business for the years indicated:

	Period ended January 31,		Year ended October 31,
	2009	2008	2008	2007	2006
	(unaudited)	(unaudited)
United States	$96,516	$87,510	$329,539	$259,655	$276,113
Rest of the World	8,748	10,431	40,784	32,846	26,287

Total	$105,264	$97,941	$370,323	$292,501	$302,400

WESTWAY

Notes to Combined Carve-Out Financial Statements (Continued)

US Dollars in Thousands

14. Subsequent Events

        On November 1, 2008, Westway agreed with the Port of Gray's Harbor, WA, to build a new storage facility which will provide 13.4 million gallons of incremental storage capacity by 2010.

        On November 25, 2008, ED&F Man agreed to sell its 51% majority shareholding in Westway to Shermen WSC Acquisition Corp., subject to approval of Shermen's stockholders.

15. Financial Guarantees

        The Group has historically received funding from ED&F Man together with cash from operating activities to provide sources of liquidity for the Group. Until February 2008, Westway Feed Products, Inc. and Westway Terminal Co. Inc., together with other major subsidiaries of ED&F Man, guaranteed ED&F Man's bank facilities. Since February 2008, ED&F Man Holdings Limited has acted as the sole guarantor of any bank facilities for ED&F Man.

52,614,286 Shares of Class A Common Stock

PROSPECTUS

, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The estimated expenses payable by us in connection with the issuance and distribution described in this post-effective amendment no. 2 to Form S-1 will be as follows:

SEC registration fee	$14,777	*
Accounting fees and expenses	$25,000
Printing and engraving expenses	$40,000
Legal fees and expenses	$75,000
Miscellaneous	$10,000

Total	$164,777

    *
    Previously paid

Item 14.    Indemnification of Officers and Directors

        Section 102 of the Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's amended and restated certificate of incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of the Company's amended and restated certificate of incorporation providing for the foregoing indemnification by the stockholders of the Company will not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        The Company's amended and restated certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the amended and restated certificate of incorporation will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the amended and restated certificate of incorporation.

Item 15.    Recent Sales of Unregistered Securities

        At the closing of the business combination, the Company issued in the name of Holdings 12.6 million newly-issued shares of Class B common stock, par value $0.0001 per share, of the Company. These shares were issued in a private placement not involving a public offering under the Securities Act. The Company has not engaged in general solicitation or advertising with regard to the issuance of shares of its Class B common stock and has not offered securities to the public in connection with the issuance.

        At the closing of the business combination, the Company issued in the name of Holdings 30.9 million newly-issued shares of Series A Preferred Stock. These shares were issued in a private placement not involving a public offering under the Securities Act. The Company has not engaged in general solicitation or advertising with regard to the issuance of shares of the Series A Preferred Stock and has not offered securities to the public in connection with the issuance.

        At the closing of the business combination, the Company delivered to Continental Stock Transfer & Trust Company, as escrow agent, for deposit into an escrow account 12.2 million of the 30.9 million shares of Series A Preferred Stock issued to Holdings as partial consideration for the business combination, pursuant to a stock escrow agreement dated May 28, 2009, among the Company, ED&F Man, our sponsor and Continental Stock Transfer & Trust Company, as escrow agent, which agreement is filed as an exhibit to this post-effective amendment no. 2 to Form S-1.

        On May 29, 2009, the board of directors of the Company approved the issuance to Lazard Capital Markets LLC of 100,000 newly issued shares of the Company's Class A common stock. These shares will be issued in a private placement not involving a public offering under the Securities Act. The Company has not engaged in general solicitation or advertising with regard to the issuance of shares of the Series A Preferred Stock and has not offered securities to the public in connection with the issuance.

Item 16.    Exhibits

        The exhibits listed on the Exhibit Index of this post-effective amendment no. 2 to Form S-1 are filed herewith or are incorporated herein by reference to other filings.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (5)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  (7)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment no. 2 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana, on August 4, 2009.

WESTWAY GROUP, INC.
By:	/s/ PETER J.M. HARDING
	Name:	Peter J.M. Harding
	Title:	Chief Executive Officer
By:	/s/ THOMAS MASILLA
	Name:	Thomas Masilla
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 2 to Form S-1 has been signed by the following persons in the capacities indicated on August 4, 2009.

Name	Title

/s/ PETER J.M. HARDING Peter J.M. Harding	Chief Executive Officer and Director (Principal Executive Officer)
/s/ THOMAS MASILLA Thomas Masilla	Chief Financial Officer (Principal Financial and Accounting Officer)
* Francis P. Jenkins, Jr.	Chairman of the Board of Directors
* Gregory F. Holt	Director
* Philip A. Howell	Director
* James B. Jenkins	Director

Name	Title

* G. Kenneth Moshenek	Director
* John E. Toffolon, Jr.	Director

*By:	/s/ THOMAS MASILLA Thomas Masilla Attorney- in- fact

EXHIBIT INDEX

Exhibit Number		Exhibit Title
2.1		Amended and Restated Transaction Agreement, dated May 1, 2009, among Westway Group, Inc. (formerly known as Shermen WSC Acquisition Corp.), Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc. (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)
3.1
Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 28, 2009 (incorporated by reference to Exhibit B to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)
3.2		Amended and Restated By-laws (incorporated by reference to Exhibit M to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)
4.1	*	Specimen Class A Common Stock Certificate
4.2
Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-1 filed with the SEC on May 5, 2006, and subsequently amended on May 9, 2006, June 21, 2006, August 7, 2006, September 14, 2006, October 17, 2006, October 25, 2006, March 7, 2007, April 4, 2007, April 20, 2007, May 7, 2007 and May 17, 2007)
4.3
Specimen Founder Warrant Certificate (incorporated by reference to Exhibit 4.4 of the Company's Registration Statement on Form S-1 filed with the SEC on May 5, 2006, and subsequently amended on May 9, 2006, June 21, 2006, August 7, 2006, September 14, 2006, October 17, 2006, October 25, 2006, March 7, 2007, April 4, 2007, April 20, 2007, May 7, 2007 and May 17, 2007)
4.4
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.5 of the Company's Registration Statement on Form S-1 filed with the SEC on May 5, 2006, and subsequently amended on May 9, 2006, June 21, 2006, August 7, 2006, September 14, 2006, October 17, 2006, October 25, 2006, March 7, 2007, April 4, 2007, April 20, 2007, May 7, 2007 and May 17, 2007)
4.5
Form of Founder Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.6 of the Company's Registration Statement on Form S-1 filed with the SEC on May 5, 2006, and subsequently amended on May 9, 2006, June 21, 2006, August 7, 2006, September 14, 2006, October 17, 2006, October 25, 2006, March 7, 2007, April 4, 2007, April 20, 2007, May 7, 2007 and May 17, 2007)
5.1
Opinion of Dechert LLP (incorporated by reference to Exhibit 4.6 of the Company's Registration Statement on Form S-1 filed with the SEC on May 5, 2006, and subsequently amended on May 9, 2006, June 21, 2006, August 7, 2006, September 14, 2006, October 17, 2006, October 25, 2006, March 7, 2007, April 4, 2007, April 20, 2007, May 7, 2007 and May 17, 2007)
10.1
Stock Escrow Agreement, dated May 28, 2009, among Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Corporation, Shermen WSC Holding LLC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit F to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)

Exhibit Number		Exhibit Title
10.2		Stockholder's Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and Westway Holdings Corporation (incorporated by reference to Exhibit H to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)
10.3
Registration Rights Agreement, dated May 28, 2009, among Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Corporation and certain employees of ED&F Man Holdings Limited or one or more of its affiliates (incorporated by reference to Exhibit D to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)
10.4	†
Molasses Supply Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit A to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on January 20, 2009)
10.5	†
Storage Strategic Alliance Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit I to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on January 20, 2009)
10.6
Shared Services Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.) and ED&F Man Holdings Limited (incorporated by reference to Exhibit E to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on May 8, 2009)
10.7
Letter Agreement, dated May 26, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Shermen WSC Holding LLC, Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc. (incorporated by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K filed with the SEC on June 2, 2009)
10.8
Facility Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), Westway Holdings Netherlands BV and ED&F Man Treasury Management PLC (incorporated by reference to Exhibit 10.8 of the Company's Current Report on Form 8-K filed with the SEC on June 2, 2009)
10.9
Letter Agreement, dated May 28, 2009, between Westway Group, Inc. (formerly Shermen WSC Acquisition Corp.), and ED&F Man Treasury Management plc (incorporated by reference to Exhibit 10.9 of the Company's Current Report on Form 8-K filed with the SEC on June 2, 2009)
23.1		Consent of Rothstein, Kass & Company, P.C.
23.2		Consent of Ernst & Young LLP
23.3		Consent of Dechert LLP (included in Exhibit 5.1)
24.1	*	Powers of Attorney (included on the signature page to the Company's post-effective amendment no. 1 to Form S-1 filed with the SEC on July 2, 2009)

†
Portions of such exhibit have been omitted pursuant to a separate confidential treatment request and such information has been filed separately with the SEC.

*
Filed previously